UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

G&K Services, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

Class A Common stock, par value $0.50 per share.
	(2)	Aggregate number of securities to which transaction applies:

The maximum number of shares of common stock to which this transaction applies is estimated to be 20,429,525, which consists of: (A) 19,719,454 shares of common stock issued and outstanding (including restricted shares that may be subject to vesting, repurchase or other lapse restrictions) as of September 9, 2016, (B) 699,113 shares of common stock issuable upon exercise of options to purchase shares of common stock outstanding as of September 9, 2016, and (C) 10,958 shares of common stock subject to time-based restricted stock unit awards outstanding as of September 9, 2016.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (A) the product of 19,719,454 shares of common stock issued and outstanding (including restricted shares that may be subject to vesting, repurchase or other lapse restrictions) as of September 9, 2016 and the baseline per share merger consideration of $97.50, (B) the product of (i) 699,113 shares of common stock issuable upon exercise of options to purchase shares of common stock outstanding as of September 9, 2016 and (ii) the difference between $97.50 and the weighted average exercise price of such options of $43.02, and (C) the product of (i) 10,958 shares of common stock subject to time-based restricted stock unit awards outstanding as of September 9, 2016 and (ii) $97.50.

	(4)	Proposed maximum aggregate value of transaction:

$1,961,802,846.24.
	(5)	Total fee paid:

$197,553.55.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

Dear Shareholder:

You are cordially invited to attend the annual meeting of the shareholders of G&K Services, Inc., a Minnesota corporation (“G&K,” the “Company,” “we,” “our” or “us”), which will be held at 5995 Opus Parkway, Minnetonka, Minnesota 55343, on [            ], at [            ], local time (such meeting, including any adjournment or postponement thereof, the “annual meeting”).

As the Company previously announced, the Company, Cintas Corporation, a Washington corporation (“Cintas”), and Bravo Merger Sub, Inc., a Minnesota corporation and a wholly owned subsidiary of Cintas (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of August 15, 2016 (such agreement, as it may be amended from time to time, is referred to as the “merger agreement”), pursuant to which, subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into the Company (the “Merger”). As a result of the Merger, Merger Sub will cease to exist and the Company will survive as a wholly owned subsidiary of Cintas. If the Merger is completed, at the effective time, each share of Class A common stock issued and outstanding immediately prior to the effective time of the Merger (other than dissenting shares and shares owned by the Company, Cintas or any of their respective subsidiaries) will be cancelled and converted into the right to receive $97.50 per share in cash, without interest, and subject to any applicable withholding taxes.

The Company’s Board of Directors (the “Company Board” or “our board”) (i) unanimously (of those present) approved the merger agreement and the transactions contemplated thereby, including the Merger and (ii) unanimously recommends that the Company’s shareholders approve the merger agreement, including the Merger.

The annual meeting will be held for the following purposes:

1. to approve the merger agreement;

2. to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger, the value of which is disclosed in the table in the section of the enclosed proxy statement entitled “The Merger (Proposal 1) — Interests of the Company’s Directors and Executive Officers in the Merger”;

3. to approve the adjournment of the annual meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve the proposal to approve the merger agreement or in the absence of a quorum;

4. to elect the three Class III directors named in the attached proxy statement to serve for terms of three years;

5. to ratify the appointment of KPMG LLP, independent registered public accounting firm, as our independent auditors for fiscal year 2017; and

6. to approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers.

At the annual meeting we will also transact any other business that may properly come before the annual meeting and any adjournment or postponement thereof.

The Company Board recommends that the shareholders of the Company vote “FOR” each of the proposals listed above and described in more detail in the accompanying proxy statement.

The enclosed proxy statement provides specific information concerning the annual meeting and the parties involved, including a description of the merger agreement, the Merger and the compensation that may be paid or become payable to the named executive officers of the Company in connection with the Merger. A copy of the merger agreement is also attached as Annex A to the proxy statement. We urge you to read the entire proxy statement carefully, including its annexes and the documents incorporated by reference in the proxy statement, as it sets forth the details of the proposals to be voted upon at the annual meeting, including the merger agreement and other important information related to the Merger. In addition, you may obtain information about us from documents filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Your vote is very important. The Merger cannot be completed unless holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting vote in favor of the proposal to approve the merger agreement. A failure to vote your shares of common stock on the proposal to approve the merger agreement will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, D.F. King & Co., Inc., at (888) 605-1956 (toll free) or (212) 269-5550 (call collect).

Thank you for your continued support.

Sincerely,

Douglas A. Milroy

Chairman & Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger, the merger agreement or the other transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [                    ], 2016 and is first being mailed to shareholders on or about [                    ], 2016.

G&K SERVICES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

[                    ], 2016

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of G&K Services, Inc., a Minnesota corporation (“G&K,” the “Company,” “we,” “our” or “us”), will be held at 5995 Opus Parkway, Minnetonka, Minnesota 55343, on [        ], at [        ], local time (such meeting, including any adjournment or postponement thereof, the “annual meeting”), to consider and vote upon the following proposals:

1. to approve the Agreement and Plan of Merger, dated as of August 15, 2016, by and among the Company, Cintas Corporation, a Washington corporation (“Cintas”), and Bravo Merger Sub, Inc., a Minnesota corporation and a wholly owned subsidiary of Cintas (“Merger Sub”) (such agreement, as it may be amended from time to time, is referred to as the “merger agreement”), pursuant to which, subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into the Company (the “Merger”);

2. to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger, the value of which is disclosed in the table in the section of the attached proxy statement entitled “The Merger (Proposal 1) — Interests of the Company’s Directors and Executive Officers in the Merger”;

3. to approve the adjournment of the annual meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve the proposal to approve the merger agreement or in the absence of a quorum;

4. to elect the three Class III directors named in the attached proxy statement to serve for terms of three years;

5. to ratify the appointment of KPMG LLP, independent registered public accounting firm, as our independent auditors for fiscal year 2017; and

6. to approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers.

At the annual meeting, we will also transact any other business that may properly come before the annual meeting and any adjournment or postponement thereof.

The holders of record of our Class A common stock, par value $0.50 per share (“common stock”), at the close of business on [                    ], 2016 (the “record date”), are entitled to notice of and to vote at the annual meeting. Attendance at the annual meeting will be limited to G&K shareholders as of the close of business on the record date or their authorized representatives, as more fully described under the section entitled “The Annual Meeting — Date, Time and Place of the Annual Meeting.”

The Company Board has approved the merger agreement, the Merger and the other transactions contemplated by the merger agreement.

The Company Board recommends that the shareholders of the Company vote “FOR” each of the proposals listed above and described in more detail in the accompanying proxy statement.

If you hold your shares of record (i.e., your name appears on the registered books of the Company), we request that you vote your shares by proxy, even if you plan to attend the annual meeting in person. To vote your shares by proxy, you should complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope or submit your proxy by either telephone or on the Internet by following the instructions on the enclosed proxy card, thereby ensuring that your shares of common stock will be represented at the annual meeting if you are unable to attend. In-person attendance at the annual meeting does not by itself constitute a vote.

Shareholders who do not vote in favor of the proposal to approve the merger agreement will have the right to assert dissenters’ rights if they deliver a demand for dissenters’ rights before the vote is taken on the merger agreement and comply with all the requirements of Minnesota law, which is summarized herein and reproduced in its entirety in Annex C to the accompanying proxy statement. See the section entitled “Dissenters’ Rights.”

You may revoke your proxy at any time before the vote at the annual meeting by following the procedures outlined in the accompanying proxy statement.

Your vote is very important. The Merger cannot be completed unless holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting vote in favor of the proposal to approve the merger agreement. Such approval is a condition to the completion of the Merger. A failure to vote your shares of common stock on the proposal to approve the merger agreement will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Before voting your shares, we urge you to read the entire proxy statement carefully, including its annexes and the documents incorporated by reference herein.

By order of the Board of Directors

G&K Services, Inc.

Jeffrey L. Cotter

Vice President, General Counsel and Corporate Secretary

[                    ], 2016

i

SUMMARY

This summary highlights selected information contained in this proxy statement, including with respect to the merger agreement and the Merger. We encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement, as this summary may not contain all of the information that may be important to you in determining how to vote. We have included page references to direct you to a more complete description of the topics presented in this summary. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions under the section entitled “Where You Can Find Additional Information.”

The Companies (page 21)

G&K Services, Inc.

G&K Services, Inc., referred to as “G&K,” the “Company,” “we,” “our” or “us,” is a service-focused market leader of branded uniform and facility services programs in the United States and Canada. Headquartered in Minnetonka, Minnesota, G&K has 8,000 employees serving approximately 170,000 customer locations from 165 facilities in North America. G&K is a publicly held company traded over the NASDAQ Global Select Market under the symbol “GK” and is a component of the Standard & Poor’s SmallCap 600 Index. G&K’s principal executive offices are located at 5995 Opus Parkway, Suite 500, Minnetonka, Minnesota 55343, and its telephone number is (952) 912-5500.

Additional information about G&K is contained in its public filings, which are incorporated by reference herein. See the sections entitled “Where You Can Find Additional Information” and “The Companies — G&K Services, Inc.”

Cintas Corporation

Cintas Corporation, referred to as “Cintas,” is a Washington corporation, that helps more than 900,000 businesses of all types and sizes, primarily in North America, as well as Latin America, Europe and Asia, get Ready™ to open their doors with confidence every day by providing a wide range of products and services that enhance its customers’ image and help keep their facilities and employees clean, safe and looking their best. With products and services including uniforms, floor care, restroom supplies, first aid and safety products, fire extinguishers and testing, and safety and compliance training, Cintas helps customers get Ready for the Workday™. Headquartered in Cincinnati, Ohio, Cintas is a publicly held company traded over the NASDAQ Global Select Market under the symbol “CTAS” and is a component of the Standard & Poor’s 500 Index. Cintas’ principal executive offices are located at 6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio 45262-5737, and its telephone number is (513) 459-1200. See the section entitled “The Companies — Cintas Corporation.”

Bravo Merger Sub, Inc.

Bravo Merger Sub, Inc., referred to as “Merger Sub,” is a Minnesota corporation and a wholly owned subsidiary of Cintas that was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Merger Sub’s principal executive offices are located at 6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio 45262-5737, and its telephone number is (513) 459-1200. See the section entitled “The Companies — Bravo Merger Sub, Inc.”

The Merger (page 28)

You will be asked to consider and vote upon the proposal to approve the Agreement and Plan of Merger, dated as of August 15, 2016, by and among the Company, Cintas and Merger Sub, which, as it may be amended from time to time, is referred to in this proxy statement as the “merger agreement.” A copy of the merger agreement is attached as Annex A. The merger agreement provides, among other things, that at the effective time of the Merger (the “effective time”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger (the “surviving corporation”) as a wholly owned subsidiary of Cintas. Upon completion of the Merger, the Company will thereby become a wholly owned subsidiary of Cintas, G&K common stock will no longer be publicly traded and the Company’s existing shareholders will cease to have any ownership interest in the Company. Instead, at the effective time, each share of Class A common stock, par value $0.50 per share, of the Company (referred to in this proxy statement as “common stock,” “G&K common stock” or “Company common stock”), issued and outstanding immediately prior to the effective time (other than shares for which the holders thereof have properly perfected dissenters’ rights with respect to such shares under Minnesota law (such shares, “dissenting shares”) and shares held by the Company or any direct or indirect wholly owned subsidiary of the Company, Cintas, Merger Sub or any other direct or indirect wholly owned subsidiary of Cintas (the “cancelled shares” and, together with the dissenting shares, the “excluded shares”)) will be converted into the right to receive the merger consideration.

The Merger Consideration (page 28)

The merger consideration will be $97.50 per share in cash, without interest, and subject to any applicable withholding taxes (referred to in this proxy statement as the “merger consideration”).

Treatment of Stock Plans (page 59)

Company Options. Except as provided below, upon the terms and subject to the conditions set forth in the merger agreement: (i) the vesting of each company option that remains outstanding as of immediately prior to the effective time shall be accelerated in full immediately prior to the effective time, (ii) each company option that remains outstanding as of immediately prior to the effective time shall be cancelled and terminated as of the effective time, and (iii) each holder of each such company option shall cease to have any rights with respect thereto, except the right to be paid an amount in cash (without interest) equal to the product of (x) the total number of shares previously subject to such company option and (y) the excess, if any, of the merger consideration over the exercise price per share of such company option, less any required withholding taxes. Each company option that is granted after December 31, 2016 to a person other than Douglas A. Milroy or any employee covered by the company’s Executive Severance and Change in Control Policy that provides for pro-rata vesting upon the effective time will vest pro-rata in accordance with its terms (and not in accordance with clause (i) above), will result in the unvested portion being forfeited upon the effective time, and will result in the payment described in clause (iii) above being made only with respect to the vested portion of such company option. Any company option with an exercise price equal to, or in excess of, the per share merger consideration will be cancelled at the effective time for no consideration. For further description of the treatment of Company options under the merger agreement, see the section entitled “The Merger Agreement — Treatment of Company Equity Awards; Stock Purchase Program — Company Options.”

Restricted Stock. Except as provided below, upon the terms and subject to the conditions set forth in the merger agreement, each award of restricted stock that is outstanding immediately prior to the effective time and not or no longer subject to performance based vesting conditions will become vested and no longer subject to restrictions immediately prior to the effective time, and each award of restricted stock subject to performance-based vesting conditions that have not been satisfied, if any, will become vested as of immediately prior to the effective time, with respect to the number of shares of restricted stock determined as if the applicable performance goals had been achieved at the target level of performance at the end of the applicable performance period. Such vested and unrestricted shares shall be treated in the same manner as company shares generally in the merger, except that the merger consideration paid to the holder shall be reduced by any required withholding taxes. Each award of restricted stock that is granted after December 31, 2016 to a person other than Douglas A.

Milroy or any employee covered by the company’s Executive Severance and Change in Control Policy that provides for pro-rata vesting upon the effective time will vest pro-rata in accordance with its terms (instead of vesting as provided above) and will result in the unvested portion being forfeited as of the effective time for no consideration. Promptly following the effective time, any cash dividends previously paid by the Company with respect to restricted stock and held as of the effective time by the Company or its designated agent shall be distributed by the Company to the holder of such restricted stock, to the extent such restricted stock has become vested as described above. For further description of the treatment of Company restricted stock under the merger agreement, see the section entitled “The Merger Agreement — Treatment of Company Equity Awards; Stock Purchase Program — Restricted Stock.”

Other Awards. Except as provided below, each award of a right under any stock plan (other than awards of company options or restricted stock, the treatment of which is specified above) entitling the holder thereof to shares or cash equal to or based on the value of shares (a “share unit”) that is outstanding or payable as of the effective time shall be cancelled and terminated as of the effective time and each share unit holder shall cease to have any rights with respect thereto, except the right to be paid an amount in cash (without interest) equal to the product of (i) the total number of shares underlying such share units (or, if subject to performance-based vesting, the number of shares at the target level of performance) and (ii) the per share merger consideration, less any required withholding taxes. Each share unit that is granted after December 31, 2016 to a person other than Douglas A. Milroy or any employee covered by the company’s Executive Severance and Change in Control Policy that provides for pro-rata vesting upon the effective time will be treated as described in the foregoing except that the cash payment amount to be paid to each such holder will be calculated based on the number of shares underlying the pro-rata vested share units (instead of the total number of shares as provided in clause (i) above) and will result in the unvested portion of the share units being forfeited for no consideration. For further description of the treatment of other awards under the merger agreement, see the section entitled “The Merger Agreement — Treatment of Company Equity Awards; Stock Purchase Program — Other Awards.”

Conditions to Completion of the Merger (page 73)

Each party’s obligation to consummate the Merger is subject to the satisfaction or waiver (in writing) of the following conditions:

•	the approval of the merger agreement by the holders of a majority of the Company’s outstanding shares of common stock entitled to vote thereon (the “requisite company vote”);

•	expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and obtaining Competition Act Approval (as defined below) from the Canadian Commissioner of Competition (“Competition Commissioner”) pursuant to the Canadian Competition Act (the “Competition Act (Canada)”); and

•	the absence of any court or government order enjoining or otherwise prohibiting the consummation of the Merger.

The respective obligations of Cintas and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (in writing) of the following additional conditions:

•	the accuracy of the representations and warranties of the Company as of August 15, 2016 and as of and as though made on the closing date of the Merger (the “closing date”) (except for any such representations and warranties made as of a particular date or period, which representations and warranties must be true and correct only as of that date or period), subject to a “material adverse effect” or other materiality standard provided in the merger agreement;

•	the Company having performed and complied in all material respects all obligations required by the merger agreement to be performed by it prior to the closing date;

•	Cintas’ receipt of a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that each of the conditions described in the two preceding bullet points has been satisfied; and

•	the absence, since August 15, 2016, of any event or circumstances which has or could reasonably be expected to have a “material adverse effect” as defined in the merger agreement.

The obligation of the Company to consummate the Merger is subject to the satisfaction or waiver (in writing) of the following additional conditions:

•	the accuracy of the representations and warranties of Cintas and Merger Sub as of August 15, 2016 and as of and as though made on the closing date (except for any such representations and warranties made as of a particular date or period, which representations and warranties must be true and correct only as of that date or period), subject to a “material adverse effect” or other materiality standard provided in the merger agreement;

•	each of Cintas and Merger Sub having performed in all material respects all obligations required by the merger agreement to be performed by it prior to the closing date; and

•	the Company’s receipt of a certificate signed on behalf of Cintas by a senior executive officer of Cintas to the effect that each of the conditions described in the two preceding bullet points has been satisfied.

When the Merger Becomes Effective (page 57)

The completion of the Merger is subject to the adoption of the merger agreement by the requisite company vote of the Company’s shareholders and the satisfaction of the other closing conditions.

As of the date of this proxy statement, we expect to consummate the Merger within the next three to five months. The Merger is subject to various regulatory clearances and approvals and other conditions, and it is possible that factors outside the control of G&K or Cintas could result in the Merger being completed at a later time, or not at all. There may be a substantial amount of time between the annual meeting and the consummation of the Merger.

Recommendation of the Company Board (page 35)

After careful consideration, the Company Board approved the merger agreement, the Merger and the other transactions contemplated by the merger agreement. The Company Board recommends that G&K shareholders vote “FOR” the proposal to approve the merger agreement at the annual meeting.

Reasons for the Merger (page 35)

For a description of the reasons considered by the Company Board in deciding to recommend adoption of the merger agreement, see the sections entitled “The Merger (Proposal 1) — Reasons for Recommending the Approval of the Merger Agreement.”

Opinion of BofA Merrill Lynch (page 40)

In connection with the Merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), G&K’s financial advisor, delivered to the Company Board a written opinion, dated August 15, 2016, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of G&K common stock. The full text of the written opinion, dated August 15, 2016, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this document and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to the Company Board (in its capacity as such) for the benefit and use of the Company Board in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the Merger and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to G&K or in which G&K might engage or as to the underlying business decision of G&K to proceed with or effect the Merger. BofA Merrill Lynch’s opinion does not address any other aspect of the Merger and does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed Merger or any related matter.

Interests of the Company’s Directors and Executive Officers in the Merger (page 46)

In considering the recommendation of the Company Board with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company’s shareholders generally. Interests of officers and directors that may be different from, or in addition to, the interests of the Company’s shareholders include, among others, treatment of the outstanding Company equity awards pursuant to the merger agreement, potential severance and retention benefits and other payments and rights to ongoing indemnification and insurance coverage. The Company Board was aware of these different or additional interests and considered such interests along with other matters in approving the merger agreement and the transactions contemplated thereby, including the Merger. These interests are discussed in more detail in the section entitled “The Merger (Proposal 1) —Interests of the Company’s Directors and Executive Officers in the Merger.”

Financing (page 54)

In connection with execution of the merger agreement, Cintas expects to fund the merger consideration in part with new debt incurred under a debt financing commitment letter previously provided to the Company. In this respect, Cintas received debt financing commitments in the amount of $2.3 billion. Cintas has agreed to use reasonable best efforts to obtain the debt financing contemplated by such debt financing commitment letter. There is, however, no financing condition to Cintas’ obligation to consummate the Merger.

Material U.S. Federal Income Tax Consequences of the Merger (page 53)

If you are a U.S. holder (as defined under “The Merger (Proposal 1) — Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash in exchange for shares of common stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your own tax advisor regarding the particular tax consequences to you of the exchange of shares of common stock for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Regulatory Approvals (page 55)

HSR Clearance and Competition Act (Canada) Approval. Under the HSR Act and related rules, certain transactions, including the Merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice (the “Antitrust Division”), the United States Federal Trade Commission (the “FTC”) and all statutory waiting period requirements have been satisfied. Under the Competition Act (Canada), notification concerning the transaction must be filed with the Competition Commissioner. Similarly, under the Competition Act (Canada), transactions above certain financial thresholds, including the Merger, may not be completed until notice has been given to, and prescribed information filed with, the Competition Commissioner and all statutory waiting period requirements have been satisfied.

Completion of the Merger is subject to the expiration or termination of the applicable waiting period under the HSR Act, and either (i) the receipt of an advance ruling certificate from the Competition Commissioner (which has not been rescinded prior to the completion of the Merger) or (ii) the receipt of a no action letter in respect of the Merger from the Competition Commissioner along with the expiration or termination of the applicable waiting period under the Competition Act (Canada) (“Competition Act Approval”). On August 29, 2016, Cintas filed its Notification and Report Forms with the Antitrust Division and the FTC. On August 30, 2016, the Company filed its Notification and Report Forms with the Antitrust Division and the FTC. On September 12, 2016, both the Company and Cintas filed their respective pre-merger notification forms with the Competition Commissioner, and Cintas also filed a request for an advance ruling certificate or no-action letter.

Commitments to Obtain Approvals. If necessary to satisfy the applicable closing condition related to requisite antitrust clearances, the Company and Cintas have agreed, among other things, (i) to propose, negotiate, commit to, effect and agree to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, holding separate, and other disposition of the businesses, assets, properties, products, product lines, and equity interests of Cintas, the Company, and their respective subsidiaries and take such action or actions that would in the aggregate have a similar effect, (ii) create, terminate, or divest relationships, ventures, contractual rights or obligations of Cintas, the Company or their respective subsidiaries, and (iii) otherwise take or commit to take any action that would limit Cintas’ freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, products, product lines or properties of the Cintas or the Company (including any of their respective subsidiaries). However, the Company and Cintas will not be required to take, or cause to be taken, or commit to take, or commit to cause to be taken, any divestiture, license, hold separate, sale or other disposition (1) of, or with respect to, any of the products, product lines, services or service lines, in each case in whole or in part, of the Company, Cintas or any of their respective subsidiaries representing, in the aggregate, in excess of $300 million of net sales (but excluding any related assets, businesses, properties, or equity interests, which will not be included in the calculation of net sales) or (2) of, or with respect to, Cintas’ “CINTAS” trademark or trade name. See the sections entitled “The Merger Agreement — Efforts to Consummate the Merger” and “— Divestitures and Triggering Divestiture.”

For purposes of the regulatory approvals provisions in the merger agreement, the calculation of “net sales” means net sales with respect to any product, product line, service or service line, in each case, in whole or in part, measured by reference to the net sales associated with such product, product line, service or service line for the fiscal year ended July 2, 2016, in the case of products, product lines, services or service lines of the Company or any of its subsidiaries, or May 31, 2016, in the case of Cintas or any of its subsidiaries. However, any related assets, businesses, properties, or equity interests shall not be included in the calculation of net sales.

Dissenter’s Rights (page 123)

If the Merger is approved and becomes effective, shareholders who do not vote their shares in favor of the Merger will be entitled to statutory dissenters’ rights if they strictly comply with Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, as amended, (the “MBCA”). For a description of the rights of such holders and of the procedures to be followed in order to assert such rights and obtain payment of the fair value of their shares of stock, see Sections 302A.471 and 302A.473 of the MBCA, copies of which are attached as Annex C of this proxy statement, as well as the information set forth below.

IN ORDER TO PERFECT DISSENTERS’ RIGHTS WITH RESPECT TO THE MERGER, A SHAREHOLDER MUST SEND A NOTICE TO THE COMPANY BEFORE THE DATE OF THE ANNUAL MEETING AND MUST NOT VOTE IN FAVOR OF THE PROPOSAL TO APPROVE THE MERGER BY PROXY OR OTHERWISE.

Delisting and Deregistration of Company Common Stock (page 56)

If the Merger is completed, the Company common stock will be delisted from the NASDAQ Global Select Market, and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Acquisition Proposals; No Solicitation (page 65)

Pursuant to the merger agreement, none of the Company, its subsidiaries nor any of the officers and directors of it or its subsidiaries may, and the Company will direct its and its subsidiaries’ employees, investment bankers, lenders, attorneys, accountants, agents and other advisors and representatives (collectively, “representatives”) not to, directly or indirectly:

•	initiate, solicit, knowingly facilitate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any “acquisition proposal,” as described in the section entitled “The Merger Agreement — Acquisition Proposals; No Solicitation”;

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information to any third party relating to, any acquisition proposal, except to notify such third party of the existence of the non-solicitation restrictions of the merger agreement;

•	enter into any letter of intent or similar document, or any agreement or commitment, providing for any acquisition proposal; or

•	grant any waiver, amendment or release under any standstill or confidentiality agreement in connection with an acquisition proposal; provided, however, that if the Company Board determines in good faith, after consultation with outside legal counsel, that it would be inconsistent with the Company’s directors’ fiduciary obligations under applicable Law not to do so, the Company may waive any standstill or similar provisions in any agreement to which it is a party to the extent necessary to permit a person to make, on a confidential basis to Company Board, an acquisition proposal.

However, if, before the requisite company vote is obtained, the Company receives a written acquisition proposal from any third party (that did not result from a breach of the non-solicitation restrictions of the merger agreement), which (i) the Company Board determines in good faith to be bona fide and (ii) the Company Board determines in good faith after consultation with outside legal counsel that failure to take such action, in light of the acquisition proposal and the terms of the merger agreement, would be inconsistent with the Company’s directors’ fiduciary duties under applicable law, the Company may:

•	if the Company Board has determined in good faith based on the information then available and after consultation with the Company’s outside legal counsel and financial advisors that such acquisition proposal either constitutes a superior proposal or is reasonably likely to result in a superior proposal:

•	provide information to the person who made such acquisition proposal, but only if the Company receives from the person so requesting such information an executed confidentiality agreement on terms not less restrictive to such other party than those contained in the confidentiality agreement (excluding any standstill provision) with Cintas and, to the extent such information has not been previously made available to Cintas, promptly makes available to Cintas any information the Company discloses to such person or its representatives; and

•	engage or participate in any discussions or negotiations with such person and its representatives; and

•	if the Company Board determines in good faith after consultation with the Company’s outside legal counsel and financial advisors that such acquisition proposal is a superior proposal, so long as the Company has complied with certain obligations set forth in the merger agreement, which are described below in the section below entitled “— Change in Board Recommendation,” approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such acquisition proposal.

Change in Board Recommendation (page 67)

The Company Board has recommended that G&K shareholders vote “FOR” the proposal to approve the merger agreement. The merger agreement permits the Company Board to make a “change of recommendation” (as described in the section entitled “The Merger Agreement — Change in Board Recommendation”) only in certain limited circumstances, as described below.

At any time after August 15, 2016 and prior to the time the requisite company vote is obtained, the Company Board may make a “change of recommendation” in response to an “intervening event” if prior to taking such action, (i) the Company Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, (ii) G&K has delivered to Cintas a written notice stating that the Company Board intends to take such action no less than four business days prior to making such change of recommendation and has provided Cintas a description of the intervening event, and (iii) at the end of such notice period, the Company Board must have considered in good faith any revisions to the terms of the merger agreement proposed in writing by Cintas, if any, and have determined, after consultation with the Company’s outside legal counsel and financial advisors, that the failure to make a change of recommendation would be inconsistent with its fiduciary duties under applicable law. See the section entitled “The Merger Agreement — Change in Board Recommendation.”

Further, at any time after August 15, 2016 and prior to the time the requisite company vote is obtained, if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that an acquisition proposal made after August 15, 2016 (that did not result from a breach of the non-solicitation restrictions of the merger agreement (other than an immaterial breach)) is a “superior proposal,” and failure to take such action would be inconsistent with the Company’s directors’ fiduciary duties, then the Company Board may (1) make a change of recommendation and/or (2) cause G&K to terminate the merger agreement and pay a $60 million termination fee to Cintas on or before the termination date. Prior to making any such change of recommendation or terminating the merger agreement and paying the termination fee with respect to a superior proposal, (1) G&K must have given Cintas at least four business days’ prior written notice of its intention to terminate the merger agreement and pay the termination fee, and have provided Cintas the material terms and conditions of, and the identity of the party making, any such superior proposal and copies of the most current version of the agreement reflecting such terms and conditions and (2) after providing such notice and prior to taking any such action with respect to a superior proposal, G&K must have negotiated in good faith with Cintas during such four business day period (to the extent that Cintas indicates to the Company that Cintas desires to negotiate) with respect to, and must have considered in good faith, any changes to the merger agreement agreed to be made in writing by Cintas so that such superior proposal ceases to constitute a superior proposal. See the sections entitled “The Merger Agreement —Change in Board Recommendation” and “— Termination Fee.”

Termination (page 74)

The merger agreement may be terminated at any time prior to the effective time in the following circumstances:

•	by the mutual written consent of G&K and Cintas;

•	by either G&K or Cintas, if:

•	the Merger has not been completed by August 15, 2017, subject to a three-month extension in certain circumstances to November 15, 2017 (as it may be extended, the “end date,” as described in the section entitled “The Merger Agreement — Termination”);

•	an order by a governmental entity of competent jurisdiction has been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, and such order has become final and nonappealable; or

•	the requisite company vote has not been obtained at the G&K shareholders’ meeting or at any adjournment or postponement of the G&K shareholders’ meeting;

except that the right to terminate the merger agreement by reason of the three clauses above will not be available to any party that has breached in any material respect its obligations under the merger agreement;

•	by G&K:

•	at any time prior to the receipt of the requisite company vote, if G&K is not in breach of its covenants relating to (i) non-solicitation, (ii) the consideration of other acquisition proposals, or (iii) a change of recommendation of the Company Board set forth in the merger agreement (other than an immaterial breach) and G&K pays to Cintas the termination fee prior to or concurrently with its termination of the merger agreement; or

•	at any time if G&K is not then in material breach of the merger agreement and there has been a breach of any representation, warranty, covenant or agreement made by Cintas or Merger Sub in the merger agreement, or any such representation or warranty will have become untrue after the date of the merger agreement, in each case such that the relevant conditions under the merger agreement would not be satisfied by Cintas and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) 30 calendar days after written notice thereof is given by G&K to Cintas and (ii) the date that is three business days prior to the end date; or

•	by Cintas:

•	if the Company Board (i) has made a change of recommendation; (ii) following the public announcement of an acquisition proposal, has failed to reaffirm its approval and recommendation of the merger agreement and the Merger within ten business days after receipt of a written request to do so from Cintas in accordance with the provisions of the merger agreement; or (iii) prior to the earlier of (A) the day prior to the date of the shareholders meeting and (B) eleven business days after the commencement of a tender or exchange offer for outstanding shares that has been publicly disclosed (other than by Cintas or an affiliate of Cintas), fails to recommend against such tender offer or exchange offer;

•	if G&K or any of its representatives breaches any covenant relating to non-solicitation, the consideration of other acquisition proposals, and a change of recommendation of the Company Board set forth in the merger agreement in any material respect; or

•	at any time if neither Cintas nor Merger Sub is then in material breach of the merger agreement and there has been a breach of any representation, warranty, covenant or agreement made by G&K under the merger agreement, or any such representation and warranty will have become untrue after the date of the merger agreement, in each case such that the relevant conditions under the merger agreement would not be satisfied by G&K and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by Cintas to G&K and (ii) the date that is three business days prior to the end date.

Termination Fee (page 75)

G&K will pay Cintas a termination fee in an amount equal to $60 million in immediately available funds if the merger agreement is terminated in the following circumstances:

•	by G&K at any time prior to the receipt of the requisite company vote, provided that G&K is not in breach of its covenants relating to (i) non-solicitation, (ii) the consideration of other acquisition proposals, or (iii) a change of recommendation of the Company Board set forth in the merger agreement (other than an immaterial breach) and G&K pays to Cintas such termination fee prior to or concurrently with its termination of the merger agreement;

•	by Cintas because the Company Board (i) has made a change of recommendation; (ii) following the public announcement of an acquisition proposal, has failed to reaffirm its approval and recommendation of the merger agreement and the Merger within ten business days after receipt of a written request to do so from Cintas in accordance with the merger agreement; or (iii) prior to the earlier of (A) the day prior to the date of the shareholders meeting and (B) eleven business days after the commencement of a tender or exchange offer for outstanding shares that has been publicly disclosed (other than by Cintas or an affiliate of Cintas), fails to recommend against such tender offer or exchange offer;

•	by Cintas following a breach by G&K or it representatives of any of the covenants relating to non-solicitation, the consideration of other acquisition proposals, and a change of recommendation of the Company Board set forth in the merger agreement in any material respect; or

•	(i) by either G&K or Cintas because the requisite company vote has not been obtained at the G&K shareholders’ meeting or at any adjournment or postponement of the G&K shareholders’ meeting or (ii) provided that neither Cintas nor Merger Sub is then in material breach of the merger agreement, by Cintas because there has been a breach of any representation, warranty, covenant or agreement made by G&K under the merger agreement, or any such representation or warranty will have become untrue after the date of the merger agreement, in each case, such that the relevant conditions under the merger agreement would not be satisfied by G&K and such breach or condition is not curable or, if curable, is not cured by the earlier of (x) 30 calendar days after written notice thereof is given by Cintas to G&K and (y) the date that is three business days prior to the end date; and, in the case of both the preceding clauses (i) and (ii), between August 15, 2016 and the date of the termination of the merger agreement any person has made or publicly disclosed or announced an acquisition proposal with respect to at least 50.1% of the voting power of G&K or any of its material subsidiaries or at least 50.1% of the combined assets of G&K and its subsidiaries, and a transaction contemplated by such acquisition proposal has been consummated or G&K has executed a definitive agreement with respect to such acquisition proposal within twelve months after the termination of the merger agreement. See the section entitled “The Merger Agreement — Termination Fee.”

Reverse Termination Fee (page 75)

Cintas will pay G&K a reverse termination fee in an amount equal to $100 million in immediately available funds if the merger agreement is terminated by either Cintas or G&K in the following circumstances:

•	if any court or government order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall have become final and non-appealable, but only if the applicable order relates to the HSR Act or any other competition, merger control, antitrust or similar law or regulation; or

•	if the Merger will not have been consummated by the end date and at the time of such termination, provided all of the conditions to closing of Cintas, Merger Sub and G&K set forth in the merger agreement have been satisfied (other than (x) (1) expiration or termination of any applicable waiting period (or any extension thereof) under the HSR Act and obtaining Competition Act Approval, and (2) the condition that no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (only if the applicable order relates to the HSR Act or any other competition, merger control, antitrust or similar law or regulation), and (y) conditions that by their nature are to be satisfied at the closing, but that are capable of being satisfied if the closing were to occur on the date of such termination).

The reverse termination fee to be paid by Cintas under the merger agreement, if necessary, shall be paid on the second business day immediately following the date of such termination. However, no reverse termination fee shall be payable by Cintas as described above in the event that the failure of the conditions set forth in the merger agreement to be satisfied is a result of G&K’s breach of its obligations to use its reasonable best efforts to consummate and make the Merger effective as required in the merger agreement (other than an immaterial breach). See the section entitled “The Merger Agreement — Reverse Termination Fee.”

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the annual meeting and the proposals to be voted on at the annual meeting. These questions and answers may not address all of the questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions under the section entitled “Where You Can Find Additional Information.”

Q:	Why am I receiving this proxy statement?

A:	You are receiving this proxy statement in connection with the solicitation of proxies by the Company Board in favor of the proposal to approve the merger agreement among other proposals to be voted on at the annual meeting. The Company entered into a definitive agreement providing for the Merger of Merger Sub, a wholly owned subsidiary of Cintas, with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Cintas. As a result, the Company will, among other things, become a wholly owned subsidiary of Cintas and no longer be listed on the NASDAQ Global Select Market.

Q:	When and where is the annual meeting?

A:	The annual meeting will be held at 5995 Opus Parkway, Minnetonka, Minnesota 55343, on [ ], at [ ], local time (including any adjournment or postponement thereof, the “annual meeting”).

Q:	Who is entitled to vote at the annual meeting?

A:	Only holders of record of G&K common stock as of the close of business on [ ], 2016 (the “record date”) are entitled to receive these proxy materials and to vote their shares at the annual meeting. As of the close of business on the record date, there were [ ] shares of common stock outstanding and entitled to vote at the annual meeting, held by [ ] holders of record. Each share of G&K common stock issued and outstanding as of the record date will be entitled to one vote on each matter submitted to a vote at the annual meeting.

Q:	What matters will be voted on at the annual meeting?

A:	You will be asked to consider and vote on the following proposals:

1. to approve the merger agreement;

2. to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger, the value of which is disclosed in the table in the section of this proxy statement entitled “The Merger (Proposal 1) — Interests of the Company’s Directors and Executive Officers in the Merger”;

3. to approve the adjournment of the annual meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve the proposal to approve the merger agreement or in the absence of a quorum;

4. to elect the three Class III directors named in the attached proxy statement to serve for terms of three years;

5. to ratify the appointment of KPMG LLP, independent registered public accounting firm, as our independent auditors for fiscal year 2017; and

6. to approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers.

Q:	May I attend the annual meeting and vote in person?

A:	Yes. All shareholders as of the record date may attend the annual meeting and vote in person. Even if you plan to attend the annual meeting in person, we encourage you to complete, sign, date and return the enclosed proxy or vote electronically over the Internet or via telephone to ensure that your shares will be represented at the annual meeting. If you attend the annual meeting and wish to vote in person, you must deliver to our Secretary a written revocation of any proxy you previously submitted, as your vote by ballot will not revoke any proxy previously submitted. If you hold your shares in “street name,” because you are not the shareholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker, bank or other nominee.

Q:	How many shares are needed to constitute a quorum?

A:	A quorum, consisting of the holders of a majority of G&K common stock issued and outstanding and entitled to vote at the annual meeting, is required for the transaction of business at the annual meeting. Such quorum must be present, either in person or represented by proxy, for the transaction of business at the annual meeting, except as otherwise required by law, our Amended and Restated Articles of Incorporation or our Amended and Restated Bylaws.

If a quorum is not present at the annual meeting, the annual meeting may be adjourned or postponed from time to time until a quorum is obtained.

As of [                    ], 2016, the record date for the annual meeting, there were [            ] shares of common stock outstanding.

If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for the purpose of determining whether a quorum is present at the annual meeting.

If you hold your shares in “street name” through a broker, bank or other nominee (“Nominee”) and you do not instruct your Nominee on how you wish to vote your shares, a broker non-vote will occur with respect to each of the proposals other than the auditor ratification proposal. As a result, (i) your shares will be counted for the purpose of establishing a quorum at the annual meeting, but (ii) your Nominee may not vote your shares on the proposal to approve the merger agreement, the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the Merger, the adjournment proposal, the election of directors or the advisory (non-binding) proposal to approve executive compensation, but may vote your shares, in its discretion, on the auditor ratification proposal. A broker non-vote will have the effect of a vote “AGAINST” the proposal to approve the merger agreement, no effect in the election of directors proposal and will reduce the number of shares necessary to approve the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the Merger, the adjournment proposal and the advisory (non-binding) proposal to approve executive compensation.

Q:	What vote of G&K shareholders is required to approve the merger agreement?

A:	Adoption of the merger agreement requires that shareholders holding a majority of the shares of common stock entitled to vote at the annual meeting vote “FOR” the proposal to approve the merger agreement. A failure to vote your shares of common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement. If you hold your shares in “street name” through your Nominee and you do not instruct the Nominee how to vote your shares, such failure to instruct your Nominee will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Q:	What vote of G&K shareholders is required to approve the other proposals to be voted upon at the annual meeting?

A:	Election of Directors: Each nominee must be elected by a majority of the votes cast, where the number of votes cast “FOR” a nominee exceeds the number of votes cast “AGAINST” a nominee.

All Other Proposals (other than the merger agreement and election of directors proposals): The affirmative vote of the holders of the greater of (i) a majority of the voting power of shares present and entitled to vote on that item of business or (ii) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the annual meeting.

Q:	How does the Company Board recommend that I vote?

A:	The Company Board recommends that G&K shareholders vote;

•	“FOR” the proposal to approve the merger agreement;

•	“FOR” the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the Merger;

•	“FOR” the proposal regarding adjournment of the annual meeting;

•	“FOR” the election of each of the Class III directors;

•	“FOR” the advisory (non-binding) proposal to approve executive compensation; and

•	“FOR” the proposal to ratify KPMG as independent registered public accounting firm.

For a discussion of the factors that the Company Board considered in determining to recommend the approval of the merger agreement, please see the section entitled “The Merger (Proposal 1) — Reasons for Recommending the Approval of the Merger Agreement.” In addition, in considering the recommendation of the Company Board with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of G&K shareholders generally. For a discussion of these interests, please see the section entitled “The Merger (Proposal 1) — Interests of the Company’s Directors and Executive Officers in the Merger.”

Q:	How do G&K’s directors and officers intend to vote?

A:	We currently expect that the Company’s directors and executive officers will vote their shares in favor of the proposal to approve the merger agreement and the other proposals to be considered at the annual meeting.

Q:	When is the Merger expected to be completed?

A:	As of the date of this proxy statement, we expect to consummate the Merger within the next three to five months. However, the completion of the Merger is subject to the satisfaction or waiver of the conditions to the completion of the Merger, which are described in this proxy statement and include various regulatory clearances and approvals. It is possible that factors outside the control of G&K or Cintas could delay the completion of the Merger, or prevent it from being completed at all. There may be a substantial amount of time between the annual meeting and the completion of the Merger.

Q:	What happens if the Merger is not completed?

A:

If the merger agreement is not approved by the Company’s shareholders, or if the Merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their shares of common stock in connection with the Merger. Instead, the Company will remain a public company, and shares of G&K common stock will continue to be registered under the Exchange Act, as well as listed and traded on the NASDAQ Global Select Market. In the event that either G&K or Cintas terminates the merger agreement, then, in certain circumstances, G&K will pay Cintas a termination fee in an amount equal to $60 million. See the section entitled “The Merger Agreement — Termination Fee.” In certain other circumstances, Cintas will be required to pay a reverse termination fee in an amount equal to $100 million following termination by either G&K or Cintas. See the section entitled “The Merger Agreement — Reverse Termination Fee.”

Q:	What will happen if shareholders do not approve the advisory (non-binding) proposal on certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger?

A:	The inclusion of this proposal is required by the Securities and Exchange Commission (“SEC”) rules; however, the approval of this proposal is not a condition to the completion of the Merger and the vote on this proposal is an advisory vote by shareholders and will not be binding on the Company or Cintas. If the merger agreement is approved by the Company’s shareholders and the Merger is completed, the Merger-related compensation may be paid to the Company’s named executive officers in accordance with the terms of their compensation agreements and arrangements even if shareholders fail to approve this proposal.

Q:	What do I need to do now? How do I vote my shares of common stock?

A:	We urge you to read this entire proxy statement carefully, including its annexes and the documents incorporated by reference in this proxy statement, and to consider how the Merger affects you. Your vote is important, regardless of the number of shares of common stock you own.

Voting in Person

Shareholders of record will be able to vote in person at the annual meeting. If you are not a shareholder of record but instead hold your shares of common stock in “street name” through a broker, bank or other nominee, you must provide a legal proxy executed in your favor from your broker, bank or other nominee in order to be able to vote in person at the annual meeting.

It is not necessary to attend the annual meeting in order to vote your shares. To ensure that your shares of common stock are voted at the annual meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the annual meeting in person.

Attending the meeting in person does not itself constitute a vote on any proposal.

Shares of Common Stock Held by Record Holder

You can also ensure that your shares are voted at the annual meeting by submitting your proxy via:

•	mail, by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope;

•	telephone, by using the toll-free number listed on each proxy card; or

•	the Internet, at the Internet address provided on each proxy card.

If you sign, date and return your proxy card without indicating how you wish to vote with respect to a proposal, your proxy will be voted “FOR” (1) the proposal to approve the merger agreement, (2) the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the Merger, (3) the proposal to adjourn the annual meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve the proposal to approve the merger agreement or in the absence of a quorum, (4) the proposal to elect three Class III directors named in the attached proxy statement to serve for terms of three years, (5) the proposal to ratify the appointment of KPMG LLP as our independent auditors for fiscal year 2017, and (6) the advisory (non-binding) proposal to approve the compensation of the Company’s named executive officers.

Street Name

If your shares of common stock are held by a Nominee on your behalf in “street name,” your Nominee will send you instructions as to how to provide voting instructions for your shares. Many brokerage firms and banks have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by a voting instruction form.

If you do not instruct your Nominee on how you wish to vote your shares, a broker non-vote will occur with respect to each of the proposals other than the auditor ratification proposal. As a result, (i) your shares will be counted for the purpose of establishing a quorum at the annual meeting, but (ii) your Nominee may not vote your shares on the proposal to approve the merger agreement, the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the Merger, the adjournment proposal, the election of directors or the advisory (non-binding) proposal to approve executive compensation, but may vote your shares, in its discretion, on the auditor ratification proposal. A broker non-vote will have the effect of a vote “AGAINST” the proposal to approve the merger agreement, no effect in the election of directors proposal and will reduce the number of shares necessary to approve the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the Merger, the adjournment proposal and the advisory (non-binding) proposal to approve executive compensation.

Q:	Can I revoke my proxy?

A:	Yes. You can revoke your proxy at any time before the vote is taken at the annual meeting. If you are a shareholder of record, you may revoke your proxy by notifying the Company’s Secretary in writing to the Company in care of the Corporate Secretary at 5995 Opus Parkway, Suite 500, Minnetonka, Minnesota 55343, or by submitting a new proxy by telephone, the Internet or mail, in each case, in accordance with the instructions on the enclosed proxy card and dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the annual meeting and voting in person; however, simply attending the annual meeting will not cause your proxy to be revoked. Please note that if you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, you should instead follow the instructions received from your broker, bank or other nominee to revoke your prior voting instructions. If you hold your shares in “street name,” you may also revoke a prior proxy by voting in person at the annual meeting if you obtain a proxy executed in your favor from your broker, bank or other nominee in order to be able to vote in person at the annual meeting.

Q:	What happens if I do not vote or if I abstain from voting on the proposals?

A:	The requisite number of shares to approve the merger agreement is based on the total number of shares of common stock outstanding on the record date, not just the shares that are voted. If you do not vote or abstain from voting on the proposal to approve the merger agreement, it will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

If a shareholder does not vote or abstains from voting for a particular director nominee, such abstention will not count as an affirmative vote “FOR” or “AGAINST” such nominee and, therefore, will have no effect on the proposal. All other proposals must be approved by the greater of (i) a majority of the voting power of shares present and entitled to vote on that item of business or (ii) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum. If you abstain from voting on any such proposal, your shares will be considered to be present and entitled to vote on that proposal and will have the same effect as a vote “AGAINST” that proposal. However, if you do not vote on any such proposal, your shares will not be considered present at the shareholders meeting and your failure to vote will reduce the number of shares needed to approve that proposal.

Q:	Will my shares of common stock held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares of common stock you may hold in “street name” will be deemed to be held by a different shareholder (that is, your bank, broker or other nominee) than any shares of common stock you hold of record, any shares of common stock held in “street name” will not be combined for voting purposes with shares of common stock you hold of record. Similarly, if you own shares of common stock in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares of common stock because they are held in a different form of record ownership. Shares of common stock held by a corporation or business entity must be voted by an authorized officer of the entity. Please indicate title or authority when completing and signing the proxy card. Shares of common stock held in an individual retirement account must be voted under the rules governing the account. This means that, to ensure all your shares are voted at the annual meeting, you should read carefully any proxy materials received from your bank, broker or other nominee and follow the instructions included therewith.

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:	If your shares of common stock are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction card. Please complete and return all of the proxy cards and voting instruction cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares of common stock are voted.

Q:	What happens if I sell my shares of common stock before completion of the Merger?

A:	In order to receive the merger consideration, you must hold your shares of common stock through completion of the Merger. Consequently, if you transfer your shares of common stock before completion of the Merger, you will have transferred your right to receive the merger consideration in the Merger.

The record date for shareholders entitled to vote at the annual meeting is earlier than the completion of the Merger. If you transfer your shares of common stock after the record date but before the completion of the Merger, you will have the right to vote at the annual meeting but not the right to receive the merger consideration.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:	No. If the Merger is completed and your shares of G&K common stock are held in certificated form, you will receive a letter of transmittal and related materials from the paying agent for the Merger with detailed written instructions for exchanging your shares of common stock evidenced by stock certificates for the merger consideration. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration. If your shares are held in book entry form, you will not need to deliver to the paying agent an executed letter of transmittal or stock certificates in order to receive the merger consideration, but will have to comply with the terms and conditions imposed by the paying agent in order to effect an orderly exchange of such book entry shares in accordance with normal exchange procedures. Do not send in your certificates now.

Q:	What is householding and how does it affect me?

A:	The SEC permits companies to send a single set of proxy materials to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures (“householding”). In such cases, each shareholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of common stock held through brokerage firms. If your family has multiple accounts holding common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Where can I find more information about G&K?

A:	You can find more information about us from various sources described in the section of this proxy statement entitled “Where You Can Find Additional Information.”

Q:	Can I access these materials on the Internet?

A:	Yes. These proxy materials are available at www.gkservices.com in PDF and HTML format.

Q:	Who can help answer my other questions?

A:	If you have more questions about the Merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact D.F. King & Co., Inc., which is acting as the proxy solicitation agent for the Company in connection with the Merger, or the Company.

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

(888) 605-1956 (toll free)

(212) 269-5550 (call collect)

or

G&K Services, Inc.

c/o Corporate Secretary

5995 Opus Parkway, Suite 500

Minnetonka, Minnesota 55343 (952) 912-5500.

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents incorporated by reference in this proxy statement, contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the potential timing or consummation of the proposed transaction or the anticipated benefits thereof, including, without limitation, future financial and operating results. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “could,” “should,” “may” and “will” or the negative versions thereof and similar expressions and by the context in which they are used. Such statements are based upon our current expectations and speak only as of the date made. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ from those set forth in or implied by this proxy statement and the documents incorporated by reference in this proxy statement. Factors that may cause such a difference include, but are not limited to, risks and uncertainties related to:

•	the ability to obtain the requisite company vote and regulatory approvals, or the possibility that they may delay the Merger or that such regulatory approval may result in the imposition of conditions that could cause the parties to abandon the Merger;

•	the risk that a condition to closing of the Merger may not be satisfied;

•	the ability of the Company and Cintas to integrate their businesses successfully and to achieve anticipated cost savings and other synergies;

•	the possibility that other anticipated benefits of the Merger will not be realized, including, without limitation, anticipated revenues, expenses, earnings and other financial results, and growth and expansion of the new combined company’s operations;

•	potential litigation relating to the Merger that could be instituted against the Company or Cintas or their respective directors;

•	possible disruptions from the Merger that could harm the Company’s or Cintas’ business, including current plans and operations;

•	the ability of the Company or Cintas to retain, attract and hire key personnel;

•	potential adverse reactions or changes to relationships with clients, employees, suppliers or other parties resulting from the announcement or completion of the Merger;

•	potential business uncertainty, including changes to existing business relationships, during the pendency of the Merger that could affect the Company’s and/or Cintas’ financial performance;

•	certain restrictions during the pendency of the Merger that may impact the Company’s and/or Cintas’ ability to pursue certain business opportunities or strategic transactions;

•	continued availability of capital and financing and rating agency actions;

•	legislative, regulatory and economic developments;

•	unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as management’s response to any of the aforementioned factors.

and other risks detailed in our filings with the SEC, including the Company’s Annual Report on Form 10-K for the fiscal year ended July 2, 2016, and other documents filed by G&K with the SEC after the date thereof. See the section entitled “Where You Can Find Additional Information.”

Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which speak only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on the Company’s or Cintas’ consolidated financial condition, results of operations, credit rating or liquidity. Neither the Company nor Cintas undertake any obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made, except as required by law.

THE COMPANIES

G&K Services, Inc.

G&K is a service-focused market leader of branded uniform and facility services programs in the United States and Canada. Headquartered in Minnetonka, Minnesota, G&K has 8,000 employees serving approximately 170,000 customer locations from 165 facilities in North America. G&K is a publicly held company traded over the NASDAQ Global Select Market under the symbol “GK” and is a component of the Standard & Poor’s SmallCap 600 Index.

G&K’s principal executive offices are located at 5995 Opus Parkway, Suite 500, Minnetonka, Minnesota 55343, and its telephone number is (952) 912-5500. A detailed description of the Company’s business is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended July 2, 2016, which is incorporated by reference into this proxy statement. See the section entitled “Where You Can Find Additional Information.”

Cintas Corporation

Cintas is a Washington corporation that helps more than 900,000 businesses of all types and sizes, primarily in North America, as well as Latin America, Europe and Asia, get Ready™ to open their doors with confidence every day by providing a wide range of products and services that enhance Cintas’ customers’ image and help keep their facilities and employees clean, safe and looking their best. With products and services including uniforms, floor care, restroom supplies, first aid and safety products, fire extinguishers and testing, and safety and compliance training, Cintas helps customers get Ready for the Workday™. Headquartered in Cincinnati, Cintas is a publicly held company traded over the NASDAQ Global Select Market under the symbol “CTAS” and is a component of the Standard & Poor’s 500 Index.

Cintas’ principal executive offices are located at 6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio 45262-5737, and its telephone number is (513) 459-1200.

Bravo Merger Sub, Inc.

Merger Sub is a Minnesota corporation and a wholly owned subsidiary of Cintas that was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement.

Merger Sub’s principal executive offices are located at 6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio 45262-5737, and its telephone number is (513) 459-1200.

THE ANNUAL MEETING

We are furnishing this proxy statement to the Company’s shareholders as part of the solicitation of proxies by the Company Board for use at the annual meeting or any adjournment or postponement thereof. This proxy statement provides the Company’s shareholders with the information they need to know to be able to vote or instruct their vote to be cast at the annual meeting or any adjournment or postponement thereof.

Date, Time and Place of the Annual Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by the Company Board for use at the annual meeting to be held at 5995 Opus Parkway, Minnetonka, Minnesota 55343, on [            ], at [            ], local time, or at any adjournment or postponement thereof.

Purposes of the Annual Meeting

At the annual meeting, G&K shareholders will be asked to consider and vote on the following proposals:

•	to approve the merger agreement;

•	to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger, the value of which is disclosed in the table in the section of this proxy statement entitled “The Merger (Proposal 1) —Interests of the Company’s Directors and Executive Officers in the Merger”;

•	to approve the adjournment of the annual meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve the proposal to approve the merger agreement or in the absence of a quorum;

•	to elect the three Class III directors named in this proxy statement to serve for terms of three years;

•	to ratify the appointment of KPMG LLP, independent registered public accounting firm, as our independent auditors for fiscal year 2017; and

•	to approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers.

Our shareholders must approve the merger agreement, by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote, for the Merger to occur. If our shareholders fail to approve the merger agreement, the Merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A, and the material provisions of the merger agreement are described in the section entitled “The Merger Agreement.”

The vote on executive compensation payable in connection with the Merger is a vote separate and apart from the vote to approve the merger agreement. Accordingly, a shareholder may vote to approve the executive compensation and vote not to approve the merger agreement and vice versa. Because the vote on executive compensation is advisory in nature only, it will not be binding on either the Company or Cintas. Accordingly, if the merger agreement is adopted by the Company’s shareholders and the Merger is completed, the Merger-related compensation may be paid or become payable to the Company’s named executive officers in accordance with the terms of their compensation agreements or arrangements even if the shareholders fail to approve the proposal.

G&K does not expect a vote to be taken on matters other than those specified above at the annual meeting or any adjournment or postponement thereof. If any other matters are properly presented at the annual meeting or any adjournment or postponement thereof for consideration, however, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about [                     ], 2016.

Record Date and Quorum

Only shareholders of record at the close of business on the record date will be entitled to vote at the annual meeting or any adjournment or postponement thereof. As of the close of business on [                    ], 2016, the record date for the annual meeting, [            ] shares of common stock were outstanding.

A quorum, consisting of the holders of a majority of G&K common stock issued and outstanding and entitled to vote at the annual meeting, is required for the transaction of business at the annual meeting. Such quorum must be present, either in person or represented by proxy, for the transaction of business at the annual meeting, except as otherwise required by law, our Amended and Restated Articles of Incorporation or our Amended and Restated Bylaws.

All shares entitled to vote and represented by properly executed proxies received prior to the annual meeting, and not revoked, will be voted as instructed on those proxies. If no instructions are indicated, those shares will be voted as recommended by the Company Board. If any director nominee is unable to serve or for good cause will not serve, the proxies which would have otherwise been voted for that director nominee may be voted for a substitute director nominee selected by the Company Board.

Required Vote

Each share of common stock outstanding at the close of business on the record date is entitled to one vote on each of the proposals to be considered at the annual meeting.

The required vote for each of the proposals is as follows:

•	Approval of the Merger Agreement: The affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon is required to approve the merger agreement.

•	Advisory (Non-Binding) Vote on Merger-Related Compensation: The affirmative vote of the holders of the greater of (i) a majority of the voting power of shares present and entitled to vote on that item of business or (ii) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the annual meeting is required to approve, on an advisory (non-binding) basis, the Merger-related compensation payments.

•	Adjournment of the Annual Meeting: The affirmative vote of the holders of the greater of (i) a majority of the voting power of shares present and entitled to vote on that item of business or (ii) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the annual meeting is required to approve the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

•	Election of Directors: Each nominee must be elected by a majority of the votes cast by the holders of shares entitled to vote in the election at the meeting, where the number of votes cast “FOR” a nominee exceeds the number of votes cast “AGAINST” a nominee. In a contested election, the vote required for the election of directors is a plurality of votes cast. In the event an incumbent director does not receive a sufficient number of the votes cast for re-election, our Corporate Governance Guidelines require that the director promptly offer to tender his or her resignation to the Company Board. Our Corporate Governance Committee will make a recommendation to the Company Board on whether to accept or reject the offer. The Company Board, taking into account the recommendation of the Corporate Governance Committee, will decide whether to accept or reject the offer, and will publicly disclose its decision and the rationale behind it within 90 days after the date of the election.

•	Appointment of the Company’s Independent Public Accountant: The affirmative vote of the holders of the greater of (i) a majority of the voting power of shares present and entitled to vote on that item of business or (ii) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the annual meeting is required for the appointment of KPMG LLP.

•	Advisory (Non-Binding) Vote on Executive Compensation: The affirmative vote of the holders of the greater of (i) a majority of the voting power of shares present and entitled to vote on that item of business or (ii) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the annual meeting is required to approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers. The Compensation Committee of the Company Board, which is responsible for designing and administering our executive compensation program, values the opinions expressed by shareholders in their vote and will consider the outcome of the vote when making future compensation decisions for named executive officers

•	Other Proposals: The affirmative vote of the holders of the greater of (i) a majority of the voting power of shares present and entitled to vote on that item of business or (ii) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the annual meeting is required for approval of any other proposal to be voted upon at the annual meeting.

As of the record date, there were [            ] shares of common stock outstanding and [            ] record holders.

Voting by the Company’s Directors and Executive Officers

At the close of business on the record date, directors and executive officers of the Company were entitled to vote [            ] shares of common stock, or approximately [    ]% of the shares of common stock issued and outstanding on that date. We currently expect that the Company’s directors and executive officers will vote their shares in favor of the proposal to approve the merger agreement and all other proposals to be considered at the annual meeting, although they have no obligation to do so.

Voting; Proxies; Revocation

Attendance

All holders of shares of common stock as of the close of business on [                    ], 2016, the record date, including shareholders of record and beneficial owners of common stock registered in the “street name” of a broker, bank or other nominee, are invited to attend the annual meeting. If you are a shareholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or voting instruction form provided by your broker, bank or other nominee or other similar evidence of ownership, along with proper identification.

Voting in Person

Shareholders of record will be able to vote in person at the annual meeting. If you are not a shareholder of record, but instead hold your shares of common stock in “street name” through a broker, bank or other nominee, you must provide a legal proxy executed in your favor from your broker, bank or other nominee in order to be able to vote in person at the annual meeting. Attending the meeting in person does not itself constitute a vote on any proposal.

Providing Voting Instructions by Proxy

To ensure that your shares of common stock are voted at the annual meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the annual meeting in person.

Shares of Common Stock Held by Record Holder

If you are a shareholder of record, you may provide voting instructions by proxy using one of the methods described below.

Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address specified on the enclosed proxy card. Your shares of common stock will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below.

Submit a Proxy Card. If you complete, sign, date and return the enclosed proxy card by mail so that it is received in time for the annual meeting, your shares of common stock will be voted in the manner directed by you on your proxy card.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of (1) the proposal to approve the merger agreement, (2) the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the Merger, (3) the proposal to adjourn the annual meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve the proposal to approve the merger agreement or in the absence of a quorum, (4) the proposal to elect three Class III directors named in the attached proxy statement to serve for terms of three years, (5) the proposal to ratify the appointment of KPMG LLP as our independent auditors for fiscal year 2017, and (6) the advisory (non-binding) proposal to approve the compensation of the Company’s named executive officers. If you fail to return your proxy card or vote in person, the effect will be that your shares of common stock will not be considered present at the annual meeting for purposes of determining whether a quorum is present at the annual meeting, (i) will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement, (ii) assuming a quorum is present, will reduce the number of shares required to approve (A) the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the Merger, (B) the vote regarding the adjournment of the annual meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve the proposal to approve the merger agreement or in the absence of a quorum, (C) the proposal to ratify the appointment of KPMG LLP as our independent auditors for fiscal year 2017, or (D) the advisory (non-binding) proposal to approve the compensation of the Company’s named executive officers, and (iii) will not count as a vote “FOR” or “AGAINST” the proposal to elect the three Class III director nominees and, therefore, will have no effect on that proposal.

Shares of Common Stock Held in “Street Name”

If you hold your shares in “street name” through a Nominee, your Nominee will send you instructions as to how to provide voting instructions for your shares. Many brokerage firms and banks have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by a voting instruction form.

If you do not instruct your Nominee on how you wish to vote your shares, a broker non-vote will occur with respect to each of the proposals other than the auditor ratification proposal. As a result, (i) your shares will be counted for the purpose of establishing a quorum at the annual meeting, but (ii) your Nominee may not vote your shares on the proposal to approve the merger agreement, the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the Merger, the adjournment proposal, the election of directors or the advisory (non-binding) proposal to approve executive compensation, but may vote your shares, in its discretion, on the auditor ratification proposal. A broker non-vote will have the effect of a vote “AGAINST” the proposal to approve the merger agreement, no effect in the election of directors proposal and will reduce the number of shares necessary to approve the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the Merger, the adjournment proposal and the advisory (non-binding) proposal to approve executive compensation.

Revocation of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. If you are a shareholder of record, you may revoke your proxy at any time before the vote is taken at the annual meeting by:

•	submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy card by mail to the Company;

•	attending the annual meeting and voting in person; however, simply attending the annual meeting will not cause your proxy to be revoked; or

•	delivering a written notice of revocation by mail to the Company in care of the Corporate Secretary at 5995 Opus Parkway, Suite 500, Minnetonka, Minnesota 55343.

Please note, however, that only your last-dated proxy will count. Attending the annual meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the annual meeting.

Please note that if you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, you should instead follow the instructions received from your broker, bank or other nominee to revoke your prior voting instructions. If you hold your shares in “street name,” you may also revoke a prior proxy by voting in person at the annual meeting if you obtain a proxy executed in your favor from your broker, bank or other nominee in order to be able to vote in person at the annual meeting.

Abstentions

An abstention occurs when a shareholder attends a meeting, either in person or is represented by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of common stock present or represented at the annual meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement. If a shareholder does not vote or abstains from voting for a particular director nominee, such abstention will not count as an affirmative vote “FOR” or “AGAINST” such nominee and, therefore, will have no effect on the proposal. The requisite number of shares to approve the other proposals is based on the total number of shares represented in person or represented by proxy with respect to such proposals; if you abstain from voting with respect to such proposals, such abstention will have the same effect as a vote “AGAINST” such proposals.

Solicitation of Proxies

The Company Board is soliciting your proxy, and the Company will bear the cost of this solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of G&K’s common stock. The Company has retained D.F. King & Co., Inc., a proxy solicitation firm, to assist the Company Board in the solicitation of proxies for the annual meeting, and we expect to pay D.F. King & Co., Inc. approximately $12,500, plus reimbursement of out-of-pocket expenses. Proxies may be solicited by mail, personal interview, e-mail, telephone, or via the Internet by D.F. King & Co., Inc. or, without additional compensation, by certain of the Company’s directors, officers and employees.

Other Information

You should not return your stock certificate or send documents representing common stock with the proxy card. If the Merger is completed, the paying agent for the Merger will send you a letter of transmittal and related materials and instructions for exchanging your certificates representing shares of common stock for the merger consideration. No holder of non-certificated shares represented by book-entry, which we refer to as “book-entry shares” in this proxy statement, will be required to deliver a certificate or, in the case of book-entry shares held through the Depositary Trust Company, an executed letter of transmittal, to the paying agent to receive the merger consideration.

THE MERGER (PROPOSAL 1)

The description of the Merger in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You are encouraged to read the merger agreement carefully and in its entirety.

Certain Effects of the Merger

Pursuant to the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the Merger.

Upon the terms and subject to the conditions of the merger agreement, at the effective time, each share of G&K common stock issued and outstanding immediately prior to the effective time (other than the excluded shares) will be converted into the right to receive the merger consideration.

G&K common stock is currently registered under the Exchange Act and is listed on the NASDAQ Global Select Market under the symbol “GK.”

Per Share Merger Consideration

The merger consideration will be $97.50 per share in cash, without interest, and subject to any applicable withholding taxes.

Background of the Merger

In addition to its regularly scheduled meetings, the Company Board and its senior management met from time to time, including formally on an annual basis, to, among other things, evaluate G&K’s business and long-term strategic goals and plans, and to review, consider and assess, in the context of G&K’s operations, financial performance and industry conditions, potential opportunities for business combinations and mergers, joint ventures and other collaborations, acquisitions, a sale of the company, alternatives for returning capital to G&K’s shareholders and other financial and strategic alternatives. Stinson Leonard Street LLP (“Stinson”), as longstanding legal counsel to G&K, and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), the Company’s financial advisor, participated in certain of these discussions and assisted the Company Board and its senior management with such reviews. Over time, as part of this routine process, the financial and strategic alternatives reviewed by the Company Board have included G&K’s continued execution of its strategic plan as an independent, standalone company, special dividends, share buybacks, acquisitions, a strategic merger, a leveraged buy-out and a sale of the Company.

Consistent with these efforts, Douglas A. Milroy, G&K’s Chairman and Chief Executive Officer, periodically throughout the last several years met with representatives of industry participants other then Cintas, including Company A and Company B, to explore potential strategic opportunities. None of these discussions led to anything actionable by G&K.

On December 2, 2015, Scott D. Farmer, Cintas’ Chief Executive Officer, contacted Mr. Milroy to request a meeting to discuss the potential combination of G&K and Cintas. Mr. Milroy advised Mr. Ernest J. Mrozek, G&K’s lead independent director, Jeffrey L. Cotter, G&K’s Vice President, General Counsel, and Corporate Secretary, Tracy C. Jokinen, G&K’s Chief Financial Officer, and representatives of BofA Merrill Lynch on December 2, 2015 of Mr. Farmer’s call, and Mr. Milroy scheduled a meeting of the Company Board on December 6, 2015.

A telephonic meeting of the Company Board was held on December 6, 2015, which was also attended by members of G&K’s senior management and representatives of BofA Merrill Lynch. Mr. Milroy updated the Company Board on Mr. Farmer’s request for a meeting, and indicated that, based on Mr. Farmer’s comments, he believed that Mr. Farmer might propose a strategic transaction between G&K and Cintas. Mr. Milroy also updated the Company Board about his previously scheduled meeting with the Chief Executive Officer of Company A to be held the following day on December 7, 2015. The independent directors also met in executive session with representatives of BofA Merrill Lynch without management present. At the conclusion of the meeting, the Company Board directed Mr. Milroy to meet with Mr. Farmer.

On December 7, 2015, Mr. Milroy met with the Chief Executive Officer of Company A to discuss, among other things, a potential strategic transaction between G&K and Company A. Mr. Milroy’s meeting with the Chief Executive Officer of Company A was scheduled prior to Cintas’ December 2, 2015 call to Mr. Milroy. The Chief Executive Officer of Company A indicated that Company A was not interested in exploring a strategic transaction with G&K.

On December 8, 2015, Mr. Milroy contacted Mr. Farmer to make arrangements for the meeting requested by Mr. Farmer. Messrs. Milroy and Farmer agreed to meet on January 12, 2016 in the Minneapolis area.

Also in December 2015, the Company Board formed a working group (the “working group”) consisting of Mr. Milroy, Ms. Jokinen, Mr. Cotter, Mr. Mrozek and Wayne M. Fortun, another independent member of the Company Board with experience in negotiated transactions, together with representatives of BofA Merrill Lynch in an advisory capacity. The purpose of the working group was to facilitate board level input and oversight for any negotiations that may take place with Cintas. On January 6, 2016, the working group met in person, with representatives of BofA Merrill Lynch, to discuss and prepare for Mr. Milroy’s January 12, 2016 meeting with Mr. Farmer.

On January 12, 2016, Mr. Farmer met with Mr. Milroy as scheduled. At the meeting, Mr. Farmer proposed in writing that Cintas acquire all of the outstanding common shares of G&K for $76.00 per share in cash. Mr. Milroy said he would discuss Cintas’ proposal with the Company Board.

On January 17, 2016, a telephonic meeting of the Company Board was held, which was attended by members of G&K senior management and representatives of BofA Merrill Lynch and Stinson. Mr. Milroy updated the Company Board on his meeting with Mr. Farmer and the $76.00 per share proposal. Representatives of Stinson reviewed with the Company Board its fiduciary duties in connection with an evaluation of an unsolicited offer to acquire the Company, and, if at a later date, the Company Board decided to pursue a sale of the Company, its fiduciary duties in connection with such a sale. Representatives of BofA Merrill Lynch also discussed and reviewed with the Company Board the financial aspects of the proposal, including the perceived financial ability of Cintas to improve on the proposal, obtain financing and consummate the transaction. Following deliberation, the Company Board unanimously determined to reject the proposal because it was inadequate and instructed Mr. Milroy and the working group to respond to Cintas accordingly.

On January 18, 2016, the working group met telephonically, with representatives of BofA Merrill Lynch, to prepare a response to the Cintas proposal. On January 19, 2016, Mr. Milroy contacted Mr. Farmer to convey the Company Board’s decision to reject the proposal.

On February 3 and February 4, 2016, the Company Board held at a regularly scheduled board meeting, which was attended by members of the Company’s senior management. At the meeting, Ms. Jokinen presented the Company’s long-term business plan, discussed risks and opportunities associated with the Company’s operations and the Company’s second quarter results. Representatives of BofA Merrill Lynch and Stinson also attended a portion of the meeting. As part of the Company Board’s regular annual review of strategic alternatives, at the request of the Company Board, representatives of BofA Merrill Lynch discussed, among other things, potential strategic transactions with various third parties.

On March 21, 2016, in accordance with the Company Board’s continuing efforts to explore financial and strategic alternatives, Mr. Milroy met with the Chief Executive Officer of Company B. Mr. Milroy and the Chief

Executive Officer of Company B discussed, among other things, a strategic transaction between G&K and Company B. The Chief Executive Officer of Company B indicated that he would relay his conversation with Mr. Milroy to certain members of Company B’s board of directors.

On April 5, 2016, Mr. Milroy again met with the Chief Executive Officer of Company A. During this meeting, Mr. Milroy and the Chief Executive Officer of Company A discussed a potential strategic transaction between G&K and Company A. In response, the Chief Executive Officer of Company A confirmed that Company A was not interested in pursuing a strategic transaction with G&K.

On April 15, 2016, Mr. Milroy called the Chief Executive Officer of Company B to follow-up on their earlier discussions. In response to Mr. Milroy’s call, the Chief Executive Officer of Company B indicated that Company B was not interested in pursuing a strategic transaction with G&K at this time.

On May 5, 2016, Mr. Milroy and Mr. Farmer had a telephone call, which Mr. Farmer initiated. During the call, Mr. Farmer requested a meeting with G&K with himself and J. Michael Hansen, Vice President and Chief Financial Officer of Cintas. Mr. Farmer indicated that he and Mr. Hansen had, since the parties last spoke, performed additional analysis and modeling of a potential strategic transaction between the two companies and that he would like to discuss their analysis with Mr. Milroy. Mr. Milroy preliminarily agreed to a meeting between the representatives of the two companies on May 12, 2016, subject to Mr. Mrozek’s concurrence, which was subsequently obtained.

On May 12, 2016, Mr. Milroy met with Messrs. Farmer and Hansen. At the meeting, Mr. Farmer presented a proposal to acquire all of the outstanding common shares of G&K for $86.00 per share in cash and confirmed the offer in writing. The written proposal indicated that the $86.00 per share price represented a 49% premium to G&K’s 52-week low share price on January 19, 2016. The working group, with representatives of BofA Merrill Lynch, convened a telephonic meeting later that same day to discuss Cintas’ revised proposal, which the working group agreed should be presented to the Company Board at its subsequently scheduled meeting on May 21, 2016.

Pursuant to a letter agreement, dated May 12, 2016, G&K formally retained BofA Merrill Lynch as its financial advisor in connection with a potential transaction. In connection with the Company’s engagement of BofA Merrill Lynch as the Company’s financial advisor, BofA Merrill Lynch provided the Company with information regarding certain relationships BofA Merrill Lynch and its affiliates had with Cintas, including that, during the preceding two-year period, BofA Merrill Lynch and its affiliates had provided investment and corporate banking services to Cintas and earned revenues for such services. The amount of such revenues during such period was less than $200,000.

On May 21, 2016, a telephonic meeting of the Company Board was held, which was attended by members of G&K senior management and representatives of BofA Merrill Lynch and Stinson. Mr. Milroy updated the Company Board on the May 12th proposal from Cintas, and his recent meetings with the respective Chief Executive Officers of Company A and Company B. At the meeting, representatives of BofA Merrill Lynch presented various preliminary analyses with respect to a proposed transaction between G&K and Cintas. Ms. Jokinen also provided an update on key internal and external trends affecting the Company’s business and the associated opportunities and risks with the Company’s long-term business plan. Following discussion, the Company Board determined that Cintas’ $86.00 per share proposal was inadequate, that the Company Board would not make a counter offer to Cintas at a specific price, and that Cintas would have to further increase its proposed price if the Company Board were to consider engaging in discussions regarding a possible transaction with Cintas.

On May 24, 2016, Mr. Milroy had a discussion with Mr. Farmer during which he conveyed the Company Board’s views concerning Cintas’ $86.00 per share offer. Mr. Milroy emphasized the Company Board’s view that the proposal was inadequate given G&K’s value as a standalone entity, the potential synergies from a combination and the lack of comparable opportunities for Cintas. Mr. Milroy also emphasized that the Cintas offer did not adequately reflect prevailing premiums and the accretive nature for Cintas of an acquisition of G&K.

On June 3, 2016, Mr. Farmer called Mr. Milroy and requested a meeting with representatives of G&K to discuss potential synergies in a proposed transaction and other matters in order to assist Cintas in determining whether or not it was able to make an improved offer.

On June 6, 2016, the working group, with representatives of BofA Merrill Lynch, met to consider Mr. Farmer’s request for a meeting and to develop a recommendation for the Company Board. The working group recommended that Mr. Milroy proceed with the meeting subject to obtaining a non-disclosure agreement and standstill prior to any such meeting.

On June 9, 2016, the Company Board held a telephonic meeting to discuss Mr. Farmer’s request for a meeting, which was attended by members of G&K senior management and representatives of BofA Merrill Lynch and Stinson. Mr. Milroy relayed the recommendation of the working group to proceed with a meeting, subject to obtaining a non-disclosure agreement and standstill from Cintas prior to engaging in any such meeting. Following discussion, the Company Board agreed with the working group’s recommendation and directed Mr. Milroy to proceed on that basis.

On June 14, 2016, Mr. Farmer and Mr. Milroy had a telephone call during which they agreed to meet on June 21, 2016 in the Minneapolis area.

That same day, Mr. Cotter provided Mr. Thomas F. Frooman, Senior Vice President, Secretary and General Counsel of Cintas, a draft mutual confidentiality agreement containing a standstill provision. On June 20, 2016, G&K and Cintas entered into the mutual confidentiality agreement containing a standstill provision.

On June 21, 2016, Mr. Milroy and Ms. Jokinen met with Mr. Farmer and Mr. Hansen to discuss their respective views about synergies that could potentially result from the proposed transaction. At this meeting, Mr. Milroy and Ms. Jokinen discussed G&K’s view as to its potential long-term standalone value, and they emphasized the Company Board’s view that Cintas’ proposal was inadequate given this view. Mr. Milroy and Ms. Jokinen also commented on the lack of comparable opportunities for Cintas, and the fact that Cintas’ proposal did not reflect prevailing premiums or the accretive nature for Cintas of an acquisition of G&K.

On June 22 and 23, 2016, the Company Board held a regularly scheduled meeting in person in Minneapolis, Minnesota. Members of G&K senior management attended the meeting, and representatives from BofA Merrill Lynch and Stinson attended portions of the meeting. Mr. Milroy discussed the June 21, 2016 meeting with Messrs. Farmer and Hansen. Mr. Milroy indicated Mr. Farmer had stated that he would likely provide a third revised offer but not a fourth. A representative from Stinson gave a presentation to the Company Board on their fiduciary duties as directors. At the request of the Company Board, Mr. Cotter also provided the Company Board with a summary of change in control provisions under employment arrangements with, and policies relating to, the Company’s executive officers that would be triggered if a change in control of G&K occurred.

At the Company Board meeting on June 23, 2016, members of senior management summarized internal and external opportunities and risks for G&K, various growth initiatives and related results and the recommended fiscal 2017 financial plan and the achievability thereof. Representatives of BofA Merrill Lynch led a discussion regarding market and general economic conditions and whether the timing was favorable for a sale transaction. BofA Merrill Lynch representatives reviewed Cintas’ most recent proposal and presented various preliminary financial analyses with respect to a proposed transaction between G&K and Cintas. The Company Board, in consultation with its advisors, discussed its view that Cintas was the most logical buyer of G&K because of, among other things, Cintas’ existing operations, industry expertise, complementary businesses and geographic footprint, as well as the projected cost synergies that would result from the combination, and Cintas’ strong balance sheet and financial position. The Company Board also discussed other alternatives available to G&K, including continuing to operate as a standalone business and the fact that discussions with Company A and Company B indicated that they were unlikely to enter into a strategic transaction with G&K. The Company Board also discussed the benefits and risks of contacting other potential acquirers in the event the Company

Board determined to move forward with a potential sale transaction, and noted that any definitive transaction agreement would need to be structured to allow G&K to terminate the transaction in the event G&K received a superior alternative proposal.

On June 29, 2016, Mr. Farmer contacted Mr. Milroy and presented a proposal whereby Cintas would acquire all of the outstanding common shares of G&K for $94.00 per share in cash.

On June 30, 2016, the Company Board met telephonically, which meeting was attended by members of G&K senior management and representatives of BofA Merrill Lynch and Stinson, to discuss Cintas’ most recent proposal. Representatives of BofA Merrill Lynch presented a preliminary financial analysis of the proposal. After deliberations, the Company Board determined that Cintas’ $94.00 per share offer was inadequate and instructed Mr. Milroy to advise Mr. Farmer that, as a condition of G&K continuing to evaluate a potential transaction with Cintas, Cintas must confirm in writing that (1) the negotiations would be held in strict confidence, consistent with the terms of the parties’ confidentiality agreement, (2) only limited confirmatory due diligence would be required, (3) any transaction agreement must provide for certainty of closing the transaction, (4) a definitive agreement must be reached before the end of July 2016 and (5) the price must be greater than $100.00 per share.

On July 2, 2016, Mr. Milroy had a telephone call with Mr. Farmer during which he conveyed the Company Board’s views concerning Cintas’ $94.00 per share proposal and requirements to engage in further discussions with Cintas.

On July 6, 2016, Cintas provided a written proposal reaffirming its interest in acquiring all of the outstanding common shares of G&K for $94.00 per share in cash. The proposal also confirmed G&K’s requirements with respect to confidentiality and timing, however it included an extensive due diligence request list and did not adequately address G&K’s requirement of certainty of closing the transaction. The working group and representatives of BofA Merrill Lynch and Stinson met telephonically to discuss the written proposal on the same day and further conferred about the proposal on July 7, 2016.

On July 7, 2016, the Company Board met telephonically, which meeting was attended by members of G&K senior management and representatives of BofA Merrill Lynch and Stinson. Mr. Milroy reviewed his recent conversations with Mr. Farmer and the working group’s views on Cintas’ $94.00 per share offer. Specifically, the working group recommended that Mr. Milroy advise Mr. Farmer that the Company Board was not prepared to further evaluate the Cintas proposal and permit due diligence unless Cintas (1) agreed to limit due diligence to only confirmatory matters, (2) agreed to transaction terms with respect to regulatory matters that provided for certainty and timeliness of closing the transaction and (3) increased its proposed price to an amount in excess of $100.00 per share. The Company Board agreed with this recommendation. Also at this meeting, the Company Board considered the advantages and disadvantages of a pre-signing market check, noting that any definitive transaction agreement would need to be structured to allow G&K to terminate the transaction in the event G&K received a superior proposal. The Company Board also noted, based in part on input from BofA Merrill Lynch, that Cintas was the most logical buyer of G&K and that other industry participants were unlikely to provide an offer that would exceed the value of the Cintas proposal because of, among other things, other industry participants’ capital structure and current and historical leverage. Following these discussions, the Company Board determined that Cintas’ $94.00 per share offer was inadequate and directed the working group to further consider conducting a pre-signing market check. Following the meeting, the working group, with representatives of BofA Merrill Lynch, continued to discuss whether to conduct a pre-signing market check, but no decision was then made with respect to whether to conduct a market check.

On July 8, 2016, Mr. Milroy advised Mr. Farmer that the Company Board had determined that Cintas’ $94.00 per share was inadequate. Later that day, Mr. Farmer provided Mr. Milroy a written proposal to acquire all of the outstanding common shares of G&K for $95.00 per share in cash. The proposal included a shortened due diligence request list and indicated that, subject to Cintas completing its regulatory review of the proposed transaction, Cintas would be in a position to agree to transaction terms with respect to regulatory matters that would provide for certainty and timeliness of closing the transaction.

From July 10, 2016 through July 21, 2016, G&K and Cintas held discussions with each other and their respective advisors and exchanged information regarding their respective companies as part of a due diligence review of the proposed transaction, including with respect to certain regulatory matters.

On July 22, 2016, the working group with representatives of BofA Merrill Lynch, met telephonically to discuss the next steps in further negotiations with Cintas, including strategies to increase the purchase price. During this meeting, the working group discussed the possibility of conducting a pre-signing market check and concluded not to do so based on (i) its belief that Cintas would be most likely to offer the best combination of value and closing certainty to G&K’s shareholders, (ii) its belief that the risks of a pre-signing market check, including the possibility of leaks, transaction delays and an adverse reaction by Cintas, outweighed any potential benefits and (iii) the fact that the merger agreement would be structured to allow G&K to terminate the transaction in the event G&K received a superior alternative proposal.

On July 25, 2016, Messrs. Milroy and Farmer spoke by telephone, and Mr. Milroy stated that he did not believe the Company Board would view Cintas’ $95.00 per share offer as being adequate. Mr. Farmer stated that he expected a counterproposal on price from G&K and that Cintas was unwilling to make an offer that would meet or exceed the $100.00 per share threshold requested by the Company Board. Later that day, Mr. Farmer delivered to Mr. Milroy a written confirmation of Cintas’ proposal to acquire all of the outstanding common shares of G&K for $95.00 per share in cash, in which Cintas expressed its commitment to take certain actions with respect to regulatory matters if necessary to provide for certainty and timeliness of closing the transaction, in accordance with ongoing discussions among the parties and their respective advisors.

On July 26, 2016, the working group, with representatives of BofA Merrill Lynch, representatives of Weil, Gotshal & Manges LLP (“Weil”), legal counsel for G&K, and Stinson, met telephonically to evaluate Cintas’ most recent proposal provided by Cintas.

From July 26, 2016 through July 28, 2016, Messrs. Milroy and Farmer communicated several times with respect to the proposed transaction regarding, among other things, the proposed purchase price, terms with respect to regulatory matters related to certainty and timeliness of closing the transaction and the amount and terms of a termination fee by each party in certain circumstances. At the conclusion of these discussions, Messrs. Milroy and Farmer agreed to take a transaction at a proposed price of $97.50 per share in cash to their respective boards of directors.

On July 28, 2016, the Company Board met telephonically, which meeting was attended by members of G&K senior management and representatives of BofA Merrill Lynch, Weil and Stinson, to discuss the status of the negotiations with Cintas and to obtain the Company Board’s input on further negotiations. After updating the Company Board on recent negotiations, Mr. Milroy advised the Company Board that he and Mr. Farmer discussed a potential transaction at a proposed price of $97.50 per share in cash. After discussion, the Company Board agreed to continue discussions with Cintas for a proposed transaction at $97.50 per share in cash because, in the Company Board’s view, the offer represented a full price for the potential long-term standalone value of the Company, the potential synergies from a combination and the lack of comparable opportunities for Cintas. The Company Board also considered the uncertainty of being able to achieve comparable or greater value through other strategic means, and its belief, based, in part, on input from its advisors, that after four increases Cintas would not increase the proposed price above this amount.

From July 30, 2016 to August 3, 2016, G&K, Cintas and their respective legal advisors discussed and negotiated certain transaction terms to be included in the definitive merger agreement, including terms related to regulatory approvals and certainty and timeliness of closing the transaction and the payment of a termination fee by each party in certain circumstances.

On August 2, 2016, the Company Board met telephonically, which meeting was attended by members of G&K senior management and representatives of BofA Merrill Lynch, Weil and Stinson to update the Company

Board on the status of the negotiations with Cintas and to obtain board input on further negotiations. After discussion, the board members agreed to continue discussions with Cintas for a proposed transaction at $97.50 per share in cash.

On August 3, 2016, Mr. Farmer delivered to Mr. Milroy a written confirmation of Cintas’ proposal to acquire all of the outstanding common shares of G&K for $97.50 per share in cash, in which Cintas expressed its commitment to take certain actions with respect to regulatory approvals if necessary to provide for certainty and timeliness of closing the transaction and to pay a termination fee in certain circumstances if regulatory approval is not obtained. Also on August 3, 2016, Cintas delivered a draft of a proposed merger agreement to G&K.

On August 4, 2016, G&K granted representatives from Cintas and Jones Day and Keating Muething & Klekamp, legal counsel to Cintas, access to an electronic data room that contained due diligence information requested by Cintas. From August 4 through August 15, 2016, G&K, Cintas and their respective legal advisors discussed and negotiated the terms of the merger agreement, and Cintas and its advisors continued its due diligence review of G&K. In these discussions, the parties negotiated certain transaction terms, including terms related to regulatory approvals and certainty and timeliness of closing the transaction, the payment of a termination fee by each party in certain circumstances, the ability of G&K to continue to pay its regular quarterly dividend during the period prior to the closing of the transaction, and the terms of severance and other benefits for G&K employees.

On August 10, 2016, the Company Board met telephonically, which meeting was attended by members of G&K senior management and representatives of BofA Merrill Lynch, Weil and Stinson. Mr. Cotter advised the Company Board of the status of negotiations and due diligence to date. Representatives of Weil and Stinson then advised the Company Board with respect to their fiduciary duties, the proposed terms of the merger agreement, the proposed terms of severance and other benefits for G&K officers and other employees and a proposed by-law to designate the courts of the state of Minnesota as the exclusive forum for litigation concerning the internal affairs of G&K. Representatives of BofA Merrill Lynch gave a preliminary financial presentation regarding the proposed transaction.

In the afternoon of August 15, 2016, the Company Board met in person and telephonically, together with members of G&K senior management and representatives of BofA Merrill Lynch, Weil and Stinson to consider a proposed merger transaction with Cintas at $97.50 per share. Representatives of Weil and Stinson reviewed the directors’ fiduciary duties and provided directors with an updated summary of the key terms of the merger agreement and the proposed exclusive forum by-law. Also at this meeting, representatives of BofA Merrill Lynch reviewed with the Company Board its financial analysis of the $97.50 per share in cash merger consideration. After discussion among the Company Board and its advisors, representatives of BofA Merrill Lynch delivered to the Company Board an oral opinion, which was confirmed by delivery of a written opinion dated August 15, 2016, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of G&K common stock (other than the excluded shares), was fair, from a financial point of view, to such holders. Following discussion among the directors, after careful consideration, the Company Board unanimously (other than Thomas Greco, who had to leave the meeting prior to the vote as a result of prior business commitments but who subsequently expressed his approval) approved the merger agreement and the Merger, the exclusive forum by-law and related matters.

Following the Company Board meeting, during the evening of August 15, 2016, G&K and Cintas finalized and executed the merger agreement.

On August 16, 2016, the parties issued press releases announcing execution of the merger agreement.

Reasons for Recommending the Approval of the Merger Agreement

On August 15, 2016, the Company Board unanimously (other than Thomas Greco, who had to leave the meeting prior to the vote as a result of prior business commitments but who subsequently expressed his approval) approved the execution, delivery and performance of the merger agreement in accordance with the MBCA (including for purposes of Section 302A.613, Subd. 1 thereof).

In evaluating the merger agreement and the transactions contemplated thereby, including the Merger, the Company Board consulted with and received the advice of, the Company’s senior management team and its legal and financial advisors. In reaching its decision, the Company Board considered and evaluated a variety of factors, including, but not limited to, the following factors (listed in no particular order) that the Company Board viewed as generally supporting its decision to approve and enter into the merger agreement and its recommendation that the Company’s shareholders vote “FOR” the merger proposal.

•	Merger Consideration; Negotiations. The Company Board believed, based in part on input from its advisors and Cintas’ statements and positions taken during the nearly eight-month period in which G&K and Cintas engaged in arm’s-length negotiations, that, after four increases, the $97.50 per share price reflected in the Merger Agreement was the maximum amount that Cintas was willing to pay to acquire the Company. In evaluating the per share merger consideration, the Company Board considered a number of factors, including:

•	current and historical market prices of the Company’s common stock;

•	market performance of the Company’s common stock relative to those of other participants in the industry;

•	general market indices and analyst expectations;

•	that the merger consideration provides an approximately 20% premium to the stock price on August 12, 2016, a 22.7% premium to the 30-trading day volume weighted average price through August 12, 2016, a 29.2% premium to the 90-trading day volume weighted average price through August 12, 2016, a 40.3% premium to the one-year volume weighted average price through August 12, 2016, a 43.7% premium to the two-year volume weighted average price through August 12, 2016, a 50.3% premium to the three-year volume weighted average price through August 12, 2016, a 20.1% premium to the 52-week high for the period ending August 12, 2016, and a 68.7% premium to the 52-week low for the period ending August 12, 2016; and

•	the Company Board’s view of G&K’s potential long-term value as a standalone entity and the risks and uncertainties associated with achieving such value;

•	Best Alternative for Maximizing Shareholder Value. The Company Board believed that the merger consideration was more favorable to the Company’s shareholders than the potential value that could reasonably be expected to result from other alternatives reasonably available to the Company, including the continued operation of the Company on a standalone basis or engaging in other potential strategic transactions. In reaching this conclusion, the Company Board considered:

•	the Company’s business, assets and prospects, its competitive position and historical and projected financial performance, and the current and expected future economic trends in the industry in which the Company operates; and

•	the strategic and financial alternatives reasonably available to the Company as a standalone company, including executing on the Company’s standalone plan and the lack of prospects for strategic transactions of meaningful scale available to the Company, and the risks and uncertainties associated with those alternatives, none of which would be likely to result in value to shareholders that would exceed, on a present-value basis, the value of the merger consideration.

•	Other Potentially Interested Parties. The Company Board considered its view that other potential buyers were unlikely to provide an offer that would exceed the value of the merger consideration because of, among other things, their capital structure and current and historical leverage, but that if there were another buyer capable of, and willing to, make such an offer to acquire the Company, such offer would not be precluded by the terms of the merger agreement.

•	Strength and Complementary Nature of the Cintas Business. The Company Board believed that Cintas was most logical acquiror of the Company based on:

•	Cintas’ existing operations, industry expertise, complementary businesses and geographic footprint, as well as the projected cost synergies that would result from the combination;

•	Cintas’ strong balance sheet and financial position; and

•	the fact that Cintas was the potential transaction partner that was most likely to offer the best combination of value and closing certainty to the Company’s shareholders.

•	Cash Consideration; Certainty of Value. The Company Board considered the fact that the merger consideration is a fixed cash amount that would provide shareholders with certainty of value and liquidity for their shares immediately upon the closing of the Merger. The Company Board considered the contrast between that certainty and the risks and uncertainties inherent in the business, including the internal and external risks associated with the Company’s standalone strategy.

•	Opinion of the Company’s Financial Advisor. The Company Board considered the opinion of BofA Merrill Lynch, dated August 15, 2016, to the Company Board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of G&K common stock (other than excluded shares), as more fully described below in the section entitled “—Opinion of BofA Merrill Lynch,” beginning on page 40.

•	High Probability of Completion. The Company Board believed that the highly competitive nature of the industry, the complementary nature of the businesses of Cintas and the Company, and the efforts required under the merger agreement to obtain regulatory approvals, among other things, all increase the likelihood that the Merger can be completed in a reasonable time frame and reduce the potential disruption in operations.

•	No Financing Condition. The Company Board considered the fact that the Merger is not subject to a financing condition, which further supports the likelihood that the Merger can be completed in a reasonable timeframe.

•	The Merger Agreement. The Company Board considered the general terms and conditions of the merger agreement, including the following specific terms:

•	the fact that, under certain circumstances, the Company’s ability to terminate the merger agreement and/or change its recommendation in connection with a superior proposal could also result in a payment by the Company of a $60 million termination fee to Cintas (as described under “The Merger Agreement—Change in Board Recommendation” and “—Acquisition Proposals; No Solicitation” beginning on pages 67 and 65, respectively);

•	the Company Board’s belief, after consulting with the Company’s outside advisors, that the Company’s obligation to pay Cintas a termination fee of $60 million if the merger agreement is terminated under certain specific circumstances, is reasonable and consistent with fees in comparable transactions and not preclusive of other competing proposals;

•	the fact that the Company and Cintas are required to use reasonable best efforts to obtain the required regulatory approvals;

•	the commitment by Cintas to make certain divestitures of products, services and related assets representing up to $300 million in revenue, if necessary, to complete the Merger;

•	the requirement that Cintas pay to the Company a $100 million termination fee in the event (i) the merger agreement is terminated by either Cintas or the Company following a court or government order relating to the HSR Act or another antitrust law or regulation that enjoins or otherwise prohibits the completion of the Merger or (ii) if the Merger is not completed by the End Date (as defined in the merger agreement), provided all of the conditions to closing are satisfied or are then capable of being satisfied, other than the conditions relating to regulatory approvals; and

•	the conditions to closing, which are customary in number and scope, and which, in the case of the condition related to the accuracy of the Company’s representations and warranties at closing, are generally subject to a “Material Adverse Effect” qualification.

•	Transaction Structure. The Company Board considered that the structure of the transaction as a merger would result in detailed public disclosure and that the completion of the Merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of the Company’s common stock.

In the course of its deliberations, the Company Board also considered certain risks and other potentially negative factors concerning the transactions contemplated by the merger agreement, including:

•	that, following the Merger, the Company will no longer exist as a standalone public company, but will be a wholly owned subsidiary of Cintas;

•	that the Company’s shareholders will have no ongoing equity participation in the Company following the Merger and will not participate in further value increases, if any;

•	the risks and costs to the Company related to the uncertainty of the completion of the Merger, including adverse impacts on employees and customers;

•	the fact that the Merger may not be completed in a timely manner or at all, as a result of a failure to satisfy certain conditions, including approval by the Company’s shareholders and receipt of all regulatory clearances, including under the HSR Act and under the Competition Act (Canada);

•	the uncertainty about the long-term effect of the Merger on the Company’s employees, including potential job losses, potential and existing customers and suppliers and other parties;

•	that the merger agreement precludes the Company from actively soliciting competing proposals;

•	the merger agreement’s restrictions on the conduct of the Company’s business before completion of the Merger, generally requiring the Company to operate only in the ordinary course subject to certain specific limitations;

•	the fact that the Company’s officers and employees may receive certain benefits that are different from, and in addition to, those of the Company’s shareholders (see “ — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 46);

•	the costs and potential business disruptions involved in connection with entering into and completing the Merger, including in connection with any potential litigation;

•	the possibility that the Company may be required under the terms of the Merger Agreement to pay a $60 million termination fee; and

•	that the receipt of cash by shareholders in exchange for their shares of the Company’s common stock pursuant to the Merger will be a taxable transaction to the Company’s shareholders for U.S. federal income tax purposes.

The foregoing discussion of the information and factors considered by the Company Board includes the material factors considered by the Company Board but does not necessarily include all of the factors considered by the Company Board. In view of the complexity and variety of factors considered in connection with its evaluation of the merger agreement and the Merger, the Company Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors.

Certain G&K Unaudited Prospective Financial Information

In connection with the Merger, G&K’s management prepared financial projections of revenue (i.e., total sales), EBITDA, operating income, adjusted net income and adjusted earnings per share for fiscal years 2016 through 2021 (the “G&K Projections”), all of which were prepared by G&K’s management as of January 15, 2016 with the fiscal year ended July 2, 2016 being recalculated by G&K’s management as of August 5, 2016 based on G&K’s fiscal year end results for the year ended July 2, 2016. The G&K Projections were prepared for internal use and provided to the Company Board, for the purposes of considering, analyzing and evaluating G&K’s strategic and financial alternatives, including the Merger. The G&K Projections were also provided to BofA Merrill Lynch in connection with rendering its fairness opinion to the Company Board and in performing the related analyses. The G&K Projections were not provided to Cintas or Cintas’ financial advisor prior to the signing of the merger agreement. G&K is including in this proxy statement a summary of certain limited unaudited prospective financial information for G&K on a standalone basis, without giving effect to the Merger, to give G&K shareholders access to certain nonpublic information provided to the Company Board and BofA Merrill Lynch for purposes of evaluating the Merger. The inclusion of the G&K Projections should not be regarded as an indication that the Company Board, G&K, BofA Merrill Lynch or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results or an accurate prediction of future results of G&K, and they should not be relied on as such.

The G&K Projections and the underlying assumptions upon which the G&K Projections were based are subjective in many respects, and subject to multiple interpretations and frequent revisions attributable to the cyclicality of G&K’s industry and based on actual experience and business developments. The G&K Projections reflect numerous assumptions with respect to G&K’s performance, industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond G&K’s control. Multiple factors, including those described in the section entitled “Cautionary Statement Concerning Forward-Looking Statements,” could cause the G&K Projections or the underlying assumptions to be inaccurate. As a result, there can be no assurance that the G&K Projections will be realized or that actual results will not be significantly different than projected. Because the G&K Projections cover multiple years, such information by its nature becomes less predictive with each successive year. The G&K Projections do not take into account any circumstances or events occurring after the date on which they were prepared. Economic and business environments can and do change quickly, which adds an additional significant level of uncertainty as to whether the results portrayed in the G&K Projections will be achieved. As a result, the inclusion of the G&K Projections in this proxy statement does not constitute an admission or representation by G&K or any other person that the information is material. The summary of the G&K Projections is not provided to influence G&K shareholders’ decisions regarding whether to vote for the Merger proposal or any other proposal.

The G&K Projections were not prepared with a view toward public disclosure or toward compliance with United States generally accepted accounting principles (“GAAP”), published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither KPMG LLP (“KPMG”), G&K’s independent registered public accounting firm, nor any other accounting firm, has examined, compiled or performed any procedures with respect to the G&K Projections, and accordingly, KPMG does not express an opinion or any other form of assurance with respect thereto. The KPMG report incorporated by reference in this proxy statement relates to G&K’s historical financial information. It does not extend to the prospective financial information contained herein and should not be read to do so.

The following is a summary of the G&K Projections:

Summary of the G&K Projections

(dollars in millions, except per share data)

	Projected Fiscal Year
	2016(1)	2017	2018	2019	2020	2021
Total Sales	$960	$1,001	$1,065	$1,133	$1,210	$1,293
EBITDA(2)	$155	$169	$194	$218	$239	$260
Operating Income	$123	$130	$149	$169	$187	$211
Adjusted Net Income(3)	$70	$74	$86	$98	$109	$124
Adjusted Earnings Per Share(3)	$3.49	$3.78	$4.44	$5.15	$5.84	$6.71
Unlevered Free Cash Flow(4)	$64	$66	$69	$97	$109	$122

(1)	Projected figures for fiscal year 2016 are normalized for a 52-week year.
(2)	EBITDA is defined as earnings before interest, income taxes and depreciation and amortization.
(3)	Adjusted Net Income and Adjusted Earnings Per Share exclude income allocable to participating securities at an assumed allocation rate of 1.5% of net income from continued operations.
(4)	Unlevered Free Cash Flow is defined as earnings before interest and taxes, less taxes, plus depreciation and amortization, less capital expenditures, plus (less) changes in net working capital.

The G&K Projections do not take into account the possible financial and other effects on G&K of the Merger and do not attempt to predict or suggest future results of the combined company. The G&K Projections do not give effect to the Merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the Merger, the potential synergies that may be achieved by the combined company as a result of the Merger, the effect on G&K of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but that were instead altered, accelerated, postponed or not taken in anticipation of the Merger. Further, the G&K Projections do not take into account the effect on G&K of any possible failure of the Merger to occur.

For the foregoing reasons, and considering that the annual meeting will be held several months after the G&K Projections were prepared, as well as the uncertainties inherent in any forecasting information, readers of this proxy statement are cautioned not to place unwarranted reliance on the G&K Projections set forth above. No one has made or makes any representation to any shareholder regarding the information included in the G&K Projections. G&K urges all G&K shareholders to review its most recent SEC filings for a description of its reported financial results. See the section entitled “Where You Can Find Additional Information.”

In addition, the G&K Projections have not been updated or revised to reflect information or results after the date the G&K Projections were prepared, and except as required by applicable securities laws, G&K does not intend to update or otherwise revise the G&K Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

Non-GAAP Financial Measures

The G&K Projections contain certain non-GAAP financial measures, including EBITDA and Adjusted Net Income, which G&K believes are more meaningful in understanding its past financial performance and future results. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with G&K’s consolidated financial statements prepared in accordance with GAAP and the reconciliation to GAAP measures presented herein. G&K management regularly uses supplemental non-GAAP financial measures internally to understand and manage the business and forecast future periods.

Reconciliation of Adjusted Net Income and EBITDA to Net Income

Set forth below is a reconciliation of Adjusted Net Income and EBITDA to Net Income, the most comparable GAAP financial measure, based on financial information available to, or projected by, G&K. (Certain totals may not add due to rounding).

	Projected Fiscal Years
(dollars in millions)	2016(1)	2017	2018	2019	2020	2021
Net Income	71	75	87	99	111	126
Plus/(minus)
Income allocable to participating securities	(1)	(1)	(1)	(1)	(2)	(2)

Adjusted Net Income	70	74	86	98	109	124
Plus/(minus)
Income allocable to participating securities	1	1	1	1	2	2
Income taxes	42	46	53	61	68	77
Interest expenses	7	9	9	9	9	8
Depreciation expense	34	39	44	48	51	49
Amortization of intangibles	1	1	1	1	1	—

EBITDA	155	169	194	218	239	260

(1) Projected figures for fiscal year 2016 are normalized for a 52-week year.

Opinion of BofA Merrill Lynch

G&K has retained BofA Merrill Lynch to act as G&K’s financial advisor in connection with the Merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. G&K selected BofA Merrill Lynch to act as G&K’s financial advisor in connection with the Merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the Merger, its reputation in the investment community and its familiarity with G&K and its business.

On August 15, 2016, at a meeting of the Company Board held to evaluate the Merger, BofA Merrill Lynch delivered to the Company Board an oral opinion, which was confirmed by delivery of a written opinion dated August 15, 2016, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of G&K common stock (other than excluded shares) was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion to the Company Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the Company Board for the benefit and use of the Company Board (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the Merger and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to G&K or in which G&K might engage or as to the underlying business decision of G&K to proceed with or effect the Merger. BofA Merrill Lynch’s opinion does not address any other aspect of the Merger and does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed Merger or any related matter.

In connection with rendering its opinion, BofA Merrill Lynch:

(i)	reviewed certain publicly available business and financial information relating to G&K;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of G&K furnished to or discussed with BofA Merrill Lynch by the management of G&K, including certain financial forecasts relating to G&K prepared by the management of G&K, referred to herein as G&K Projections;

(iii)	discussed the past and current business, operations, financial condition and prospects of G&K with members of senior management of G&K;

(iv)	reviewed the trading history for G&K common stock and a comparison of that trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;

(v)	compared certain financial and stock market information of G&K with similar information of other companies BofA Merrill Lynch deemed relevant;

(vi)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

(vii)	reviewed a draft, dated August 14, 2016, of the merger agreement (the “Draft Agreement”); and

(viii)	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with BofA Merrill Lynch and relied upon the assurances of the management of G&K that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the G&K Projections, BofA Merrill Lynch was advised by G&K, and assumed, that the G&K Projections were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of G&K as to the future financial performance of G&K. BofA Merrill Lynch did not make or was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of G&K, nor did it make any physical inspection of the properties or assets of G&K. BofA Merrill Lynch did not evaluate the solvency or fair value of G&K or Cintas under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of G&K, that the Merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on G&K. BofA Merrill Lynch has also assumed, at the direction of G&K, that the final executed merger agreement would not differ in any material respect from the Draft Agreement reviewed by BofA Merrill Lynch.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the Merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the Merger. BofA Merrill Lynch was not requested to, and it did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of G&K or any alternative transaction. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the holders of G&K common stock and no opinion or view was expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the merger consideration. Furthermore, no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to G&K or in which G&K might engage or as to the underlying business decision of G&K to proceed with or effect the Merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any shareholder should vote or act in connection with the Merger or any related matter. Except as described above, G&K imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by a fairness opinion review committee of BofA Merrill Lynch.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the Company Board in connection with its opinion. The financial analyses summarized below include information presented in tabular format set forth below. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

G&K Financial Analyses.

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information for G&K and the following two selected publicly traded companies in the uniform rental and services industry:

•	Cintas

•	UniFirst Corporation

BofA Merrill Lynch reviewed, among other things, per share equity values, based on closing stock prices on August 12, 2016, of the selected publicly traded companies as a multiple of calendar year 2016 and 2017 estimated earnings per share, commonly referred to as EPS, with such calendar adjusted to G&K’s fiscal year ending July 2, 2016 and July 1, 2017. The range of multiples for the selected publicly traded companies was 21.1x - 26.1x for 2016 EPS and 20.5x - 24.0x for 2017 EPS. BofA Merrill Lynch then applied the resulting 2016 EPS multiples of 21.0x to 26.0x derived from the selected publicly traded companies to G&K’s fiscal year 2016 estimated earnings per share, as adjusted in the G&K Projections by normalizing the projected figures for G&K’s fiscal year 2016 for a 52-week year (the “adjusted earnings per share”), and the resulting 2017 EPS multiples of 20.0x to 24.0x derived from the selected publicly traded companies to G&K’s fiscal year 2017 adjusted earnings per share. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of G&K were based on the G&K Projections. This analysis indicated the following approximate implied per share equity value reference ranges (rounded to the nearest $0.05) for G&K, as compared to the merger consideration:

Implied Per Share Equity Value Reference Ranges for G&K		Merger Consideration
2016E EPS	2017E EPS
$73.30 - $90.75	$75.65 - $90.80	$97.50

No selected company used in this analysis is identical or directly comparable to G&K. Accordingly, an evaluation of the results of this analysis is not entirely predictive. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which G&K was compared.

Selected Precedent Transactions Analysis. BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following seven selected transactions involving companies in the uniform rental and services industry:

Acquiror	Target	Announcement Date	Transaction Value (in millions)
• Clothesline Holdings, Inc.	• Angelica Corporation	• 5/23/2008	• $297
• Eurazeo / Intermediate Capital Group PLC	• Elis SA	• 8/8/2007	• $3,150
• Goldman Sachs Capital Partners, LP, CCMP Capital Advisors, LLC, Thomas H. Lee Partners, L.P., J.P. Morgan Partners, LLC, Warburg Pincus LLC	• ARAMARK Corporation	• 8/8/2006	• $7,720
• Cintas	• Omni Services, Inc.	• 3/18/2002	• $660
• Cintas	• Unitog Company	• 1/11/1999	• $460
• Tartan Textile Services, Inc.	• G&K Services, Inc. (Selected Assets)	• 4/27/1998	• $81
• G&K Services, Inc.	• National Services Industries, Inc. (Selected Assets)	• 6/27/1997	• $287

BofA Merrill Lynch reviewed transaction values, either based on public filings or calculated as the enterprise value, calculated as equity values based on the consideration payable to the shareholders in the selected transaction, plus debt, plus preferred equity and minority interests, less cash, implied for the target company, as a multiple of the target company’s last twelve months (“LTM”) estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. Financial data of the selected acquisition precedent transactions was based on publicly available information at the time of announcement of each relevant transaction. For the transactions in which G&K was a party, the EBITDA multiples were provided by G&K management. Based on such LTM EBITDA, the range of EBITDA multiples for the selected transactions was 7.3x - 12.2x and the mean and median EBITDA multiples for the selected transactions were 9.6x and 9.3x, respectively. BofA Merrill Lynch then applied LTM EBITDA multiples of 7.5x - 12.0x derived from the selected acquisition precedent transactions to G&K’s EBITDA for fiscal year 2016, as disclosed in the G&K Projections, which was normalized for a 52-week year, to derive a range of implied enterprise values for G&K. BofA Merrill Lynch deducted from these ranges of implied enterprise values G&K’s estimate of the net debt of G&K as of July 2, 2016 of $207 million and divided the resulting ranges of implied equity values by a number of fully diluted shares, based on 19,681,478 common shares and 716,521 stock options with an average strike price of $42.93 as of August 12, 2016 (calculated on a treasury stock method basis taking into account outstanding in-the-money options and restricted stock, based on information provided by G&K), to derive the following approximate implied per share equity value reference ranges (rounded to the nearest $0.05) for G&K, as compared to the merger consideration:

Implied Per Share Equity Value Reference Ranges for G&K	Merger Consideration
LTM EBITDA
$48.00 - $82.40	$97.50

No selected company, business or transaction used in this analysis is identical or directly comparable to G&K or the Merger. Accordingly, an evaluation of the results of this analysis is not entirely predictive. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which G&K and the Merger were compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of G&K to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that G&K was forecasted to generate during G&K’s fiscal year 2017 through fiscal year 2021 based on the G&K Projections. Unlevered, after-tax free cash flows were calculated as earnings before interest and taxes (“EBIT”), less taxes, plus depreciation and amortization, less capital expenditures, plus (less) changes in net working capital. BofA Merrill Lynch calculated a range of terminal values for G&K by applying an assumed perpetuity growth rate range, based on guidance provided by G&K management, of 2.50% - 3.50% to G&K’s estimated terminal year unlevered, after-tax free cash flow. The cash flows from fiscal year 2017 through fiscal year 2021 and the range of terminal values were then discounted using a mid-year convention to present value as of June 30, 2016 using discount rates ranging from 8.00% - 10.00%, which were based on an estimate of G&K’s weighted average cost of capital and chosen by BofA Merrill Lynch upon an analysis of the capital structure and costs of equity and debt of the Company, to derive a range of implied enterprise values for G&K. BofA Merrill Lynch deducted from these ranges of implied enterprise values G&K’s estimate of the net debt of G&K as of July 2, 2016 of $207 million and divided the resulting ranges of implied equity values by a number of fully diluted shares, based on 19,681,478 common shares and 716,521 stock options with an average strike price of $42.93 as of August 12, 2016 (calculated on a treasury stock method basis taking into account outstanding in-the-money options and restricted stock, based on information provided by G&K), to derive the following approximate implied per share equity value reference ranges (rounded to the nearest $0.05) for G&K as compared to the merger consideration:

Implied Per Share Equity Value Reference Range for G&K	Merger Consideration
$61.45 - $106.00	$97.50

Present Value of Projected Future Stock Price. BofA Merrill Lynch performed an illustrative analysis of the implied present value of the future price per share of G&K’s common stock, which is designed to provide insight into an illustrative potential future price of G&K’s common equity as a function of (1) G&K’s future earnings and an assumed stock price to next fiscal year (“NFY”) earnings multiple and (2) G&K’s future dividends to G&K’s common shareholders. BofA Merrill Lynch calculated the implied values per share of G&K’s common stock in one year, two years, three years and four years from August 12, 2016 by first applying to G&K’s projected earnings per share based on G&K Projections for each of the fiscal years 2017, 2018, 2019 and 2020 respectively, the following NFY earnings per share multiples: (i) 20.8x, based on Wall Street estimates of G&K’s 2017 earnings per share and its common stock price as of August 12, 2016; (ii) 19.0x, estimated by applying an approximately 8.6% discount to the NFY earnings per share multiple of 20.8x described above (the 8.6% discount represents the percentage amount that the two year average stock price to next twelve months (“NTM”) earnings per share multiple as of August 12, 2016, falls below the NTM earnings per share multiple of 20.5x, which is based on Wall Street estimates of G&K’s NTM earnings per share and its common stock price as of August 12, 2016); and (iii) 17.2x, estimated by applying an approximately 17.2% discount to the NFY earnings per share multiple of 20.8x described above (the 17.2% discount represents the percentage amount that the five year average stock price to NTM earnings per share multiple as of August 12, 2016, falls below the NTM earnings per share multiple of 20.5x). BofA Merrill Lynch then discounted to August 12, 2016 the resulting implied values per share of G&K’s common stock in one year, two years, three years and four years from August 12, 2016 by assuming a cost of equity for G&K of 9.5%. BofA Merrill Lynch then added to the resulting implied present values per share, cumulative future dividends per share of $1.60, $3.36, $5.42 and $7.80 respectively based on G&K Projections of future dividends per common share of $1.60 in 2017, $1.75 in 2018, $2.06 in 2019, and $2.38 in 2020, discounted to August 12, 2016 using a mid-year convention. This analysis indicated the following approximate implied per share equity value reference ranges (rounded to the nearest $0.05) for G&K, as compared to the current fiscal 2017 price to earnings multiple and the per share merger consideration:

Implied Per Share Equity Value Reference Ranges for G&K		Merger Consideration
Current 2017 P/E Multiple	Adjusted NTM 5-Year P/E Multiple
$86.00 - $103.65	$71.45 - $86.90	$97.50

Other Factors.

In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors, including:

•	historical trading prices of G&K common stock during the five-year period ended August 12, 2016;

•	the present value of targets for G&K’s common stock published by five equity analysts during the period from April 26, 2016 to June 6, 2016, and ranging from a low of $58.00 per share to a high of $83.00 per share, with a mean of $74.60 and a median of $78.00 per share; and

•	the implied premiums of the merger consideration of $97.50 to G&K’s common stock price as of August 12, 2016 and its historical stock prices, including the 20.4% premium to the stock price on August 12, 2016, the 22.7% premium to the 30-trading day volume weighted average price through August 12, 2016, the 29.2% premium to the 90-trading day volume weighted average price through August 12, 2016, the 40.3% premium to the one-year volume weighted average price through August 12, 2016, the 43.7% premium to the two-year volume weighted average price through August 12, 2016, the 50.3% premium to the three-year volume weighted average price through August 12, 2016, the 20.1% premium to the 52-week high for the period ending August 12, 2016, and the 68.7% premium to the 52-week low for the period ending August 12, 2016 as compared to the premiums paid to the unaffected stock price and 52-week high in U.S. all cash transactions between $500 to $3,500 million from 2000 to 2016.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to the Company Board in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of G&K and Cintas. The estimates of the future performance of G&K and Cintas in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those such estimates or estimates suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the merger consideration and were provided to the Company Board in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual value of G&K.

The type and amount of consideration payable in the Merger was determined through negotiations between G&K and Cintas, rather than by any financial advisor, and was approved by the Company Board. The decision to enter into the merger agreement was solely that of the Company Board. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the Company Board in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the Company Board or management with respect to the Merger or the merger consideration.

G&K has agreed to pay BofA Merrill Lynch for its services in connection with the Merger an aggregate fee currently estimated to be approximately $25 million, $1 million of which was payable in connection with its opinion and the remaining portion of which is contingent upon the completion of the Merger. G&K also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of G&K, Cintas and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to G&K and have received or in the future may receive compensation for the rendering of these services, including acting as joint bookrunner and co-lead arranger for, and as a lender (including a letter of credit lender) to, G&K under its revolving credit facility and providing G&K certain treasury and trade management services and products. From August 1, 2014 through July 31, 2016, BofA Merrill Lynch and its affiliates derived aggregate revenues from G&K and its affiliates of approximately $2 million for investment and corporate banking services.

Interests of the Company’s Directors and Executive Officers in the Merger

Members of our board of directors and our executive officers have various interests in the Merger described in this section that may be in addition to, or different from, the interests of G&K Services, Inc. shareholders generally. You should keep this in mind when considering the recommendation of the Company Board for the approval of the merger agreement. The members of the Company Board were aware of these interests and considered them at the time they approved the merger agreement and in making their recommendation that G&K Services, Inc. shareholders approve the merger agreement. These interests are described below.

Treatment of Outstanding Equity Awards

The Company sponsors the G&K Services, Inc. Restated Equity Incentive Plan (2013) (the “Stock Plan”). Outstanding awards under the Stock Plan include stock options, restricted stock, and restricted stock units.

As further described under “The Merger Agreement — Treatment of Company Equity Awards; Stock Purchase Program,” on page 59, under the merger agreement, for each award granted to non-employee directors and executive officers under the Stock Plan that is outstanding immediately prior to the effective time of the Merger, the vesting will accelerate in full and all restrictions will lapse at which point such awards will be cancelled and terminated in consideration for the right to receive a cash payment. For options, such cash payment will generally be equal to the product of the number of shares subject to the award, and the excess, if any, of the merger consideration over the exercise price of such option. For all other awards, such cash payment will generally be equal to the product of the number of shares subject to the award, assuming target level of performance for any performance-based vesting awards, multiplied by the merger consideration.

Summary Tables

The following table sets forth the pre-tax cash proceeds that each of our executive officers and non-employee directors would receive at or promptly after the effective time of the Merger in respect of outstanding Stock Options, whether or not vested, held by such executive officers and non-employee directors as of September 2, 2016, based on the $97.50 per share merger consideration. The table includes payments in respect of Stock Option Awards that may vest prior to the completion of the Merger in accordance with their terms.

Stock Option Awards

Name	Vested Stock Options (#)	Value of Vested Stock Options	Unvested Stock Options (#)	Value of Unvested Stock Options	Total Value
Executive Officers
Douglas A. Milroy	288,594	$17,762,038	75,351	$2,229,146	$19,991,184
Tracy C. Jokinen	8,482	$288,488	10,911	$319,983	$608,471
Jeffrey L. Cotter	28,837	$1,681,438	7,208	$228,434	$1,909,872
Ian G. Davis	17,626	$839,563	12,331	$353,652	$1,193,215
Kevin A. Fancey	17,278	$705,645	12,392	$391,823	$1,097,468
Non-Employee Directors
John S. Bronson	0	$0	0	$0	$0
Lynn Crump-Caine	7,800	$641,778	0	$0	$641,778
Wayne M. Fortun	7,200	$588,648	0	$0	$588,648
Thomas R. Greco	2,000	$91,440	1,000	$45,720	$137,160
Ernest J. Mrozek	9,600	$758,112	0	$0	$758,112
M. Lenny Pippin	14,400	$1,181,664	0	$0	$1,181,664
Alice M. Richter	7,200	$588,648	0	$0	$588,648
Lee J. Schram	1,000	$34,470	2,000	$68,940	$103,410

The following table sets forth the pre-tax cash proceeds that each of our executive officers and non-employee directors would receive promptly after the effective time of the Merger in respect of unvested Restricted Stock and Restricted Stock Units held as of September 2, 2016, including in respect of awards that may vest prior to the completion of the Merger in accordance with their terms.

Restricted Stock and Restricted Stock Units

Name	Restricted Share Awards (#)	Value of Restricted Share Awards	RSU Awards (#)	Value of RSU Awards	Total Value
Executive Officers
Douglas A. Milroy	109,160	$10,643,100	0	$0	$10,643,100
Tracy C. Jokinen	19,574	$1,908,465	0	$0	$1,908,465
Jeffrey L. Cotter	8,656	$843,960	0	$0	$843,960
Ian G. Davis	11,534	$1,124,565	0	$0	$1,124,565
Kevin A. Fancey	3,196	$311,610	7,146	$696,735	$1,008,345
Non-Employee Directors
John S. Bronson	3,188	$310,830	0	$0	$310,830
Lynn Crump-Caine	3,188	$310,830	0	$0	$310,830
Wayne M. Fortun	3,188	$310,830	0	$0	$310,830
Thomas R. Greco	2,708	$264,030	0	$0	$264,030
Ernest J. Mrozek	3,188	$310,830	0	$0	$310,830
M. Lenny Pippin	3,740	$364,650	0	$0	$364,650
Alice M. Richter	3,188	$310,830	0	$0	$310,830
Lee J. Schram	2,708	$264,030	0	$0	$264,030

Change of Control Severance Benefits for Executive Officers

Severance Policy

The Company maintains the G&K Services, Inc. Executive Severance and Change in Control Policy (the “Severance Policy”), pursuant to which participants, including the Company’s executive officers (other than Mr. Milroy, whose arrangement is described below), are entitled to the following payments and benefits upon such an officer’s (i) termination of employment by the Company without “cause” (as defined in the Severance Policy) or (ii) resignation by the executive officer for “good reason” (as defined in the Severance Policy), in either case within one year following a change of control:

•	a lump sum severance payment equal to the sum of 17 months of the officer’s base salary;

•	Company payment of the employer portion of monthly health insurance premiums up to 17 months; and

•	up to $12,000 in expenses for an outplacement organization selected by the officer that are incurred during the 1 year period commencing as of the officer’s date of termination without cause or resignation for good reason.

The Merger will constitute a change of control for purposes of the Severance Policy.

Under the terms of the Severance Policy, the Company, if terminating the officer’s employment without cause, or the officer, if resigning for good reason, must deliver 30 days’ advance written notice of such termination or resignation to the other party. During such 30-day notice period, the Company shall continue to pay the officer his or her salary and other amounts due, and shall otherwise continue any benefits that had been afforded the officer immediately prior to delivery of any such notice, but may, in its discretion, relieve the officer of some or all of his or her title, duties and responsibilities.

In addition, the Severance Policy provides that upon the occurrence of a change of control, generally any equity-based incentive awards that are held by the officer on the date of such change of control will become fully vested.

All payments and benefits made under the Severance Policy are subject to the officer executing a general release of claims and remaining in compliance at all times with any duties or obligations the officer may have under any agreement with the Company with respect to the officer complying with restrictive covenants.

If payments under the Severance Policy, together with any other payment or benefit received in connection with a change of control of the Company, would result in an excise tax under Section 4999 of the Internal Revenue Code, then such payments and benefits will be reduced to the extent necessary to eliminate such excise tax, but only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided to the officer, as determined on an after-tax basis.

Employment Agreement with Mr. Milroy

Mr. Milroy is a party to an employment agreement with the Company, effective March 1, 2007, and last amended on August 23, 2012 (“Mr. Milroy’s Agreement”), that provides Mr. Milroy with similar benefits and payments as provided to other named executive officers (“NEOs”) under the Severance Policy. Under the terms of Mr. Milroy’s Agreement, Mr. Milroy is entitled to the following payments and benefits in the event of Mr. Milroy’s (i) termination of employment by the Company without “cause” (as defined in Mr. Milroy’s Agreement) or (ii) resignation by Mr. Milroy for “good reason” (as defined in Mr. Milroy’s Agreement), in either case within one year following a change of control:

•	a severance payment equal to 1.99 times Mr. Milroy’s base salary in effect as of his date of termination or resignation, payable in weekly installments over 17 months but subject to a six month delayed commencement to the extent required by Section 409A of the Internal Revenue Code;

•	Company payment of the employer portion of monthly health insurance premiums up to 17 months;

•	up to $12,000 in expenses for outplacement services incurred during the 1 year period commencing as of Mr. Milroy’s date of termination or resignation;

•	a lump sum amount necessary to acquire full title to any personal automobile leased by us for Mr. Milroy or, if Mr. Milroy does not have the use of a personal automobile but has been given an automobile allowance, a lump sum payment equal to 3 times Mr. Milroy’s annual automobile allowance, payable on the 6 month anniversary of his termination date;

•	up to $7,500 in financial planning and tax preparation expenses incurred during the 17-month period commencing on Mr. Milroy’s date of termination or resignation; and

•	payment of any unpaid management incentive bonus that Mr. Milroy earned a right to receive as of the last day of the fiscal year ending prior to his termination.

Mr. Milroy’s Agreement also generally provides that, upon a change of control his economic incentive awards granted under the Stock Plan will become fully-vested. The Merger will constitute a change of control for purposes of Mr. Milroy’s Agreement.

All payments and benefits made under Mr. Milroy’s Agreement are subject to Mr. Milroy executing a general release of claims and his complying with restrictive covenants for 18 months following his termination or resignation date and a confidentiality covenant in perpetuity.

Excluding Mr. Milroy’s Performance Stock Award, if payments and benefits under Mr. Milroy’s Agreement made in connection with a change of control would result in an excise tax under Section 4999 of the Internal Revenue Code, then such payments and benefits will be reduced to the minimum extent necessary to provide Mr. Milroy with the best after-tax result.

Annual Executive Management Incentive Plan

Our Annual Executive Management Incentive Plan (the “MIP”) is a variable pay program tied to achievement of annual business goals. Under the terms of the MIP, incentive plan awards for our executive officers will be made as a Performance Unit awards under the Company’s Restated Equity Incentive Plan (2013) to be paid in cash and limited to $5 million per NEO as required under the terms of that plan. The payout for each qualified performance-based measure of an NEO’s MIP calculation is determined by multiplying the NEO’s base salary, the NEO’s target incentive percentage, and certain financial measures based generally on achievement of certain targets against an internal business plan approved annually by our board of directors. The Company may cause the annual MIP incentive plan awards for the fiscal year in which the effective time occurs to be paid out on a pro-rated basis based on performance measured through the effective time. The Company may pay such prorated incentives to an executive officer without requiring that the executive officer remain employed through the payment date, provided that the payment is pro-rated to reflect the portion of the performance period during which the executive officer remained employed. For an estimate of the value of the payments and benefits described above that could become payable, please see the column titled MIP and the described assumptions at “— Information Regarding Golden Parachute Compensation.”

Deferred Compensation Plan

The Company sponsors the Executive Deferred Compensation Plan (“DEFCO”), which will be terminated and all amounts distributed in connection with the consummation of the Merger. All executive officers (other than Mr. Fancey) participate in the DEFCO and will become fully vested and paid their respective account balance upon the termination of the DEFCO. For an estimate of the value of the payments and benefits described above that could become payable, please see the column titled Pension/NQDC and the described assumptions at “— Information Regarding Golden Parachute Compensation.”

Retention Program

Pursuant to the Merger, the Company has approved a retention program in the aggregate amount of not more than $7.5 million to promote retention and to incentivize efforts to consummate the closing of the Merger with eligible employees selected at the discretion of the Company’s Chief Executive Officer. The Company has entered into a retention bonus agreement with Mr. Cotter. Payment of Mr. Cotter’s retention award will be paid in a cash lump sum at the end of the retention period, subject to continued employment through the retention period (unless earlier terminated without cause). The retention period will end on the earlier of the transaction closing date or August 15, 2017. It is expected that no other executive officers will participate in the retention program.

Information Regarding Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the tables below present the estimated amounts of compensation that each named executive officer could receive that are based on or otherwise relate to the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the Merger-related compensation payable to G&K Services, Inc.’s named executive officers. This Merger-related compensation is subject to a non-binding advisory vote of G&K Services, Inc.’s shareholders. See the section entitled “The Annual Meeting — Required Vote —Advisory (Non-Binding) Vote on Merger-Related Compensation,” beginning on page 23.

The amounts set forth below have been calculated assuming the Merger was consummated on December 31, 2016, the latest practicable date determined prior to the filing of this proxy statement as of which we could estimate these payments, and, where applicable, assuming each named executive officer was terminated by the Company without cause or by the officer for good reason (each, a “qualifying termination”) on such date. The amounts indicated in the table below are estimates of amounts that would be payable to the named executive officers, and the estimates are based on multiple assumptions before taxes that may or may not actually occur, including assumptions described in this proxy statement and in the footnotes to the table. Some of the assumptions are based on information not currently available, and as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number.

Golden Parachute Compensation

Name	Cash(1)	Equity(2)	Pension/ NQDC(3)	Perquisites Benefits(4)	Total
Douglas A. Milroy	$2,020,581	$12,872,246	—	$89,043	$14,981,871
Tracy C. Jokinen	$741,258	$2,228,448	$39,988	$28,763	$3,038,457
Jeffrey L. Cotter	$671,662	$1,072,394	—	$28,763	$1,772,819
Ian G. Davis	$694,575	$1,450,819	$25,994	$28,552	$2,199,940
Kevin A. Fancey	$571,278	$1,400,168	—	$40,744	$2,012,190

(1)	Represents the double-trigger cash severance payable to each officer upon a qualifying termination within one year following a change of control and single-trigger bonus and retention payments potentially payable to each officer in connection with a change of control, as follows:

Name	Base Salary(a)	Base Salary Multiplier(b)	Subtotal (Base Salary x Multiplier)	MIP(c)	Retention Program	Total
Douglas A. Milroy	$785,200	2.0733333	$1,627,981	$392,600	—	$2,020,581
Tracy C. Jokinen	$34,317	18	$617,715	$123,543	—	$741,258
Jeffrey L. Cotter	$29,603	18	$532,853	$88,809	$50,000	$671,662
Ian G. Davis	$32,156	18	$578,812	$115,762	—	$694,574
Kevin A. Fancey	$26,448	18	$476,065	$95,213	—	$571,278

(a)	Represents base salary per month, and, in the case of Mr. Milroy, his annual base salary. Base salary (per annum) for each officer is as follows: $411,809.84 for Ms. Jokinen; $355,235.40 for Mr. Cotter; $385,874.84 for Mr. Davis; and $317,376.83 for Mr. Fancey. Mr. Fancey’s base salary amount is shown in USD, which was calculated by converting from CAD using the Treasury Reporting Rate of Exchange as of June 30, 2016 of $1.2950 CAD to $1.00 USD.
(b)	Represents 17 months under the Severance Policy plus 1 month pursuant to the notice period under the Severance Policy, and, in the case of Mr. Milroy, 1.99 times his annual base salary plus 1 month pursuant to the notice period under Mr. Milroy’s Agreement.
(c)	Represents MIP awards for fiscal year 2017 pro-rated for the portion of the fiscal year elapsed through the effective time. Amounts in the table assume that performance metrics are achieved at target incentive levels through the effective time. Target incentive levels for fiscal year 2017, expressed as a percentage of base salary, are as follows: 100% for Mr. Milroy; 60% for Ms. Jokinen; 50% for Mr. Cotter; 60% for Mr. Davis; and 60% for Mr. Fancey.
(2)	Represents the aggregate value of the single-trigger consideration to be paid to each officer in respect of equity awards pursuant to the terms of the merger agreement. For the number of unvested Stock Options, Restricted Stock and other awards held by each of the officers and for more information on the treatment of such awards under the merger agreement, please see the section entitled “— Treatment of Outstanding Equity Awards.”
(3)	Represents amounts under DEFCO that are subject to single-trigger vesting acceleration, and does not include the following amounts that are already vested under the DEFCO: $2,309,483 for Mr. Milroy; $137,481 for Ms. Jokinen; $711,368 for Mr. Davis; and $616,312 for Mr. Cotter. Mr. Fancey does not participate in the DEFCO. Under the terms of the DEFCO, our NEOs may defer up to 25% of base salary and 50% of incentive compensation, and all such amounts deferred are fully vested at all times. In addition, we match 50% of an NEO’s DEFCO deferrals (excluding deferrals in excess of 10% of an NEO’s compensation), and we make retirement contributions equal to 2.5% of eligible pay and an additional 4% of eligible pay over the IRS compensation limit ($265,000 in calendar year 2016). All such employer contributions are 100% vested upon attainment of age 60 as an active employee or 10% per year for each plan year in which the NEO works at least 1,000 hours.

(4)	Represents the value of double-trigger severance-related benefits to be provided to each officer upon a qualifying termination within one year following a change of control, which include the following components:

Name	Health Coverage Continuation(a)	Outplacement Services	Automobile	Financial Planning	Total
Douglas A. Milroy	$11,043	$12,000	$58,500	$7,500	$89,043
Tracy C. Jokinen	$16,763	$12,000	—	—	$28,763
Jeffrey L. Cotter	$16,763	$12,000	—	—	$28,763
Ian G. Davis	$16,552	$12,000	—	—	$28,552
Kevin A. Fancey	$0	$12,000	$28,744	—	$40,744

(a)	Represents the employer portion of monthly group health insurance premiums for 17 months plus 1 additional month pursuant to a notice period. Health coverage continuation amounts are not included for Mr. Fancey as he is a Canadian citizen not eligible for participation in the Company’s U.S. health benefits. Monthly amounts are based on COBRA rates and are as follows: $613.50 for Mr. Milroy; $931.29 for Ms. Jokinen; $931.29 for Mr. Cotter; and $919.58 for Mr. Davis. Actual, non-COBRA rates are used to determine the health benefits listed at “Executive Compensation — Post-Employment Payment Tables” beginning on page 113.

Indemnification and Insurance

Under the terms of the merger agreement, Cintas has agreed to indemnify and hold harmless, and provide advancement of expenses to, the present and former officers and directors of G&K and its subsidiaries (when acting in such capacity) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities that are incurred in connection with any civil, criminal, administrative or other similar proceeding, litigation, audit, investigation, arbitration, action, suit, review, examination, inquiry, hearing, demand, claim or similar action, arising out of matters existing or occurring at or prior to the effective time of the Merger (including in connection with the approval of the merger agreement, the Merger and the other transactions contemplated thereby or arising out of or pertaining to such transactions) to the fullest extent that the Company would have been authorized to indemnify such indemnified persons under its articles of incorporation or bylaws in effect on August 15, 2016 agreement. Cintas has also agreed that it or the surviving company will advance expenses as incurred to the fullest extent authorized under applicable law; provided, that the indemnified person to whom expenses are advanced provides the undertaking required by applicable law to repay such advances if it is ultimately determined that such indemnified person is not entitled to indemnification.

Cintas has also agreed to include provisions for indemnification, advancement of expenses and exculpation of the indemnified persons in the certificate of incorporation and bylaws of the surviving company and maintain such provisions to the fullest extend authorized under law on the same basis as set forth in the certificate of incorporation and bylaws of the Company in effect on the date of the merger agreement for a period of at least six years following the effective time of the Merger.

Prior to the effective time of the Merger, the Company has agreed to obtain insurance policies for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies (“D&O Insurance”) for a claims period of at least six years from and after the effective time, provided that the cost thereof does not exceed an amount equal to 300% of the annual premiums currently paid by the Company for such insurance. If the Company and the surviving corporation for any reason fail to obtain such insurance policies as of the effective time, the surviving corporation will continue to maintain in effect for a period of at least six years from and after the effective time the D&O Insurance in place as of August 15, 2016 or purchase comparable D&O Insurance for such six-year period. However, in no event will Cintas or the surviving corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 200% of the annual premiums currently paid by the Company for such insurance.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of common stock whose shares are exchanged for cash pursuant to the Merger. This discussion does not address U.S. federal income tax consequences with respect to holders other than U.S. holders. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations, judicial opinions and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion is for general information purposes only and does not purport to be a complete analysis of all potential tax consequences. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the IRS or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the IRS with respect to the Merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of common stock that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration, and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

This discussion applies only to U.S. holders of shares of common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to U.S. holders subject to special treatment under U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, tax-qualified retirement plans, banks and other financial institutions, mutual funds, certain expatriates, partnerships (or other entities or arrangements treated as partnerships for U.S. federal income tax purposes), S corporations, or other pass-through entities, or investors in such partnerships, S corporations or other pass-through entities, real estate investment trusts, regulated investment companies, U.S. holders who hold shares of common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, U.S. holders who will hold (actually or constructively) an equity interest in the surviving corporation immediately after the Merger, and U.S. holders who acquired their shares of common stock through the exercise of employee stock options or other compensation arrangements). This discussion also does not address the U.S. federal income tax consequences to holders of shares of common stock who exercise dissenters’ rights in connection with the Merger under the MBCA.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are, for U.S. federal income tax purposes, a partner in a partnership holding shares of common stock, you should consult your tax advisor.

This summary of material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of common stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the Merger, including the applicability and effect of the alternative minimum tax, the unearned income Medicare contribution tax and any other U.S. federal, or state, local, foreign or other tax laws.

The receipt of cash by U.S. holders in exchange for shares of common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of common stock pursuant to the Merger will recognize capital gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis in the shares of common stock generally will equal the holder’s purchase price for such shares, as adjusted to take into account stock dividends, stock splits, or similar transactions.

Any such gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the shares of common stock surrendered in the Merger is greater than one year as of the date of the Merger. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of common stock at different times and different prices, such U.S. holder must determine its adjusted tax basis, gain or loss and holding period separately with respect to each block of common stock.

Information Reporting and Backup Withholding

Payments made in exchange for shares of common stock pursuant to the Merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return to the applicable withholding agent a properly completed and executed IRS Form W-9, certifying that such U.S. holder is a U.S. person, that the taxpayer identification number provided is correct, and that such U.S. holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

Financing

In connection with execution of the merger agreement, Cintas expects to fund the merger consideration in part with new debt incurred under a debt financing commitment letter previously provided to the Company. In this respect, Cintas has received debt financing commitments in the amount of $2.3 billion. Cintas has agreed to use reasonable best efforts to obtain the debt financing contemplated by such debt financing commitment letter. There is, however, no financing condition to Cintas’ obligation to consummate the Merger. See the section entitled “The Merger Agreement — Financing and Financing Cooperation.”

Regulatory Approvals

Under the HSR Act and related rules, certain transactions, including the Merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC, and all statutory waiting period requirements have been satisfied. Similarly, under the Competition Act (Canada), transactions above certain financial thresholds, including the Merger, may not be completed until notice has been given to and prescribed information filed with the Competition Commissioner and all statutory waiting period requirements have been satisfied.

Completion of the Merger is subject to the expiration or termination of the applicable waiting period under the HSR Act and Competition Act Approval. On August 29, 2016, Cintas filed its Notification and Report Forms with the Antitrust Division and the FTC. On August 30, 2016, the Company filed its Notification and Report Forms with the Antitrust Division and the FTC. On September 12, 2016, both the Company and Cintas filed their respective pre-merger notification forms with the Competition Commissioner, and Cintas also filed a request for an advance ruling certificate or no-action letter.

At any time before or after the completion of the Merger, the Antitrust Division or the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the Merger, to rescind the Merger or to conditionally permit completion of the Merger subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies, such as the Competition Commissioner under the Competition Act (Canada), or U.S. state attorneys general under the antitrust laws could take action as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the Merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

The Company and Cintas have each agreed to use their reasonable best efforts to obtain and maintain all regulatory approvals necessary to complete the Merger and the other transactions contemplated by the merger agreement. If necessary to obtain the requisite antitrust clearances, the Company and Cintas have agreed, among other things, (i) to propose, negotiate, commit to, effect and agree to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, holding separate, and other disposition of the businesses, assets, properties, products, product lines, and equity interests of Cintas, the Company, and their respective subsidiaries and take such action or actions that would in the aggregate have a similar effect, (ii) create, terminate, or divest relationships, ventures, contractual rights or obligations of Cintas, the Company or their respective subsidiaries, and (iii) otherwise take or commit to take any action that would limit Cintas’ freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, products, product lines or properties of the Cintas or the Company (including any of their respective subsidiaries). However, the Company and Cintas will not be required to take, or cause to be taken, or commit to take, or commit to cause to be taken, any divestiture, license, hold separate, sale or other disposition (1) with respect to, any of the products, product lines, services or service lines, in each case in whole or in part, of the Company, Cintas or any of their respective subsidiaries representing, in the aggregate, in excess of $300 million of net sales or (2) of, or with respect to, Cintas’ “CINTAS” trademark or trade name. See the sections entitled “The Merger Agreement — Efforts to Consummate the Merger” and “— Divestitures and Triggering Divestiture.”

For purposes of the regulatory approvals provisions in the merger agreement, the calculation of “net sales”

means net sales with respect to any product, product line, service or service line, in each case, in whole or in part, measured by reference to the net sales associated with such product, product line, service or service line for the fiscal year ended July 2, 2016, in the case of products, product lines, services or service lines of the Company or any of its subsidiaries, or May 31, 2016 in the case of Cintas or any of its subsidiaries. However, any related assets, businesses, properties, or equity interests shall not be included in the calculation of net sales.

Delisting and Deregistration of Company Common Stock

If the Merger is completed, the Company common stock will be delisted from the NASDAQ Global Select Market and deregistered under the Exchange Act.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the merger agreement, and the copy of the merger agreement attached as Annex A to this proxy statement, are intended to provide information regarding the terms of the merger agreement and are not intended to provide any factual information about G&K or modify or supplement any factual disclosures about G&K in its public reports filed with the SEC. In particular, the merger agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to G&K. The merger agreement contains representations and warranties by and covenants of G&K, Cintas and Merger Sub which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement (August 15, 2016), which subsequent information may or may not be fully reflected in G&K’s public disclosures. Investors are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, the description of the merger agreement below does not purport to describe all of the terms of the merger agreement and is qualified in its entirety by reference to the full text of the merger agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference.

Additional information about G&K may be found elsewhere in this proxy statement and G&K’s other public filings. See the section entitled “Where You Can Find Additional Information.”

Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

At the effective time, Merger Sub will merge with and into G&K, and the separate corporate existence of Merger Sub will cease. G&K will be the surviving corporation in the Merger, will continue its corporate existence as a Minnesota corporation as a wholly owned subsidiary of Cintas. The articles of incorporation of G&K as in effect immediately before the effective time will be amended in their entirety to the form of articles of incorporation of Merger Sub. The bylaws of G&K as in effect immediately before the effective time will be the bylaws of the surviving corporation.

The individuals holding positions as directors and officers of Merger Sub immediately before the effective time will become the initial directors and officers of the surviving corporation.

When the Merger Becomes Effective

The closing of the Merger will take place at 10:00 a.m. local time at the offices of Jones Day, 901 Lakeside Avenue, Cleveland, Ohio 44114, on the third business day following the day on which the last of the conditions set forth in the merger agreement to be satisfied or (to the extent permitted by law) waived (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions) shall be satisfied or waived in accordance with the merger agreement, or at such other place, date and time as G&K and Cintas may agree upon in writing.

On the closing date, G&K and Merger Sub will file articles of merger with the Secretary of State of the State of Minnesota. The Merger will become effective at such time as the articles of merger are filed with the Secretary of State of the State of Minnesota, or at such later time as is specified in the articles of merger.

As of the date of this proxy statement, we expect to consummate the Merger within the next three to five months. However, completion of the Merger is subject to the satisfaction or waiver of the conditions to the completion of the Merger, which are described below and include various regulatory clearances and approvals. It is possible that factors outside the control of G&K or Cintas could delay the completion of the Merger, or prevent it from being completed at all. There may be a substantial amount of time between the annual meeting and the completion of the Merger.

Effect of the Merger on G&K Common Stock

At the effective time, each share of G&K common stock outstanding immediately before the effective time (other than shares owned by G&K, Cintas or Merger Sub or any of their subsidiaries, which will be cancelled, and other than dissenting shares) will be converted into the right to receive the merger consideration. The merger consideration will be $97.50 per share in cash, without interest, and subject to any applicable withholding taxes.

At the effective time, each of the following categories of shares of G&K common stock will be cancelled and cease to exist, and no consideration will be paid in exchange for such cancellation: (1) each share that is owned or held in treasury by G&K or any of its direct or indirect subsidiaries, (2) any shares owned by Cintas, Merger Sub or any other direct or indirect subsidiary of Cintas, and (3) shares owned by shareholders who have perfected and not withdrawn a demand for appraisal rights (which we refer to as “dissenting shareholders” in this proxy statement) pursuant to Sections 302A.471 and 302A.473 of the MBCA, subject to the right of any dissenting shareholder to receive payment as described below in the section entitled “— Dissenters’ Rights.”

At the effective time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the effective time will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation, and such shares will constitute the only outstanding shares of capital stock of the surviving corporation.

Dissenters’ Rights

Each share of G&K common stock outstanding immediately prior to the effective time and held by a dissenting shareholder shall be cancelled and cease to exist and no merger consideration shall be paid to any dissenting shareholder in consideration for such cancellation, but the dissenting shareholder will be entitled to the rights granted under Sections 302A.471 and 302A.473 of the MBCA, unless the dissenting shareholder fails to perfect, withdraws, or otherwise loses such rights. If a dissenting shareholder fails to perfect, withdraws, or loses the right to appraisal granted under the MBCA, each share of G&K common stock held by such dissenting shareholder shall be deemed to automatically be converted into, and to have become exchanged for, the per share merger consideration as of the effective time. Pursuant to the merger agreement, G&K has agreed to provide Cintas with prompt notice (and in any event within two business days) of any demands received by G&K in respect of dissenters’ rights, and Cintas has the right to participate in all negotiations and proceedings with respect to such demands. G&K has agreed not to voluntarily make any payment with respect to, or offer to settle or settle, any such demands without the prior written consent of Cintas.

Treatment of Company Equity Awards; Stock Purchase Program

Company Options. Except as provided below, upon the terms and subject to the conditions set forth in the merger agreement: (i) the vesting of each company option that remains outstanding as of immediately prior to the effective time shall be accelerated in full immediately prior to the effective time, (ii) each company option that remains outstanding as of immediately prior to the effective time shall be cancelled and terminated as of the effective time, and (iii) each holder of each such company option shall cease to have any rights with respect thereto, except the right to be paid an amount in cash (without interest) equal to the product of (x) the total number of shares previously subject to such company option and (y) the excess, if any, of the merger consideration over the exercise price per share of such company option, less any required withholding taxes. Each company option that is granted after December 31, 2016 to a person other than Douglas A. Milroy or any employee covered by the company’s Executive Severance and Change in Control Policy that provides for pro-rata vesting upon the effective time will vest pro-rata in accordance with its terms (and not in accordance with clause (i) above), will result in the unvested portion being forfeited upon the effective time, and will result in the payment described in clause (iii) above being made only with respect to the vested portion of such company option. Any company option with an exercise price equal to, or in excess of, the per share merger consideration will be cancelled at the effective time for no consideration.

Restricted Stock. Except as provided below, upon the terms and subject to the conditions set forth in the merger agreement, each award of restricted stock that is outstanding immediately prior to the effective time and not or no longer subject to performance based vesting conditions will become vested and no longer subject to restrictions immediately prior to the effective time, and each award of restricted stock subject to performance-based vesting conditions that have not been satisfied, if any, will become vested as of immediately prior to the effective time, with respect to the number of shares of restricted stock determined as if the applicable performance goals had been achieved at the target level of performance at the end of the applicable performance period. Such vested and unrestricted shares shall be treated in the same manner as company shares generally in the merger, except that the merger consideration paid to the holder shall be reduced by any required withholding taxes. Each award of restricted stock that is granted after December 31, 2016 to a person other than Douglas A. Milroy or any employee covered by the company’s Executive Severance and Change in Control Policy that provides for pro-rata vesting upon the effective time will vest pro-rata in accordance with its terms (instead of vesting as provided above) and will result in the unvested portion being forfeited as of the effective time for no consideration. Promptly following the effective time, any cash dividends previously paid by the Company with respect to restricted stock and held as of the effective time by the Company or its designated agent shall be distributed by the Company to the holder of such restricted stock, to the extent such restricted stock has become vested as described above.

Other Awards. Except as provided below, each award of a right under any stock plan (other than awards of company options or restricted stock, the treatment of which is specified above) entitling the holder thereof to shares or cash equal to or based on the value of shares (a “share unit”) that is outstanding or payable as of the effective time shall be cancelled and terminated as of the effective time and each share unit holder shall cease to have any rights with respect thereto, except the right to be paid an amount in cash (without interest) equal to the product of (i) the total number of shares underlying such share units (or, if subject to performance-based vesting, the number of shares at the target level of performance) and (ii) the per share merger consideration, less any required withholding taxes. Each share unit that is granted after December 31, 2016 to a person other than Douglas A. Milroy or any employee covered by the company’s Executive Severance and Change in Control Policy that provides for pro-rata vesting upon the effective time will be treated as described in the foregoing except that the cash payment amount to be paid to each such holder will be calculated based on the number of shares underlying the pro-rata vested share units (instead of the total number of shares as provided in clause (i) above) and will result in the unvested portion of the share units being forfeited for no consideration. If any payment contemplated by this paragraph would cause additional taxes to be payable by reason of Section 409A of the Internal Revenue Code, then payment in respect of such award will instead be made under the terms of the applicable stock plan and related award or other governing documents at the earliest time permitted that will not result in additional taxes or penalties under Section 409A of the Internal Revenue Code.

Company Employee Stock Purchase Program. G&K will cause the final offering period under its Employee Stock Purchase Plan (ESPP) to be terminated at least thirty days prior to the effective time, at which point participant accounts will be applied to the purchase of common stock in accordance with the terms of the ESPP. Effective immediately prior to the effective time, G&K’s ESPP will be terminated and all amounts withheld by G&K on behalf of participants and not applied to the purchase of common stock will be returned without interest to the participants.

Payment for Common Stock in the Merger

Prior to the effective time, Cintas will make available or will cause to be made available to a paying agent approved by G&K amounts in immediately available cash sufficient to pay the aggregate merger consideration. As promptly as practicable (and no later than the third business day) after the effective time, Cintas will cause the paying agent to mail to each person that was, immediately prior to the effective time, a holder of record of shares of G&K common stock (other than holders of excluded shares) represented by certificates: (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the certificates (or affidavits of loss in lieu of the certificates as provided in the merger agreement) in exchange for the merger consideration. Upon surrender of a certificate (or affidavit of loss in lieu of the certificate as provided in the merger agreement) to the paying agent in accordance with the terms of such letter of transmittal, duly executed, and such other documents as may reasonably be required by the paying agent, the holder of such certificate will be entitled to receive the merger consideration (less any amount that may be withheld with respect to any applicable withholding taxes).

No holder of shares of G&K common stock held in book-entry form will be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the merger consideration that such holder is entitled to receive pursuant to the merger agreement. In lieu thereof, each holder of record of one or more shares of G&K common stock held in book-entry form (other than excluded shares) whose shares were converted into the right to receive the merger consideration pursuant to the merger agreement will automatically upon the effective time be entitled to receive, and Cintas will cause the exchange agent to pay and deliver as promptly as practicable after the effective time (and in any event within five business days thereafter), in respect of each such share the merger consideration, and such shares of G&K common stock held in book-entry form of such holder will then be canceled.

Representations and Warranties

The merger agreement contains representations and warranties of G&K, subject to certain exceptions in the merger agreement, in the disclosure letter delivered by the Company in connection with the merger agreement (the “company disclosure letter”) and in G&K’s public filings, as to, among other things:

•	organization, good standing and qualification to do business;

•	capital structure;

•	corporate authority and approval of the Merger by the Company Board;

•	the receipt by the Company Board of the opinion from BofA Merrill Lynch as to the fairness from a financial point of view, as of the date of such opinion, of the consideration to be received by the holders of shares of G&K common stock pursuant to the Merger;

•	consents and approvals relating to the execution, delivery and performance of the merger agreement, including required governmental notices and filings;

•	the absence of violations of, or conflicts with, G&K’s or its subsidiaries’ organizational documents, applicable law and certain contracts as a result of the execution, delivery and performance of the merger agreement by G&K and the consummation of the Merger and the other transactions contemplated by the merger agreement;

•	transactions with G&K’s officers, directors, and owners of five percent or more of G&K’s common stock;

•	the reports, forms, documents and financial statements of G&K required by the SEC;

•	the establishment and maintenance of certain disclosure controls and procedures and internal control over financial reporting;

•	the fair presentation of certain financial reports;

•	the absence of certain material changes or events in G&K’s business, including that there has not been a material adverse effect with respect to G&K since June 27, 2015;

•	the receipt of notice or pendency of any investigations or litigation and the absence of undisclosed liabilities;

•	certain details with respect to the employee benefit plans and other agreements, plans and policies with or concerning employees of G&K and its subsidiaries;

•	compliance with applicable laws and permits;

•	material and government contracts, including contracts with G&K’s top customers and suppliers;

•	certain details with respect to G&K’s and its subsidiaries’ owned and leased real property and related contracts;

•	state takeover statutes;

•	compliance with environmental laws relating to G&K’s and its subsidiaries’ business and its interests in real property;

•	certain details pertaining to G&K’s and its subsidiaries’ tax returns, filings and other tax matters;

•	certain details with respect to G&K’s and its subsidiaries’ employee relations and labor matters (including relations with unions and other collective bargaining units);

•	certain details pertaining to G&K’s and its subsidiaries’ intellectual property;

•	insurance policies;

•	broker’s and finder’s fees; and

•	transactions with affiliates of G&K and its subsidiaries.

The merger agreement also contains representations and warranties of Cintas and Merger Sub, subject to certain exceptions in the merger agreement and the disclosure letter delivered by Cintas in connection with the merger agreement, as to, among other things:

•	organization, good standing and qualification to do business;

•	corporate authority;

•	consents and approvals relating to the execution, delivery and performance of the merger agreement, including required governmental notices and filings;

•	the absence of litigation affecting the Merger;

•	the ownership and operations of Merger Sub;

•	access to financing for purposes of completing the Merger; and

•	ownership of G&K common stock.

Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a “material adverse effect” qualification with respect to either G&K or Cintas, as discussed below.

For purposes of the merger agreement, a “material adverse effect” with respect to G&K means any event, change, circumstance or effect, each referred to as an “effect,” that, individually or in the aggregate together with all other effects, (1) prevents, materially delays, materially impairs, or has a material adverse effect on the ability of G&K to perform its obligations under the merger agreement or to consummate the Merger and the other transactions contemplated by the merger agreement or (2) is materially adverse to the assets, cash flow, properties, operations, business, financial condition and/or results of operations of G&K and its subsidiaries taken as a whole. However, a material adverse effect as described in the foregoing clause (2) is not deemed to include the impact of:

•	any effect generally affecting the economy or financial markets in the United States or elsewhere in the world (including changes in interest rates) or that are the result of armed hostilities, acts of war or terrorism;

•	any effect that is the result of factors generally affecting the principal industry in which G&K and its subsidiaries operate;

•	any effect resulting from changes or developments in GAAP, the rules and policies of the Public Company Accounting Oversight Board or changes in applicable laws or interpretations of the foregoing;

•	any decline in the market price or trading volume of shares of G&K common stock on the NASDAQ Global Select Market, but not the underlying causes thereof;

•	any effect resulting from (1) the failure to meet internal or external projections, budgets, guidance, forecasts or estimates of revenues, earnings or other performance metrics or (2) any change in any analysts’ recommendations with respect to G&K or its subsidiaries, but not, in any case, the underlying causes thereof;

•	any effect resulting from the entry into the merger agreement or the public announcement or pendency of the transactions contemplated by the merger agreement (including (1) the impact thereof on the relationships, contractual or otherwise, of G&K or any of its subsidiaries with employees, customers, suppliers, distributors, landlords, business partners or regulators, but in each case solely to the extent resulting from such entry, public announcement or pendency, and (2) by reason of the identity or, or facts and circumstances relating to, Cintas, Merger Sub or any of their respective affiliates);

•	any effect relating to fluctuations in the value of any currency;

•	any effect resulting from weather-related events, natural disasters, or national, international or regional calamities; and

•	any effect resulting from actions taken by G&K or its subsidiaries required by the merger agreement or taken with the written consent, or at the written request, of Cintas or Merger Sub;

however, with respect to the matters described in the foregoing first, second, third, seventh, and eighth bullet points above, such impact will be taken into account to the extent that it is disproportionately adverse to G&K and its subsidiaries, taken as a whole, relative to other participants in the industries in which G&K and its subsidiaries operate.

Conduct of Business Pending the Merger

The merger agreement provides that, during the period from August 15, 2016 until the effective time or the earlier termination of the merger agreement and, except as required by applicable law, with Cintas’ prior written consent (which shall not be unreasonably withheld, conditioned or delayed), as required by the merger agreement or as set forth in the company disclosure letter to the merger agreement, G&K will, and will cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice and in compliance with applicable laws, use reasonable best efforts to preserve intact its business organization, maintain in effect all of its permits, keep available the services of its directors, officers and employees, and maintain existing relations and goodwill with governmental entities, customers, distributors, lenders, partners, suppliers and others with material business associations with G&K or its subsidiaries. Further, and subject to the exceptions set forth above, during such time period G&K will not, and will not permit any of its subsidiaries to, do any of the following:

•	adopt or propose amendments to its articles of incorporation, bylaws or other similar governing instruments;

•	merge, consolidate, restructure, reorganize or liquidate in full or in part G&K or any of its subsidiaries;

•	subject to the bullet point immediately following, acquire assets outside of the ordinary course of business with a value or purchase price in the aggregate in excess of $10 million in any transaction or series of related transactions;

•	make or authorize any capital expenditures or series of related capital expenditures that are not in the ordinary course of business consistent with past practice;

•	issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize any of the foregoing or the lease, license, guarantee, or encumbrance of any shares of capital stock of G&K or any of its subsidiaries (other than an issuance, sale, pledge, disposition, grant, transfer, lease, license, guaranty, or encumbrance by a wholly owned subsidiary to G&K or another wholly owned subsidiary) or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights to acquire any such capital sock or such convertible or exchangeable securities, other than issuances of common stock pursuant to awards or rights outstanding as of August 15, 2016 or granted in accordance with the merger agreement;

•	create or incur any material lien on any of G&K’s assets, including any material intellectual property owned by G&K, other than permitted liens;

•	make any loans, advances or capital contributions to, or guarantees of or investments in any person, other than between or among G&K and one or more of its wholly owned subsidiaries and other than ordinary course advances to employees of reimbursable travel and business expenses in accordance with the terms of the applicable policies in effect as of August 15, 2016;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any wholly owned subsidiary to G&K or to any other wholly owned subsidiary or any dividends required to be paid under G&K’s existing and publicly disclosed credit facilities); provided, that G&K is permitted to make, declare and pay one regular quarterly cash dividend in each quarter of its fiscal year with record dates consistent with fiscal year 2015 record dates and in amounts per share no greater than $0.39 per quarter for dividends with respect to fiscal year 2017 and $0.41 per quarter for dividends with respect to fiscal year 2018;

•	reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or securities convertible or exchangeable into or exercisable for any shares of capital stock of G&K or any of its subsidiaries;

•	incur any indebtedness, or issue or sell any debt securities or warrants or other rights to acquire any debt security of G&K or any of its subsidiaries, except for (1) indebtedness that will be paid in full without penalty at or prior to the effective time and is either incurred in the ordinary course of business consistent with past practice pursuant to existing contracts, or incurred to replace, renew, extend, refinance or refund any existing indebtedness, (2) intercompany indebtedness solely among G&K and its wholly owned subsidiaries or among such subsidiaries, or (3) indebtedness other than described in the preceding clauses that will be paid in full without penalty at or prior to the effective time and in an aggregate principal amount outstanding of no more than $10 million at any time;

•	other than as required by law (including the legal obligation under U.S. and Canadian law to bargain in good faith with certified labor organizations), enter into any contract that would have come within certain categories of contracts designated as material contracts under the merger agreement if it had been entered into prior to August 15, 2016;

•	other than with respect to contracts relating to indebtedness not otherwise prohibited by the merger agreement, materially amend or modify or terminate any contract within certain categories of contracts identified as material contracts under the merger agreement or cancel or materially modify or waive any debts, rights, or claims under any such material contract;

•	make any changes with respect to accounting policies or procedures, except as required by changes in applicable GAAP;

•	commence, join, or appeal any legal or administrative proceeding, litigation, audit, investigation, arbitration, action, suit, review, examination, inquiry, hearing, demand, claim, or similar action at law or in equity, or waive, release, settle or compromise any such matter that is pending against G&K or its subsidiaries, unless (1) the settlement or compromise amount does not exceed $1 million individually or $3 million in the aggregate, and (2) the settlement or compromise would not impose any material restrictions on the business or operations of G&K or its subsidiaries;

•	make or change any material tax election; change G&K’s or any of its subsidiaries’ tax accounting method; file any material amended tax return; settle, concede, compromise or abandon any material tax claim or assessment; surrender any right to a refund of material taxes; or consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to material taxes;

•	fail to use commercially reasonable efforts to maintain in full force and effect the insurance policies covering G&K and its subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice;

•	transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets, licenses, operations, product lines, businesses or interests of G&K or its subsidiaries, including capital stock of any of its subsidiaries, in each case except (1) in the ordinary course of business consistent with past practice, (2) for sales of obsolete assets, or (3) for transactions involving a de minimis amount of assets in the aggregate;

•	other than as required under written benefit plans in effect prior to August 15, 2016, other than as required by applicable law, and other than as contemplated by the merger agreement, (1) pay, grant or provide any severance or termination payments or benefits to any director, officer, contractor or employee of G&K or any of its subsidiaries; (2) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus, incentive or retention payments to, or make any equity awards to any director, officer, contractor or employee of G&K or any of its subsidiaries, except for increases in base salary in the ordinary course of business consistent with past practice for non-officer employees; (3) establish, adopt, amend or terminate any benefit plan or amend the terms of any outstanding equity-based awards; (4) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any benefit plan; (5) change in any material respect any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; (6) forgive any loans to directors, officers or employees of G&K or any of its subsidiaries; or (7) hire or terminate without cause any executive officer or any employee with a target annual compensation opportunity in excess of $200,000, other than any such hire that is a replacement hire to fill a position in existence as of August 15, 2016;

•	other than in compliance with the merger agreement, take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in the merger agreement not being satisfied;

•	communicate with the directors, officers, employees or consultants of G&K regarding the compensation, benefits or other treatment they will receive in connection with the Merger or after the closing, other than communications that are not inconsistent with the terms of the merger agreement or previous public announcements or communications; or

•	agree, authorize or commit to do any of the foregoing actions or enter into any contracts with respect to any of the foregoing actions.

Acquisition Proposals; No Solicitation

Except as permitted by the merger agreement, G&K has agreed that none of G&K, its subsidiaries, nor any of their respective officers and directors may, and G&K will direct its and its subsidiaries’ representatives not to, directly or indirectly:

•	initiate, solicit, knowingly facilitate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal (as defined below);

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information to any third party relating to, any acquisition proposal, except to notify such third party of the non-solicitation restrictions of the merger agreement;

•	enter into any letter of intent or similar document, or any agreement or commitment, providing for any acquisition proposal; or

•	grant any waiver, amendment or release under any standstill or confidentiality agreement in connection with an acquisition proposal; except that, that if the Company Board determines in good faith, after consultation with outside legal counsel, that it would be inconsistent with the directors’ fiduciary obligations under applicable law not to do so, G&K may waive any standstill or similar provisions in any agreement to which it is a party to the extent necessary to permit a person to make, on a confidential basis to the Company Board, an acquisition proposal.

Pursuant to the merger agreement, an “acquisition proposal” means any proposal or offer to engage in one or a series of related transactions involving the direct or indirect purchase or other acquisition (including by merger, consolidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination, joint venture, partnership or similar transaction involving G&K or any of its subsidiaries) by any person, which if consummated would result in any person becoming the direct or indirect beneficial owner of (1) 15% or more of the total voting power or economic interest in any class of equity securities of G&K or any of its material subsidiaries or (2) 15% or more of the consolidated total assets, measured by fair market value as of the date of such purchase or other acquisition of G&K and its subsidiaries taken as a whole. The definition of “acquisition proposal” excludes proposals by Cintas, Merger Sub or their affiliates and the Merger and the transactions contemplated by the merger agreement.

Receipt of Acquisition Proposal

Notwithstanding the provisions of the merger agreement described above, if G&K receives a written acquisition proposal from a third party prior to the time the requisite company vote is obtained that did not result from a breach of the non-solicitation restrictions of the merger agreement and which (i) the Company Board determines in good faith to be bona fide and (ii) the Company Board determines in good faith after consultation with outside legal counsel that failure to take such action, in light of the acquisition proposal and the terms of the merger agreement, would be inconsistent with the Company’s directors’ fiduciary duties under applicable law, the Company may:

•	if the Company Board has determined in good faith based on the information then available and after consultation with the Company’s outside legal counsel and financial advisors that such acquisition proposal either constitutes a superior proposal or is reasonably likely to result in a superior proposal:

•	provide information to the person who made such acquisition proposal, but only if the Company receives from the person so requesting such information an executed confidentiality agreement on terms not less restrictive to such other party than those contained in the confidentiality agreement (excluding any standstill provision) with Cintas and, to the extent such information has not been previously made available to Cintas, promptly makes available to Cintas any information the Company discloses to such person or its representatives; and

•	engage or participate in any discussions or negotiations with such person and its representatives; and

•	if the Company Board determines in good faith after consultation with the Company’s outside legal counsel and financial advisors that such acquisition proposal is a superior proposal, and so long as the Company has complied with certain obligations set forth in the merger agreement, which are described below in the section below entitled “— Change in Board Recommendation,” approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such acquisition proposal.

Pursuant to the merger agreement, a “superior proposal” means an unsolicited bona fide written acquisition proposal that would result in any person (other than Cintas or its affiliates) becoming the direct or indirect beneficial owner of all or substantially all of the assets (on a consolidated basis) or all or substantially all of the total voting power of the equity securities of G&K that the Company Board has determined in its good faith judgment (1) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and (2) if consummated, would result in a transaction more favorable to G&K’s shareholders than the Merger and the other transactions contemplated by the merger agreement (after taking into account any revisions to the terms of the transactions resulting from discussions with Cintas following an intervening event (as described more fully in the section entitled “— Change in Board Recommendation”) and the time likely to be required to consummate such acquisition proposal).

G&K has agreed that, if (1) G&K receives a proposal or offer with respect to an acquisition proposal, (2) any non-public information is requested from G&K with respect to an acquisition proposal, or (3) any person seeks to initiate discussions or negotiations with G&K with respect to an acquisition proposal; then, in each case, G&K will promptly (and, in any event, within 48 hours) notify Cintas of such occurrence and disclose to Cintas the identity of the person making the proposal or offer and the material terms of such proposal or offer (including, if applicable, copies of any written requests, proposals or offers, including proposed contracts) and thereafter will keep Cintas promptly informed of the status of any such discussions or negotiations. In the event that any party modifies the financial or other material terms of its acquisition proposal, G&K is required to notify Cintas orally and in writing within 48 hours of receipt of such modification of the existence and terms of such modification (including, if applicable, copies of any written documentation reflecting such modification). G&K and its subsidiaries are prohibited from entering into any confidentiality or similar agreement subsequent to

August 15, 2016 that prohibits G&K from providing Cintas such material terms and conditions. G&K will promptly (and in any event within 48 hours thereafter) notify Cintas of the identity of any person with which G&K enters into such a confidentiality or similar agreement.

Change in Board Recommendation

The Company Board has recommended that G&K shareholders vote “FOR” the proposal to approve the merger agreement (which we refer to as the “Company recommendation”). Except as expressly permitted by the merger agreement, neither the Company Board nor any committee thereof, may directly or indirectly:

•	change, qualify, withhold, withdraw or modify, or publicly propose or announce its intention to change, qualify, withhold, withdraw or modify, in each case in any manner adverse to Cintas, the Company recommendation;

•	approve or recommend to the G&K shareholders, or publicly propose or announce its intention to approve or recommend to the G&K shareholders, an acquisition proposal;

•	following the public announcement of an acquisition proposal, fail to publicly reaffirm the Company recommendation within ten business days (or prior to the G&K shareholders’ meeting if it will occur within such ten business day period) after Cintas so requests in writing; provided, that such reaffirmation may indicate that G&K continues to evaluate the acquisition proposal in a manner consistent with the merger agreement and that Cintas may only make one reaffirmation request with respect to each acquisition proposal and one reaffirmation request with respect to each material amendment or modification to an acquisition proposal; or

•	authorize, cause or permit G&K or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement, joint venture agreement or other similar agreement with respect to, or that is intended or would reasonably be expected to lead to, any acquisition proposal (other than a confidentiality agreement entered into in accordance with the terms of the merger agreement).

The merger agreement permits the Company Board to make a change of recommendation only in certain limited circumstances, as described below (the actions described in the first, second, third bullet points above are referred to in this proxy statement as a “change of recommendation”).

However, at any time after August 15, 2016 and prior to the time the requisite company vote is obtained, the Company Board may make a change of recommendation in response to an intervening event if prior to taking such action, (i) the Company Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, (ii) G&K has delivered to Cintas a written notice stating that the Company Board intends to take such action no less than four business days prior to making such change of recommendation and has provided Cintas a description of the intervening event, and (iii) at the end of such notice period, the Company Board has considered in good faith any revisions to the terms of the merger agreement proposed in writing by Cintas, if any, and has determined, after consultation with the Company’s outside legal counsel and financial advisors, that the failure to make a change of recommendation would be inconsistent with its fiduciary duties under applicable law.

Under the merger agreement, an “intervening event” means any event, development or change in circumstance that arises or occurs after August 15, 2016 and is material to G&K and its subsidiaries taken as a whole, which as of such date was neither known to nor reasonably foreseeable by the Company Board, and does not relate to or arise out of (1) any acquisition proposal or the transactions contemplated by the merger agreement; (2) changes in the price or trading volume of G&K’s common stock (but not the underlying cause of such changes); (3) certain notices, consents, or filings designated by the merger agreement as “company approvals” or “parent approvals” or any action taken by Merger Sub or Cintas or any of their subsidiaries or affiliates described in the section entitled “— Efforts to Consummate the Merger” or the consequences of any such action; (4) any event, development or change in circumstances generally affecting the principal industries in which G&K or any of its subsidiaries operate (except to the extent such event, development or change in circumstances would reasonably be expected to have a disproportionate effect on G&K and its subsidiaries, taken as a whole, relative to other participants in the industries in which G&K and its subsidiaries operate); or (5) G&K or any of its subsidiaries exceeding, or failing to meet, internal or external projections, budgets, guidance, forecasts or estimates of revenues, earnings or other financial metrics for any period (but not the underlying cause of such event).

Further, at any time after August 15, 2016 and prior to the time the requisite company vote is obtained, if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that an acquisition proposal made after August 15, 2016 (that did not result from a breach of the non-solicitation restrictions of the merger agreement (other than an immaterial breach)) is a superior proposal, and failure to take such action would be inconsistent with the Company’s directors’ fiduciary duties, then the Company Board may (1) make a change of recommendation and/or (2) cause G&K to terminate the merger agreement and pay a $60 million termination fee to Cintas on or before the termination date.

Prior to making any such change of recommendation or terminating the merger agreement and paying the termination fee with respect to a superior proposal, (1) G&K must have given Cintas at least four business days’ prior written notice of its intention to terminate the merger agreement and pay the termination fee, and have provided Cintas the material terms and conditions of, and the identity of the party making, any such superior proposal and copies of the most current version of the agreement reflecting such terms and conditions and (2) after providing such notice and prior to taking any such action with respect to a superior proposal, G&K must have negotiated in good faith with Cintas during such four business day period (to the extent that Cintas indicates to the Company that Cintas desires to negotiate) with respect to, and must have considered in good faith, any changes to the merger agreement agreed to be made in writing by Cintas so that such superior proposal ceases to constitute a superior proposal.

In the event that the financial or material terms of an acquisition proposal are modified by the party making the acquisition proposal after G&K has provided the required notice of the acquisition proposal to Cintas, G&K will provide Cintas with written notice of the modified acquisition proposal and will again comply with the good faith negotiation arrangements described above, except that the four business day consideration period will be reduced to three business days.

The non-solicitation restrictions of the merger agreement do not prohibit G&K from complying with its disclosure obligations under applicable U.S. federal or state law with respect to an acquisition proposal, but G&K may not make a change of recommendation without complying with the applicable provisions of the merger agreement. Under the merger agreement, any disclosure relating to an acquisition proposal that does not reaffirm the company recommendation (other than a “stop, look and listen” disclosure by the Company Board to the shareholders pursuant to Rule 14d-9(f) of the Exchange Act) will be deemed to be a change of recommendation.

Existing Discussions or Negotiations

G&K agreed to cease and terminate, as of August 15, 2016, any existing activities, discussions or negotiations with any party (other than Cintas) with respect to an acquisition proposal. G&K has also agreed that, as soon as reasonably practicable, it will ask any party that has been furnished confidential information by G&K or any of its subsidiaries in the twelve months prior to August 15, 2016 pursuant to a confidentiality agreement and in connection with the consideration by such party of an acquisition of G&K or any of its subsidiaries to return or destroy such confidential information.

G&K Shareholders’ Meeting

G&K agreed to file this proxy statement with the SEC as promptly as practicable after August 15, 2016, and in any event within thirty calendar days of such date. G&K also agreed to promptly notify Cintas of the receipt of all comments of the SEC with respect to the proxy statement and any request by the SEC for any amendment or supplement thereto or for any additional information and will promptly provide all copies of correspondence. Each company will use its reasonable best efforts to promptly respond to any SEC comments. G&K will cause the definitive proxy statement to be mailed to G&K’s shareholders promptly after the tenth calendar day following the filing of the preliminary proxy statement with the SEC or, in the event the SEC provides comments on the preliminary proxy statement prior to such time, promptly after the date the SEC advises that it has no further comments.

G&K has agreed to take, in accordance with applicable law and its governance documents, all action necessary to convene a meeting of its shareholders as promptly as practicable (and in any event, within thirty business days) after the mailing of this proxy statement, for shareholders to consider and vote upon the adoption of the merger agreement (which meeting, and any adjournment or postponement thereof, is referred to in this proxy statement as the “G&K shareholders’ meeting”). Under the merger agreement, G&K’s obligations relating to convening the G&K shareholders’ meeting will be unaffected by the consideration of any acquisition proposal or any change of recommendation by the Company Board. Subject to the provisions of the merger agreement relating to the consideration of alternative acquisition proposals and a change of recommendation, the Company Board will recommend the adoption of the merger agreement and will take all lawful action to solicit the requisite company vote at the G&K shareholders’ meeting. G&K has agreed to keep Cintas reasonably informed regarding the solicitation efforts and proxy tallies following the mailing of this proxy statement.

G&K may only adjourn or postpone the G&K shareholders’ meeting (1) to solicit additional proxies for the purpose of obtaining the requisite company vote, (2) for the absence of a quorum, (3) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that G&K has determined after consultation with outside legal counsel is necessary under applicable law, and for such supplemental or amended disclosure to be disseminated and reviewed by G&K’s shareholders prior to the G&K shareholders’ meeting, (4) if, based on advice of outside legal counsel, failure to adjourn or postpone would reasonably be expected to be a violation of any applicable order or law, or (5) with the written consent of Cintas, which may be withheld in Cintas’ sole discretion.

Efforts to Consummate the Merger

G&K and Cintas have agreed that prior to the closing of the Merger, Cintas, Merger Sub and G&K will use their respective reasonable best efforts to ensure all reasonable actions are taken and all reasonable things are done as are necessary, proper, or advisable to consummate the Merger as promptly as practicable, including (1) preparing and filing all forms, registrations and notifications required to be filed to consummate the Merger, (2) using reasonable best efforts to satisfy the conditions to consummating the Merger, (3) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, order or approval of, waiver or any exemption by, any governmental entity required to be obtained or made by Cintas, Merger Sub, G&K or any of their respective subsidiaries in connection with the Merger, (4) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the Merger, (5) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, approval of, waiver or any exemption by, any non-governmental third party, in each case, to the extent necessary, proper or advisable in connection with the Merger, and (6) the execution and delivery of any reasonable additional instruments necessary to consummate the Merger and to fully carry out the purposes of the merger agreement.

G&K and Cintas will each keep the other apprised of the status of matters relating to the completion of the Merger and work cooperatively to obtain all required consents, authorizations, orders or approvals of, or any exemptions by, any governmental entity that are required under the merger agreement. G&K and Cintas have each agreed that, prior to the closing, each will promptly (1) consult with the other parties to the merger agreement and provide any necessary information and assistance as the other parties may reasonably request with respect to all notices, submissions or filings made by or on behalf of such party with any governmental entity and

(2) inform the other parties to the merger agreement of any communication from or to any governmental entity regarding the Merger, and permit the other parties the opportunity to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed communication or submission with any such governmental entity to the extent practicable, provided that Cintas will have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust consents or approvals.

None of the parties to the merger agreement may participate in any substantive meeting with any governmental entity in connection with the merger agreement or the Merger without first consulting with the other parties and (unless prohibited by the applicable governmental entity) giving the other parties the opportunity to attend and participate in any such meeting. However, pursuant to the confidentiality agreement and the joint defense agreement between G&K and Cintas, each may reasonably designate, to the extent it deems advisable and necessary, any competitively sensitive material provided to the other as “outside counsel only material.” Outside counsel only material will not be disclosed to employees, officers or directors of Cintas or G&K, as the case may be, without the express advance permission from the party supplying such information or its legal counsel.

G&K and Cintas have also agreed to use reasonable best efforts to make or file with the appropriate governmental entity all filings, forms, registrations and notifications required to consummate the Merger under any applicable antitrust law, and to furnish all requested information and documentary material under the HSR Act or any other antitrust law. G&K and Cintas have agreed to file, within twenty business days after August 15, 2016, their notification and report forms under the HSR Act and a notification pursuant to the Competition Act (Canada) with the Competition Commissioner, and Cintas has agreed to make a submission in support of an advance ruling certificate or no-action letter to the Competition Commissioner within such time. In the event that the parties receive a Request for Additional Information and Documentary Material (which we refer to in this proxy statement as a “second request”) pursuant to the HSR Act or the Competition Act (Canada), the parties will use their respective reasonable best efforts to submit appropriate responses to, and to certify compliance with, such second request as promptly as practicable, with coordination among legal counsel for the respective parties throughout such process. Neither G&K nor Cintas may delay compliance with a second request beyond six months from August 15, 2016, other than pursuant to a timing, settlement, or similar agreement that was executed in compliance with the merger agreement (as described below).

G&K and Cintas have agreed that neither will enter into, without the prior written consent of the other, any timing, settlement or similar agreement that would (1) extend, suspend, lengthen, or otherwise toll the expiration or termination of the applicable waiting period under the HSR Act beyond the date that is six months after August 15, 2016 or (2) bind or commit the parties to refrain from completing the Merger, or otherwise prevent or prohibit the parties from completing the Merger, prior to a date that is six months after August 15, 2016.

Divestitures and Triggering Divestiture

If necessary to obtain the requisite antitrust clearances, G&K and Cintas have agreed, as promptly as practicable, (1) to propose, negotiate, commit to, effect and agree to the sale, divestiture, license, holding separate, and other disposition of the businesses, assets, properties, products, product lines, and equity interests of G&K, Cintas, or their respective subsidiaries, and to take such action or actions that would in the aggregate have a similar effect, (2) create, terminate, or divest relationships, ventures, contractual rights or obligations of G&K, Cintas and their respective subsidiaries, and (3) otherwise take or commit to take any action that would limit Cintas’ freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of G&K, Cintas and their respective subsidiaries. The parties have agreed to the foregoing only to the extent any such sales, divestitures, licenses, holdings, dispositions, restrictions, changes or similar effects become effective only from and after the effective time of the Merger. In addition, neither Cintas nor G&K are required to take or commit to taking any divestiture, license, holding separate, sale or other disposition of or with respect to the “CINTAS” trademark or tradename of Cintas or that would constitute a “triggering divestiture” under the merger agreement. For purposes of the merger agreement, a triggering divestiture is the divestiture, license, holding separate, sale or other disposition of or relating to any of the products, product lines, services or service lines, in whole or in part, of G&K or Cintas or their respective subsidiaries, representing in excess of $300 million in the aggregate of net sales (measured for G&K’s fiscal year ended July 2, 2016 and Cintas’ fiscal year ended May 31, 2016), except that any related assets, businesses, properties or equity interests will not be included in the calculation of net assets.

G&K and Cintas have agreed that they will use reasonable best efforts to contest and resist any administrative or judicial action that is instituted or threatened to be instituted challenging the Merger or the transactions contemplated by the merger agreement as violative of any antitrust law, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that prohibits, prevents or restricts consummation of the Merger; provided, that Cintas will bear all costs and expenses associated with the foregoing.

Access

Subject to certain exceptions and limitations, during the period from August 15, 2016 until the earlier of the termination of the merger agreement in accordance with its terms and the effective time, G&K and its subsidiaries must afford the officers and representatives of Cintas reasonable access during normal business hours to G&K’s employees, properties, books, contracts and records and such other information concerning its business, properties and personnel (other than trade secrets of third parties or information that would jeopardize the attorney-client privilege or conflict with any law or contract to which G&K or its subsidiaries are bound, including confidentiality agreements).

Financing and Financing Cooperation

In connection with signing the merger agreement, Cintas delivered to G&K a true, complete and correct copy of the fully executed debt commitment letter, dated as of August 15, 2016, pursuant to which, upon the terms and subject to the conditions set forth therein, the financing sources party thereto have agreed to lend Cintas a total of $2.3 billion for the purpose of funding in part the merger consideration and related amounts. Cintas has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, advisable or proper to obtain the financing contemplated by the debt financing commitment letter on or prior to the closing date on the terms and conditions described in the debt financing commitment letter. G&K will, and will cause its subsidiaries to, use reasonable best efforts to provide all customary cooperation reasonably requested by Cintas that is necessary in connection with the financing. There is, however, no financing condition to Cintas’ obligation to consummate the Merger.

Employee Matters

The merger agreement provides that, effective as of the effective time and during the one-year period immediately following the effective time (the “continuation period”), Cintas will cause the surviving corporation to provide, to each employee of G&K or its subsidiaries who continues to be employed by G&K or any of its subsidiaries following the effective time (which we refer to in this proxy statement as “Company employees”), base wages or salary, bonus opportunities and benefits substantially comparable to those provided to similarly situated employees of Cintas. Cintas has agreed to cause the surviving corporation to continue G&K’s Executive Severance and Change in Control Policy and a severance program meeting certain terms established by the merger agreement and the company disclosure letter delivered in connection with the merger agreement for the duration of the continuation period. Cintas has also agreed to cause the surviving corporation to continue a retention program consistent with the terms of the merger agreement and the company disclosure letter delivered in connection with the merger agreement.

Under the merger agreement, following the closing date, Cintas will use reasonable best efforts to cause pre-existing conditions or limitations, actively-at-work requirements and eligibility waiting periods under group health plans of Cintas or its affiliates that the Company employees are eligible to participate in to be waived with respect to the Company employees and their eligible dependents to the extent the same would be waived or satisfied under a similar benefit plan provided by G&K prior to the effective time. Cintas has also agreed to use commercially reasonable efforts to give each Company employee credit for the plan year in which the effective time occurs towards applicable deductibles, coinsurance, and annual out of pocket limits. Under the merger agreement Cintas will give each Company employee service credit for purposes of eligibility to participate and vesting credit under the Cintas benefit plans for each Continuing employee’s employment with G&K prior to the effective time, provided that such credit was allowed under an applicable G&K plan prior to the effective time and that granting such credit would not result in a duplication of benefits.

Indemnification and Insurance

Under the terms of the merger agreement, Cintas has agreed to indemnify and hold harmless, and provide advancement of expenses to, the present and former officers and directors of G&K and its subsidiaries (when acting in such capacity) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities that are incurred in connection with any civil, criminal, administrative or other similar proceeding, litigation, audit, investigation, arbitration, action, suit, review, examination, inquiry, hearing, demand, claim or similar action, arising out of matters existing or occurring at or prior to the effective time of the Merger (including in connection with the approval of the merger agreement, the Merger and the other transactions contemplated thereby or arising out of or pertaining to such transactions) to the fullest extent that the Company would have been authorized to indemnify such indemnified persons under its articles of incorporation or bylaws in effect on August 15, 2016 agreement. Cintas has also agreed that it or the surviving company will advance expenses as incurred to the fullest extent authorized under applicable law; provided, that the indemnified person to whom expenses are advanced provides the undertaking required by applicable law to repay such advances if it is ultimately determined that such indemnified person is not entitled to indemnification.

Cintas has also agreed to include provisions for indemnification, advancement of expenses and exculpation of the indemnified persons in the certificate of incorporation and bylaws of the surviving company and maintain such provisions to the fullest extend authorized under law on the same basis as set forth in the certificate of incorporation and bylaws of the Company in effect on the date of the merger agreement for a period of at least six years following the effective time of the Merger.

Under the terms of the merger agreement, the Company is required to obtain, and if the Company is unable, Cintas will cause the surviving corporation to obtain, prior to the effective time, a “tail” insurance policy for the extension of the directors’ and officers’ liability coverage provided under G&K’s existing directors’ and officers’ insurance policies with a claims period of at least six years after the effective time and from an insurance carrier with a comparable or better credit rating than G&K’s insurance carrier as of August 15, 2016, subject to certain qualifications. If for any reason the aforementioned tail policy is not obtained, the merger agreement requires Cintas to cause the surviving corporation to (i) maintain G&K’s current directors’ and officers’ insurance coverage or (ii) purchase comparable directors’ and officers’ insurance coverage, in each case, for a period of at least six years after the effective time, subject to certain qualifications.

Shareholder Litigation

If any shareholder litigation relating to the merger agreement or the transactions contemplated by the merger agreement is brought or threatened in writing against G&K or the members of the Company Board prior to the effective time, G&K has agreed to (1) promptly notify Cintas and keep Cintas reasonably informed as to the status of such matters, and (2) provide Cintas with the opportunity to participate in the defense or settlement of such litigation. Further, neither G&K nor any of its subsidiaries or representatives is permitted to settle, compromise or agree to settle or compromise any such litigation unless Cintas consents to such action in writing.

Other Covenants and Agreements

The merger agreement also contains additional covenants, including, among others, covenants relating to the providing of information in connection with the filing of this proxy statement and other regulatory filings, covenants relating to regulatory filings and approvals (which are described under the section entitled “The Merger (Proposal 1) — Regulatory Approvals”), reporting requirements under Section 16 of the Exchange Act, the payment of transaction costs and expenses, delisting and deregistration of the G&K common stock and public announcements with respect to the transactions contemplated by the merger agreement.

Conditions to Completion of the Merger

Each party’s obligation to consummate the Merger is subject to the satisfaction or waiver of the following conditions:

•	the merger agreement shall have been adopted by the requisite company vote;

•	any applicable waiting period or extension thereof under the HSR Act shall have expired and the Competition Act Approval shall have been obtained; and

•	no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any legal restriction that restrains, enjoins or otherwise prohibits consummation of the Merger.

The respective obligations of Cintas and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (in writing) of the following additional conditions:

•	the representations and warranties of G&K shall be accurate as of August 15, 2016 and as of and as though made on the closing date (except for any such representations and warranties made as of a particular date or period, which representations and warranties must be true and correct only as of that date or period), subject to a “material adverse effect” or other materiality standard provided in the merger agreement;

•	G&K shall have performed in all material respects all obligations required by the merger agreement to be performed or complied with by it prior to the closing date;

•	Cintas shall have received a certificate signed on behalf of G&K by the Chief Executive Officer or Chief Financial Officer of G&K to the effect that each of the conditions described in the two preceding bullet points has been satisfied; and

•	since August 15, 2016 there shall not have occurred any event or circumstance which has or could reasonably be expected to have a “material adverse effect” as defined in the merger agreement.

The obligation of G&K to consummate the Merger is subject to the satisfaction or waiver (in writing) of the following additional conditions:

•	the representations and warranties of Cintas and Merger Sub shall be accurate as of August 15, 2016 and as of and as though made on the closing date (except for any such representations and warranties made as of a particular date or period, which representations and warranties must be true and correct only as of that date or period), subject to a “material adverse effect” or other materiality standard provided in the merger agreement;

•	Cintas and Merger Sub shall have performed in all material respects all obligations required by the merger agreement to be performed or complied with by them prior to the closing date; and

•	G&K shall have received a certificate signed on behalf of Cintas and Merger Sub by a senior executive officer of Cintas to the effect that each of the conditions described in the two preceding bullet points has been satisfied.

Termination

The merger agreement may be terminated and abandoned at any time prior to the effective time in the following circumstances:

•	by the mutual written consent of G&K and Cintas;

•	by either G&K or Cintas, if:

•	the Merger has not been completed by August 15, 2017, provided that if all of the conditions to closing, other than those pertaining to an injunction under antitrust laws, waiting periods under the HSR Act or receipt of specified notices, approvals or clearances (including the Competition Act Approval), have been satisfied or waived at such time, the end date may be extended by either G&K or Cintas to a date not later than November 15, 2017;

•	an order by a governmental entity of competent jurisdiction has been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, and such order has become final and nonappealable; or

•	the requisite company vote has not been obtained at the G&K shareholders’ meeting or at any adjournment or postponement of the G&K shareholders’ meeting;

except that the right to terminate the merger agreement by reason of the three clauses above will not be available to any party that has breached in any material respect its obligations under the merger agreement;

•	by G&K:

•	at any time prior to the receipt of the requisite company vote, if G&K is not in breach of its covenants relating to (i) non-solicitation, (ii) the consideration of other acquisition proposals, or (iii) a change of recommendation of the Company Board set forth in the merger agreement (other than an immaterial breach) and G&K pays to Cintas the termination fee prior to or concurrently with its termination of the merger agreement;

•	at any time if G&K is not then in material breach of the merger agreement and there has been a breach of any representation, warranty, covenant or agreement made by Cintas or Merger Sub in the merger agreement, or any such representation or warranty will have become untrue after the date of the merger agreement, in each case such that the relevant conditions to G&K’s obligation to consummate the Merger under the merger agreement would not be satisfied by Cintas and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) 30 calendar days after written notice thereof is given by G&K to Cintas and (ii) the date that is three business days prior to the end date; or

•	by Cintas:

•	if the Company Board (i) has made a change of recommendation; (ii) following the public announcement of an acquisition proposal, has failed to reaffirm its approval and recommendation of the merger agreement and the Merger within ten business days after receipt of a written request to do so from Cintas in accordance with the provisions of the merger agreement; or (iii) prior to the earlier of (A) the day prior to the date of the shareholders meeting and (B) eleven business days after the commencement of a tender or exchange offer for outstanding shares that has been publicly disclosed (other than by Cintas or an affiliate of Cintas), fails to recommend against such tender offer or exchange offer;

•	if G&K or any of its representatives breaches any covenant relating to non-solicitation, the consideration of other acquisition proposals, and a change of recommendation of the Company Board set forth in the merger agreement in any material respect; or

•	at any time if neither Cintas nor Merger Sub is then in material breach of the merger agreement and there has been a breach of any representation, warranty, covenant or agreement made by G&K under the merger agreement, or any such representation and warranty will have become untrue after the date of the merger agreement, in each case such that the relevant conditions to the obligation of Cintas and Merger Sub to consummate the Merger under the merger agreement would not be satisfied by G&K and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by Cintas to G&K and (ii) the date that is three business days prior to the end date.

Termination Fee

G&K will pay Cintas a termination fee in an amount equal to $60 million in immediately available funds if the merger agreement is terminated in the following circumstances:

•	by G&K at any time prior to the receipt of the requisite company vote, provided that G&K is not in breach of its covenants relating to (i) non-solicitation, (ii) the consideration of other acquisition proposals, or (iii) a change of recommendation of the Company Board set forth in the merger agreement (other than an immaterial breach) and G&K pays to Cintas such termination fee prior to or concurrently with its termination of the merger agreement;

•	by Cintas because the Company Board (i) has made a change of recommendation; (ii) following the public announcement of an acquisition proposal, has failed to reaffirm its approval and recommendation of the merger agreement and the Merger within ten business days after receipt of a written request to do so from Cintas in accordance with the merger agreement; or (iii) prior to the earlier of (A) the day prior to the date of the shareholders meeting and (B) eleven business days after the commencement of a tender or exchange offer for outstanding shares that has been publicly disclosed (other than by Cintas or an affiliate of Cintas), fails to recommend against such tender offer or exchange offer;

•	by Cintas following a breach by G&K or it representatives of any of the covenants relating to non-solicitation, the consideration of other acquisition proposals, and a change of recommendation of the Company Board set forth in the merger agreement in any material respect; or

•	(i) by either G&K or Cintas because the requisite company vote has not been obtained at the G&K shareholders’ meeting or at any adjournment or postponement of the G&K shareholders’ meeting or (ii) provided that neither Cintas nor Merger Sub is then in material breach of the merger agreement, by Cintas because there has been a breach of any representation, warranty, covenant or agreement made by G&K under the merger agreement, or any such representation or warranty will have become untrue after the date of the merger agreement, in each case, such that the relevant conditions to the obligation of Cintas and Merger Sub to consummate the Merger under the merger agreement would not be satisfied by G&K and such breach or condition is not curable or, if curable, is not cured by the earlier of (x) 30 calendar days after written notice thereof is given by Cintas to G&K and (y) the date that is three business days prior to the end date; and, in the case of both the preceding clauses (i) and (ii), between August 15, 2016 and the date of the termination of the merger agreement any person has made or publicly disclosed or announced an acquisition proposal with respect to at least 50.1% of the voting power of G&K or any of its material subsidiaries or at least 50.1% of the combined assets of G&K and its subsidiaries, and a transaction contemplated by such acquisition proposal has been consummated or G&K has executed a definitive agreement with respect to such acquisition proposal within twelve months after the termination of the merger agreement.

Reverse Termination Fee

Cintas will pay G&K a reverse termination fee in an amount equal to $100 million in immediately available funds if the merger agreement is terminated by either G&K or Cintas in the following circumstances:

•

because (1) an order has been issued by a governmental entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger relating to the HSR Act or any other competition, merger control, antitrust or similar law or regulation, (2) such order has become final and nonappealable, and (3) the party terminating the merger agreement for the foregoing reason has not breached in any material respects its obligations under the merger agreement; or

•	because the Merger has not been completed by the end date or any extension thereof, and at the time of such termination of the merger agreement all of the conditions to Cintas’ obligation to consummate the Merger have been satisfied, other than (1) those pertaining to an injunction under antitrust laws, waiting periods under the HSR Act or receipt of specified notices, approvals or clearances (including the Competition Act Approval) and (2) conditions that by their nature are to be satisfied at the closing and are capable of being satisfied if the closing were to occur on the date the merger agreement is terminated.

Limitation on Remedies

In the event of the termination of the merger agreement pursuant to the provisions described in the section entitled “— Termination,” the merger agreement will be terminated, and there will be no further liability on the part of G&K, Cintas or Merger Sub, other than for payment of the termination fee or reverse termination fee, if applicable, except that the confidentiality agreement, certain provisions of the merger agreement relating to the payment of the parties’ expenses, the sections of the merger agreement relating to termination and Article IX of the merger agreement (which contains miscellaneous provisions) will survive termination. However, no such termination will relieve any party from any liability for damages to any other party resulting from any deliberate and material breach of the merger agreement.

Expenses

Except as otherwise provided in the merger agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, the merger agreement and the transactions contemplated in the merger agreement will be paid by the party incurring or required to incur such expenses.

Amendment and Modification

At any time prior to the effective time, G&K, Cintas and Merger Sub may modify or amend the merger agreement by written agreement executed and delivered by duly authorized officers of G&K, Cintas and Merger Sub, except that certain provisions in the merger agreement relating to termination of the merger agreement, governing law and venue, waiver of jury trial, specific performance, and liability of the financing sources, among others, may not be amended in a manner adverse to the financing sources without their prior written consent.

Jurisdiction; Specific Performance

The parties have agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement are not performed according to their specific terms or are otherwise breached. Accordingly, the parties have agreed that, in addition to any other remedy available, each of the parties will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement exclusively in the United States District Court for the Southern District of New York (or, to the extent such court does not have subject matter jurisdiction, the Supreme Court of the State of New York, New York County, located in the borough of Manhattan). Pursuant to the merger agreement, the parties waived, and agreed not to assert as a defense in any action or proceeding with respect to the merger agreement, (1) any claim that it is not personally subject to the jurisdiction of the above named courts or that the action may not be brought or maintained in the above named courts, (2) any claim that the above named courts are an inconvenient forum or that the venue of such courts is not appropriate, and (3) any claim that the merger agreement may not be enforced in or by such courts. The parties irrevocably agreed that all claims relating to the merger agreement will be heard and determined by the above named courts.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION (PROPOSAL 2)

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, the Company is providing its shareholders with a separate advisory (non-binding) vote to approve certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger, as described in the table entitled “Golden Parachute Compensation” under “The Merger (Proposal 1) — Interests of the Company’s Directors and Executive Officers in the Merger — Information Regarding Golden Parachute Compensation,” including the footnotes to the table and related narrative discussion.

The Company Board recommends that the shareholders of the Company approve the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger, and the agreement or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section entitled “The Merger (Proposal 1) — Interests of the Company’s Directors and Executive Officers in the Merger — Information Regarding Golden Parachute Compensation,” including the footnotes to the table and the related narrative discussion, is hereby APPROVED.”

The vote on the named executive officer Merger-related compensation proposal is a vote separate and apart from the vote on the proposal to approve the merger agreement. Accordingly, you may vote to approve the merger agreement and vote not to approve the named executive officer Merger-related compensation proposal and vice versa. Because the vote on the named executive officer Merger-related compensation proposal is advisory only, it will not be binding on either the Company or Cintas. Accordingly, if the merger agreement is adopted and the Merger is completed, the compensation may be paid or become payable to the Company’s named executive officers in accordance with the terms of their compensation agreements or arrangements even if the shareholders fail to approve the proposal.

The above resolution approving the Merger-related compensation of the Company’s named executive officers on an advisory basis requires the affirmative vote of the holders of the greater of (i) a majority of the voting power of shares present and entitled to vote or (ii) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the annual meeting.

THE COMPANY BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION PROPOSAL.

ADJOURNMENT OF ANNUAL MEETING (PROPOSAL 3)

We are asking you to approve a proposal to approve one or more adjournments of the annual meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the annual meeting. If our shareholders approve the adjournment proposal, we could adjourn the annual meeting and any adjourned session of the annual meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously returned properly executed proxies voting against adoption of the merger agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the merger agreement such that the proposal to approve the merger agreement would be defeated, we could adjourn the annual meeting without a vote on the adoption of the merger agreement and seek to convince the holders of those shares to change their votes to vote in favor of adoption of the merger agreement. Additionally, we may seek to adjourn the annual meeting if a quorum is not present at the annual meeting.

If the annual meeting is so adjourned, the Company’s shareholders of record, who have already submitted their proxies, will be able to revoke them at any time prior to their use. The affirmative vote of the holders of the greater of (i) a majority of the voting power of shares present and entitled to vote or (ii) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the annual meeting is required for approval of the proposal for the adjournment of the annual meeting to solicit additional proxies.

THE COMPANY BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT OF THE ANNUAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE MERGER AGREEMENT.

ELECTION OF CLASS III DIRECTORS (PROPOSAL 4)

Pursuant to our Amended and Restated Articles of Incorporation, the Company Board is comprised of not less than three and not more than 12 directors, and our Amended and Restated Bylaws state that the number of directors is established by resolution of our board. Presently, our board consists of nine directors. Pursuant to our Amended and Restated Articles of Incorporation, our directors are divided into three classes, designated as Class I, Class II and Class III, and are elected to serve for staggered three-year terms of office. The current terms of office for the directors in Class I, Class II and Class III expire, respectively, at the 2017, 2018 and 2016 annual shareholders’ meetings.

Messrs. Bronson, Fortun and Mrozek, each of whom currently serves as a Class III director, have been nominated by our board to serve as our Class III directors for a three-year term commencing immediately following the annual meeting and expiring at our 2019 annual shareholders’ meeting, or until such person’s successor is elected and qualified. Each nominee has consented to being named in the proxy statement and to serving as a Class III director, if elected. Set forth below is information regarding the three individuals nominated for election to our board as Class III directors, which includes information furnished by them as to their principal occupations for the last five years and certain other directorships held by them.

Director/Nominee Name	Business Experience	Director Since
John S. Bronson

Mr. Bronson is a director of the company and serves as a member of the Compensation and Corporate Governance Committees of our board. Mr. Bronson was Senior Vice President, Human Resources for Williams-Sonoma, Inc., a specialty retailer of home furnishings, from 1999 to 2003. Since leaving Williams-Sonoma, Mr. Bronson has been an active private investor in start-up companies in retail, digital and media technology, marketing analytics, and alternative energy production. Prior to his employment with Williams-Sonoma, Mr. Bronson held several senior human resource-related management positions with PepsiCo, from 1979 to 1999, including as its Executive Vice President, Human Resources Worldwide for Pepsi-Cola Worldwide.

Mr. Bronson’s experience in human resource-related positions with Williams-Sonoma and PepsiCo provides him with substantial experience and knowledge with respect to the many complex issues surrounding human resources, benefits and compensation. Mr. Bronson offers us a unique perspective on leadership development, employee relations and compensation issues. Mr. Bronson also has extensive international business experience, and he understands the complexities of managing a route distribution system. Finally, Mr. Bronson has a deep understanding of the diverse and complex issues facing boards of large public companies.

		2004

Wayne M. Fortun	Mr. Fortun is a director and serves as Chair of the Compensation Committee of our board. In 1983, Mr. Fortun was elected director and named President and Chief Operating Officer of Hutchinson Technology, Inc. (NASDAQ: HTCH), a worldwide leader in precision manufacturing of suspension assemblies for disk drives, and was Hutchinson Technology’s Chief Executive Officer from May 1996 to October 2012, when he assumed the role of Chairman of the Board of Hutchinson Technology and retired from his position as Chief Executive Officer. In November 2015, Hutchinson Technology announced its intent to merge with a subsidiary of TDK Corp. The merger remains subject to Federal Trade Commission review. Mr. Fortun also serves as a director of C.H. Robinson Worldwide, Inc. (NASDAQ: CHRW), a global provider of multimodal transportation services and logistics solutions, where he chairs the Compensation Committee.	1994

Director/Nominee Name	Business Experience	Director Since
As the longest serving member of our board, Mr. Fortun has abundant knowledge of our company and its business. Mr. Fortun’s significant experience with Hutchinson Technology provides him with critical knowledge of the management, financial and operational requirements of a large company. Mr. Fortun also provides our board with insight into international business issues. In addition, as a result of his long tenure as a director of another large public company, Mr. Fortun is well possessed with a deep understanding of the roles and responsibilities of public company board members.

Ernest J. Mrozek

Mr. Mrozek serves as the Lead Director of our board, serves as the Chair of our Corporate Governance Committee and is one of our Audit Committee Financial Experts. Mr. Mrozek served as Vice Chairman and Chief Financial Officer of The ServiceMaster Company, a residential and commercial service company, from November 2006 until his retirement in March 2008. Mr. Mrozek also served as President and Chief Financial Officer of The ServiceMaster Company from January 2004 to November 2006 and as its President and Chief Operating Officer from 2002 to January 2004. He served as President and Chief Operating Officer of ServiceMaster Consumer Services, ServiceMaster’s largest segment, from January 1997 until 2002. Mr. Mrozek joined ServiceMaster in 1987 and held various senior positions in general management, operations and finance, in addition to those specifically noted above. Prior to joining ServiceMaster, Mr. Mrozek spent 12 years with Arthur Andersen & Co. Mr. Mrozek served on the board of Chemed Corporation (NYSE: CHE) until May 2010, and he currently serves on the board of IDEX Corporation (NYSE: IEX), where he chairs the Audit Committee.

Mr. Mrozek’s executive operating and financial responsibilities with The ServiceMaster Company and his other board service provide him with a keen understanding of the management, financial and operational requirements of a large public company, including effective growth, retention and capital structure strategies. As the Lead Director of our board, Mr. Mrozek possesses valuable leadership, analytical, strategic and risk assessment skills. Mr. Mrozek’s experience also provides him with an understanding of corporate governance requirements and the roles and responsibilities of board members of such companies. Additionally, Mr. Mrozek is able to draw upon his public accounting experience and financial oversight positions as he assists our board in evaluating our financial results, internal controls, financial reporting and risk management practices.

2005

THE COMPANY BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE NAMED IN THIS PROXY STATEMENT.

Directors and Executive Officers of the Company

Name	Age	Title	Director Term Expires
Douglas A. Milroy	57	Chairman and Chief Executive Officer and Director (Class II)	2018
Tracy C. Jokinen	47	Chief Financial Officer	—
Jeffrey L. Cotter	49	Vice President, General Counsel and Corporate Secretary	—
Ian G. Davis	51	Vice President, U.S. Field	—
Kevin A. Fancey	54	President, G&K Services Canada Inc.	—
John S. Bronson	68	Director (Class III)	2016
Lynn Crump-Caine	60	Director (Class I)	2017
Wayne M. Fortun	67	Director (Class III)	2016
Thomas R. Greco	58	Director (Class II)	2018
Ernest J. Mrozek	63	Director and Lead Director (Class III)	2016
M. Lenny Pippin	69	Director (Class I)	2017
Alice M. Richter	63	Director (Class II)	2018
Lee J. Schram	55	Director (Class I)	2017

Douglas A. Milroy — Mr. Milroy has served as our Chief Executive Officer and a director since May 2009 and was appointed Chairman of our board in August 2014. Mr. Milroy served as our President, Direct Purchase and Business Development from November 2006 to May 2009. Mr. Milroy joined us with more than 20 years of global leadership experience in business-to-business organizations. Most recently, between 2004 and November 2006, Mr. Milroy was managing director of The Milroy Group LLC, a firm focused on the acquisition and management of industrial companies in partnership with other investors. Prior to that, between 2000 and 2004, Mr. Milroy was the Vice President and General Manager — Food and Beverage North America and Water Care for Ecolab, Inc. Mr. Milroy has also held senior positions with FMC Corporation and McKinsey & Company. Mr. Milroy serves on the board of Donaldson Company, Inc. (NYSE: DCI), where he is a member of the Audit Committee.

As Chairman, Mr. Milroy brings to our board broad strategic vision for our company, and he is a trusted advisor. Mr. Milroy has in-depth knowledge of all aspects of our company and our business, together with a deep understanding and appreciation of our customers and their business operations. Mr. Milroy creates a critical link between management and our board, enabling our board to perform its oversight function with the benefit of management’s perspective on our business. As Chief Executive Officer, Mr. Milroy is responsible for determining the company’s strategy and for communicating that strategy throughout the organization and to investors. Mr. Milroy’s prior business experience, including his international business experience, provides him with a valuable perspective on operational, strategic and management matters facing large companies and an intimate understanding of motivating employees to ensure effective execution of initiatives. Mr. Milroy also has extensive experience with merger and acquisition transactions, including integrating companies to realize synergies and create efficiencies.

Tracy C. Jokinen — Ms. Jokinen became our Chief Financial Officer in June 2014. Prior to joining G&K, Ms. Jokinen spent 22 years with Valspar Corporation, most recently as its Vice President, Corporate Finance, where she was responsible for Valspar’s tax, treasury, investor relations, internal audit, operations finance and corporate accounting functions. Throughout 2012 through September 2013, Ms. Jokinen was Valspar’s Vice President, Finance & Strategy, where she led Valspar’s global finance organization with responsibility for business finance, international shared service centers in Europe and Asia and regional accounting teams. From 2008 to 2012, Ms. Jokinen was Valspar’s Vice President, Corporate Controller and Chief Accounting Officer, with responsibility for the company’s SEC reporting obligations and global financial control policies. Ms. Jokinen serves on the board of Alamo Group (NYSE: ALG), where she is a member of the Audit Committee and Compensation Committee.

Jeffrey L. Cotter — Mr. Cotter has served as our Vice President and General Counsel since June 2008. Mr. Cotter joined the company as Senior Corporate Counsel in January 2006 and was named Director of Legal Services and Corporate Secretary in September 2007. Prior to joining the company, since 2003, Mr. Cotter was a shareholder in the law firm of Leonard, Street and Deinard Professional Association, now known as Stinson Leonard Street LLP, where he focused on securities law, as well as on mergers, acquisitions and related transactions. Prior to being a shareholder in Leonard, Street and Deinard, Mr. Cotter was an associate at the firm (1997-1999; 2001-2003), as well as Assistant General Counsel of Stockwalk.com, Inc. (1999-2001) and an associate in the law firm of Briggs & Morgan, P.A. (1995-1997).

Ian G. Davis — Mr. Davis was named Vice President, U.S. Field, in April 2015. Mr. Davis began his career with the company in 2007, serving as a Regional Vice President in both the Canadian and U.S. field organizations. In 2010, Mr. Davis moved to the company’s corporate office to serve as Vice President, Sales and Service Process Excellence and, beginning in September 2012, as Vice President and Chief Information Officer. Prior to joining the company, Mr. Davis spent 11 years as a senior operations leader with LSG Sky Chefs, a global provider of airline catering and in-flight services. His last role at LSG Sky Chefs was as Vice President, Operational Excellence, where he was responsible for lean manufacturing, facility engineering, quality systems, environmental systems and fleet management across more than 50 facilities in the United States and Canada. Prior to joining LSG Sky Chefs, Mr. Davis worked six years with Caterair International/Marriott Corporation, where he held several management positions in finance, sales and marketing, and operations across North America and Europe.

Kevin A. Fancey — Mr. Fancey was appointed President of G&K Services Canada, Inc. in January 2014, after joining the company in August 2013 as President Designate. Mr. Fancey has nearly 20 years of experience as a leader in service-focused businesses in Canada. Prior to joining the company, he served as Executive Vice President, Sales and Marketing at Coinamatic Group of Companies from 2011 to 2013 and as Senior Vice President, Sales for Ricoh Canada Inc. from 2009 to 2011. He also held senior leadership positions at IKON Office Solutions prior to its acquisition by Ricoh and at Chubb Security Systems Canada and Pitney Bowes of Canada.

John S. Bronson — see information under “Election of Class III Directors (Proposal 4)” above.

Lynn Crump-Caine — Ms. Crump-Caine is a director of the company and serves as a member of the Audit Committee of the Company Board. Ms. Crump-Caine founded Outsidein Consulting, and she currently serves as its Chief Executive Officer. Between 1974 and her retirement in 2004, Ms. Crump-Caine served in various senior capacities with McDonald’s Corporation, including as its Executive Vice President, Worldwide Operations and Restaurant Systems, from 2002 to 2004, its Executive Vice President, U.S. Restaurant Systems, from 2000 to 2002, and its Senior Vice President, U.S. Operations, from 1998 to 2000. Ms. Crump-Caine serves on the board of Krispy Kreme Doughnuts, Inc. (NYSE: KKD), where she chairs the Compensation Committee and serves on the Nominating and Corporate Governance Committees. She also serves on the board of Thrivent Financial for Lutherans, where she serves on the Finance Committee.

Ms. Crump-Caine’s far-reaching operational experience, including in various senior positions with McDonald’s Corporation, gives her a unique understanding of complex operating systems. Ms. Crump-Caine provides a valuable perspective to our board in a multitude of areas, including training, brand development and operations. Ms. Crump-Caine is well positioned to understand the multifaceted governance matters facing large public companies today. Ms. Crump-Caine also brings useful insights from, among other things, her service on other boards, including another public company board, and her commitment to continuing education.

Wayne M. Fortun — see information under “Election of Class III Directors (Proposal 4)” above.

Thomas R. Greco — Mr. Greco was appointed as a director in July 2014 and serves as a member of the Compensation Committee of the Company Board. In April 2016, Mr. Greco was appointed Chief Executive

Officer of Advance Auto Parts (NYSE: AAP). He is also a director of Advance Auto Parts. Prior to joining Advance, Mr. Greco served for 30 years with PepsiCo, holding positions in both sales and operations in the United States and Canada. Most recently, Mr. Greco served as Chief Executive Officer of Frito-Lay North America, a role he assumed in September 2011, where he was responsible for PepsiCo’s snack and convenient foods business. Mr. Greco also served as PepsiCo’s Executive Vice President and Chief Commercial Officer, North America Beverages, or NAB, where he was responsible for leading NAB’s commercial efforts across North America. Before that, Mr. Greco was President of Global Sales for PepsiCo. Mr. Greco also previously served as President of Frito Lay Canada and Senior Vice President of Sales for Frito-Lay North America. Mr. Greco joined PepsiCo in 1986. Before joining PepsiCo, Mr. Greco worked at Procter & Gamble.

As a Chief Executive Officer of Advance Auto Parts, Mr. Greco is familiar with the myriad requirements of a publicly traded company. Additionally, due to his various executive responsibilities within PepsiCo, he understands the importance and effective means of building shareholder value and cultivating a business environment committed to quality, productivity and continuous improvement. Mr. Greco also has valuable insight into the operations of a large public company, in addition to experience managing complex route delivery systems and leading a Canadian business operation. Finally, Mr. Greco’s prior sales roles within PepsiCo lend him unique perspective on building marketing and growth strategies and improving brand awareness.

Ernest J. Mrozek — see information under “Election of Class III Directors (Proposal 4)” above.

M. Lenny Pippin — Mr. Pippin is a director and serves as a member of the Corporate Governance Committee of the Company Board. Mr. Pippin served as Vice Chairman, President and Chief Executive Officer of The Schwan Food Company, a branded frozen-food company, from November 1999 until February 2008. Since 2008, Mr. Pippin has acted as a business consultant. Prior to joining Schwan’s, Mr. Pippin served as President and Chief Executive Officer of Lykes Brothers, Inc., a privately held corporation with operating divisions in the food, agriculture, transportation, energy and insurance industries.

Mr. Pippin’s prior business experience with The Schwan Food Company and Lykes Brothers provides him with a keen understanding of the many strategic and operational challenges facing companies such as ours, including familiarity with managing a complex route delivery system. Mr. Pippin also has experience with building sales, improving brand awareness, ensuring leadership development and understanding issues facing businesses like ours. Finally, Mr. Pippin is well versed with corporate governance requirements facing boards of large public companies.

Alice M. Richter — Ms. Richter is a director and serves as Chair of the Audit Committee of the Company Board. Ms. Richter is one of our Audit Committee Financial Experts. Ms. Richter has been retired since June 2001. Prior to her retirement, Ms. Richter was a certified public accountant with KPMG LLP for 26 years. Ms. Richter joined KPMG’s Minneapolis office in 1975 and was admitted to the KPMG partnership in 1987. During her tenure at KPMG, Ms. Richter served as the National Industry Director of KPMG’s U.S. Food and Beverage practice and also served as a member of the Board of Trustees of the KPMG Foundation. Ms. Richter is a member of the boards of West Marine, Inc. (NASDAQ: WMAR), where she serves as Chair of the Nominating and Governance Committees and is a member of the Audit Committee, and Thrivent Financial for Lutherans, where she chairs the Audit Committee and serves on the Church Solutions Committee. Ms. Richter has also been recognized as a Board Leadership Fellow by the National Association of Corporate Directors.

With more than 25 years of experience with an international public accounting firm, Ms. Richter possesses a significant understanding of accounting principles and financial reporting, evaluating financial results and the processes of financial reporting, risk management and internal control over financial reporting of both publicly and privately held companies. Ms. Richter also brings useful corporate governance and compliance insights from, among other things, her service on boards and other board committees and her commitment to continuing education regarding board service and compliance issues.

Lee J. Schram — Mr. Schram is a director and serves as a member of the Audit Committee of the Company Board. Mr. Schram has served as Chief Executive Officer of Deluxe Corporation (NYSE: DLX) since 2006, where he has led the transformation of Deluxe from primarily a check printer to a provider of a comprehensive line of products and digital services for small businesses, financial institutions and consumers. He is also a director of Deluxe Corporation. Mr. Schram began his professional career with NCR Corporation in 1983, where he held a variety of positions with increasing responsibility that included both domestic and international assignments. He served as corporate controller, and chief financial officer for approximately 80 percent of NCR’s businesses, and general manager of NCR’s Payment and Imaging Solutions segment. His last position with NCR prior to joining Deluxe was senior vice president of NCR’s Retail Solutions segment.

Mr. Schram’s executive and board experience with Deluxe Corporation enables him to understand the importance and effective means of achieving sales growth, building shareholder value and cultivating a business environment committed to quality, productivity and continuous improvement. Mr. Schram is also well versed with the requirements of a public company. Finally, Mr. Schram’s financial background allows him to effectively assess our financial results, internal controls and overall financial reporting.

GOVERNANCE OF THE COMPANY

Board of Directors and Committees

Board of Directors

Our board believes that there is no single, generally accepted approach to providing board leadership and that, given the dynamic and competitive environment in which we operate, the right board leadership structure may vary as circumstances warrant. To that end, our board has combined the role of Chairman and Chief Executive Officer. Our board believes that the Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the company’s business and industry and is therefore best able to identify the strategic priorities to be discussed by our board. Our board also believes that combining the role of Chairman and Chief Executive Officer facilitates information flow between management and our board and fosters strategic development and execution. Our board also has a Lead Director, whose responsibilities include:

•	presiding at any meeting of our board at which the Chairman is not present, including at executive sessions for independent directors, at meetings or portions of meetings on topics where the Chairman or our board raises a possible conflict, and when requested by the Chairman;

•	calling meetings of the independent directors, at such time and place as he determines;

•	serving as a liaison between the Chairman and the independent directors;

•	approving any information sent to him by management for distribution to our board;

•	approving meeting agendas for our board, including approving meeting schedules to ensure sufficient time is set aside to discuss relevant matters; and

•	if requested by major shareholders, ensuring that he is available for consultation and direct communication.

Our board believes combining the role of Chairman and Chief Executive Officer, together with a strong, independent Lead Director, provides the appropriate leadership and oversight and facilitates effective functioning of both our board and management. Additionally, our board maintains effective independent oversight through a number of governance practices, including open and direct communication with management, input on meeting agendas, annual performance evaluations and regular executive sessions.

Our board has also established the following permanent committees to assist with providing oversight to the company: an Audit Committee, a Compensation Committee and a Corporate Governance Committee. Our board has adopted a written charter for each of these committees, copies of which are available at our website at http://www.gkservices.com.

Our board held ten meetings during fiscal year 2016 and took action by written consent five times. Each of our directors attended more than seventy-five percent of the meetings of our board and the committees of our board on which such director served during the 2016 fiscal year.

Director Attendance at Annual Meetings of Shareholders

We do not have a formal policy with respect to attendance by board members at the annual meeting of shareholders, but all directors are encouraged to attend, and we attempt to coordinate scheduling of our annual meeting of shareholders to accommodate attendance by directors. All of our directors attended our fiscal year 2015 annual meeting of shareholders.

Independence

With the exception of Mr. Milroy, all of the members of our board are independent within the meaning of applicable NASDAQ Global Select Market and SEC rules. When considering the independence of directors, our board determined that the following relationships did not impair the independence of the respective director: Ms. Crump-Caine’s service as a director of Krispy Kreme, a customer; Mses. Crump-Caine’s and Richter’s service as directors of Thrivent Financial, to which G&K pays interest on its debt facility; Mr. Fortun’s service as a director of C.H. Robinson Worldwide, a supplier; and Mr. Greco’s prior position with Frito-Lay, a business unit of PepsiCo, both of which are customers, and his current position with Advance Auto Parts, a customer. All of the transactions with Krispy Kreme, Thrivent Financial, C.H. Robinson Worldwide, Frito-Lay, PepsiCo and Advance Auto Parts were conducted on arm’s length terms in the ordinary course of business, and the amount involved with the transactions represents less than 1% of our revenues and 1% of the respective customer’s or supplier’s revenues.

Board Oversight of Company Risk

We rely on our comprehensive enterprise risk management (ERM) process to aggregate, monitor, measure and manage risks. Through our ERM process, our management, with board oversight, works to identify, assess and manage enterprise risks that may affect our ability to execute our corporate strategy and fulfill our business objectives. As a part of our ERM process, management regularly reviews the effectiveness of our risk management practices and capabilities to determine our risk exposure. Management then elevates certain key risks for discussion at the board level. Our board, with the assistance of management, also annually reviews the effectiveness of our ERM program. Our ERM program is overseen by our board. Our Chief Financial Officer and our Vice President and General Counsel, both of whom are members of our executive team, and our Director of Integrated Risk Management have day-to-day management responsibility for this program.

Additionally, our Audit Committee is primarily responsible for oversight of our policies and practices concerning internal control over financial reporting and risk assessments related thereto. Our Audit Committee reviews and takes appropriate action with respect to the company’s annual and quarterly financial statements, the internal audit program, the external audit process and results and disclosures made with respect to the company’s internal controls. To facilitate these risk oversight responsibilities, the committee receives regular briefings from members of management on the internal audit plan, Sarbanes-Oxley Section 404 compliance, any significant litigation, ethics matters and health, safety and environmental matters. The committee also regularly holds executive sessions with representatives of our independent public accounting firm.

In addition to the Audit Committee’s role in financial risk oversight, each of the other board committees considers risk as it relates to its particular areas of responsibility. Our Compensation Committee oversees and administers our incentive and equity compensation programs to ensure that the programs create incentives for strong operational performance and for the long-term benefit of the company and its shareholders without incentivizing undue risk. The committee receives regular briefings from our Vice President, Human Resources, our Vice President and General Counsel, our Senior Director, HR Operations and the committee’s retained Compensation Consultant. Finally, our Corporate Governance Committee oversees risks related to board composition and governance matters and receives regular briefings from our Vice President and General Counsel.

Consideration of Director Candidates

The Corporate Governance Committee, together with the Chairman of our board and other directors, recruits director candidates and presents qualified candidates to our board for consideration. At each annual shareholders’ meeting, our board proposes to the shareholders a slate of nominees for election or re-election to our board. Shareholders may propose director nominees for consideration by the Corporate Governance Committee by submitting a recommendation in writing to the Chair of the Corporate Governance Committee, in care of our Corporate Secretary at our headquarters address.

If the Corporate Governance Committee approves a candidate for further review following an initial screening, it establishes an interview process for the candidate. Generally, the candidate meets with members of the Corporate Governance Committee and our Chairman and Chief Executive Officer. Contemporaneously with the interview process, the Corporate Governance Committee will conduct a comprehensive assessment of the candidate. The Corporate Governance Committee will consider reports of the interviews and the assessment to determine whether to recommend the candidate to our board. The Corporate Governance Committee will also take into consideration the candidate’s personal attributes, including personal integrity, concern for the company’s success and welfare, willingness to apply sound and independent business judgment, awareness of a director’s vital role in our good corporate citizenship and image, time available for meetings and consultation on company matters and willingness to assume broad fiduciary responsibility. Shareholders who wish to nominate a candidate for election to our board at the annual meeting must comply with our advance notice bylaw described elsewhere in this proxy statement.

Board Composition, Diversity and Tenure

Qualified director candidates, whether identified by shareholders or otherwise, will be considered without regard to race, color, religion, sex, ancestry, national origin or disability. The Corporate Governance Committee will consider each candidate’s general business and industry experience, the candidate’s ability to act on behalf of shareholders, overall board diversity, potential concerns regarding independence or conflicts of interest and other factors relevant in evaluating board nominees. As a matter of practice, our Corporate Governance Committee considers a number of factors in its evaluation of diversity, including diversity with respect to viewpoint, skills, experience, community involvement, geography, age, race, gender and ethnicity. These factors enhance the perspectives and values that are discussed in board and committee meetings. As indicated below, our current board composition reflects this approach and our board’s commitment to diversity:

•	25% of our non-employee directors are women;

•	12% of our non-employee directors are minorities;

•	four of our directors have served eight or fewer years, providing a balance between fresh perspectives and deep knowledge of our company; and

•	two of our directors, both of whom have served for two years, are currently working in Chief Executive Officer positions, providing valuable management insight.

We believe that the current mix of tenure, backgrounds and experiences of our directors enhances the quality of our board’s deliberations and decisions.

Corporate Governance Committee

We have established a Corporate Governance Committee of the Company Board comprised solely of “independent directors” (as defined by applicable rules and regulations of the SEC, NASDAQ Global Select Market and other relevant regulatory bodies), one of whom also serves on the Compensation Committee of the Company Board. The Corporate Governance Committee operates pursuant to a written charter adopted by our board. The primary roles of the Corporate Governance Committee are to monitor the effectiveness of our board in carrying out certain responsibilities, to assure appropriate board composition, to recommend a Chief Executive Officer and to facilitate our board’s annual review of our Chairman and Chief Executive Officer’s performance and the operation of our board and its various committees. In addition, the Corporate Governance Committee presents qualified director candidates to the full board and considers qualified nominees recommended by shareholders.

The Corporate Governance Committee, which presently consists of Chair Mr. Mrozek and Messrs. Bronson and Pippin, held four meetings during fiscal year 2016, all of which were held in person, and did not take action by written consent. The Chair and members of the Corporate Governance Committee are appointed by our board.

Audit Committee

We have established an Audit Committee of the Company Board which assists our board in fulfilling certain oversight responsibilities and consists solely of independent directors. The Audit Committee operates pursuant to a written charter adopted by our board. As set forth in the charter, the primary responsibilities of the Audit Committee include serving as an independent and objective party to monitor our financial reporting process and the system of internal control over financial reporting, reviewing and appraising the audit results of our independent auditors and internal audit department, and providing an open avenue of communication among the independent auditors, financial and senior management, the internal audit department and our board. The charter also requires that the Audit Committee appoint our independent auditors and review and pre-approve the performance of all audit and non-audit accounting services to be performed by our independent auditors, other than services falling within the de minimis exceptions permitted under Section 202 of the Sarbanes-Oxley Act.

The Audit Committee, which presently consists of Chair Ms. Richter, Ms. Crump-Caine and Messrs. Mrozek and Schram, held eight meetings during fiscal year 2016, four of which were held in person and four of which were conducted by telephone, and did not take action by written consent. The Audit Committee met and held discussions with management and representatives of our independent auditors prior to the public release of earnings information for each of our completed fiscal periods, and prior to each Quarterly Report on Form 10-Q and our Annual Report on Form 10-K being filed with the SEC.

Our board has determined that each of Ms. Richter and Mr. Mrozek is an “Audit Committee Financial Expert,” as that term is defined in Item 407(d)(5) of SEC Regulation S-K. In addition, each member of the Audit Committee is an “independent director,” as such term is defined in Rule 5605(a)(2) of the NASDAQ Global Select Market’s listing standards, and meets the criteria for independence set forth in Rule 5605(c)(2) of the NASDAQ Global Select Market’s listing standards and Rule 10A-3(b)(1) under the Exchange Act. Our board has also determined that each of the Audit Committee members is able to read and understand financial statements and that at least one member of the Audit Committee has past employment experience in finance or accounting.

Compensation Committee

The Compensation Committee, which operates pursuant to a written charter adopted by the Company Board, presently consists of Chair Mr. Fortun and Messrs. Bronson and Greco, held three meetings during fiscal year 2016, all of which were held in person, and did not take action by written consent. All members of the Compensation Committee are “independent directors” according to the NASDAQ Global Select Market’s Rule 5605(d)(2) and “non-employee directors” within the meaning of Rule 16b-3(b)(3) under the Exchange Act. The Compensation Committee reviews our compensation policies and practices and makes recommendations to the independent members of our board in connection with all compensation matters affecting our NEOs. A description of the processes and procedures for considering and determining executive compensation is included in the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement.

In February 2016, the Compensation Committee engaged Frederick W. Cook & Co., Inc. (F.W. Cook) as its independent compensation consultant to provide independent compensation consultation and advice to the Compensation Committee to assist in aligning executive compensation with the long-term interests of shareholders and our corporate goals and strategies and ensuring our compensation remains competitive. As requested by the Compensation Committee, F.W. Cook provides guidance as it relates to the following committee responsibilities:

•	reviews Compensation Committee agendas and supporting materials in advance of each meeting;

•	as requested, attends Compensation Committee meetings;

•	makes recommendations on companies to include in our peer group, analyzes the selected peer group information and reviews other survey data for competitive comparisons;

•	reviews our executive compensation programs and competitive positioning for reasonableness and appropriateness;

•	reviews our total executive compensation program and advises the Compensation Committee of plans or practices that might be changed to improve effectiveness;

•	reviews survey data on executive pay practices and amounts that come before the Compensation Committee;

•	provides market data and recommendations on Chairman and Chief Executive Officer compensation without prior review by management, except for necessary fact checking;

•	provides market data and recommendations on director compensation;

•	reviews any significant executive employment or change-in-control provisions in advance of being presented to the Compensation Committee and/or our board for approval;

•	periodically reviews the Compensation Committee’s charter and recommends changes;

•	advises the Compensation Committee on best-practice ideas for board governance as it pertains to executive compensation as well as areas of risk in our compensation program;

•	as requested, advises the Compensation Committee on management proposals; and

•	undertakes other projects at the request of the Compensation Committee.

In fiscal year 2016, as part of its ongoing services to the Compensation Committee, an F.W. Cook representative attended two meetings of the Compensation Committee and worked on the following projects:

•	participated in reviewing our Compensation Committee charter;

•	participated in review and design of our long-term incentive and equity program;

•	participated in reviewing and updating our peer group; and

•	conducted market analysis and made recommendations for changes to the fiscal year 2017 compensation package for our Chairman and Chief Executive Officer.

Additionally, prior to the engagement of F.W. Cook, Willis Towers Watson, the Compensation Committee’s former consultant, provided recommendations on Mr. Milroy’s fiscal year 2016 compensation, conducted market analysis of board of director compensation and made recommendations on changes to our director compensation for fiscal year 2016.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2016, no member of our Compensation Committee was an officer, former officer or employee of the company or any of its subsidiaries. During fiscal year 2016, none of our executive officers served as a member of (i) the compensation committee of another entity, one of whose executive officers served on the Compensation Committee of the Company Board, (ii) the board of directors of another entity, one of whose executive officers served on the Compensation Committee of the Company Board, or (iii) the compensation committee (or other board committee performing equivalent functions, or in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a member of our board.

Compensation Paid to Board Members

During fiscal year 2016, we paid each director who was not otherwise employed by us an annual retainer of $55,000. We paid to members of the Audit, Compensation, and Governance Committees an annual retainer of

$10,000, $6,000, and $5,000, respectively. We paid to Mr. Pippin, the former Lead Director of our board, an additional $5,625 retainer, as well as an additional $2,500 for serving as the Chair of the Corporate Governance Committee for one meeting during the fiscal year. Similarly, we paid to Mr. Mrozek, the current Lead Director, a $16,875 retainer, as well as a $7,500 retainer for serving as the Chair of the Corporate Governance Committee for three meetings during the fiscal year. Finally, we paid a $20,000 retainer to Ms. Richter, Chair of the Audit Committee, and a $12,000 retainer to Mr. Fortun, Chair of the Compensation Committee.

In addition, directors who are not otherwise employed by the company are eligible to participate in the Restated Equity Incentive Plan (2013). For fiscal year 2016, each non-employee director was awarded a restricted stock grant of 1,746 shares, equivalent to approximately $105,000, based on the closing price of G&K common stock on the date of grant. Each restricted stock grant vests in equal installments over a period of three years, beginning on the first anniversary of the grant date. Directors must remain in service for restricted stock and options to vest; therefore, any unvested grants will be forfeited upon termination of service to our board. All option and restricted stock grants made to directors January 1, 2015 or later contain additional retirement vesting provisions. Specifically, such grants include an accelerated vesting provision whereby, upon a director’s qualified retirement, the unvested portion of such grants will continue to vest in two equal installments over a two-year period following such qualified retirement. A qualified retirement is defined as a director’s voluntary termination of service as a director on attaining the age of 70, the mandatory retirement age, or, if earlier, after completing at least 12 consecutive years of service as a director. We have in place stock ownership requirements for our non-employee directors. Specifically, each of our non-employee directors is required to own a minimum number of shares equal to five times the director’s annual base retainer. Each director must achieve this level no more than five years after becoming a director. Once achieved, each director must maintain this ownership level at all times during the director’s tenure with the company. The Compensation Committee annually reviews the progress against the ownership requirements, and each of our non-employee directors is either on track to achieve or has achieved ownership requirements.

Director Compensation Table

The following table shows the compensation of the company’s non-employee directors for services in all capacities to us in fiscal year 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)	Total ($)
John S. Bronson	66,000	105,039	—	171,039
Lynn Crump-Caine	65,000	105,039	—	170,039
Wayne M. Fortun	73,000	105,039	—	178,039
Thomas R. Greco	61,000	105,039	—	166,039
Ernest J. Mrozek	94,375	105,039	—	199,414
M. Lenny Pippin	68,125	105,039	—	173,164
Alice M. Richter	85,000	105,039	—	190,039
Lee J. Schram	65,000	105,039	—	170,039

(1)	The dollar amounts represent the aggregate grant date fair value of stock awards granted during fiscal year 2016. The grant date fair value of a stock award is measured in accordance with FASB ASC Topic 718 based on assumptions described in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended July 2, 2016.
(2)	Consists of 1,746 shares granted to each director on January 4, 2016, which had a grant date fair value of $60.16 per share.

As of the end of fiscal year 2016, each director held the following unvested restricted shares and unexercised options:

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Number of Securities Underlying Unexercised Options (#)
John S. Bronson	3,188	—
Lynn Crump-Caine	3,188	7,800
Wayne M. Fortun	3,188	9,600
Thomas R. Greco	2,708	3,000
Ernest J. Mrozek	3,188	9,600
M. Lenny Pippin	3,740	14,400
Alice M. Richter	3,188	9,600
Lee J. Schram	2,708	3,000

EXECUTIVE COMPENSATION

Executive Summary

The primary objective of our compensation program is to provide competitive compensation and benefit plans that enable us to attract, motivate and retain highly qualified, experienced executives and reward them for performance that creates long-term shareholder value. We strive to reward our NEOs fairly and competitively through a mix of base salary, short- and long-term incentives, benefits, career growth and development opportunities. We believe this mix drives company performance and assists with employee retention. Our NEOs for fiscal year 2016 were the following individuals:

•	Douglas A. Milroy, Chairman and Chief Executive Officer;

•	Tracy C. Jokinen, Chief Financial Officer;

•	Jeffrey L. Cotter, Vice President, General Counsel and Corporate Secretary;

•	Ian G. Davis, Vice President, U.S. Field; and

•	Kevin A. Fancey, President, G&K Services Canada.

Fiscal year 2016 was another strong year for G&K Services. We made good progress in the first year since setting our 15/5 Goals. Total revenue grew 4.3%, to $978 million, with 4% organic growth. Operating margin increased 60 basis points to 12.5%, compared to adjusted operating margin of 11.9% in the prior year. Return on invested capital improved by 140 basis points to 12.6%, compared to 11.2% in fiscal year 2015. This progress toward our goals helped drive company record earnings of $3.61 per diluted share. Cash flow from operations also reached a new company record of $134 million, up 42% over last year. We believe that our management team’s leadership and commitment to our strategic plan directly impacted our fiscal year 2016 performance and that the compensation of our NEOs appropriately rewarded them for these achievements. See Annex D for a table reconciling the fiscal year 2015 reported amounts to the adjusted amounts.

In structuring the fiscal year 2016 compensation program for our NEOs, the Compensation Committee of the Company Board considered a number of factors, including our financial and business results, the general economic outlook, individual performance and responsibilities, experience, competitive data and our board-approved financial plan for the fiscal year. Consistent with that financial plan, our Compensation Committee included in our fiscal year 2016 executive compensation program challenging financial performance targets.

Within this framework, and reflecting its assessment of company and individual performance during fiscal year 2016, our Compensation Committee took the following actions regarding compensation for our NEOs during fiscal year 2016:

•	approved increases to the base salaries of Mr. Milroy of 6.3%, Mr. Davis and Ms. Jokinen of 5.0%, and Messrs. Fancey and Cotter of 4.0%;

•	approved annual cash incentive payouts for fiscal year 2016 under our Management Incentive Plan (referred to as our MIP) that reflected performance at 83% of target for qualified performance-based measures;

•	granted to Mr. Milroy long-term equity awards, the grant date fair value of which was allocated 50% restricted stock and 50% stock options and which was set at 120% of his target grant value; and

•	granted to our other NEOs long-term equity awards whose grant date fair value was allocated 60% restricted stock and 40% stock options and reflected between 120% and 130% of the NEO’s respective target grant value.

We believe that our compensation program is reasonable and market competitive, that it fairly reflects our performance over time and that it aligns the interests of our NEOs with the interests of our shareholders. We emphasize compensation opportunities that reward our executives when they meet or exceed targeted qualified performance measures and individual goals and objectives. The actual total compensation of each NEO varies depending upon individual performance and responsibilities, experience, competitive market data and the achievement of pre-established individual and corporate performance goals. Stock ownership guidelines and equity incentives serve to further align the interests of our executives with those of our shareholders and the long-term goals of the company. Our executive compensation policies have enabled us to attract and retain talented and experienced senior executives and have benefited our company over time.

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the material elements of our total compensation program for our NEOs and specifically addresses the objectives, elements and calculations included in such program. Our NEOs consist of our Chairman and Chief Executive Officer, our Chief Financial Officer, and the three most highly compensated executive officers, other than our Chairman and Chief Executive Officer and our Chief Financial Officer, who were serving as our executive officers at the end of fiscal year 2016. This discussion focuses on our compensation program and decisions in fiscal year 2016, each as they relate to these individuals; we also address why we believe the program is right for our company and our shareholders, and we explain how compensation is determined.

Responsibility for Executive Compensation Determinations

The Compensation Committee of the Company Board, which consists entirely of independent directors and whose membership is determined by our board, is responsible for:

•	approving the design and implementation of our executive compensation program for both NEOs and non-NEO executives;

•	receiving and evaluating input from the Compensation Committee’s independent compensation consultant for the Chairman and Chief Executive Officer’s compensation and input from both management and the compensation consultant for the remaining NEOs’ compensation;

•	annually reviewing NEO compensation and developing compensation recommendations for our board, after which only our independent directors vote on NEO compensation;

•	assessing risks arising from our compensation policies and practices for our employees;

•	regularly reporting on committee actions and recommendations at board meetings; and

•	working with the Audit and Corporate Governance Committees of the Company Board, as appropriate.

Our Compensation Committee engaged Willis Towers Watson to serve as an independent compensation consultant for the early part of fiscal year 2016. Willis Towers Watson served the committee in this role beginning in 2012. Effective February 2016, the Compensation Committee replaced Willis Towers Watson with F.W. Cook, which now serves as the committee’s independent compensation consultant. The consulting and advisory services provided by F.W. Cook and Willis Towers Watson to our Compensation Committee in connection with executive and director compensation were described previously in this proxy statement in the section “Governance of the Company — Compensation Committee.” The Compensation Committee also works with our human resources, compensation and benefits and legal professionals on the design and implementation of executive compensation programs and retirement plans, including the following qualified plans: the G&K Services Pension Plan (which was frozen on December 31, 2006) and the G&K Services 401(k) Savings Incentive Plan, and the following non-qualified plans: the Supplemental Executive Retirement Plan (which was frozen on December 31, 2006) and the Executive Deferred Compensation Plan (our DEFCO plan). On behalf of our Compensation Committee, our Retirement Committee manages the administrative duties and responsibilities for our United States qualified and non-qualified retirement plans and serves as plan administrator of such qualified plans. Our Retirement Committee provides oversight to our Canada Pension Committee regarding the

Canadian registered plans and retirement compensation arrangements and to our labor relations personnel with regard to, among other things, union issues.

Certain of our senior officers have roles in the compensation process, as follows:

•	each NEO, other than the Chairman and Chief Executive Officer, provides a self-evaluation prior to the NEO’s performance review with Mr. Milroy;

•	Mr. Milroy conducts a performance review of each NEO to assess such NEO’s performance against business and individual performance objectives, to note any significant strengths and accomplishments, and to note challenges and areas for improvement;

•	Mr. Milroy recommends compensation actions (base salary and equity grant) with respect to our NEOs, other than for himself, and submits those recommendations to the Compensation Committee for review;

•	Mr. Milroy conducts an assessment of his performance during the fiscal year, which he reviews with our board;

•	Mr. Milroy provides his perspective on recommendations provided by the Compensation Committee’s consultant regarding compensation program design issues;

•	our Vice President, Human Resources, in consultation with our Senior Director, HR Operations, provides input on plan design, structure and cost, and assesses the implications of all recommendations on recruitment, retention and motivation of company employees, as well as company financial results; and

•	when requested by the Compensation Committee, other officers, such as our Chief Financial Officer, Vice President and Controller, and our Vice President and General Counsel, may also review recommendations on plan design, structure and cost, and provide a perspective to the Compensation Committee on how these recommendations may affect recruitment, retention and motivation of our employees, as well as our financial results.

Our independent directors also have roles in the compensation process, as follows:

•	each independent director completes an evaluation of Mr. Milroy’s performance;

•	the Corporate Governance Committee summarizes the results and presents them to our board, which engages with Mr. Milroy in a discussion regarding his performance; and

•	the independent directors vote on all compensation recommendations for our NEOs, consistent with the requirements of Section 162(m) of the Internal Revenue Code, discussed more fully below.

Objectives of our Compensation Program

The primary objective of our compensation program is to provide competitive compensation and benefit plans that enable us to attract, motivate and retain highly qualified, experienced executives and to reward them for performance that creates long-term shareholder value. We seek to increase shareholder value by rewarding performance with competitive compensation that ensures a direct link between pay, company performance and results for our shareholders. Base salary, short- and long-term incentive opportunities will differ among NEOs due to the differing levels of roles and responsibilities of each NEO, experience, competitive market data and the achievement of individual and corporate performance goals. We strive to drive performance and reward employees fairly and competitively through a mix of base salary, short- and long-term incentives, benefits, career growth and development opportunities. We believe that our base pay, short- and long-term incentives and other benefits are sufficiently balanced between short-term and long-term performance and do not encourage unnecessary risk-taking.

Our compensation program strives to effectively utilize elements of compensation under a total reward philosophy that combines annual and multi-year reward opportunities designed to reward the achievement of company performance objectives, including long-term growth in shareholder value and successful execution of our strategic game plan, strong individual initiative and team performance. Our compensation program also strives to reward the annual achievement of the company’s goals and objectives, while supporting our long-term business strategy and encouraging our executives to increase shareholder value.

Elements of our Compensation Program

There are five components of our executive compensation program:

•	base salary;

•	MIP (short-term incentives);

•	long-term equity-based compensation;

•	benefits and perquisites; and

•	severance and change-in-control benefits.

We seek to allocate the mix of each of the above components to deliver a market-competitive total compensation package. Base salary and short- and long-term incentives are reviewed against external market data and peer group data to determine overall compensation levels. Short- and long-term incentives are expressed as a percentage of base compensation. For fiscal year 2016, based on market data, we implemented a moderate increase in base salary for all five of our NEOs and an increase in long-term incentives for Mr. Milroy. We also made changes to target bonus levels for Mr. Fancey. We made no other changes to our offered short-term incentives.

Base Salary

Base salary is fixed compensation designed to compensate NEOs for their level of experience and continued performance in their individual roles. Providing executives with competitive base salaries allows us to attract high-caliber talent and retain executives’ on-going services by providing them with a level of financial certainty. We review executive base salary on an annual basis (generally comparing to the median of the competitive market for each position), and any increases are based on individual performance and responsibilities, experience and prevailing market conditions. During fiscal year 2016, we awarded merit pay increases to our NEOs based on individual performance and overall company performance. Additionally, based on market data, our board approved base salary adjustments in fiscal year 2016 for five of our NEOs.

For fiscal year 2016, each of our NEO’s annual base salary set by the Compensation Committee (effective September 1, 2015) reflected the following percentage of the market median: Mr. Milroy — 100%; Ms. Jokinen — 95%; Mr. Davis — 85%; Mr. Fancey — 103%; and Mr. Cotter — 104%. Each NEO’s actual compensation position relationship to the market median differs due to job content and responsibilities, experience and individual performance.

Annual Management Incentive Plan (MIP)

Our MIP is a variable pay program tied to achievement of annual business goals. The MIP is designed to compensate NEOs for meeting specific company financial goals. MIP target incentive levels are based on competitive market data, job content and responsibilities. Cash incentive awards to our NEOs that are based on qualified performance-based measures may be settled in cash as performance awards under our Restated Equity Incentive Plan (2013), with terms similar to our MIP awards, so that any payments will be deductible, as applicable, pursuant to Section 162(m) of the Internal Revenue Code. Such an award was granted to all of our NEOs for fiscal year 2016. For ease of reference, we will refer to the MIP-like awards under our Restated Equity Incentive Plan as MIP awards in this discussion. Target incentive levels for 2016 are expressed as a percentage of base salary, as follows:

Position	Target Incentive (as a % of Base Salary)
Douglas A. Milroy	100%
Tracy C. Jokinen	60%
Kevin A. Fancey	60%
Ian G. Davis	60%
Jeffrey L. Cotter	50%

As stated above, short-term incentive percentages are compared to market as well as to internal comparisons and will vary based on each NEO’s position and responsibilities within the company.

Management Incentive Plan Payouts

Our MIP is tied solely to financial goals. We believe this aligns our executive compensation to a pay-for-performance market approach. Our fiscal year 2016 MIP payout was calculated based on actual performance against financial goals set at the beginning of the fiscal year. The Compensation Committee chose the qualified performance-based financial measures of revenue, earnings per share (EPS) and return on invested capital (ROIC) as the key financial measures because they are consistent with our 15/5 goals previously communicated to our shareholders, best represent our primary short-term financial goals and align with and support the attainment of our long-term strategy. ROIC is calculated by dividing trailing 12-month adjusted net operating income from continuing operations after tax (assuming a 37.5% tax rate) by invested capital. Invested capital is equal to the sum of total debt and shareholders’ equity, less cash. These measures were reviewed and approved by the Compensation Committee.

See Annex D for a reconciliation to GAAP for each of the performance-based financial measures used to determine payout amounts under the MIP.

Plan Measures and Weights and Performance Targets

The MIP measures and weights for fiscal year 2016, as well as the performance targets and results, are as follows:

	Weights	Performance Targets for Financial Measures			Results(2)
Plan Measures	CEO, CFO, President G&K Canada, and VP	Threshold - 0% Payout	Target - 100% Payout	Maximum - 200% Payout	Achievement	Payout Factor
Qualified Performance Measures:
Revenue Achievement(1)	40%	$936.9 million	$996.7 million	$1,026.6 million	98.1%	68.9%
EPS Achievement(1)	40%	$2.94	$3.68	$3.96	98.1%	86.7%
ROIC Achievement(1)	20%	10.2%	12.8%	13.7%	100.5%	105.5%
Total	100%

(1)	In order to earn a payout for this objective, performance must be achieved above the threshold level.
(2)

For NEOs and other executives reporting to the CEO, payouts for consolidated total revenue, EPS and ROIC are determined based on a financial formula, as follows: no payout is made if consolidated total revenue is at or below 94% of target; if consolidated total revenue is above 94% and below 96% of target, for each additional 1% of achievement, the payout factor increases by 16.5%, after which each 1% of consolidated revenue results in a 16.75% increase in the payout factor. For above target achievement, if consolidated total revenue is between 100% and 102% of target, for each 1% of consolidated total revenue above target, the payout factor increases by 25% up to 150%, after which each 1% of consolidated revenue over target results in a 50% increase in the payout factor, up to a maximum payout of 200%. With respect to EPS and ROIC, no payout is made if EPS and ROIC are at or below 80% of target; if EPS and ROIC are above 80% and below 90% of target, for each additional 1% of achievement, the payout factor increases by 3%; if EPS and ROIC are above 90% of target, for each additional 1% of achievement, the payout factor increases by 7%. For above target achievement, if EPS and ROIC are between 100% and 105% of target, for each 1% above the target, the payout factor increases by 10% up to 150%, after which each 0.5% increase over target results in a 10% increase to the payout factor, up to a maximum payout of 200%. Actual results are calculated against plan, and payouts are adjusted accordingly to recognize achievement above the threshold.

Plan measures and weights were carefully reviewed and approved by the Compensation Committee. Performance targets are recommended prior to each fiscal year based on business unit plans, expected progress toward long-term goals and anticipated market conditions. The annual performance targets for company revenue, EPS and ROIC are then presented by management to the Compensation Committee and approved by the committee based on the company’s overall financial plan approved by our board. MIP payouts for company financial measures are based on actual business results compared to the performance targets, which were approved at the beginning of the fiscal year. We strive to recognize all achievement between the threshold and maximum levels of performance; therefore, actual results are calculated against plan, and payouts are adjusted accordingly to recognize achievement above the threshold. Achievement of the target yields a 100% payout of the incentive. Incentive payouts are calculated using a mathematical formula which provides a modest incremental payout for performance above threshold, but below target. Greater increments in the incentive payout are applied for performance above target to incentivize overachievement. For purposes of complying with applicable provisions of Section 162(m) of the Internal Revenue Code, the MIP payout for all NEOs is paid pursuant to our Restated Equity Incentive Plan (2013) that was approved by our shareholders.

MIP Calculation for Fiscal Year 2016

The payout for each qualified performance-based measure of an NEO’s MIP calculation is determined by multiplying the following factors: the NEO’s base salary, the NEOs target incentive percentage, the applicable measure weight and the payout factor. The total payout is equal to the sum of the payouts for each measure. Our Compensation Committee determines incentive compensation plan design for financial measures based generally on achievement of certain targets against an internal business plan approved annually by our board, subject to certain limited adjustments, as discussed in “— Executive Summary” above and in the footnotes to the table above. Over the past three years, the payout percentage has ranged from 83% to 111% of the target award opportunity for these measures, with an average payout percentage equal to approximately 96% of the target award opportunity. MIP payouts are currently capped at 200% of target.

Long-Term Equity Compensation

Long-term equity compensation supports strong organization performance over a period of three to five years, depending on the type of equity granted. Long-term equity compensation aligns NEOs’ compensation with shareholders’ interests, rewards NEOs for increasing long-term shareholder value and promotes executive retention. Similar with cash compensation, long-term equity award targets for each position are established each year based on competitive market data, while taking into account dilution and the rate at which equity grants deplete the number of shares available for grant. We also consider individual performance when granting equity awards.

In fiscal year 2016, we granted three types of equity awards:

•	Non-Qualified Stock Options — each stock option represents the right to purchase a specified number of shares of G&K common stock at a price equal to the fair market value of G&K common stock on the date of grant. All options granted to our NEOs during fiscal year 2016 vest and become exercisable in equal installments over three years, commencing on the first anniversary of the grant date, and have a term of ten years.

•	Restricted Stock — restricted stock represents the issuance of shares of common stock that are subject to vesting restrictions. All restricted stock granted to our NEOs during fiscal year 2016 vests in equal installments over five years, commencing on the first anniversary of the grant date.

•	Restricted Stock Units — restricted stock units represent the issuance of units of common stock that are subject to vesting restrictions, and payable in cash in an amount equal to the fair market value of one share of the company’s common stock on the vesting date times the number of units that vested, after which vested units are canceled. All restricted stock units granted to our Canadian NEO during fiscal year 2016 vest in equal installments over three years, commencing on the first anniversary of the grant date.

Grant Targets and Mix

Our annual equity grant practice is to use a combination of stock options (to reward profitable growth) and restricted stock (to support retention). Each year, we establish target grant values taking into consideration market levels, while still managing annual run rate and shareholder dilution. For fiscal year 2016, the grant date fair value of the long-term incentive awards for each of our NEOs consisted of the following percentage of the market median: Mr. Milroy — 120%; Ms. Jokinen — 112%; Mr. Fancey — 114%; Mr. Davis — 87%; and Mr. Cotter — 104%. With respect to the target expected value of equity compensation grants, for fiscal year 2016 for each of our NEOs other than Mr. Milroy, the Compensation Committee approved an allocation of 40% stock options and 60% restricted stock. Mr. Milroy’s allocation was 50% stock options and 50% restricted stock. In each case, we believe these allocations appropriately encourage achievement of our objectives. After establishing the mix, the target grant dollar levels are converted into shares using the following formulas:

•	Stock Options: (percentage allocated to stock options x target grant dollar level)/Black Scholes value

•	Restricted Stock: (percentage allocated to restricted stock x target grant dollar level)/per share value of G&K common stock as of the date of the calculation

Based on the considerations outlined above, in fiscal year 2016, each of our NEOs received equity grants equal to the following percentage of their respective target dollar value: Mr. Milroy — 120% of $2,160,000 target; Ms. Jokinen — 120% of $400,000 target; Mr. Fancey — 120% of $375,000 target; Mr. Davis — 120% of $375,000 target; and Mr. Cotter — 130% of $200,000 target. All grants are based on target values, and final amounts vary based on each respective NEO’s individual performance and responsibilities.

Grant Practice

We make our equity grants as of the date of our August board meeting, which generally occurs after our year-end earnings announcement. The Compensation Committee may also grant stock options or restricted stock to NEOs at times other than the annual grant date, e.g., upon hire or promotion, with the price set equal to the closing market price on the date of grant.

Equity Holding Guidelines

We believe that requiring executive officers to hold significant amounts of G&K common stock strengthens the alignment of our executive officers’ interests with those of our shareholders and promotes achievement of long-term business objectives. Currently, our NEOs are allowed five years to achieve ownership targets, which are five times base salary for Mr. Milroy and three times base salary for the remaining NEOs. Additionally, our equity holding guidelines require NEOs to hold one-half of all shares granted, net of the number of any shares required to cover estimated taxes and exercise costs, until ownership targets are met. The holding requirements apply to restricted stock at the time of vesting and stock options at the time of exercise. The Compensation Committee annually reviews the progress against the ownership guidelines. The five-year measurement period begins on the date of the first equity grant after the NEO is appointed to our Executive Team. Each of our NEOs has either achieved or is on track to achieve the requisite level of ownership.

Benefits

Benefits include health and welfare, retirement and perquisite programs that are intended to provide financial protection and security to NEOs and their families and to reward their dedication and long-term commitment to the company. Our sponsorship (coupled with competitive employee cost-sharing arrangements) of these plans is critical to our ability to attract and retain the talent we need to support our overall business objectives. NEOs have the opportunity to participate in the same retirement, health and welfare plans as our other salaried employees, as well as the following supplemental benefits:

•	Executive Deferred Compensation Plan (DEFCO) (Mr. Fancey is a Canadian employee and is not covered by the plan);

•	executive long-term disability insurance;

•	financial planning services: Chairman and Chief Executive Officer — $7,500 each calendar year; all other NEOs — $5,000 each calendar year;

•	executive physical; and

•	weekly taxable car allowance: Mr. Milroy — $375; Mr. Fancey — $238.62 CAD; other NEOs do not receive a car allowance.

Severance and Change-in-Control Benefits

Depending on the NEO and the reason for termination, severance and change-in-control benefits may include severance payments, accelerated vesting of equity awards and other benefits that are paid in the event of termination of employment under certain circumstances, including following a change in control. Severance and change-in-control benefits help attract executive talent and create an environment that provides for adequate business transition and knowledge transfer during times of change. We have entered into an employment agreement with Mr. Milroy that provides benefits to Mr. Milroy if, among other things, he is terminated after a change in control of the company. We also have in place an Executive Severance and Change in Control Policy under which our remaining NEOs are entitled to certain benefits, including following certain termination and change in control events. This agreement and policy were put in place and the related triggers were selected to assure that we will have the continued dedication, undivided loyalty and objective advice and counsel from these key executives in the event of a proposed transaction, or the threat of a transaction, which could result in a change in control of the company. We also believe that the agreement and policy are beneficial because, in consideration for these severance arrangements, the executives agree to noncompetition and non-solicitation covenants for a period of time following termination of employment. The specific post-employment benefits our NEOs may receive are discussed more fully below.

Determining the Amount/Formula for Compensation Elements

Executive compensation is reviewed annually, as follows:

Committee Meeting	Agenda
February	Review and approve the peer group

June	Review market data; establish equity guidelines; review and approve MIP design and approve company financial performance targets for the upcoming fiscal year

August	Review executive equity holdings, review director compensation; review performance for prior year and recommend merit increases; recommend MIP payouts and equity grants for NEOs

Executive compensation is set at levels that the Compensation Committee believes to be competitive with those offered by selected employers of comparable size, growth and profitability, both in and outside our industry. Annually, the Compensation Committee reviews all elements of executive compensation, individually and in the aggregate, against market data for companies with which we compete for executive talent. The Compensation Committee’s consultant works with our internal human resources and compensation and benefits professionals in conducting research and formulating recommendations for the Compensation Committee’s consideration to determine the levels and components of compensation to be provided for the fiscal year. The consultant also provides background material for consideration by the Compensation Committee with respect to compensation for Mr. Milroy. The Compensation Committee evaluates our executive compensation based on competitive market information obtained from proxy data from a peer group of 16 publicly-traded companies that have one or more of the following factors in common with our company: similar industry sector (business services), similar size (revenue, capitalization, number of employees) or geographic proximity to our company. The Compensation Committee also evaluates competitive market information by reviewing general survey data from similarly sized companies.

We benchmark the total direct compensation of our NEOs, consisting of base salary, MIP and long-term equity, against our peer group. In addition, our compensation professionals provide supporting market data and analysis to the Compensation Committee. While we consider data from both sources for setting compensation for all of our NEOs, we rely on peer group data more heavily for Mr. Milroy and Ms. Jokinen, as the peer group has more reliable comparisons for their positions. When we deliver targeted financial results, we determine total direct compensation (base salary, cash bonus and equity awards) by considering both the 50th percentile of our peer group and the median of the market data. We assess our position against the 50th percentile or market median as a percent, 100% equating to the 50th percentile or market median. We seek to pay our executives fairly and to directly link pay to performance, with incentive compensation based on the performance criteria previously discussed. For fiscal year 2016, incentive compensation (annual cash bonus and equity awards) accounted for approximately 81% of the total direct compensation of Mr. Milroy and 62% of the average total direct compensation of our other NEOs.

Peer Group Data

The various total direct compensation elements of our executive compensation program for fiscal year 2016 were benchmarked relative to the compensation provided to executives of the following companies:

•	Apogee Enterprises, Inc.

•	Arctic Cat, Inc.

•	Casella Waste Systems, Inc.

•	Cintas

•	Clean Harbors, Inc.

•	Deluxe Corporation

•	Donaldson Company, Inc.

•	Graco, Inc.

•	H.B. Fuller Company

•	Rollins, Inc.

•	Select Comfort Corporation

•	Stericycle, Inc.

•	Tennant Company

•	The Toro Company

•	TrueBlue Inc.

•	UniFirst Corporation

We annually review the peer group to ensure an appropriate mix of companies that are representative of the companies with which we compete for talent. During fiscal year 2016, we reviewed the composition of the peer group and removed Fair Isaac Corporation due to the relocation of its headquarters from Minnesota to California.

General Survey Data

We also compare NEO compensation against survey data based on job responsibility, generally using market median data from companies with comparable revenue. We analyze data from Mercer and Willis Towers Watson to ensure that we have an accurate representation of the market. While we are able to reliably compare the compensation for Mr. Milroy and Ms. Jokinen against our peer group, when assessing compensation for other NEOs, we consider a combination of survey data and peer group data. However, we do not utilize a specific formula to weight the different elements of data considered. We also review plan design, plan features and participant eligibility as part of our overall compensation analysis process.

Disparity among NEOs

There are no policy differences with respect to the compensation of individual NEOs. The compensation disparity among our NEOs is due to the fact that we also consider the following key variables in making NEO compensation decisions:

•	size and scope of the position and level of responsibility;

•	experience and capabilities of the NEO;

•	time in current position;

•	the NEO’s performance and potential;

•	internal equity;

•	unique market premiums for key positions; and

•	the NEO’s compensation history.

Relationship among Compensation Elements

In general, each NEO’s compensation at target is weighted more heavily on variable performance-based compensation than on fixed base compensation. This pay mix supports the role of the NEOs in enhancing shareholder value over the long-term. The variable pay components at target (annual and long-term incentives) represented more than one-half of the total pay opportunity for all NEOs, all of which is at risk. Through this mix of pay, performance has a significant effect on the amount of compensation actually received by NEOs; in making actual individual pay decisions related to performance, the Compensation Committee considers both company performance and individual NEO performance.

Because we utilize market data, the specific mix of base pay, short- and long-term incentives varies by NEO. For fiscal year 2016 each NEO’s pay consisted of the following mix:

Name	Base Salary	Short-Term Incentive	Long-Term Incentive
Douglas A. Milroy	19%	16%	65%
Tracy C. Jokinen	37%	18%	45%
Kevin A. Fancey	32%	21%	47%
Ian G. Davis	37%	18%	45%
Jeffrey L. Cotter	46%	19%	35%

Tax Considerations

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation in excess of $1 million paid to certain of our NEOs, unless the compensation constitutes “qualified performance-based compensation,” as defined in this code section. While the Compensation Committee considers the deductibility of compensation arrangements as an important factor in compensation decisions for NEOs, deductibility is not the sole factor used in ascertaining appropriate levels or modes of compensation. The MIP payout for our NEOs is granted under our Restated Equity Incentive Plan (2013) to preserve deductibility of amounts paid.

Our Compensation Program and Risk Management

We design our compensation programs to ensure they do not encourage excessive risk-taking and are compatible with effective internal controls and risk management practices of the company. We believe the balance between short- and long-term incentives supports our shareholders’ desire that we deliver results while ensuring financial soundness of our company through various market cycles. Each August, together with its compensation consultant, our Compensation Committee evaluates the current risk profile of our executive and broad-based compensation programs. In doing so for fiscal year 2016, our Compensation Committee considered those of our policies and practices that serve to effectively manage or mitigate risk, including provisions of both our annual and long-term incentive plans. Specifically, our Compensation Committee continued to rely on our multiple performance measures, discretion in granting stock awards and use of stock ownership guidelines. Our Compensation Committee also noted our process of internal control over financial reporting that ensures our performance-based awards are based on accurate data, robust analysis of historical and anticipated payouts and our enterprise risk management function that assists with managing risk of all kinds. Based on this analysis, our Compensation Committee concluded that the architecture of our compensation programs, both executive and broad-based, provide multiple effective safeguards to protect against unnecessary risk-taking, effectively balancing risk and reward in the best interest of our shareholders.

2015 “Say on Pay” Advisory Vote on Executive Compensation

At our last annual meeting, we provided our shareholders with the opportunity to cast an advisory vote on executive compensation. At our 2015 shareholders’ meeting, approximately 97% of the votes cast in the “say on pay” advisory vote, excluding abstentions, were “FOR” approval of our executive compensation. The Compensation Committee evaluated the results of the 2015 advisory vote, together with the other factors and data discussed in this “Compensation Discussion and Analysis,” in determining executive compensation policies and decisions. The committee considered the vote results and did not make any changes to our executive compensation policies and decisions as a result of the 2015 advisory vote.

Compensation Committee Report

The Compensation Committee of the Company Board has furnished the following report:

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management.

Based on that review and discussion, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in the company’s proxy statement for the 2016 annual meeting of shareholders and incorporated by reference into our Annual Report on Form 10-K for fiscal year 2016.

JOHN S. BRONSON

WAYNE M. FORTUN

THOMAS R. GRECO

The Compensation Committee Report set forth above will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that we specifically incorporate such report by reference, and such report will not otherwise be deemed to be soliciting materials or to be filed under such acts.

Fiscal Year 2016 Summary Compensation Table

The table below shows the compensation of our NEOs for services in all capacities to the company in fiscal year 2016. For a discussion of the amount of an NEO’s salary and bonus in proportion to total compensation, see “— Compensation Discussion and Analysis” above.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Douglas A. Milroy	2016	762,615	1,294,930	1,300,007	629,066	206,139	4,192,757
Chairman and Chief Executive Officer	2015	704,722	957,256	565,385	786,745	181,702	3,195,810
	2014	667,329	1,762,384	928,839	639,448	216,312	4,214,312

Tracy C. Jokinen	2016	393,125	286,877	192,006	194,219	56,579	1,122,806
Chief Financial Officer	2015	370,000	127,638	69,999	245,954	7,973	821,564

Kevin A. Fancey(6)	2016	302,464	268,947	180,005	197,566	50,398	999,380
President, G&K Services Canada, Inc.	2015	322,704	256,541	140,703	198,089	34,749	952,786

Ian G. Davis	2016	371,875	268,947	180,005	183,721	66,537	1,071,085
Vice President, U.S. Field	2015	296,691	209,244	113,755	185,839	42,376	847,905

Jeffrey L. Cotter	2016	346,120	155,392	103,997	142,299	63,763	811,571
Vice President, General Counsel and Corporate Secretary	2015	326,029	151,360	83,003	181,937	60,348	802,677
	2014	309,231	152,897	83,003	148,156	54,250	747,537

(1)	Annual base salary rates approved reflect 53 weeks of pay for 2016 and 52 weeks of pay for 2015 and 2014.
(2)	The dollar amounts represent the aggregate grant date fair value of (i) restricted stock awards granted during each of the years presented, (ii) with respect to Mr. Fancey, restricted stock units granted to him in 2016, and (iii) with respect to Mr. Milroy, also include the grant date fair value of the Performance Dividend Equivalent Rights (“DER”) awarded to him in fiscal year 2014. The grant date fair value of a restricted stock award or a restricted stock unit is measured in accordance with FASB ASC Topic 718 using the valuation assumptions described in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended July 2, 2016. Accounting estimates of forfeitures are not included in these figures. The 2014 grant date fair value of Mr. Milroy’s Performance DER was measured based on a $2.15 present value of expected future dividend payments and assumed Mr. Milroy would achieve 100,000 shares under his Performance Stock Award.

(3)	The dollar amounts represent the aggregate grant date fair value of option awards granted during each of the years presented. The grant date fair value of an option award is measured in accordance with FASB ASC Topic 718 using the valuation assumptions described in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended July 2, 2016. Accounting estimates of forfeitures are not included in these figures.
(4)	Includes MIP performance amounts earned for performance in fiscal years 2016, 2015 and 2014.
(5)	The value of perquisites and other personal benefits is provided in this column (see table below).
(6)	Mr. Fancey became President of G&K Services Canada, Inc. on January 1, 2014. In the table above, Mr. Fancey’s base salary, non-equity incentive plan compensation and all other compensation have been converted to U.S. Dollars using the following average exchange rates: for fiscal year 2016 — 0.7553, and for fiscal year 2015 — 0.8555.

Fiscal Year 2016 All Other Compensation
Name	Perquisites ($)(1)	401(k) Match ($)(2)	DEFCO Match ($)(3)	Taxable Life ($)(4)	Pension ($)(5)	Executive LTD ($)(6)	Total All Other Compensation ($)
Douglas A. Milroy	28,262	10,600	167,277	—	—	—	206,139
Tracy C. Jokinen	2,764	10,970	42,845	—	—	—	56,579
Kevin A. Fancey	9,552	—	—	868	38,636	1,342	50,398
Ian G. Davis	2,270	11,948	52,319	—	—	—	66,537
Jeffrey L. Cotter	3,091	10,837	49,835	—	—	—	63,763

(1)	Amounts reflect the following: Mr. Milroy — $7,500 for financial planning, $19,875 for his car allowance, and $887 for spousal travel to a company event for which Mr. Milroy paid the payroll taxes; Ms. Jokinen — $785 for financial planning, and $1,979 for her executive physical in excess of expenses covered by our health plan; Mr. Fancey — $9,552 for his car allowance; Mr. Davis — $239 for financial planning, $837 for his executive physical in excess of expenses covered by our health plan, and $1,194 for spousal travel to a company event for which Mr. Davis paid the payroll taxes; and Mr. Cotter — $3,091 for financial planning. Financial planning amounts are reported for the fiscal year, which may result in the reported amount exceeding the calendar year cap.
(2)	Includes company match on 401(k) and non-elective contributions.
(3)	Includes company match on DEFCO and non-elective contributions.
(4)	Includes fees paid by us for taxable life insurance.
(5)	Includes a company match to a Canadian retirement plan for Mr. Fancey and contributions by us to a Canadian retirement compensation arrangement for Mr. Fancey.
(6)	Includes fees paid by us for an executive long-term disability plan for Mr. Fancey.

Grants of Plan-Based Awards in Fiscal Year 2016

The following table shows the grants of plan-based awards to our NEOs in fiscal year 2016. All awards identified by a grant date reflect equity awards made under our Restated Equity Incentive Plan (2013). Awards with no grant date reflect awards under our MIP, provided that our NEOs’ MIP awards are paid through our Restated Equity Incentive Plan (2013). All restricted stock awards to our NEOs vest in equal increments over a five-year period, beginning with the first anniversary of the date of grant. All restricted stock units granted to Mr. Fancey vest in equal increments over a three-year period, beginning with the first anniversary of the date of grant, and are payable in cash in an amount equal to the fair market value of one share of the company’s common stock on the vesting date multiplied by the number of units that vested, after which vested units are canceled. All grants of options to our NEOs have a ten-year term and vest in equal increments over a three-year period, beginning with the first anniversary of the date of grant. Holders of restricted stock (both vested and unvested shares) possess the same rights with respect to those shares, including to receive dividends, as all other shareholders. Holders of unvested restricted stock units do not possess voting rights, but do possess dividend equivalent rights on unvested units, whereby on the record date of any dividend payment, the holder will receive a cash payment equal to the per share cash dividend multiplied by the number of restricted stock units outstanding. In each of four quarters of fiscal year 2016, we paid a dividend of $0.37 per share.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)(2)			All Other Stock Awards Number of Shares of Stock or Units (#)(3)	All Other Option Awards Number of Shares of Stock or Units (#)(4)	Exercise or Base Price of Option Awards ($)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Threshold	Target	Maximum
Douglas A. Milroy		—	755,000	1,510,000
	08/20/15				18,200	90,341	71.15	2,594,937
Tracy C. Jokinen		—	233,100	466,200
	08/20/15				4,032	13,343	71.15	478,883
Kevin A. Fancey		—	179,095	358,189
	08/20/15				3,780	12,509	71.15	448,952
Ian G. Davis		—	220,500	441,000
	08/20/15				3,780	12,509	71.15	448,952
Jeffrey L. Cotter		—	170,786	341,572
	08/20/15				2,184	7,227	71.15	259,389

(1)	These columns reflect minimum, target, and maximum payouts under our MIP for fiscal year 2016. Mr. Fancey’s target was converted to USD using an average exchange rate of 0.7553. For an explanation of how the payouts are calculated, see the “— Elements of our Compensation Program — Plan Measures and Weights and Performance Targets” and “— MIP Calculation for Fiscal year 2016” discussions above.
(2)	As discussed in “— Compensation Discussion and Analysis” and “— Relationship among Compensation Elements — Tax Considerations” above, subject to the applicable provisions of Section 162(m) of the Internal Revenue Code, payments to our NEOs under the MIP are made under the terms of our Restated Equity Incentive Plan (2013).
(3)	All stock awards granted to NEOs in fiscal year 2016 were restricted stock awards, except that Mr. Fancey received restricted stock units. Restricted stock awards are entitled to receive dividends at the same rate as our other outstanding common stock. Restricted stock units are entitled to receive a cash equivalent dividend payment at the same rate as our other outstanding common stock.
(4)	Each stock option granted to an NEO in fiscal year 2016 represents the right to purchase a share of G&K common stock at a specified exercise price, subject to the terms and conditions of the option agreement.
(5)	The exercise price is the fair market value of G&K common stock on the day the option was granted. Fair market value is set based on the closing price on the grant date.
(6)	This column represents the grant date fair value of each equity award granted during fiscal year 2016, which is calculated in accordance with FASB ASC Topic 718. For information regarding our equity compensation grant practices, see “— Elements of our Compensation Program — Grant Practice” above.

For a discussion of the impact of certain of our NEO’s employment agreements on such NEO’s compensation, see “— Potential Post-Employment Payments” below.

Outstanding Equity Awards at Fiscal Year-End 2016

The following table shows the outstanding equity awards for each of the NEOs:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)(1)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Douglas A. Milroy	7,563	—		7.96	08/19/20	104,955	8,051,098	(5)
	72,368	—		14.15	08/25/21
	76,070	—		26.07	08/23/22
	48,152	24,075	(6)	48.47	08/22/23
	15,126	30,250	(7)	55.04	08/21/24
	—	90,341	(8)	71.15	08/20/25
Tracy C. Jokinen	2,017	4,033	(7)	55.04	08/21/24	15,087	1,157,324
	—	13,343	(8)	71.15	08/20/25
Kevin A. Fancey	3,334	1,666	(9)	47.20	08/19/23	8,108	621,965
	4,054	8,107	(7)	55.04	08/21/24
	—	12,509	(8)	71.15	08/20/25
Ian G. Davis	985	—		14.15	08/25/21	9,115	699,212
	2,160	—		26.07	08/23/22
	1,600	—		25.94	10/01/22
	2,712	1,355	(6)	48.47	08/22/23
	1,765	3,529	(7)	55.04	08/21/24
	1,114	2,228	(10)	71.01	04/20/25
	—	12,509	(8)	71.15	08/20/25
Jeffrey L. Cotter	477	—		27.82	08/23/17	9,269	711,025
	3,972	—		22.27	08/21/18
	1,139	—		14.15	08/25/21
	9,396	—		26.07	08/23/22
	4,758	2,379	(6)	48.47	08/22/23
	2,392	4,782	(7)	55.04	08/21/24
	—	7,227	(8)	71.15	08/20/25

(1)	The option exercise prices for all options awards with grant dates prior to April 27, 2012 reflect a reduction of $6.00 from the original exercise price, which reduction was made to all outstanding option awards on such date, in order to prevent a special dividend declared in fiscal year 2012 from diluting or enlarging the rights of the holders of outstanding stock options under our equity incentive plans. Similarly, the option exercises for all option awards with grant dates prior to June 6, 2014 also reflect a $6.00 reduction due to the special dividend declared in fiscal year 2014.
(2)	For each option shown, the expiration date is the tenth anniversary of the date the option was granted.

(3)	The following table indicates the dates when the shares of restricted stock or, in the case of Mr. Fancey’s August 20 vestings, restricted stock units, held by each NEO vest and are no longer subject to forfeiture:

Vesting Date	Douglas A. Milroy	Tracy C. Jokinen	Kevin A. Fancey	Ian G. Davis	Jeffrey L. Cotter
08/19/16			200
08/20/16	3,640	807	1,260	756	437
08/21/16	3,478	463	932	405	550
08/22/16	5,682			320	562
08/23/16	4,261			363	1,052
08/25/16	4,436			363	1,096
10/01/16				281
04/20/17				274
05/19/17		5,257
07/01/17	42,840
08/19/17			200
08/20/17	3,640	806	1,260	756	436
08/21/17	3,479	464	933	406	550
08/22/17	5,681			319	561
08/23/17	4,260			363	1,053
10/01/17				283
04/20/18				275
05/19/18		1,971
08/19/18			200
08/20/18	3,640	807	1,260	756	437
08/21/18	3,478	463	932	405	550
08/22/18	5,682			321	561
04/20/19				274
05/19/19		1,972
08/20/19	3,640	806		756	436
08/21/19	3,478	465	931	407	550
04/20/20				276
08/20/20	3,640	806		756	438
Total	104,955	15,087	8,108	9,115	9,269

(4)	Calculated by multiplying the number of restricted shares, or in the case of Mr. Fancey’s August 20 vestings, restricted stock units, by $76.71, the closing price of G&K common stock on July 1, 2016, the last fiscal year 2016 trading day for our stock. Dividends are paid on unvested restricted stock shares. For Mr. Fancey’s unvested restricted stock units, he receives a cash payment equal to the per share dividend multiplied by the number of restricted stock units outstanding on the dividend record date.
(5)	Includes 42,840 shares from Mr. Milroy’s Performance Stock Award, representing the 34% of the shares that will vest in the future. Under the Performance Stock Award, Mr. Milroy earned 126,000 shares, 33% of which vested at the end of fiscal year 2015. An additional 33% of the shares vested at the end of fiscal year 2016, and the balance will vest if Mr. Milroy remains employed by the company at the end of fiscal year 2017.
(6)	The remaining shares became exercisable on August 22, 2016.
(7)	These options continue to vest and the remaining shares become exercisable in two equal installments on August 21, 2016 and 2017, assuming continued employment.
(8)	These options continue to vest and the remaining shares become exercisable in three equal installments on August 20, 2016, 2017 and 2018, assuming continued employment.
(9)	The remaining shares became exercisable on August 19, 2016.
(10)	These options continue to vest and the remaining shares become exercisable in two equal installments on April 20, 2017 and 2018, assuming continued employment.

Fiscal Year 2016 Option Exercises and Stock Vested

The following table lists the number of shares acquired and the value realized as a result of option exercises by the NEOs in fiscal year 2016 and the value of any restricted stock units that vested in fiscal year 2016:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Douglas A. Milroy	15,000	883,635	64,164	(3)	4,765,056
Tracy C. Jokinen	—	—	5,720		411,682
Kevin A. Fancey	—	—	1,133		79,886
Ian G. Davis	—	—	2,573		179,980
Jeffrey L. Cotter	1,492	62,246	4,660		324,860

(1)	Calculated by multiplying the difference between the exercise price and the closing price of G&K common stock on the NASDAQ Global Select Market on the date of exercise times the number of shares.
(2)	Calculated by multiplying the closing price of G&K common stock on the NASDAQ Global Select Market on the date of vesting times the number of shares.
(3)	Includes 41,580 shares from Mr. Milroy’s Performance Stock Award that vested on the last day of fiscal year 2016. Under the Performance Stock Award, Mr. Milroy earned 126,000 shares, 33% of which vested at the end of fiscal year 2015. An additional 33% of the shares vested at the end of fiscal year 2016, and the balance will vest if Mr. Milroy remains employed by the company at the end of fiscal year 2017.

Canadian Retirement Arrangements

Mr. Fancey, a Canadian citizen, is covered by a defined contribution plan pursuant to which we contribute 2% of his base salary and match his contributions of up to 6% of base salary, and pursuant to which he directs investment of the funds. The Canadian government sets a limit for total contributions, which for calendar year 2016 is $26,010 CAD, to be adjusted for inflation each year. If this limit is reached, Mr. Fancey is covered by a retirement compensation arrangement, or RCA. Under the RCA, we continue to contribute an amount equal to 2% of Mr. Fancey’s salary and match Mr. Fancey’s contributions of up to 6% of base pay. One-half of the money contributed to the RCA is held by a trustee and is invested in widely available mutual funds. The other one-half is held by the Canadian government as a refundable tax. One-half of all earnings on funds invested by the trustee is also paid to the Canadian government and is also held as a refundable tax.

Non-Qualified Deferred Compensation (DEFCO)

Our DEFCO is a non-qualified plan that provides our executives and NEOs with the opportunity to defer up to 25% of base salary and 50% of incentive compensation. Amounts deferred are credited to an individual’s contribution account and are fully vested at all times. We credit deferred accounts with additional amounts equal to the value of the matching contributions. We match 50% of a participant’s deferrals into DEFCO, excluding deferrals in excess of 10% of a participant’s compensation. In addition, we make company retirement contributions equal to 2.5% of eligible pay and an additional 4% of eligible pay over the IRS compensation limit ($265,000 in calendar year 2016). A participant’s employer contribution account is 100% vested upon attainment of age 60 as an active employee, or 10% per year for each plan year in which the participant works at least 1,000 hours. Participants may choose among 16 investment measurement funds in which to participate, and participants may change their investment mix at any time. Participants’ deferred cash accounts earn a rate of return which tracks the investment return achieved under the participant-selected investment measurement funds. Each participant is an unsecured creditor for any benefit he or she will receive under DEFCO, as we have not created a fund for payment of DEFCO benefits that is protected from creditor claims.

At the time of the initial deferral election, participants must also select a distribution date (no later than age 65) and form of payment for normal retirement (defined as termination of employment at age 60 or later).

Participants may elect to receive distributions in a single payment or installments for normal retirement. If a participant’s employment is terminated before age 60, the participant will receive a lump sum payment of his or her deferral account, and the vested portion of the employer contribution account is paid three years later in a lump sum, provided that the participant does not compete against our company or solicit customers or employees of our company, as defined by the non-competition provision of the plan. If the participant works for the company until at least age 60, neither the non-competition provision nor the three-year delay will apply, and the deferral account and the employer contribution account will be paid after separation from service according to the election the participant made consistent with Section 409A of the Internal Revenue Code. At the discretion of the Retirement Committee, the participant may obtain a hardship distribution from his or her eligible vested account in the event of an unforeseeable emergency. The hardship distribution will only be allowed if the participant’s financial hardship cannot be cured by simply cancelling the participant’s future contributions. In the event of a change in control that occurs when the participant is an employee of the company, unless the board and a majority of the continuing directors of the plan sponsor decide that the change in control should not affect the vested percentages of participants, a participant’s account will vest.

The following table shows contributions to the NEOs’ deferred compensation accounts in fiscal year 2016 and the aggregate amount of deferred compensation as of June 30, 2016:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Douglas A. Milroy	154,850	167,277	5,633	—	2,292,895
Tracy C. Jokinen	122,977	42,845	(843)	—	169,590
Kevin A. Fancey	—	—	—	—	—
Ian G. Davis	93,003	52,319	(29,803)	—	702,298
Jeffrey L. Cotter	52,780	49,835	(11,403)	—	586,200

(1)	Amounts in this column reflect deferrals by the NEO in fiscal year 2016. These amounts are also included in the “Salary” column of the Fiscal Year 2016 Summary Compensation Table.
(2)	Amounts in this column represent contributions made by us during fiscal year 2016. These amounts are also reflected in the “All Other Compensation” column of the Fiscal Year 2016 Summary Compensation Table.
(3)	The amounts in this column are not included in the Fiscal Year 2016 Summary Compensation Table because they are not above-market or preferential earnings on deferred compensation. Earnings are based on the returns of mutual funds selected by the NEOs from the funds the Retirement Committee makes available to measure investment returns under DEFCO. The funds and the total time-weighted returns, net of investment manager fees, for the one-year period ended June 30, 2016 are listed below:

•	American Beacon Small Cap Value: -4.4%

•	BlackRock Strategic Income: -0.3%

•	BlackRock Total Return: 5.2%

•	Dodge & Cox International: -18.9%

•	Harbor Small Cap Growth: -11.1%

•	JHancock Disciplined Value: -3.8%

•	Oakmark Equity & Income: -5.2%

•	PIMCO All Asset: 0.1%

•	Principal Diversified Real Asset: -6.8%

•	T.Rowe Price Institutional Large-Cap Growth: -3.1%

•	Vanguard Institutional Index: 4.0%

•	Vanguard Mid-Cap Index: -0.9%

•	Vanguard Small-Cap Index: -2.9%

•	Wells Fargo Cash Money Market: 0.2%

•	Wells Fargo Ultra Short-Term Income: 1.1%

•	William Blair international Growth: -9.3%

(4)	Amounts reported in this column for each NEO include amounts previously reported in the Fiscal Year 2016 Summary Compensation Table in previous years when earned if that NEO’s compensation was required to be disclosed in a previous year. Amounts previously reported in such years include previously earned, but deferred, salary and incentive payments and company matching contributions. This total reflects the cumulative value of each NEO’s deferrals and matching contributions and investment experience.

For Mr. Milroy, acceleration of vesting under DEFCO would require acquisition by a third party of 50% of our outstanding stock, rather than the 30% threshold stated in Mr. Milroy’s employment agreement for receipt of other change in control benefits. Each of the other NEO’s DEFCO account may become fully vested upon a change in control, as described above.

Potential Post-Employment Payments

Our NEOs are entitled to certain benefits and payments in the event of certain terminations pursuant to our Executive Severance and Change in Control Policy. Separately, Mr. Milroy’s employment agreement provides him with similar benefits and payments in the event of certain terminations of his employment agreement. In all cases, post-employment benefits to our NEOs are conditioned upon the NEO signing a waiver and release of claims against the company and upon the NEO remaining in compliance with the NEO’s non-competition obligations. All descriptions below of post-employment pay and benefits due to our NEOs are qualified in their entirety by reference to the Executive Severance and Change in Control Policy and to Mr. Milroy’s employment agreement.

Pursuant to the Merger, the Company has approved a retention program in the aggregate amount of not more than $7.5 million to promote retention and to incentivize efforts to consummate the closing of the Merger with eligible employees selected at the discretion of the Company’s Chief Executive Officer. The Company has entered into a retention bonus agreement with Mr. Cotter. Payment of Mr. Cotter’s retention award will be paid in a cash lump sum at the end of the retention period, subject to continued employment through the retention period (unless earlier terminated without cause). The retention period will end on the earlier of the transaction closing date or August 15, 2017.

Severance

In all cases, in the event that an NEO’s employment is terminated by us without cause, we must provide to the NEO the following benefits:

•	we must provide the NEO with 30 days advance written notice of termination;

•	if the NEO signs and does not revoke a release, we must pay to the NEO, as separation pay, an amount equal to 11 months of the NEO’s base salary (or, in the case of Mr. Milroy, an amount equal to 1.99 times his annual base salary) in effect as of the actual date of termination, such separation pay being made in weekly payments, subject to the terms of such release; some payments may be subject to a delay of six months to comply with Section 409A of the Internal Revenue Code;

•

if the NEO (or any individual receiving group health plan benefits through such NEO) is eligible to continue participation in our group health plan and elects to do so, we will, for a period of up to 11 months (or, in the case of Mr. Milroy, for a period of up to 17 months) commencing as of the actual date of termination, continue to pay the employer’s share of the cost of such benefits as if such NEO remained in our continuous employment, but only while such NEO or such person is not eligible for coverage under any other employer’s group health plan;

•	we will, for a period of at least one year commencing as of the actual date of termination, pay directly to the service provider or reimburse the NEO for all reasonable expenses of a reputable outplacement organization selected by such NEO, such payments not to exceed $12,000 in the aggregate;

•	we will pay to Mr. Milroy a lump sum payment equal to six times his monthly automobile allowance, if applicable;

•	we will pay to Mr. Milroy any unpaid management incentive bonus earned by him and to which he is entitled, such payment being made in accordance with the terms of the related plan; and

•	all unvested shares awarded to Mr. Milroy under his Performance Stock Award will immediately vest.

At the end of this section are tables indicating the estimated incremental amounts we would owe to each of our NEOs upon such NEO’s termination without cause. No executive is required to seek other employment to receive any post-employment benefits. Any executive’s commencement of employment with another employer will not reduce our obligations to make severance payments.

In the event an NEO voluntarily resigns or an NEO’s employment is terminated for cause or by reason of death, such executive is only entitled to his or her base salary through the date of termination or death, plus any other earned but unpaid amounts under any applicable employment agreement or any benefit plan. Finally, our employment agreement with Mr. Milroy contains an additional provision requiring him to resign from all positions held with us, including any of our company boards on which he serves as a director, in the event his employment with us is terminated.

Change in Control

Following is a discussion of the potential payments due to each NEO in the event of a “Change in Control” of the company, followed by a “Change in Control Termination.” Both our Executive Severance and Change in Control Policy and Mr. Milroy’s employment agreement address termination due to Change in Control and for “good reason,” and provide as follows:

A “Change in Control” occurs when:

•	anyone attains control of 30% of our voting stock;

•	challengers replace a majority of our board within two years; or

•	we merge or consolidate with, or dispose of all or substantially all of our assets to, someone other than the company.

A “Change in Control Termination” occurs when a Change in Control has taken place and the NEO then is terminated within one year of the Change in Control either by the employer for any reason other than for cause, or by the NEO for good reason. Good reason is defined to include the following:

•	a substantial adverse involuntary change in the NEO’s status or position as an executive with the company;

•	a material reduction by the company in the NEO’s base salary as in effect on the day before the Change in Control;

•	in the case of Mr. Milroy, any material adverse change in physical working conditions interfering with his work;

•	a requirement to relocate, other than on intermittent basis, more than 35 miles from our corporate headquarters as a condition of employment;

•	failure by the company to obtain from any successor an assumption of the Executive Severance and Change in Control Policy or, in the case of Mr. Milroy, of his employment agreement;

•	attempted termination other than pursuant to the Executive Severance and Change in Control Policy or, in the case of Mr. Milroy, his employment agreement; or

•	any material breach of Mr. Milroy’s employment agreement.

In the event of a Change in Control of the company and the related termination of an NEO’s employment by such NEO for good reason or by us for any reason other than for cause, in each case, prior to the first anniversary of the Change in Control:

•	we must provide the NEO with 30 days advance written notice of termination;

•	we will pay the NEO an amount equal to 17 months of such NEO’s base salary (or, in the case of Mr. Milroy, an amount equal to 1.99 times his annual base salary), subject to certain limitations; some payments may be subject to a delay of six months to comply with Section 409A of the Internal Revenue Code;

•	if the NEO (or any individual receiving group health plan benefits through such NEO) is eligible to continue participation in our group health plan and elects to do so, we must, for a period of up to 17 months, continue to pay the employer’s share of the cost of such benefits as if such NEO remained in our continuous employment, subject to certain limitations;

•	we will, for a period of at least one year, pay directly or reimburse such NEO for all reasonable outplacement expenses, such payments not to exceed $12,000;

•	we will pay Mr. Milroy the amount necessary to acquire and obtain full title to any personal automobile leased by us for him or, if Mr. Milroy does not have the use of a personal automobile but has been given an automobile allowance, we will pay him a lump sum payment equal to three times the annual automobile allowance he is then receiving;

•	we will pay Mr. Milroy up to $7,500 for financial planning and tax preparation expenses for 17 months; and

•	we will pay to Mr. Milroy any management incentive bonus earned by him and to which he is entitled, such payment being made in accordance with the terms of the related plan.

In addition, upon the occurrence of a Change in Control, and without regard to an NEO’s employment status, but presuming that the NEO remains in our employ on the date of the Change in Control, the following shall occur with respect to any and all equity-based incentives that are not performance-based, including, without limitation, stock options and awards of restricted stock or restricted stock units that are owned by such NEO on the date of the Change in Control:

•	the restrictions on any previously issued shares of restricted stock other than performance based awards will immediately lapse;

•	the restrictions on any previously issued restricted stock units will immediately lapse, and the holder will be entitled to a cash payment equal to the closing price of G&K common stock on the date of the Change in Control multiplied by the number of restricted stock units outstanding;

•	all outstanding options and stock appreciation rights will become immediately exercisable; and

•	all performance criteria for all performance shares will be deemed to be met and immediate payment made.

With respect to Mr. Milroy’s Performance Stock Award, and subject to Mr. Milroy’s continued employment through the date of any Change in Control, the restricted stock earned under the Performance Stock Award will immediately vest.

Excluding Mr. Milroy’s Performance Stock Award, if any payments and benefits in connection with a change in control would be a parachute payment under Section 280G of the Internal Revenue Code, payments and benefits will be reduced to the minimum extent necessary to provide the NEO with the best after-tax result. Specifically, the NEO will receive either a reduced amount so that no or a lesser amount of excise tax is imposed under Internal Revenue Code Section 4999, or the NEO will receive the full amount of the payments and benefits and then be liable for a higher amount of excise tax.

Disability

Mr. Milroy’s employment agreement also provides that during any period in which any he is “disabled,” he will continue to receive all base salary, benefits, and other compensation, but only if he is not receiving substantially equivalent benefits under any plan maintained by us. “Disability” means the unwillingness or inability to perform the essential functions of Mr. Milroy’s position (with or without reasonable accommodation) for a period of 90 days (consecutive or otherwise) within any period of six consecutive months. If this occurs, we will issue a Notice of Termination, and if Mr. Milroy has not returned to the full-time performance of his duties within 30 days, the 30th day after Notice of Termination will be his date of termination. With respect to Mr. Milroy’s Performance Stock Award, if he becomes disabled, all earned shares will immediately vest.

Post-Employment Payment Tables

The tables below provide the estimated amounts that would have been received by each NEO below had there been a termination under the various scenarios described above as of July 2, 2016, the last day of our most recently completed fiscal year. Although we have not entered into employment agreements with Messrs. Cotter, Davis or Fancy or Ms. Jokinen, they are entitled to certain separation benefits pursuant to our Executive Severance and Change in Control Policy. Mr. Milroy is entitled to similar benefits under his employment agreement. In the tables below, no amounts are included for MIP awards, the vested portion of Mr. Milroy’s Performance Stock Award or Mr. Milroy’s Performance DER, because no payments or enhanced benefits are triggered by disability or by a termination or change in control.

Douglas A. Milroy

Payment Type	Termination by Us Without Cause ($)		Change in Control Termination ($)		Disability ($)
Severance	1,502,450	(1)	1,502,450	(1)	62,917	(2)
Health Benefits	10,225	(3)	10,225	(3)	618	(4)
Outplacement(5)	12,000		12,000		—
Car	9,750	(6)	58,500	(7)	1,625	(8)
Financial Planning(9)	—		7,500		—
Deferred Compensation	2,292,896	(10)	2,292,896	(11)	—
Accelerated Vesting of Options	—		1,837,692	(12)	—
Accelerated Vesting of Restricted Stock	3,286,256	(14)	8,051,098	(13)	3,286,256	(14)
Total	7,113,577		13,772,361		3,351,416

(1)	Reflects 1.99 times base salary.
(2)	Reflects 30 days base salary to reflect the 30 days’ notice we must provide to terminate for disability.
(3)	Reflects 17 months of health benefits.
(4)	Reflects 30 days of medical and dental benefits to reflect the 30 days notice we must provide to terminate for disability.
(5)	Outplacement is capped at $12,000.

(6)	Reflects six times the monthly car allowance at an annual rate of $19,500.
(7)	Reflects three times the annual car allowance at an annual rate of $19,500.
(8)	Reflects 30 days of the annual car allowance at an annual rate of $19,500.
(9)	Financial planning is capped at $7,500.
(10)	Includes $1,255,659 of Mr. Milroy’s contribution account and the vested portion of the company contribution account in the amount of $1,037,237.
(11)	Includes $1,255,659 of Mr. Milroy’s contribution account and the vested portion of the company contribution account in the amount of $1,037,237. Pursuant to DEFCO, acceleration of vesting would require acquisition by a third party of 50% of our stock, rather than the 30% threshold stated in Mr. Milroy’s employment agreement for receipt of other change in control benefits. Mr. Milroy’s DEFCO account will become fully vested upon a Change in Control.
(12)	Reflects the difference between the grant price and the closing price of 144,666 currently unvested options had the vesting of such options accelerated on July 1, 2016, the last fiscal year 2016 trading day for our stock, when the closing price of G&K common stock was $76.71.
(13)	Reflects the value of 104,955 currently unvested shares of restricted stock, including the unvested portion of Mr. Milroy’s Performance Stock Award, had the vesting of such shares accelerated on July 1, 2016, the last fiscal year 2016 trading day for our stock, when the closing price of G&K common stock was $76.71.
(14)	Reflects the value of 42,840 currently unvested shares of Mr. Milroy’s Performance Stock Award had the vesting of such shares accelerated on July 1, 2016, the last fiscal year 2016 trading day for our stock, when the closing price of G&K common stock was $76.71.

Tracy C. Jokinen

Payment Type	Termination by Us Without Cause ($)		Change in Control Termination ($)
Severance	356,125	(1)	550,375	(2)
Health Benefits	10,043	(3)	15,522	(4)
Outplacement(5)	12,000		12,000
Deferred Compensation	131,900	(6)	169,590	(7)
Accelerated Vesting of Options	—		161,582	(8)
Accelerated Vesting of Restricted Stock	—		1,157,324	(9)
Total	510,068		2,066,393

(1)	Reflects 11 months of base salary
(2)	Reflects 17 months of base salary.
(3)	Reflects 11 months of health benefits.
(4)	Reflects 17 months of health benefits.
(5)	Outplacement is capped at $12,000. In the event of a termination without cause, outplacement expenses will be paid at the company’s discretion; in the event of a Change in Control termination, the company will be required to pay outplacement expenses, subject to a cap of $12,000.
(6)	Includes $122,478 of Ms. Jokinen’s contribution account and the vested portion of the company contribution account in the amount of $9,422.
(7)	Includes $122,478 of Ms. Jokinen’s contribution account and the company contribution account in the amount of $47,112. Pursuant to DEFCO, acceleration of vesting would require acquisition by a third party of 50% of our stock. Ms. Jokinen’s DEFCO account will become fully vested upon a change of control.
(8)	Reflects the difference between the grant price and the closing price of 17,376 currently unvested options had the vesting of such options accelerated on July 1, 2016, the last fiscal year 2015 trading day for our stock, when the closing price of G&K common stock was $76.71.
(9)	Reflects the value of 15,087 currently unvested shares of restricted stock, had the vesting of such shares accelerated on July 1, 2016, the last fiscal year 2015 trading day for our stock, when the closing price of G&K common stock was $76.71.

Kevin A. Fancey

Payment Type	Termination by Us Without Cause ($)		Change in Control Termination ($)
Severance	273,617	(1)	422,862	(2)
Health Benefits(3)	—		—
Outplacement(4)	12,000		12,000
Car	4,686	(5)	28,116	(6)
Deferred Compensation(7)	—		—
Accelerated Vesting of Options	—		294,393	(8)
Accelerated Vesting of Restricted Stock and Restricted Stock Units	—		621,965	(9)
Total	290,303		1,379,336

(1)	Reflects 11 months of base salary
(2)	Reflects 17 months of base salary.
(3)	Mr. Fancey is not covered by our U.S. health benefits because he is a Canadian citizen.
(4)	Outplacement is capped at $12,000. In the event of a termination without cause, outplacement expenses will be paid at the company’s discretion; in the event of a Change in Control termination, the company will be required to pay outplacement expenses, subject to a cap of $12,000.
(5)	Reflects six times the monthly car allowance at an annual rate of $12,408.24 CAD (converted to U.S. dollars using an exchange rate of 0.7553).
(6)	Reflects three times the annual car allowance at an annual rate of $12,408.24 CAD (converted to U.S. dollars using an exchange rate of 0.7553).
(7)	Mr. Fancey is not covered by DEFCO because he is a Canadian citizen.
(8)	Reflects the difference between the grant price and the closing price of 22,282 currently unvested options had the vesting of such options accelerated on July 1, 2016, the last fiscal year 2016 trading day for our stock, when the closing price of G&K common stock was $76.71.
(9)	Reflects the value of 4,328 currently unvested shares of restricted stock and 3,780 unvested restricted stock units, had the vesting of such shares and units accelerated on July 1, 2016, the last fiscal year 2016 trading day for our stock, when the closing price of G&K common stock was $76.71.

Ian G. Davis

Payment Type	Termination by Us Without Cause ($)		Change in Control Termination ($)
Severance	336,875	(1)	520,625	(2)
Health Benefits	9,917	(3)	15,326	(4)
Outplacement(5)	12,000		12,000
Deferred Compensation	677,586	(6)	702,298	(7)
Accelerated Vesting of Options	—		196,988	(8)
Accelerated Vesting of Restricted Stock			699,212	(9)
Total	1,036,378		2,146,449

(1)	Reflects 11 months of base salary
(2)	Reflects 17 months of base salary.
(3)	Reflects 11 months of health benefits.
(4)	Reflects 17 months of health benefits.
(5)	Outplacement is capped at $12,000. In the event of a termination without cause, outplacement expenses will be paid at the company’s discretion; in the event of a Change in Control termination, the company will be required to pay outplacement expenses, subject to a cap of $12,000.
(6)	Includes $455,181 of Mr. Davis’ contribution account and the vested portion of the company contribution account in the amount of $222,405.
(7)	Includes $455,181 of Mr. Davis’ contribution account and the company contribution account in the amount of $247,117. Pursuant to DEFCO, acceleration of vesting would require acquisition by a third party of 50% of our stock. Mr. Davis’ DEFCO account will become fully vested upon a change of control.

(8)	Reflects the difference between the grant price and the closing price of 19,621 currently unvested options had the vesting of such options accelerated on July 1, 2016, the last fiscal year 2016 trading day for our stock, when the closing price of G&K common stock was $76.71.
(9)	Reflects the value of 9,115 currently unvested shares of restricted stock, had the vesting of such shares accelerated on July 1, 2016, the last fiscal year 2016 trading day for our stock, when the closing price of G&K common stock was $76.71.

Jeffrey L. Cotter

Payment Type	Termination by Us Without Cause ($)		Change in Control Termination ($)
Severance	313,108	(1)	483,894	(2)
Health Benefits	10,043	(3)	15,522	(4)
Outplacement(5)	12,000		12,000
Deferred Compensation	586,200	(6)	586,200	(7)
Accelerated Vesting of Options	—		210,991	(8)
Accelerated Vesting of Restricted Stock	—		711,025	(9)
Total	921,351		2,019,632

(1)	Reflects 11 months of base salary
(2)	Reflects 17 months of base salary.
(3)	Reflects 11 months of health benefits
(4)	Reflects 17 months of health benefits.
(5)	Outplacement is capped at $12,000. In the event of a termination without cause, outplacement expenses will be paid at the company’s discretion; in the event of a Change in Control termination, the company will be required to pay outplacement expenses, subject to a cap of $12,000.
(6)	Includes $273,468 of Mr. Cotter’s contribution account and the vested portion of the company contribution account in the amount of $312,732.
(7)	Includes $273,468 of Mr. Cotter’s contribution account and the vested portion of the company contribution account in the amount of $312,732. Pursuant to DEFCO, acceleration of vesting would require acquisition by a third party of 50% of our stock. Mr. Cotter’s DEFCO account will become fully vested upon a change of control.
(8)	Reflects the difference between the grant price and the closing price of 14,388 currently unvested options had the vesting of such options accelerated on July 1, 2016, the last fiscal year 2016 trading day for our stock, when the closing price of G&K common stock was $76.71.
(9)	Reflects the value of 9,269 currently unvested shares of restricted stock, had such shares vested on July 1, 2016, the last fiscal year 2016 trading day for our stock, when the closing price of G&K common stock was $76.71.

VOTE ON RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (PROPOSAL 5)

Our board and management are committed to the quality, integrity and transparency of the company’s financial statements and reports. Independent auditors play an important part in our system of financial control. In accordance with the duties set forth in its written charter, the Audit Committee of the Company Board has appointed KPMG LLP as our independent auditors for the 2017 fiscal year. A representative of KPMG will attend this year’s annual meeting and will be available to respond to questions from shareholders, and also will have the opportunity to make a statement if he or she desires to do so.

If the shareholders do not ratify the appointment of KPMG, the Audit Committee may reconsider its selection, but is not required to do so. Notwithstanding the proposed ratification of the appointment of KPMG by shareholders, the Audit Committee, in its discretion, may direct the appointment of new independent auditors at any time during the year without notice to, or the consent of, the shareholders, if the Audit Committee determines that such a change would be in our best interest.

Fees Billed to Company by Auditors

Set forth below are the fees billed by KPMG for the fiscal years ended July 2, 2016 and June 27, 2015:

	Fiscal Year Ended July 2, 2016 ($)	Fiscal Year Ended June 27, 2015 ($)
Audit Fees(1)	837,000	681,106
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	837,000	681,106

(1)	Represents amounts related to the audit of our annual consolidated financial statements and internal control over financial reporting and the review of our consolidated financial statements included in our Quarterly Reports on Form 10-Q.

The Audit Committee of the Company Board reviews non-audit services as well as the amounts billed for such services to determine if receipt of these fees by our independent auditors is compatible with the provision of independent audit services. The Audit Committee also discusses these services and fees with our independent auditor and management to determine that they are appropriate under applicable rules and regulations. During fiscal year 2016 and 2015, KPMG did not provide any non-audit services. As such, the foregoing reviews and discussions were not applicable.

Pre-Approval Policy

All services performed by KPMG have been pre-approved in accordance with the Audit Committee charter. The charter provides that all audit and non-audit accounting services that are permitted to be performed by our independent accountant under applicable rules and regulations must be pre-approved by the Audit Committee or by designated independent members of the Audit Committee, other than with respect to de minimis exceptions permitted under Section 202 of the Sarbanes-Oxley Act. Prior to or as soon as practicable following the beginning of each fiscal year, a description of audit, audit-related, tax and other services expected to be performed by KPMG in the fiscal year is presented to the Audit Committee for approval. Following such approval, any requests for audit, audit-related, tax and other services not presented and pre-approved must be submitted to the Audit Committee for specific pre-approval. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, may be delegated to one or more members of the Audit Committee who is/are independent directors. In the event such authority is so delegated, the Audit Committee must be updated at the next regularly scheduled meeting with respect to any services that were granted specific pre-approval by delegation. During fiscal year 2016, the Audit Committee functioned in conformance with these procedures.

Report of the Audit Committee

The Audit Committee has reviewed our audited consolidated financial statements for the last fiscal year, and has discussed them with management and KPMG. In carrying out its responsibilities, the Audit Committee met with our management periodically during the year to consider the adequacy of our internal controls over financial reporting and the effectiveness of our disclosure controls and procedures. The Audit Committee has also discussed with KPMG the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16 (Communication with Audit Committee).

The Audit Committee has received and reviewed the written disclosures and the letter from KPMG required by the applicable requirements of the PCAOB regarding KPMG’s communication with the Audit Committee concerning independence, and has discussed with KPMG its independence, including a consideration of the compatibility of non-audit services with such independence.

The Audit Committee, based on the review and discussions described above with management and KPMG, has recommended to our Board of Directors, which adopted this recommendation, that the audited consolidated financial statements be included in our Annual Report on Form 10-K for fiscal year 2016 for filing with the SEC.

As reported:

LYNN CRUMP-CAINE

ERNEST J. MROZEK

ALICE M. RICHTER

LEE J. SCHRAM

The Audit Committee Report set forth above will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that we specifically incorporate such report by reference, and such report will not otherwise be deemed to be soliciting materials or to be filed under such acts.

THE COMPANY BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF KPMG’S APPOINTMENT AS OUR INDEPENDENT AUDITORS FOR FISCAL YEAR 2017.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 6)

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, our shareholders have the opportunity to cast a non-binding advisory vote on the compensation of our NEOs as disclosed in the “Executive Compensation” section of this proxy statement. We hold these advisory votes annually.

Our executive compensation program is designed to attract, motivate and retain highly qualified, experienced executives and reward them for performance that creates long-term shareholder value. We seek to accomplish this goal in a way that rewards performance and is aligned with our shareholders’ long-term interests. We believe that our executive compensation program, which employs long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of our shareholders. We urge our shareholders to read the “Executive Compensation” section of this proxy statement, including the “Executive Compensation —Compensation Discussion and Analysis” section, which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy. Our board and its Compensation Committee believe that these policies and procedures are effective in achieving our goals, and our board recommends that our shareholders approve the compensation of our NEOs.

We are providing our shareholders with the opportunity to indicate their approval for our executive compensation program for our NEOs by voting on the following resolution:

“RESOLVED, that the shareholders of G&K Services, Inc. approve, on an advisory basis, the compensation paid to the company’s named executive officers as disclosed in the “Executive Compensation — Compensation Discussion and Analysis” section and in the compensation tables and narrative discussion contained in the “Executive Compensation” section of this proxy statement.”

As an advisory vote, this proposal is not binding upon the company. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for NEOs.

THE COMPANY BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

MARKET PRICE OF THE COMPANY’S COMMON STOCK

Our common stock is quoted on the NASDAQ Global Select Market under the symbol “GK.” The following table sets forth the high and low reported sale prices for G&K common stock as quoted on the NASDAQ Global Select Market for the periods indicated:

	Market Price
	High	Low
Fiscal year 2016
First Quarter	$72.89	$64.15
Second Quarter	$72.10	$61.17
Third Quarter	$73.34	$51.94
Fourth Quarter	$77.66	$69.76

Fiscal year 2015
First Quarter	$57.85	$47.40
Second Quarter	$72.54	$53.62
Third Quarter	$74.11	$65.69
Fourth Quarter	$73.81	$68.57

As of August 16, 2016, we had 646 registered holders of record of G&K common stock.

We paid quarterly dividends aggregating to $30.4 million and $24.5 million in fiscal years 2016 and 2015, respectively.

Dividends per share were $1.48 and $1.24 in fiscal years 2016 and 2015, respectively. We anticipate regular dividends in fiscal year 2017 will total $1.56 per share, or approximately $31.0 million. Our debt agreements contain restrictive covenants, which could limit the amount of cash dividends.

The closing sale price of G&K common stock on August 15, 2016, which was the last trading day before the Merger was publicly announced, was $82.13 per share. On September 13, 2016, the most recent practicable date before the filing of this proxy statement, the closing price for G&K common stock was $96.59 per share. You are encouraged to obtain current market quotations for G&K common stock in connection with voting your shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 31, 2016, certain information with regard to the beneficial ownership of G&K common stock and the voting power resulting from the ownership of such stock by (i) all persons known by us to be the owner, of record or beneficially, of more than 5% of our outstanding common stock, (ii) each of our directors and each of the nominees for election to our board, (iii) each NEO, and (iv) all executive officers and directors as a group, without regard to whether such persons are also reporting persons for purposes of Section 16(a) of the Exchange Act. Unless otherwise indicated, the address of each of the following persons is 5995 Opus Parkway, Suite 500, Minnetonka, Minnesota 55343.

Name of Beneficial Owner(1)	Number of Shares	Percent of Class
Milroy, Douglas A.(2)	480,870	2.40%
Cotter, Jeffrey L.(3)	55,718	*
Davis, Ian G.(4)	39,749	*
Jokinen, Tracy C.(5)	36,194	*
Pippin, M. Lenny(6)	34,398	*
Fortun, Wayne M.(7)	34,378	*
Fancey, Kevin A.(8)	30,085	*
Mrozek, Ernest J.(9)	27,724	*
Crump-Caine, Lynn(10)	20,495	*
Richter, Alice M.(11)	19,895	*
Bronson, John S.(12)	6,026	*
Schram, Lee J.(13)	5,629	*
Greco, Thomas R.(14)	5,189	*

All executive officers and directors as a group (13 persons)(15)	796,350	3.95%

BlackRock, Inc.(16)
55 East 52nd Street
New York, NY 10055	1,871,351	9.48%

Wellington Management Group, LLP(16)
280 Congress Street
Boston, MA 02210	1,721,154	8.72%

Dimensional Fund Advisors LP(16)
6300 Bee Cave Road
Austin, TX 78746	1,396,541	7.07%

T. Rowe Price Associates, Inc.(16)
100 East Pratt Street
Baltimore, MD 21202	1,326,060	6.72%

The Vanguard Group, Inc.(16)
100 Vanguard Boulevard
Malvern, PA 19355	1,436,798	7.28%

Neuberger Berman Group LLC(16)
605 3rd Avenue
New York, NY 10158	1,023,344	5.18%

*	Indicates an amount less than 1%.
(1)	Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares shown opposite the name of such person or group.

(2)	Includes 288,594 shares subject to stock options that are exercisable within 60 days and 109,160 shares of unvested restricted stock. Also includes 4,495 shares for which Mr. Milroy shares voting power with his spouse.
(3)	Includes 29,314 shares subject to stock options that are exercisable within 60 days and 8,656 shares of unvested restricted stock.
(4)	Includes 17,626 shares subject to stock options that are exercisable within 60 days and 11,534 shares of unvested restricted stock.
(5)	Includes 8,482 shares subject to stock options that are exercisable within 60 days and 19,574 shares of unvested restricted stock.
(6)	Includes 14,400 shares subject to stock options that are exercisable within 60 days and 3,740 shares of unvested restricted stock.
(7)	Includes 7,200 shares subject to stock options that are exercisable within 60 days and 3,188 shares of unvested restricted stock.
(8)	Includes 17,278 shares subject to stock options that are exercisable within 60 days and 10,342 shares of unvested restricted stock.
(9)	Includes 9,600 shares subject to stock options that are exercisable within 60 days and 3,188 shares of unvested restricted stock.
(10)	Includes 7,800 shares subject to stock options that are exercisable within 60 days and 3,188 shares of unvested restricted stock.
(11)	Includes 7,200 shares subject to stock options that are exercisable within 60 days and 3,188 shares of unvested restricted stock.
(12)	Includes 3,188 shares of unvested restricted stock.
(13)	Includes 1,000 shares subject to stock options that are exercisable within 60 days and 2,708 shares of unvested restricted stock.
(14)	Includes 2,000 shares subject to stock options that are exercisable within 60 days and 2,708 shares of unvested restricted stock.
(15)	Includes 410,494 shares subject to stock options that are exercisable within 60 days and 184,362 shares of unvested restricted stock.
(16)	Based solely upon the most recent report filed with the SEC pursuant to Rule 13d-1 of the Exchange Act.

The foregoing footnotes are provided for informational purposes only and each person disclaims beneficial ownership of shares owned by any member of his or her family, or held in trust for any other person, including family members, or held by a family limited partnership or foundation.

DISSENTERS’ RIGHTS

Section 302A.471 of the MBCA permits any shareholder of the Company who is entitled to vote on the proposed Merger to dissent from such action and obtain payment for the fair value of his or her shares of common stock (as determined by the value of his or her G&K common stock immediately before the closing date). Any shareholder of the Company contemplating an attempt to assert and exercise dissenters’ rights in connection with the proposed Merger should review carefully the provisions of Sections 302A.471 and 302A.473 of the MBCA (copies of which are provided as Annex C), particularly the specific procedural steps required to perfect such rights. DISSENTERS’ RIGHTS ARE LOST IF THE PROCEDURAL REQUIREMENTS OF SECTION 302A.473 OF THE MBCA ARE NOT FULLY AND PRECISELY SATISFIED.

Set forth below (to be read in conjunction with the full text of Section 302A.473 of the MBCA appearing in Annex C) is a brief description of the procedures relating to the exercise of dissenters’ rights applicable to the proposed Merger. The following description does not purport to be a complete statement of the provisions of Section 302A.473 of the MBCA and is qualified in its entirety by reference thereto.

Under Section 302A.473, Subd. 3 of the MBCA, a shareholder who wishes to exercise dissenters’ rights as a dissenting shareholder must file with the Company, before the shareholder vote on the proposed Merger, a written notice of intent to demand the fair value of the Company’s shares owned by the shareholder. Under Section 302A.471, Subd. 2 of the MBCA, beneficial owners of shares who desire to exercise statutory dissenters’ rights must obtain and submit the registered owner’s written consent at or before the time the notice of intent to demand fair value is due. IN ADDITION, THE SHAREHOLDER MUST NOT VOTE HIS OR HER SHARES IN FAVOR OF THE PROPOSED MERGER. A VOTE AGAINST THE PROPOSED MERGER DOES NOT IN ITSELF CONSTITUTE SUCH A WRITTEN NOTICE AND A FAILURE TO VOTE DOES NOT AFFECT THE VALIDITY OF A TIMELY WRITTEN NOTICE.

If the proposed Merger is approved by the shareholders of the Company, then the Company must send to all dissenting shareholders who filed the necessary notice of intent to demand the fair value of their shares (and who did not vote their shares in favor of such proposal) a notice containing certain information required by Section 302A.473, Subd. 4 of the MBCA, including without limitation the address to which a dissenting shareholder must send a demand for payment and certificates representing certificated shares in order to obtain payment for such shares and the date by which they must be received, and in the case of uncertificated shares any restrictions on transfer of uncertificated shares that will apply after a demand for payment is received. In order to receive the fair value of the shares under Section 302A.473 of the MBCA, a dissenting shareholder must demand payment and deposit certificates representing certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after such notice from the Company is given. Under Minnesota law, notice by mail is given by a corporation when deposited in the United States mail. A SHAREHOLDER WHO FAILS TO MAKE DEMAND FOR PAYMENT AND TO DEPOSIT CERTIFICATES AS REQUIRED BY SECTION 302A.473, SUBD. 4 OF THE MBCA, LOSES THE RIGHT TO RECEIVE THE FAIR VALUE OF HIS OR HER SHARES UNDER SUCH SECTION NOTWITHSTANDING THE TIMELY FILING OF NOTICE OF INTENT TO DEMAND PAYMENT UNDER SECTION 302A.473, SUBD. 3 OF THE MBCA.

Except as provided below, if demand for payment and deposit of stock certificates is duly made by a dissenting shareholder with the Company as required by the MBCA, then after the Company’s receipt of such demand or the closing date, whichever is later, the Company must pay the dissenting shareholder an amount which the Company estimates to be the fair value of the dissenting shareholder’s shares of stock, with interest, if any. For the purpose of a dissenting shareholder’s appraisal rights under Sections 302A.471 and 302A.473 of the MBCA, “fair value” means the value of the shares of stock immediately before the closing date and “interest” means interest commencing five days after the closing date until the date of payment, calculated at the rate provided in Minnesota Statutes Section 549.09, which is currently 4%. If a dissenting shareholder believes the payment received from the Company is less than the fair value of the shares of stock, with interest, if any, such dissenting shareholder must give written notice to the Company of his or her own estimate of the fair value of the shares of stock, with interest, if any, within 30 days after the date the Company mails the remittance, and must demand payment of the difference between his or her estimate and the Company’s remittance. If such dissenting shareholder fails to give written notice of such estimate to the Company, or fails to demand payment of the difference, within the 30-day time period, such dissenting shareholder is entitled only to the amount remitted by the Company.

The Company may withhold such remittance with respect to shares of stock for which a dissenting shareholder demanding payment (or persons on whose behalf such dissenting shareholder acts) was not the beneficial owner as of August 16, 2016. As to each such dissenting shareholder who has validly demanded payment, following the closing date or the receipt of demand, whichever is later, the Company must mail its estimate of the fair value of such dissenting shareholder’s shares of stock and offer to pay this amount with interest, if any, to the dissenting shareholder upon receipt of such dissenting shareholder’s agreement to accept this amount in full satisfaction. If such dissenting shareholder believes that the Company’s offer is for less than the fair value of the shares of stock, with interest, if any, such dissenting shareholder must give written notice to the Company of his or her own estimate of the fair value of the shares of stock, with interest, if any, and demand payment of this amount. This demand must be mailed to the Company within 30 days after the mailing of the Company’s offer. If the dissenting shareholder fails to make this demand within the 30-day time period, such dissenting shareholder is entitled only to the amount offered by the Company.

If the Company and a dissenting shareholder (including both a dissenting shareholder who purchased shares of stock on or prior to August 16, 2016, which was the date the Merger was publicly announced, and a dissenting shareholder who purchased shares of stock after such date who have complied with their respective demand requirements) do not settle the dissenting shareholder’s demand within 60 days after the Company receives the dissenting shareholder’s estimate of the fair value of his or her shares of stock, then the Company must file a petition in a court of competent jurisdiction in Hennepin County, requesting that the court determine the statutory fair value of stock with interest, if any. All dissenting shareholders whose demands are not settled within the applicable 60-day settlement period must be made parties to this proceeding.

The court will then determine whether each dissenting shareholder in question has fully complied with the provisions of Section 302A.473 of the MBCA, and for all dissenting shareholders who have fully complied and not forfeited statutory dissenters’ rights, will determine the fair value of the shares, taking into account any and all factors the court finds relevant (including, without limitation, the recommendation of any appraisers which may have been appointed by the court), computed by any method that the court, in its discretion, sees fit to use, whether or not used by the Company or a dissenting shareholder. The fair value of the shares as determined by the court is binding on all shareholders. However, under the MBCA, dissenting shareholders are not liable to the Company for the amount, if any, by which payments remitted to the dissenting shareholders exceed the fair value of such shares determined by a court, with interest. The costs and expenses of such a court proceeding are assessed against the Company, except that the court may assess part or all of those costs and expenses against a dissenting shareholder whose action in demanding payment is found to be arbitrary, vexatious or not in good faith.

Under Section 302A.471, Subd. 2 of the MBCA, a shareholder of the Company may not assert dissenters’ rights with respect to less than all of the shares of stock registered in such shareholder’s name, unless the shareholder is dissenting with respect to all shares beneficially owned by another person and discloses the name and address of such other person.

Under Section 302A.471, Subd. 4 of the MBCA, a shareholder of the Company has no right at law or in equity to have the merger agreement set aside or rescinded, except if approval or consummation of such merger agreement is fraudulent with respect to such shareholder or the Company.

In view of the complexity of Section 302A.471 of the MBCA, the Company’s shareholders who may wish to pursue dissenters’ rights should consult their legal and financial advisors.

ADDITIONAL INFORMATION

Code of Business Conduct and Ethics

We have adopted a Code of Conduct for our board, a Code of Ethical Conduct for our employees, officers and directors generally, and a Code of Ethical Conduct for Senior Executives and Financial Managers. The latter of these codes, as applied to our principal executive officer, principal financial officer and controller, constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act. These codes are posted on our website at http://www.gkservices.com. We will promptly disclose on our website amendments to provisions of these codes, and any waivers of provisions of these codes required to be disclosed under the rules of the SEC or the NASDAQ Global Select Market.

Certain Transactions

Our board reviews and approves any transactions between our company or any of its subsidiaries and related parties in which the related person has or will have a material direct or indirect interest. Our board’s related review and approval policies are not in writing, but in conducting such reviews and approving such transactions, among other things, our board considers the type of transaction proposed, appropriate regulatory requirements, the monetary value of the transaction, the nature of the goods and/or services involved and whether the transaction may influence the related person’s ability to exercise independent business judgment when conducting the company’s business and affairs.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NASDAQ Global Select Market. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to the company, or written representations that no Forms 5 were required, we believe that during fiscal year 2016, our officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, with the exception of one report filed late by Mr. Davis to report an automatic withholding of shares to cover taxes due following a vesting of restricted stock.

Ability of Shareholders to Communicate with the Company Board

We have established means for shareholders and others to communicate with our board. If a shareholder wishes to address a matter regarding our financial statements, accounting practices or internal controls, the matter should be submitted in writing addressed to the Chair of the Audit Committee in care of our Corporate Secretary at our headquarters address. If the matter relates to our governance practices, business ethics or corporate conduct, it should be submitted in writing addressed to the Chair of the Corporate Governance Committee in care of our Corporate Secretary at our headquarters address. If the matter relates to our compensation practices, it should be submitted in writing addressed to the Chair of the Compensation Committee in care of our Corporate Secretary at our headquarters address. If a shareholder is unsure where to direct a communication, the shareholder may direct it in writing to the Chairman of the Company Board, or to any one of the independent directors of the company, in care of our Corporate Secretary at our headquarters address. As appropriate, these shareholder communications will be forwarded by our Corporate Secretary to the appropriate addressee.

Proposals of Shareholders for the 2017 Annual Meeting

If the Merger is completed, we will not hold an annual meeting of shareholders in 2017. If the Merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of shareholders. If any such annual meeting is held, shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for such annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act and the Company’s bylaws.

Under the rules of the SEC, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2017 annual meeting of shareholders, the proposal must be received by us at our principal executive offices at 5995 Opus Parkway, Suite 500, Minnetonka, Minnesota 55343 not less than 120 calendar days before the date of our proxy statement for the 2016 annual meeting, which would be [            ]. The proposal must satisfy the requirements of SEC Rule 14a-8, including by providing proof of ownership of our stock and should be sent to the attention of our Corporate Secretary. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement.

Under our Amended and Restated Bylaws, certain procedures are provided that a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of shareholders must be submitted in writing, together with certain specified information relating to such shareholder’s stock ownership, identity and other matters, to our Corporate Secretary at our principal executive offices. We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2017 annual meeting:

•	if the 2017 annual meeting is being held within 30 days before or 60 days after the anniversary of the date of this year’s annual meeting ([ ], 2016), we must receive notice not less than 120 days in advance of the first anniversary of the 2016 annual meeting; or

•	120 days in advance of the annual meeting or, if later, ten days following the first public announcement of the date of such annual meeting of shareholders.

Our fiscal year 2017 annual meeting of shareholders is tentatively scheduled to be held on [                    ], 2017. Assuming that our 2017 annual meeting is held on schedule, we must receive notice of your intention to introduce a nomination or other item of business at that meeting no later than [                    ], 2017. If we do not receive notice prior to such date, or if we meet certain other requirements of applicable SEC rules, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when any such matters are raised at the meeting.

A shareholder’s nomination for director must contain the following information about the nominee (among other information, as specified in our Amended and Restated Bylaws):

•	name;

•	all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest or that is otherwise required under Regulation 14A of the Exchange Act; and

•	such person’s signed written consent to being a nominee and to serving as a director if elected.

A shareholders’ notice of a proposed item of business must include (among other information, as specified in our Amended and Restated Bylaws):

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting;

•	the name and address, as they appear on the company’s books, of the shareholder proposing such business and the name and address of any beneficial owner on whose behalf the proposal is made;

•	the information required by Section 16(b)(y)(ii) of the rules of the Exchange Act, with respect to such shareholder and any such beneficial owner;

•	any material interest the shareholder has in such business; and

•	a representation and other appropriate evidence that the shareholder is a holder of record of shares of stock entitled to vote on such business at the meeting, will continue to be a holder of record of such shares of stock, and intends to appear in person or by proxy at the meeting to make the proposal.

As set forth in our Amended and Restated Bylaws, a shareholder’s notice, whether to nominate a director or to introduce an item of business at an annual meeting, must also contain specified information regarding the shareholder and any beneficial owner on whose behalf the proposal is made. Due to the complexity of the respective rights of the shareholders and the company under Rule 14a-8 and the advance notice provisions of our Amended and Restated Bylaws, any shareholder desiring to propose such an action is advised to consult with his or her legal counsel with respect to such rights. We suggest that any such proposal be submitted to us by certified mail, return receipt requested.

Discretionary Proxy Voting Authority/ Untimely Shareholder Proposals

Rule 14a-4 promulgated under the Exchange Act, governs our use of our discretionary proxy voting authority with respect to a shareholder proposal that the shareholder has not sought to include in our proxy statement. As set forth above, shareholders must comply with the advance notice procedure in our Amended and Restated Bylaws if they are to submit a proposal for consideration at our annual meeting. We do not intend to entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in our Amended and Restated Bylaws. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such shareholder proposal or nomination.

Shareholders Sharing an Address

Shareholders sharing an address with another shareholder may receive only one copy of our annual report and proxy materials at that address unless they have provided contrary instructions. Any such shareholder who wishes to receive a separate annual report or set of proxy materials now or in the future may write us to request a separate copy of these materials from Investor Relations, G&K Services, Inc., 5995 Opus Parkway, Suite 500, Minnetonka, Minnesota 55343, or by calling Investor Relations, at (952) 912-5500. Any shareholder sharing an address with another shareholder can request delivery of a single copy of annual reports or proxy statements if they are receiving multiple copies of annual reports or proxy statements by contacting us as set forth above.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended July 2, 2016, as filed with the SEC, including the financial statements, schedules and list of exhibits, and any exhibit specifically requested, will be furnished without charge to any shareholder upon written request. Please write or call Investor Relations at the following address or telephone number: G&K Services, Inc., 5995 Opus Parkway, Suite 500, Minnetonka, Minnesota 55343; phone (952) 912-5500. You may also access a copy of our Form 10-K on both our website at http://www.gkservices.com and the SEC’s website at http://www.sec.gov.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on [            ]

Our proxy statement and 2016 Annual Report are available at http://www.gkservices.com.

Directions to the Meeting

You may request directions to the annual meeting by writing or calling Investor Relations at the following address or telephone number: G&K Services, Inc., 5995 Opus Parkway, Suite 500, Minnetonka, Minnesota 55343; phone (952) 912-5500.

Solicitation

We will bear the cost of preparing, assembling and mailing the proxy, proxy statement, annual report and other material which may be sent to the shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by us for their expenses in doing so. Proxies are being solicited primarily by mail, but our officers and regular employees may solicit proxies personally, by telephone, by special letter, or via the Internet.

Our board does not intend to present to the meeting any other matter not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at its address above, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

The Company will make available a copy of its public reports, without charge, on its website at www.gkservices.com as soon as reasonably practicable after the Company files the reports electronically with the SEC. In addition, you may obtain a copy of the reports, without charge, by contacting the Company. Please write or call Investor Relations at the following address or telephone number: G&K Services, Inc., 5995 Opus Parkway, Suite 500, Minnetonka, Minnesota 55343; phone: (952) 912-5500. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of Company common stock entitled to vote at the annual meeting. In order to ensure timely delivery of such documents before the annual meeting, any such request should be made promptly to the Company.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and before the date of the annual meeting:

•	G&K’s Annual Report on Form 10-K for the fiscal year ended July 2, 2016, filed with the SEC on August 26, 2016; and

•	G&K’s Current Report on Form 8-K, filed with the SEC, on August 16, 2016.

Cintas and Merger Sub have supplied, and we have not independently verified, the information in this proxy statement exclusively concerning Cintas and Merger Sub.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE ANNUAL MEETING. NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR ANY OTHER PERSON. THIS PROXY STATEMENT IS DATED [            ], 2016. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT AND WILL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

By Order of the Board of Directors

G&K Services, Inc.

Jeffrey L. Cotter

Vice President, General Counsel and Corporate Secretary

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Among

CINTAS CORPORATION,

BRAVO MERGER SUB, INC.

and

G&K SERVICES, INC.

Dated as of August 15, 2016

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 15, 2016, among G&K Services, Inc., a Minnesota corporation (the “Company”), Cintas Corporation, a Washington corporation (“Parent”), and Bravo Merger Sub, Inc., a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Sub”). The Company, Parent and Merger Sub may be referred to herein individually as a “party” and collectively as the “parties”.

RECITALS

1. The boards of directors of Parent, Merger Sub and the Company have each approved this Agreement (including the plan of merger (as such term is described in Section 302A.611 of the Minnesota Business Corporation Act (the “MBCA”)) contained herein (the “Plan of Merger”)) pursuant to which, among other things, Parent will acquire the Company by means of a merger of Merger Sub with and into the Company (the “Merger”) on the terms and subject to the conditions set forth in this Agreement.

2. Parent has adopted this Agreement and approved the transactions contemplated hereby as the parent and sole shareholder of Merger Sub.

3. The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

4. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, Parent has delivered the Debt Financing Commitment Letter.

NOW, THEREFORE, in consideration of the promises, and of the representations, warranties, covenants and agreements, contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MBCA, at the Effective Time, Merger Sub will be merged with and into the Company and the separate corporate existence of Merger Sub will thereupon cease. The Company will be the surviving corporation in the Merger (the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, will continue unaffected by the Merger, except as set forth in Article II. The Merger will have the effects specified in the MBCA.

1.2 Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) will take place at the offices of Jones Day, 901 Lakeside Ave., Cleveland, OH 44114, at 10:00 a.m. on the third Business Day (the “Closing Date”) following the day on which the last to be satisfied or (to the extent permitted by Law) waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.

1.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date and as soon as practicable following the Closing, Parent, the Company and Merger Sub shall cause the

Merger to be consummated under the MBCA by filing articles of merger (the “Articles of Merger”) with the Minnesota Secretary of State and shall make all other filings or recordings required by the MBCA in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the Articles of Merger are duly filed with the Minnesota Secretary of State (or at such later time as may be specified in the Articles of Merger).

ARTICLE II

Articles of Incorporation and Bylaws

of the Surviving Corporation; Directors and Officers of the Surviving Corporation

2.1 Articles of Incorporation. At the Effective Time, the articles of incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time will be amended in its entirety to be in the form of the articles of incorporation of Merger Sub as set forth in Exhibit A (the “Charter”), until duly amended as provided therein or by applicable Law.

2.2 Bylaws. The parties hereto will take all actions necessary so that the bylaws of the Company as in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation (the “Bylaws”), until duly amended as provided therein or by applicable Law.

2.3 Directors. The parties hereto will take, or cause to be taken, all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time will, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

2.4 Officers. The officers of Merger Sub immediately prior to the Effective Time will, from and after the Effective Time, be the officers of the Surviving Corporation until their successors will have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and Bylaws.

ARTICLE III

Effect of the Merger on Capital Stock;

Exchange of Certificates

3.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any capital stock of the Company:

(a) Merger Consideration. Each share of Class A Common Stock, par value $0.50 per share, of the Company (each, a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company (collectively, the “Cancelled Shares”), and (ii) Shares that are owned by shareholders (“Dissenting Shareholders”) that have perfected and not withdrawn a demand for appraisal rights pursuant to Sections 302A.471 and 302A.473 of the MBCA (“Dissenting Shares” and, together with the Cancelled Shares, the “Excluded Shares”)) will be converted into the right to receive $97.50 per Share (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares will cease to be outstanding, will be cancelled and will cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) and any Shares (other than Excluded Shares) held in book-entry form (“Book-Entry Shares”) will thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

(b) Cancellation of Excluded Shares. Each Excluded Share will cease to be outstanding, be cancelled without payment of any consideration therefor and will cease to exist, subject to the right of the Record Holder of any Dissenting Share to receive any payment under Section 3.2(g).

(c) Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

3.2 Exchange of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent will make available or cause to be made available to a paying agent selected by Parent with the Company’s prior approval, which will not be unreasonably withheld or delayed (the “Paying Agent”), amounts in immediately available cash sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments of the Per Share Merger Consideration pursuant to Section 3.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). Until disbursed in accordance with the terms and conditions of this Agreement, the Paying Agent will invest the Exchange Fund as directed by Parent; provided, that (i) such investments shall be an obligation of, or guaranteed by, the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks and (ii) no such investment (or losses thereon) shall affect the amount of Per Share Merger Consideration payable to the holders of Shares pursuant to Section 3.1(a). To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate amount sufficient to pay the Per Share Merger Consideration pursuant to Section 3.1(a), Parent will promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment will become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 3.1(a) will be promptly returned to Parent. No later than five Business Days prior to the Closing, Parent shall enter into an agreement with the Paying Agent, in form and substance reasonably satisfactory to the Company (which confirmation of satisfaction shall not be unreasonably withheld, conditioned or delayed), to effect the applicable terms of this Agreement.

(b) Exchange Procedures. Promptly after the Effective Time (and in any event within three Business Days thereafter), Parent will cause the Paying Agent to mail to each Record Holder of Shares represented by Certificates (other than with respect to Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 3.2(f)) to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2(f)), in exchange for the amount to which such Record Holder is entitled as a result of the Merger pursuant to Section 3.1(a). Upon delivery of such letter of transmittal by any Record Holder of Shares (other than with respect to Excluded Shares), duly completed and duly executed in accordance with its instructions, and such other documents as the Paying Agent or Parent may reasonably require, and the surrender to the Paying Agent of a Certificate that immediately prior to the Effective Time represented such Shares (or affidavit of loss in lieu thereof as provided in Section 3.2(f)), such Record Holder will be entitled to receive in exchange therefor a cash amount by check or wire transfer of immediately available funds to an account designated by such Record Holder (less any required Tax withholdings as provided in Section 3.2(h)) equal to the product of (x) the number of Shares formerly represented by such Certificate (or subject to such affidavit of loss in lieu thereof as provided in Section 3.2(f)) and (y) the Per Share Merger Consideration, and the Certificate so surrendered will forthwith be cancelled, without payment or accrual of any interest. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be delivered upon compliance with the procedures described above may be issued to the transferee if the applicable letter of transmittal is accompanied by all documents reasonably required by the Surviving Corporation to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(c) Book-Entry Shares. No holder of Book-Entry Shares shall be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Per Share Merger Consideration that such holder is entitled to receive pursuant to this Article III. In lieu thereof and subject to the following sentence, each registered holder of one or more Book-Entry Shares (other than Excluded Shares) shall automatically upon the Effective Time be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Shares represented by such holder’s Book-Entry Shares that were converted into the right to receive the Per Share Merger Consideration as a result of the Merger pursuant to Section 3.1(a) by (y) the Per Share Merger Consideration, and the Book-Entry Shares shall forthwith be cancelled, without payment or accrual of any interest. The Paying Agent shall accept such Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

(d) Transfers. From and after the Effective Time, there will be no transfers on the stock transfer books of the Company of any Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it will be cancelled and exchanged for the cash amount in immediately available funds to which the holder of the Certificate is entitled pursuant to this Article III.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed 180 calendar days after the Effective Time will be delivered to the Surviving Corporation. Any Record Holder (other than with respect to Excluded Shares) who has not theretofore complied with this Article III will thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 3.2(h)), without any interest thereon, (i) upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2(f)) or with respect to Book-Entry Shares, upon adherence with this Section 3.2 and (ii) upon delivery of a letter of transmittal in customary form that is provided promptly to such Record Holder by the Surviving Corporation, if applicable, and such other documents as reasonably required, in each case, to the Surviving Corporation. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person will be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f) Lost, Stolen or Destroyed Certificates. If any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 3.2(h)) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(g) Appraisal Rights. Each Dissenting Share outstanding immediately prior to the Effective Time and held by a Dissenting Shareholder who has not voted in favor of the Plan of Merger and who has properly demanded appraisal for its Shares in accordance with Sections 302A.471 and 302A.473 of the MBCA and who has otherwise complied with all applicable provisions of Sections 302A.471 and 302A.473 of the MBCA, shall not be converted into the right to receive the Per Share Merger Consideration, but the Dissenting Shareholder of such Dissenting Share shall be entitled only to such rights as are granted by Sections 302A.471 and 302A.473 of the MBCA, unless such Dissenting Shareholder fails to perfect, withdraws or otherwise loses the right to appraisal under Sections 302A.471 and 302A.473 of the MBCA. If, either before or after the Effective Time, such Dissenting Shareholder fails to perfect, withdraws or loses the right to appraisal under Sections 302A.471 and 302A.473 of the MBCA, each Share held by that Dissenting Shareholder shall no longer be considered Dissenting Shares and shall thereupon be deemed to automatically be converted into, and to have become exchanged for, as of the Effective Time, the right to receive the Per Share Merger Consideration in accordance with Section 3.1(a). The Company shall give Parent prompt notice (and in any event within two Business Days)

of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to, or offer to settle or settle, any such demands.

(h) Withholding Rights. Each of Parent, the Surviving Corporation and Paying Agent and their Affiliates will be entitled to deduct and withhold from any amounts payable to any person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts (i) will be remitted to the applicable Governmental Entity, and (ii) will be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made.

(i) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Paying Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of the Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

3.3 Treatment of Stock Plans.

(a) Company Options. Upon the terms and subject to the conditions set forth in this Agreement and without any action on the part of Parent, Merger Sub, the Company or any holder of an option to purchase Shares granted under the Stock Plans (each, a “Company Option”) (i) the vesting of each Company Option that remains outstanding as of immediately prior to the Effective Time shall be accelerated in full immediately prior to the Effective Time, (ii) each Company Option that remains outstanding as of immediately prior to the Effective Time shall be cancelled and terminated as of the Effective Time and (iii) each holder of each such Company Option shall cease to have any rights with respect thereto, except the right to be paid an amount in cash (without interest) equal to the product of (x) the total number of Shares previously subject to such Company Option and (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share of such Company Option, less any required withholding Taxes (the “Option Cash Payment”). Notwithstanding the foregoing, with respect to any Company Option granted after calendar year 2016, to the extent the terms of such Company Option provide for such Company Option to become vested on a pro-rata basis upon the Closing and for the remaining unvested portion of such Company Option to become automatically forfeited upon the Closing, such Company Option will not become vested by reason of clause (i) in the preceding sentence and no Option Cash Payment will be made with respect to the portion of such Company Option that is automatically forfeited upon the Closing in accordance with the terms of such Company Option. Parent shall cause the Surviving Corporation to pay the Option Cash Payments promptly following the Effective Time. Any Company Option with an exercise price equal to, or in excess of, the Per Share Merger Consideration will be cancelled at the Effective Time for no consideration.

(b) Restricted Stock. Upon the terms and subject to the conditions set forth in this Agreement and without any action on the part of Parent, Merger Sub, the Company or any holder of an award of restricted Shares granted under the Stock Plans (“Restricted Stock”), each award of Restricted Stock that is outstanding immediately prior to the Effective Time shall become vested, subject to the conditions set forth in (i) below, if such conditions are applicable, immediately prior to the Effective Time and no longer subject to restrictions, (i) in the case of Restricted Stock subject to performance-based vesting conditions that have not been satisfied, if any, with respect to the number of shares of Restricted Stock determined as if the applicable performance goals had been achieved at the target level of performance at the end of the applicable performance period, and (ii) in the case of Restricted Stock not or no longer subject to performance-based vesting conditions, with respect to the total number of shares of such Restricted Stock, and in either case such vested and unrestricted Shares shall be treated as described in Section 3.1(a) of this Agreement, except that the Per Share Merger Consideration paid to the holder shall be reduced by any required withholding Taxes. Notwithstanding the foregoing, with respect to any Restricted Stock granted after calendar year 2016, to the extent the terms of such Restricted Stock provide for such Restricted Stock to become vested on a pro-rata basis upon the Closing and for the remaining unvested portion of such Restricted Stock to become automatically forfeited upon the Closing, such Restricted Stock will not become vested by reason the preceding sentence and the portion of such Restricted Stock automatically forfeited upon the Closing in accordance with the terms of such Restricted Stock will be cancelled at the Effective Time for no consideration. Promptly following the Effective Time, any cash dividends previously paid by the Company with respect to Restricted Stock and held as of the Effective Time by the Company or its designated agent shall be distributed by the Company to the holder of such Restricted Stock, to the extent such Restricted Stock has become vested at the Effective Time in accordance with this Section 3.3(b). Restricted Stock that remains unvested and subject to restrictions at the Effective Time (after giving effect to this Section 3.3(b)), and any cash dividends previously paid by the Company with respect to such Restricted Stock, shall be forfeited and the holders of such Restricted Stock shall cease to have any rights with respect thereto.

(c) Other Awards. Each award of a right under any Stock Plan (other than awards of Company Options or Restricted Stock, the treatment of which is specified in Sections 3.3(a) and 3.3(b), respectively) entitling the holder thereof to Shares or cash equal to or based on the value of Shares (a “Share Unit”) that is outstanding or payable as of the Effective Time shall be cancelled and terminated as of the Effective Time and each Share Unit holder shall cease to have any rights with respect thereto, except the right to be paid an amount in cash (without interest) equal to the product of (i) (A) in the case of Share Units subject to performance-based vesting conditions that have not been satisfied immediately prior to the Effective Time, if any, the number of Shares determined as if the applicable performance goals had been achieved at the target level of performance at the end of the applicable performance period and (B) in the case of Share Units not or no longer subject to performance-based vesting conditions, the total number of Shares underlying such Share Units, and (ii) the Per Share Merger Consideration, less any required withholding Taxes (the “Share Unit Payment”). Notwithstanding the foregoing, with respect to any Share Unit granted after calendar year 2016, to the extent the terms of such Share Unit provide for such Share Unit to become vested on a pro-rata basis upon the Closing and for the remaining unvested portion of such Share Unit to become automatically forfeited upon the Closing, no Share Unit Payment will be made with respect to the portion of such Share Unit that is automatically forfeited upon the Closing in accordance with the terms of such Share Unit. Parent shall cause the Surviving Corporation to pay the Share Unit Payments promptly following the Effective Time. In the event that such Share Unit Payment would cause any additional Taxes to be payable pursuant to Section 409A of the Code with respect to a Share Unit, the payment shall instead be made in accordance with the terms of the applicable Stock Plan and related award or other governing document and at the earliest time permitted under the terms of such Share Unit that will not result in a Tax or penalty under Section 409A of the Code.

(d) Corporate Actions. At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, will adopt any resolutions and take any actions which are necessary to effectuate the provisions of Sections 3.3(a), 3.3(b) and 3.3(c) and to endorse the directors of Merger Sub as the directors of the Surviving Corporation for purposes of any applicable change of control provision in any Benefit Plan. Prior to the Effective Time, the Company will take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options, Restricted Stock or Share Units.

(e) Employee Stock Purchase Plan. The Company shall take all actions necessary such that (i) the then current offering period (and payroll deductions) under the Company’s Employee Stock Purchase Plan (the “Company ESPP”) shall terminate at least 30 days prior to the Effective Time, (ii) participant accounts are applied in accordance with the Company ESPP to purchase Shares immediately following the termination of such final offering period (and payroll deductions), and (iii) the Company ESPP terminates immediately prior to the Closing Date. Any Shares so purchased shall be treated in accordance with Section 3.1(a). All amounts withheld by the Company on behalf of the participants in the Company ESPP that have not been used to purchase Shares prior to the termination of the Company ESPP will be returned to the participants without interest pursuant to the terms of the Company ESPP upon the termination of the Company ESPP.

3.4 Adjustments to Prevent Dilution. If the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration will be equitably adjusted to reflect such change and, as so adjusted, will, from and after the date of such event, be the Per Share Merger Consideration.

ARTICLE IV

Representations and Warranties

Except as set forth in the Company Reports filed with the SEC since June 28, 2014, that are publicly available prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factors section, the “Forward-Looking Statements” section or any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature of any such Company Reports) or in the corresponding sections or subsections of the disclosure letter in agreed form delivered to Parent by the Company contemporaneously with this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter will be deemed disclosure with respect to any other section or subsection of the Company Disclosure Letter only to the extent that the relevance of such item to such section or subsection is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1 Organization, Good Standing and Qualification. The Company and each of its Significant Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company’s Subsidiaries (other than its Significant Subsidiaries) is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The Company and each of its Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Prior to the date of this Agreement, the Company has made available to Parent true, correct and complete copies of the Company’s and its Significant Subsidiaries’ certificates of incorporation and bylaws or comparable governing documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect, and the Company and such Subsidiaries are each not in violation (other than immaterial violations) of any of their respective provisions.

4.2 Capital Structure.

(a) The authorized capital stock of the Company consists of 400,000,000 Shares and 30,000,000 shares of Class B Common Stock, $0.50 per value per share (the “Class B Shares”). As of the close of business on August 12, 2016, 19,681,478 Shares were outstanding and zero Class B Shares were outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than 1,206,048 Shares reserved for issuance under the G&K Services, Inc. Amended and Restated 1996 Directors’ Stock Incentive Plan, the G&K Services, Inc. 1998 Stock Option and Compensation Plan, as amended, and the G&K Services, Inc. Restated Equity Incentive Plan (2013) (the “Stock Plans”), the Company has no Shares reserved for issuance. There are no outstanding awards under the G&K Services, Inc. Amended and Restated 1996 Directors’ Stock Incentive Plan. After October 1, 2016, there will be no awards outstanding under the G&K Services, Inc. 1998 Stock Option and Compensation Plan. Section 4.2(a) of the Company Disclosure Letter contains a correct and complete list of awards currently outstanding under the Stock Plans, including the date of grant, number of Shares and, where applicable, the exercise price. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of all Liens. Except as set forth above or in Section 4.2(a) of the Company Disclosure Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(b) Section 4.2(b) of the Company Disclosure Letter sets forth (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person. The Company does not own, directly or indirectly, any voting interest in any Person that would require an additional filing by Parent under the HSR Act in order to consummate the Merger and the other transactions contemplated by this Agreement.

(c) Each Company Option (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the Stock Plan pursuant to which it was issued, (ii) has an exercise price per Share equal to or greater than the fair market value of a Share on the date of such grant, and (iii) has a grant date identical to the date on which the Company’s board of directors or compensation committee thereof actually awarded such Company Option.

4.3 Corporate Authority; Approval and Fairness.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to adoption of this Agreement (including the Plan of Merger) by the holders of a majority of the outstanding Shares entitled to vote on such matter at a shareholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding Contract of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights (the “Enforceability Exception”).

(b) The board of directors of the Company has unanimously (of those present) approved this Agreement (including the Plan of Merger) and the transactions contemplated hereby, including the Merger (such approval having been made in accordance with the MBCA, including for purposes of Section 302A.613, Subd.1 thereof) and recommended that the Company’s shareholders approve the Merger and adopt this Agreement (including the Plan of Merger) (such recommendations, the “Company Recommendation”).

(c) The board of directors of the Company has received the opinion of its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, to the effect that, as of the date of such opinion, and subject to and based on the various qualifications, assumptions, limitations and matters set forth therein, the Per Share Merger Consideration is fair from a financial point of view, as of the date of such opinion, to such holders of Shares (other than Cancelled and Dissenting Shares), a copy of which opinion will, promptly after the execution of this Agreement, be delivered to Parent solely for informational purposes.

4.4 Governmental Filings; No Violations.

(a) No notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby other than (i) the filing of the Articles of Merger; (ii) the filing with the SEC of a proxy statement to be sent to the shareholders of the Company in connection with the Shareholders Meeting to be held in connection with this Agreement, the Merger and the other transactions contemplated hereunder (as it may be amended, supplemented or modified from time to time, the “Proxy Statement”) and such reports as required under Sections 13 and 16 of the Exchange Act in connection with this Agreement; (iii) compliance with the applicable rules and regulations of the Nasdaq; (iv) compliance with the applicable requirements of the HSR Act; (v) compliance with the applicable requirements of the Competition Act; and (vi) notices, reports, filings, consents, registrations, approvals, permits or authorizations that the failure to obtain would not reasonably be expected to have a Material Adverse Effect (items (i) through (vi), collectively, the “Company Approvals”).

(b) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the articles of incorporation or bylaws of the Company or the comparable governing documents of any of its Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any Contract binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 4.4(a)(i) – (v), under any Law to which the Company or any of its Subsidiaries is subject, or (iii) any change in the rights or obligations of any party under any Contract binding upon the Company or any of its Subsidiaries, except, in the case of clauses (ii) or (iii) above, as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(c) Except for (i) relationships with the Company or any of its Subsidiaries as an officer, director or employee thereof (and compensation by the Company or any of its Subsidiaries in consideration of such services) in accordance with the terms of their employment and (ii) relationships with the Company as shareholders or option holders therein, to the Knowledge of the Company, none of the directors or executive officers (as defined in Exchange Act Rule 3b-7) of the Company or Persons holding more than 5% of the Shares (“5% Holders”) is presently a party to, or was a party to, during the three years preceding the date of this Agreement, any Contract with the Company or any of its Subsidiaries. To the Knowledge of the Company, none of the executive officers (as defined in Exchange Act Rule 3b-7) or directors of the Company or 5% Holders has any direct or indirect material interest in any property, real or personal, tangible or intangible, including Intellectual Property, used in or pertaining to the business, or any supplier, distributor, or customer of the Company or any of its Subsidiaries, except for normal rights of a shareholder.

4.5 Company Reports; Financial Statements.

(a) The Company has filed or furnished, as applicable, on a timely basis all forms, statements, reports and documents required to be filed or furnished by it with or to the SEC pursuant to the Exchange Act or the Securities Act since June 28, 2014 (the “Applicable Date”) (such filed or furnished forms, statements, reports and documents, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. To the Knowledge of the Company, none of the Company Reports is the subject of an ongoing or outstanding Action by the SEC. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received by the Company from the SEC or its staff with respect to any of the Company Reports. To the Knowledge of the Company, there has been no correspondence between the SEC and the Company between the Applicable Date and the date of this Agreement that is not available on the SEC’s Electronic Data Gathering Analysis and Retrieval database.

(b) Since the Applicable Date, the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of Nasdaq.

(c) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the board of directors of the Company (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably expected to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the board of directors of the Company any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. To the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors of the Company or the board of directors of the Company pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

(d) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) (i) fairly presents in all material respects, or, in the case of Company Reports filed after the date of this Agreement, will fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations, stockholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules), (ii) fairly presents in all material respects, or, in the case of Company Reports filed after the date of this Agreement, will fairly present in all material respects, the results of operations, stockholders’ equity and cash flows, as the case may be, for the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), and (iii) in each case, were prepared in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC.

4.6 Absence of Certain Changes.

(a) Since June 27, 2015 through the date of this Agreement, (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of such businesses, and (ii) neither the Company nor any of its Subsidiaries has taken any of the actions described in Section 6.1(a)(vi), (viii), (xii), (xiv) or (xvi).

(b) Since June, 27, 2015 through the date of this Agreement, there has not been any event, change in circumstances or effect involving, or other change in, the financial condition, properties, assets, liabilities, business or results of their operations or any circumstance, occurrence or development, except as would not, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect.

4.7 Litigation and Liabilities.

(a) As of the date of this Agreement, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any executive officer or director of the Company or any of its Subsidiaries in their capacities as such that involve or reasonably would be expected to involve an amount in excess of $1,000,000 or, that if decided adversely against the Company or any of its Subsidiaries would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) As of the date of this Agreement, none of the Company or any of its Subsidiaries or any of their respective businesses or assets is party to or subject to the provisions of any order, writ, judgment, award injunction or decree of any Governmental Entity or any arbitrator which would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c) Except as reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 27, 2015, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due, except for liabilities: (i) incurred in the ordinary course of business since June 27, 2015, (ii) incurred in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or (iii) that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any off-balance sheet partnership, joint venture or any similar arrangement (including any Contract relating to any transaction or relationship between or among the Company and/or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose or limited purpose Person, on the other hand), or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the Securities Act).

4.8 Employee Benefits.

(a) Section 4.8(a) of the Company Disclosure Letter sets forth a complete list of (i) all material “employee benefit plans,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) all other material severance pay, salary continuation, bonus, incentive, stock option, equity-based, retirement, pension, welfare benefit, profit sharing or deferred compensation plans, contracts, programs, funds, or arrangements of any kind, and (iii) all other material employee benefit plans, contracts, programs, funds, or arrangements and any trust, escrow, or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, officers, shareholders, consultants, or independent contractors of the Company and its Subsidiaries that are sponsored or maintained by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries is required to make payments, transfers, or contributions or has any current or future liability (all of the above being hereinafter individually or collectively referred to as a “Benefit Plan” or “Benefit Plans,” respectively).

(b) With respect to each material Benefit Plan (other than a Multiemployer Plan), true and complete copies of the following materials have been delivered or made available to Parent: (i) all plan documents or, in the case of an unwritten Benefit Plan, a written description thereof, (ii) the most recent determination letters from the IRS, (iii) all summary plan descriptions, summaries of material modifications and annual reports, (iv) all trust agreements, insurance contracts, participation agreements, and other documents relating to the funding or payment of benefits, (v) the three most recently filed Form 5500 Annual Reports, along with all schedules and attachments, or Annual Information Return in respect of any Non-U.S. Benefit Plan (which Annual Information Return shall be provided no later than 30 days after the date hereof) and (vi) material correspondence relating to any such Benefit Plan between the Company, any of its Subsidiaries or their representatives and any government agency or regulatory body within three years of the date hereof.

(c) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, each Benefit Plan (other than a Multiemployer Plan) has been maintained, operated, and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable Laws. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Benefit Plans (other than Multiemployer Plans) that could result in any liability or excise Tax under ERISA or the Code being imposed on the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d) Each Benefit Plan (other than a Multiemployer Plan) intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified, or may rely on an opinion letter from the IRS with respect to such qualification, and each trust created thereunder has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code, and, to the Knowledge of the Company, nothing has occurred since the date of any such determination that would reasonably be expected to give the IRS grounds to revoke such determination.

(e) Except as set forth on Section 4.8(e) of the Company Disclosure Letter, neither the Company nor any ERISA Affiliate currently has, and at no time in the past 6 years has had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multi-employer” pension or benefit plan as defined in the applicable Laws of a jurisdiction outside of the United States (each, a “Multiemployer Plan”) or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(f) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, no liability under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries or any ERISA Affiliate. No “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred in the preceding six years with respect to any Benefit Plan or will be required to be filed in connection with the transactions contemplated by this Agreement. No Benefit Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code). Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (each, a “Pension Plan”) or to any single-employer plan of an ERISA Affiliate pursuant to Section 436 of the Code. Under each Pension Plan which is a single-employer plan, there has been no material change in the financial condition, whether or not as a result of a change in funding method, of such Pension Plan since the valuation date used for the most recent actuarial valuation report delivered or made available to Parent. With respect to any Multiemployer Plan contributed to by the Company, any of its Subsidiaries or any ERISA Affiliate, (i) none of the Company, any of its Subsidiaries nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA or the applicable Laws of a jurisdiction outside of the United States which remains unsatisfied, and (ii) a complete withdrawal from all such Multiemployer Plans at the Effective Time would not result in any material liability to the Company and its Subsidiaries, taken as a whole.

(g) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, all contributions required to be made under each Benefit Plan, as of the date of this Agreement, have been timely made taking into account any applicable grace period and all obligations in respect of each Benefit Plan have been properly accrued and reflected to the extent required by GAAP in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement.

(h) No Benefit Plan (other than a Multiemployer Plan) is or at any time during the last six years was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Benefit Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(i) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, all contributions, transfers and payments in respect of any Benefit Plan, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code, have been or are fully deductible under the Code.

(j) There is no pending or, to the Knowledge of the Company, threatened assessment, complaint, proceeding, or investigation of any kind in any court or government agency with respect to any Benefit Plan (other than routine claims for benefits), nor is there any basis for one.

(k) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, all (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Benefit Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date.

(l) With respect to any Insurance Policy providing funding for benefits under any Benefit Plan, there is no liability of the Company or any of its Subsidiaries in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such Insurance Policy was terminated on the date hereof that would, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(m) Except as contemplated by this Agreement, the execution and performance of this Agreement will not (alone or in conjunction with any other event) (i) constitute a stated triggering event under any Benefit Plan that will result in any payment or funding in a grantor trust or otherwise (whether of severance pay or otherwise) becoming due from the Company or any of its Subsidiaries to any current or former officer, employee, director or consultant (or dependents of such Persons), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former officer, employee, director or consultant (or dependents of such Persons) of the Company or any of its Subsidiaries.

(n) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, and except as permitted pursuant to Section 6.1, neither the Company nor any of its Subsidiaries have agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the Company or any of its Subsidiaries other than the Benefit Plans, or to make any amendments to any of the Benefit Plans.

(o) No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its Subsidiaries or any of their Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code). The Company has made available to Parent its estimate of any Section 280G calculations prepared (whether or not final) with respect to “disqualified individuals” within the meaning of Section 280G(c) of the Code in connection with the transactions contemplated hereby assuming for such purposes that such individuals’ employment were terminated immediately following the Effective Time as if the Effective Time were December 31, 2016.

(p) Section 4.8(p) of the Company Disclosure Letter sets forth each material Benefit Plan that is maintained outside of the United States (each, a “Non-U.S. Benefit Plan”). Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, each Non-U.S. Benefit Plan has been established, maintained, operated, administered, funded and invested in compliance with all applicable Law (including applicable Law regarding the form, funding and operation of the Non-U.S. Benefit Plan) and the terms of such Non-U.S. Benefit Plan and any related documents or agreements in all respects. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, each Non-U.S. Benefit Plan that is required to be registered or meet similar requirements has been registered or met such similar requirements, and has been maintained in good standing with the applicable regulatory authorities. Except as set forth on Section 4.8(p) of the Company Disclosure Letter, no Non-U.S. Benefit Plan sponsored or maintained by the Company or any of its Subsidiaries contains a defined benefit provision as defined in subsection 147.1(1) of the Income Tax Act (Canada). Except as set forth on Section 4.8(p) of the Company Disclosure Letter, the only material obligation of the Corporation or any of its Subsidiaries with respect to a Non-U.S. Benefit Plan that is a Multiemployer Plan is to make the monetary contributions to such Non-U.S. Benefit Plan in the amounts specified in the applicable collective bargaining agreement and all such contributions have been made.

(q) No Benefit Plan provides retiree death or retiree medical benefits other than (i) coverage mandated by Law or (ii) death or retirement benefits under any Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(r) No individual has a right to any gross-up or indemnification from the Company or any of its Subsidiaries for any Taxes or penalties imposed by Section 409A or Section 4999 of the Code.

(s) No Benefit Plan that provides for the deferral of compensation represents amounts notionally invested in a number of Shares or otherwise provides for distributions or benefits that are calculated based on the value of a Share.

4.9 Compliance with Laws; Permits.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2015, the Company and each of its Subsidiaries has been and is being conducted in compliance in all respects with all applicable federal, state, local or foreign law, statutes or ordinances, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”). No material Action by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, is threatened. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Permits”) necessary to own, lease and operate its properties or other assets and to carry on its respective business. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(b) None of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers, employees, consultants, sales representatives, distributors or agents, in such capacity and on behalf of the Company, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity or (ii) violated, directly or indirectly, any applicable money laundering or anti-terrorism Law or directly or indirectly lent, contributed or otherwise made available any funds to any Person for the purpose of financing the activities of any Person currently targeted by any U.S. sanctions administered by the United States Office of Foreign Asset Control. The Company, its Subsidiaries, and to the Knowledge of the Company, its Affiliates and each of their respective directors, officers, employees, consultants, sales representatives, distributors and agents, have complied at all times, and are in compliance, with all applicable U.S. and non-U.S. anti-corruption and anti-bribery Laws with respect to the Company, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1 et seq.). In this regard, the Company, its Subsidiaries and, to the Knowledge of the Company, its Affiliates and each of their respective directors, officers, employees, consultants, sales representatives, distributors and agents, in such capacity and on behalf of the Company, have not given, offered, agreed or promised to give, or authorized the giving, directly or indirectly, of any money or other thing of value to any Person as an inducement or reward for favorable action or forbearance from action or the exercise of influence. The Company, its Subsidiaries and, to the Knowledge of the Company, its Affiliates have instituted and maintain policies and procedures which are reasonably expected to be effective to ensure continued compliance with any such U.S. and non-U.S. anti-bribery, anti-corruption money laundering and anti-terrorism Laws.

4.10 Material Contracts; Government Contracts.

(a) Except for this Agreement and Contracts filed as exhibits to the Company Reports prior to the date of this Agreement, none of the Company or any of its Subsidiaries is a party to or bound by any of the following Contracts:

(i) any Contract that is a partnership, limited liability company, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, limited liability company or joint venture in which the Company owns, directly or indirectly, any voting or economic interest of 10% or more, or any interest valued at more than $5,000,000, without regard to percentage voting or economic interest, other than with respect to any wholly owned Subsidiary of the Company (each, a “Joint Venture”);

(ii) any Contract with any Top 20 Supplier;

(iii) any Contract, other than Contracts relating to real property, that relates to the acquisition or disposition of any business or assets not in the ordinary course of business pursuant to which the Company or any of its Subsidiaries has any liability in excess of $1,000,000 individually;

(iv) any Contract evidencing Indebtedness of the Company or any Subsidiary in excess of $10,000,000;

(v) any Contract that contains any provision expressly requiring the Company or any of its Subsidiaries to purchase or sell goods or services exclusively to or from another Person or that prohibits or limits the rights of the Company or any of its Subsidiaries to make, sell, market or distribute any products or services (or after the Effective Time, Parent or any of its Affiliates);

(vi) any Contract that grants “most favored nation” status that has had or would reasonably be expected to have a material impact on the Company and its Subsidiaries taken as a whole;

(vii) any Contract that would reasonably be expected to require the disposition of any material assets, line of business or product line of the Company or any of its Subsidiaries or restrict the disposition of the same by the Company or any of its Subsidiaries (or after the Effective Time, Parent or any of its Affiliates);

(viii) any Contract to which the Company or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of the other party or any of its Affiliates;

(ix) any Contract between the Company or any of its Subsidiaries and any director or officer of the Company or any 5% Holder or their immediate family members other than Benefit Plans;

(x) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries would reasonably expect to be required to purchase or sell, as applicable, any equity interests of any Person or material assets;

(xi) any Contract pursuant to which the Company or any of its Subsidiaries grants to any third party any license (other than non-exclusive licenses granted in the ordinary course), release, covenant not to sue or similar right with respect to Owned Intellectual Property;

(xii) any Company Labor Agreement; and

(xiii) any other Contract or group of related Contracts that, if terminated or subject to a default by any party thereto, would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect (the Contracts described in clauses (i) - (xiii), and all Contracts with any Top 20 Customer, together with all exhibits and schedules to such Contracts, being the “Material Contracts”).

(b) A true and correct copy of each Material Contract has previously been delivered to Parent. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Material Contract is valid and binding on the Company or its Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect. There is no default under any Material Contracts by the Company or its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries, except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. No Contract with any Top 50 Customer contains any special inventory, processing or servicing requirements materially inconsistent with those requirements contained in the Company’s form customer agreements, which have been made available to Parent prior to the date of this Agreement.

(c) Since January 1, 2014, with respect to each Government Contract and Government Bid of the Company or any of its Subsidiaries, except as would not individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company (i) (A) no Governmental Entity or other Person has notified the Company or any of its Subsidiaries in writing that the Company or any of its Subsidiaries, or any officer or employee of the Company of any of its Subsidiaries, has breached or violated any such Government Contract or Government Bid, and there are no pending audits or investigations relating to any such alleged breaches or violations, and (B) neither the Company nor any of its Subsidiaries has made any voluntary or mandatory disclosure in writing to any Governmental Entity with respect to any violation of Law arising under or relating to any Government Contract or Government Bid; (ii) no termination for convenience, termination for default, cure notice or show cause notice has been issued to the Company or any of its Subsidiaries and remains unresolved pertaining to any Government Contract currently in effect; (iii) there are no outstanding disputes between the Company or any of its Subsidiaries and any Governmental Entity or any other Person arising under or relating to any Government Contract or Government Bid; and (iv) neither the Company nor any of its Subsidiaries nor any Principal (as that term is defined in FAR 52.203-13) of the Company or any of its Subsidiaries are or have been debarred, noticed for debarment or suspended from participation in the award of contracts with the U.S. Government or any other Governmental Entity (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements), and no suspension or debarment actions with respect to Government Contracts have been commenced or threatened against the Company, any Subsidiary of the Company or any Principal (as that term is defined in FAR 52.203-13) of the Company or any of its Subsidiaries.

4.11 Property.

(a) Section 4.11(a)(i) of the Company Disclosure Letter sets forth a true, complete and accurate list of all real property parcels (including the address or location) owned by the Company or any of its Subsidiaries as of the date of this Agreement (the “Owned Real Property”). Section 4.11(a)(ii) of the Company Disclosure Letter sets forth a true, complete and accurate list of all leases, subleases or other occupancy arrangement pursuant to which the Company or any of its Subsidiaries is a lessee or sublessee or has a right to use the real property owned by another Person (the “Leases”), including the address or location of the subject Leased Real Property. Section 4.11(a)(iii) of the Company Disclosure Letter sets forth a true, complete and accurate list of all Contracts in effect as of the date hereof pursuant to which the Company or any of its Subsidiaries leases or otherwise grants rights to occupy any portion of the Owned Real Property or the Leased Real Property to any other Person (the “Demising Leases”).

(b) Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, each of the Company and its Subsidiaries that owns the Owned Real Property has good and valid fee simple title thereto, free and clear of all Liens. Except for Permitted Liens and except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, each of the Company and its Subsidiaries that leases Leased Real Property pursuant to a Lease has a valid leasehold interest therein, free and clear of all Liens. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Lease is valid and binding on the Company or its Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect. There is no default under any Lease by the Company or its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries, except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(c) There are no outstanding options, rights of first offer or rights of first refusal in favor of a third party to purchase any Owned Real Property or any interest of the Company or its Subsidiaries under any Lease which, if exercised, would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. True, complete and accurate copies of all Leases and Demising Leases have been made available to Parent.

(d) Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened (i) appropriation, condemnation, eminent domain or like Actions relating to the Owned Real Property or the Leased Real Property or (ii) Actions to change the zoning classification, variance, special use or other applicable land use law of any portion or all of the Owned Real Property or, to the Knowledge of the Company, the Leased Real Property.

(e) All material tangible assets (including the Owned Real Property and Leased Real Property) of the Company and its Subsidiaries are, in the aggregate (and with due consideration for reasonable wear and tear, casualty and condemnation, and the age of each such asset), in sufficient operating condition and repair to operate the business of the Company and its Subsidiaries in substantially the same manner as currently conducted except to the extent that failure to be in such condition would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

4.12 Takeover Statutes. Assuming the accuracy of the representations and warranties in Section 5.7, the Company has taken all actions necessary to render inapplicable the restrictions in Sections 302A.671, 302A.673 and 302A.675 of the MBCA, and no other control share acquisition, fair price, moratorium, antitakeover or similar statute or regulation enacted under state or federal laws applies or purports to apply to any transactions contemplated by this Agreement (each, a “Takeover Statute”).

4.13 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (a) the Company and its Subsidiaries are and, since January 1, 2013, have been in compliance with all applicable Environmental Law; (b) no property currently owned or operated by the Company or any of its Subsidiaries has been contaminated with any Hazardous Substance in a manner that requires reporting, investigation, assessment, cleanup, removal, remediation or other responsive action by, or would otherwise reasonably be expected to give rise to liability of, the Company or its Subsidiaries under any

Environmental Law or any Contract; (c) no property formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance by the Company or any Subsidiary during such period of ownership or operation in a manner that requires reporting, investigation, assessment, cleanup, removal, remediation or other responsive action by, or would otherwise reasonably be expected to give rise to liability of, the Company or any Subsidiary under any Environmental Law or any Contract; (d) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law in the past five years or which remains outstanding; and (e) neither the Company nor any of its Subsidiaries is subject to any outstanding order, decree, injunction or other arrangement with any Governmental Entity relating to liability under any Environmental Law.

4.14 Taxes.

(a) The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all material amounts of Taxes (whether or not shown on any Tax Returns); (iii) have paid all material amounts of Taxes that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party; (iv) have complied in all material respects with the collection and remittance of sales and similar Taxes that the Company or any of its Subsidiaries are obligated to collect and remit; and (v) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(b) There are no Actions pending or, to the Knowledge of the Company, that have been threatened in respect of Taxes or Tax matters.

(c) There is no Lien (other than a Permitted Lien) on any of the assets of the Company or those of any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay, or delay (or alleged delay) in paying, any Tax.

(d) No claim has been made within the past six years, in writing, by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that the Company or its Subsidiary is or may be subject to taxation by that jurisdiction.

(e) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or similar Contract entered into before the Closing pursuant to which it will have any obligation after the Closing.

(f) Neither the Company nor any of its Subsidiaries has any liability for Taxes of any other Person, including any obligation to indemnify or otherwise succeed to the liability of any other Person for Taxes, as a transferee or successor, or pursuant to any Law (including Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law)), Contract, or otherwise.

(g) All material transactions entered by the Company or any of its Subsidiaries have satisfied applicable transfer pricing Laws.

(h) There are no Tax rulings, requests for rulings or closing agreements in effect or pending with any Governmental Entity relating to the Company or any of its Subsidiaries the effect of which would be binding on the Company or any of its Subsidiaries after the Closing Date.

(i) Neither the Company nor any of its Subsidiaries will be required to include any material item of income, or exclude any material item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any (i) change in method of accounting under Section 481 of the Code (or any similar provision of state, local or foreign Law), (ii) use of an improper method of accounting, (iii) closing agreement as described under Section 7121 of the Code (or any similar provision of state, local or foreign Law), (iv) intercompany transaction or excess loss account under Section 1502 of the Code and the Treasury Regulations thereunder (or any similar provision of state, local or foreign Law), (v) installment sale or open transaction disposition; (vi) any prepaid amount; or (vii) an election under Section 108(i) of the Code.

(j) Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(k) Within the past three years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(l) Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(m) The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended in 2015, 2014 and 2013.

(n) It is agreed and understood that no representation or warranty is made by the Company in this Agreement in respect of Tax matters, other than the representations and warranties set forth in Section 4.5, Section 4.6, Section 4.7(c), Section 4.8 and this Section 4.14.

4.15 Labor Matters. The Company has previously made available to Parent correct and complete copies of all labor and collective bargaining agreements, Contracts or other agreements or understandings with a labor union or labor organization to which the Company or any of its Subsidiaries is party or by which any of them are otherwise bound (collectively, the “Company Labor Agreements”). To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made involving employees of the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole: (i) neither the Company nor any of its Subsidiaries is the subject of any Action that asserts that the Company or any of its Subsidiaries has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization, nor is there pending or, to the Knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries, (ii) the consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under any of the Company Labor Agreements, (iii) the Company and each of its Subsidiaries is in compliance in all respects with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity Laws), terms and conditions of employment, workers’ compensation, occupational safety and health, affirmative action, employee privacy, plant closings, immigration and wages and hours, (iv) neither the Company nor any of its Subsidiaries is delinquent in any payments (other than isolated de minimus amounts) to any of their respective employees or former employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for the Company or any of its Subsidiaries, (v) neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law that remains unsatisfied and (vi) no individual who has performed services for the Company or any of its Subsidiaries has been improperly excluded from participation in any Benefit Plan, and neither the Company nor any of its Subsidiaries has any direct or indirect liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, with respect to any misclassification of any employee as exempt versus non-exempt, or with respect to any employee leased from another employer. As of the date hereof, to the Knowledge of the Company, no current executive has given notice of termination of employment with the Company or any of its Subsidiaries.

4.16 Intellectual Property.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth a true and complete list of all material Owned Intellectual Property that is registered or subject of a pending application (the “Registered Owned Intellectual Property”), indicating for each item, as applicable, the registration or application number, the date of filing or issuance, the applicable filing jurisdiction, names of all current applicant(s) and registered owner(s). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have complied with all necessary requirements to preserve and maintain each item of Registered Owned Intellectual Property in full force and effect.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries own or have the right to use all Intellectual Property and IT Assets used in or held for use in their business as presently conducted, and neither the Merger nor the other transactions contemplated by this Agreement will impair or otherwise adversely affect any such rights. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Owned Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or Contract adversely affecting the Company’s or its Subsidiaries’ use of Owned Intellectual Property in their business as presently conducted or their rights thereto.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries own all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries (“Owned Intellectual Property”), free and clear of Liens, other than Permitted Liens.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company, the products and services of, and conduct of the businesses of, the Company and its Subsidiaries as currently sold or conducted, as applicable, do not infringe upon or misappropriate the Intellectual Property rights of any third party. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, as of the date hereof, since January 1, 2015, neither the Company nor any of its Subsidiaries has received any written notice from a third party, and there are no pending or, to the Knowledge of the Company, threatened claims (including in the form of written offers or invitations to license) that (A) assert the infringement or misappropriation of any Intellectual Property rights of a third party or (B) pertain to or challenge the validity, enforceability, priority or registrability of, or any right, title or interest of the Company or any of its Subsidiaries with respect to, any Owned Intellectual Property.

(e) To the Knowledge of the Company, no third party is infringing, misappropriating, misusing, diluting or violating any Owned Intellectual Property. None of the Company nor any of its Subsidiaries has made any written or, to the Knowledge of the Company, oral claim against any third party alleging the infringement, misappropriation, misuse, dilution or violation of any Owned Intellectual Property.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have taken reasonable measures to protect and maintain the confidentiality of all Trade Secrets that are owned by the Company and its Subsidiaries and to the Knowledge of the Company, there has been no unauthorized disclosure by the Company or any of its Subsidiaries of any such Trade Secrets.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the IT Assets owned, used or held for use by the Company or any of its Subsidiaries (i) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries in connection with their business as presently conducted and (ii) are, to the Knowledge of the Company, free from any software defects and do not contain any

“back door,” “time bomb,” “Trojan horse,” “worm” or “virus.” Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have implemented commercially reasonable backup and disaster recovery technology.

4.17 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all insurance policies and surety bonds carried by or covering the Company or its Subsidiaries, together with adequately capitalized self-insured arrangements (collectively, the “Insurance Policies”) provide coverage in such amounts and with respect to such risks and losses as is adequate for the respective businesses and operations of the Companies and its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Insurance Policies are in full force and effect, and, as of the date of this Agreement, no notice of cancellation has been received by the Company or any of its Subsidiaries with respect to any Insurance Policy which has not been cured by the payment of premiums that are due. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all premiums and other amounts payable to date by or on behalf of the Company or its Subsidiaries under the Insurance Policies have been paid and the Company and its Subsidiaries have complied with the other terms and provisions of the Insurance Policies. The insurance coverage provided by the Insurance Policies (including as to deductibles and self-insured retentions) is substantially consistent with the Company’s past practices.

4.18 Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Merrill Lynch, Pierce, Fenner & Smith Incorporated, as its financial advisor.

4.19 Affiliate Transactions. As of the date of this Agreement, there are no transactions, arrangements or Contracts between the Company and its Subsidiaries, on the one hand, and its Affiliates (other than its wholly owned Subsidiaries) or other Persons, on the other hand, that would be required to be disclosed under Item  404 of Regulation S-K under the Securities Act.

4.20 No Other Representations. Except for the representations and warranties contained in Article V, the Company agrees and acknowledges that neither Parent or Merger Sub nor any Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided or made available to the Company in connection with the transactions contemplated by this Agreement, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information.

ARTICLE V

Representations and Warranties of Parent and Merger Sub

Except as set forth in the corresponding sections or subsections of the disclosure letter in agreed form delivered to the Company by Parent contemporaneously with this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter will be deemed disclosure with respect to any other section or subsection of the Parent Disclosure Letter only to the extent that the relevance of such item to such section or subsection is reasonably apparent on its face), Parent and Merger Sub each hereby represent and warrant to the Company that:

5.1 Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent and Merger Sub is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Prior to the date of this Agreement, Parent has made available to the Company a complete and correct copy of the articles of incorporation and bylaws or comparable governing documents of Parent and Merger Sub, each as amended to the date of this Agreement and each as so delivered is in full force and effect and Parent and Merger Sub are each not in violation (other than immaterial violations) of any of their respective provisions.

5.2 Corporate Authority. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding Contract of, Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exception.

5.3 Governmental Filings; No Violations; Etc.

(a) No notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, other than (i) the filing of the Articles of Merger; (ii) compliance with the applicable requirements of the HSR Act; (iii) compliance with the applicable requirements of the Competition Act; and (iv) notices, reports, filings, consents, registrations, approvals, permits or authorizations that the failure to obtain would not reasonably be expected to have a Parent Material Adverse Effect (items (i) through (iv), collectively, the “Parent Approvals”).

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the articles of incorporation or bylaws of Parent or Merger Sub, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Parent or Merger Sub pursuant to, any Contracts binding upon Parent or Merger Sub or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 5.3(a), under any Law to which Parent or Merger Sub is subject; or (iii) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clauses (ii) or (iii) above, as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

5.4 Litigation. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing or making illegal, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

5.5 Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub has been at all times, including at the Effective Time, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has not conducted any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

5.6 Financing.

(a) Parent has delivered to the Company a true, accurate and complete copy of the fully executed debt commitment letter, dated as of August 15, 2016 (together with all annexes, schedules and exhibits thereto) from the banks named therein to Parent (collectively, the “Debt Financing Commitment Letter”), pursuant to the terms, but subject to the conditions, of which the lender parties thereto have committed to provide Parent and Merger Sub with debt financing in the amounts set forth therein for purposes of, among other things, financing the Merger and the other transactions contemplated by this Agreement, paying related fees and expenses (such debt financing, as it may be modified (to the extent permitted by this Agreement), the “Debt Financing”). The Debt Financing Commitment Letter has not been amended, modified or waived in any manner prior to the date of this Agreement and, as of the date of this Agreement, no such amendment, modification or waiver is pending or contemplated. As of the date of this Agreement, neither Parent nor its Subsidiaries has entered into any side letter or other agreement relating to the funding of the Debt Financing, other than as set forth in the Debt Financing Commitment Letter and the fee letters related thereto and there are no arrangements related to the Debt Financing that would be reasonably be expected to affect the availability of the Debt Financing. The proceeds of the Debt Financing (both before and after giving effect to the exercise of any or all “market flex” provisions related thereto), together with cash on hand and each long-term debt financing that replaces all or a portion of the Debt Financing (each such debt financing, each of which shall have conditions to the availability and funding of the proceeds thereof that are no more restrictive, taken as a whole, than the Financing Conditions (as defined below), a “Replacement Financing”, and collectively, the “Replacement Financings”), will be sufficient for the payment of the Merger Amount when due on the Closing. As of the date of this Agreement, the commitments contained in the Debt Financing Commitment Letter have not been withdrawn, terminated or rescinded in any respect. As of the date of this Agreement, the Debt Financing Commitment Letter is in full force and effect and represents a valid, binding and enforceable obligation of Parent and, to the Knowledge of Parent, each other party thereto, to provide the financing contemplated thereby subject only to the satisfaction or waiver of the conditions precedent set forth in Section 1 of the Debt Financing Commitment Letter (the “Financing Conditions”) and subject to the Enforceability Exception. Parent has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Debt Financing. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent, or to the Knowledge of Parent, any other party thereto, under the Debt Financing Commitment Letter, which breach or default would reasonably be expected to result in the inability of Parent to satisfy (or materially delay the ability of Parent to satisfy) any of the Financing Conditions on or prior to the Closing Date. As of the date of this Agreement, Parent has no reason to believe that it or any other party thereto will be unable to satisfy the Financing Conditions at or prior to the time contemplated hereunder for the Closing. Parent understands and acknowledges that under the terms of this Agreement, Parent’s obligation thereunder is not in any way contingent upon or otherwise subject to Parent’s consummation of any financing arrangements, Parent’s obtaining of any financing or the availability, grant, provision or extension of any financing to Parent.

(b) The Debt Financing, when funded in accordance with the Debt Commitment Letter, together with cash on hand and the proceeds of the Replacement Financings, if any, will provide Parent with financing on the Closing Date that is sufficient for (i) the payment of the aggregate consideration payable by Parent on the Closing Date pursuant to Article III hereof and (ii) the payment of all costs, fees and expenses required to be borne by Parent and its Affiliates in connection with this Agreement on the Closing Date.

5.7 Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries is, or has been at any time during the period commencing four years prior to the date hereof (i) an “interested shareholder” of the Company, as such term is defined in Section 302A.673 of the MBCA or (ii) a “Related Person” as such term is defined in the Company’s articles of incorporation.

5.8 No Other Representations. Except for the representations and warranties contained in Article IV, each of Parent and Merger Sub agrees and acknowledges that neither the Company nor any Person on behalf of the

Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information.

ARTICLE VI

Covenants

6.1 Interim Operations.

(a) From the date of this Agreement and until the Effective Time or the earlier termination of this Agreement, except as (w) otherwise expressly contemplated by this Agreement, (x) required by applicable Laws (y) set forth in Section 6.1 of the Company Disclosure Letter or (z) consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and in compliance with all applicable Laws, and will, and will cause each of its Subsidiaries to, use its reasonable best efforts to preserve intact its present business organization, maintain in effect all of its Permits, keep available the services of its directors, officers and employees and maintain existing relations and goodwill with Governmental Entities, customers, distributors, lenders, partners, suppliers and others having material business associations with it or its Subsidiaries. Without limiting the generality of the foregoing and subject to the exceptions set forth in the foregoing clauses (w), (x), (y) and (z), from the date of this Agreement until the Effective Time, the Company will not and will not permit its Subsidiaries to do any of the following:

(i) adopt or propose any change in its articles of incorporation or bylaws or such other similar applicable governing instruments;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate;

(iii) other than capital expenditures covered by clause (x) below, acquire assets (whether by merger, tender offer, consolidation, purchase of property or otherwise) outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $10,000,000 in any transaction or series of related transactions;

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries including Shares and/or Class B Shares (other than the issuance, sale, pledge, disposition, grant, transfer, lease, license, guaranty or encumbrance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary) or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, except for the issuance of Shares pursuant to awards or rights outstanding as of the date of this Agreement in accordance with the terms of the Stock Plans, or as may be granted in accordance with, or otherwise in compliance with, the terms of this Agreement;

(v) create or incur any material Lien on any of the assets including any material Owned Intellectual Property, other than Permitted Liens;

(vi) make any loans, advances or capital contributions to, guarantees of or investments in any Person (other than (1) between or among the Company and/or one or more direct or indirect wholly owned Subsidiary of the Company or (2) advances made in the ordinary course of business consistent with past practice to employees of the Company and its Subsidiaries for reimbursement of routine travel or business expenses in accordance with the terms of the applicable policy in effect on the date of this Agreement);

(vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any wholly owned Subsidiary to the Company or to any other wholly owned Subsidiary or any dividends required to be paid under any credit facility filed as an exhibit in the Company Reports filed with the SEC since June 28, 2014); provided, that the Company may make, declare and pay one regular quarterly cash dividend in each quarter of the fiscal year with a record date consistent with the record date for each quarterly period for the fiscal year ended June 27, 2015; provided, further, that such dividend per share shall not exceed (A) $0.39 per quarter for dividends with respect to fiscal year 2017 and (B) $0.41 per quarter for dividends with respect to fiscal year 2018;

(viii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or securities convertible or exchangeable into or exercisable for any shares of capital stock of the Company or any of its Subsidiaries;

(ix) incur any Indebtedness, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for Indebtedness (A) that is to be paid off in full and without penalty at or prior to the Effective Time and (i) incurred in the ordinary course of business consistent with past practice pursuant to existing Contracts, or (ii) incurred to replace, renew, extend, refinance or refund any existing Indebtedness of the Company or any of its Subsidiaries, (B) incurred as intercompany Indebtedness solely among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or (C) Indebtedness not to exceed $10,000,000 in aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries that is to be paid off in full and without penalty at or prior to the Effective Time other than in accordance with clauses (A) through (B);

(x) make or authorize any capital expenditures or series of related capital expenditures that are not in the ordinary course of business consistent with past practice;

(xi) (A) except as required by Law (including the legal obligation under the National Labor Relations Act or similar national and provincial Canadian laws to bargain in good faith to reach a labor contract with a labor organization that has been certified as the bargaining agent for the designated employee group) enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement or (B) amend or modify in a material manner or terminate any Material Contract, or cancel, modify in a material manner or waive any debts, rights, or claims thereunder (other than as permitted pursuant to Section 6.1(a)(ix));

(xii) make any changes with respect to accounting policies or procedures, except as required by changes in applicable GAAP;

(xiii) (A) waive, release, settle or compromise any pending Action against the Company or any of its Subsidiaries other than settlements or compromises of any Action (1) in which the amount paid by or on behalf of the Company or any of its Subsidiaries in settlement or compromise does not exceed $1,000,000 individually or $3,000,000 in the aggregate and (2) that would not impose any material restrictions on the business or operations of the Company or its Subsidiaries or (B) commence, join or appeal in any Action, other than in the ordinary course of business;

(xiv) (A) make or change any material Tax election, (B) change the Company’s or any of its Subsidiaries’ method of accounting for Tax purposes, (C) file any material amended Tax Return, (D) settle, concede, compromise or abandon any material Tax claim or assessment, (E) surrender any right to a refund of material Taxes or (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to material Taxes;

(xv) fail to use commercially reasonable efforts to maintain in full force and effect the Insurance Policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice;

(xvi) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets (including any material Owned Intellectual Property), licenses, operations, product lines, businesses or interests of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, in each case except (1) in the ordinary course of business consistent with past practice, (2) for sales of obsolete assets or (3) for transactions involving a de minimis amount of assets in the aggregate;

(xvii) except as required pursuant to existing written Benefit Plans in effect prior to the date of this Agreement or as otherwise required by applicable Law and except as contemplated by this Agreement, (A) pay, grant or provide any severance or termination payments or benefits to any director, officer, contractor or employee of the Company or any of its Subsidiaries; (B) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus, incentive or retention payments to, or make any equity awards to any director, officer, contractor or employee of the Company or any of its Subsidiaries, except for increases in base salary in the ordinary course of business consistent with past practice for employees who are not officers; (C) establish, adopt, amend or terminate any Benefit Plan or amend the terms of any outstanding equity-based awards; (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan; (E) change in any material respect any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; (F) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries; or (G) hire or terminate without cause any executive officer or any employee with a target annual compensation opportunity in excess of $200,000, other than any such hire that is a replacement hire to fill a position in existence as of the date of this Agreement;

(xviii) other than in compliance with Section 6.2, take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(xix) communicate with the directors, officers, employees or consultants of the Company regarding the compensation, benefits or other treatment they will receive in connection with the Merger or after the Closing, other than communications that are not inconsistent with (a) the terms of this Agreement or (b) previous public announcements or communications; or

(xx) agree, authorize or commit to do any of the foregoing actions or enter into any Contracts with respect to any of the foregoing actions.

(b) Nothing contained in this Agreement is intended to give Parent or Merger Sub the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

(c) From and after the date of this Agreement, the Company will notify Parent promptly of any notice or other communication received by the Company or any of its Subsidiaries from the PBGC regarding any defined benefit pension plan of the Company or any of its Subsidiaries other than routine notices in the ordinary course of business. In the event of any such notice or communication, the Company will consult with Parent with respect to any communications with the PBGC or its representatives and will act in accordance with Section 6.1(c) of the Company Disclosure Letter.

6.2 Acquisition Proposals.

(a) No Solicitation. The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries will, and that it will direct its and its Subsidiaries’ employees, investment bankers, lenders, attorneys, accountants, agents and other advisors or representatives (such directors, officers, employees, investment bankers, lenders, attorneys, accountants, agents and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit, knowingly facilitate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information to any third party relating to, any Acquisition Proposal, except to notify such third party of the existence of this Section 6.2;

(iii) enter into any letter of intent or similar document, or any agreement or commitment, providing for any Acquisition Proposal; or

(iv) grant any waiver, amendment or release under any standstill or confidentiality agreement in connection with an Acquisition Proposal; provided, however, that if the board of directors of the Company determines in good faith, after consultation with outside legal counsel, that it would be inconsistent with the Company’s directors’ fiduciary obligations under applicable Law not to do so, the Company may waive any standstill or similar provisions in any agreement to which it is a party to the extent necessary to permit a person to make, on a confidential basis to the board of directors of the Company, an Acquisition Proposal.

Without limiting the foregoing, the parties agree that any breach of the foregoing by the Representatives of the Company or its Subsidiaries, in each case, acting by or on behalf of the Company, shall be deemed to be a breach of this Section 6.2 by the Company.

(b) Notwithstanding anything in this Agreement to the contrary, prior to the time, but not after, the Requisite Company Vote is obtained, if the Company receives a written Acquisition Proposal that did not result from a breach of this Section 6.2 and which the board of directors of the Company determines in good faith to be bona fide, the Company and its Representatives may (A) provide information to the Person who made such Acquisition Proposal, but only if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the Confidentiality Agreement (excluding any standstill provision), in which case any standstill provision applicable to Parent and Merger Sub shall become of no further force or effect, and, to the extent such information has not been previously made available to Parent, promptly makes available to Parent any information the Company discloses to such Person or its Representatives; (B) engage or participate in any discussions or negotiations with such Person and its Representatives; and (C) after having complied with Section 6.2(c), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (A), (B) or (C) above, the board of directors of the Company determines in good faith after consultation with outside legal counsel that failure to take such action, in light of the Acquisition Proposal and the terms of this Agreement, would be inconsistent with the Company’s directors’ fiduciary duties under applicable Law, (y) in each such case referred to in clause (A) or (B) above, the board of directors of the Company has determined in good faith based on the information then available and after consultation with outside legal counsel and financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal, and (z) in the case referred to in clause (C) above, the board of directors of the Company determines in good faith after consultation with outside legal counsel and financial advisor that such Acquisition Proposal is a Superior Proposal.

(c) No Change of Recommendation. Except as expressly permitted by this Section 6.2, neither the board of directors of the Company nor any committee thereof shall, directly or indirectly, (i) (A) change, qualify, withhold, withdraw or modify, or publicly propose or announce its intention to change, qualify, withhold, withdraw or modify, in each case in any manner adverse to Parent, the Company Recommendation, (B) approve or recommend to the shareholders of the Company, or publicly propose or announce its intention to approve or recommend to the shareholders of the Company, an Acquisition Proposal or (C) following the public announcement of an Acquisition Proposal, fail to publicly reaffirm the Company Recommendation within ten Business Days (or if the Shareholders Meeting is to occur prior to the tenth Business Day, such period ending on the Business Day prior to the Shareholders Meeting) after Parent so requests in writing; provided, that such reaffirmation may indicate, if applicable and in addition to the reaffirmation of the Company Recommendation, that the board of directors of the Company continues to evaluate such Acquisition Proposal in a manner consistent with the terms of this Agreement; provided, further, that Parent shall only be entitled to make one such request with respect to any Acquisition Proposal and one request with respect to each material amendment, modification or change thereto (any action described in this clause (i) being referred to as a “Change of Recommendation”); or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement, joint venture agreement or other similar agreement with respect to, or that is intended or would reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement entered into in accordance with Section 6.2(b)). Notwithstanding anything to the contrary set forth in this Agreement, at any time after the date of this Agreement and prior to the time, but not after, the Requisite Company Vote is obtained, the board of directors of the Company may make a Change of Recommendation if (1) such action is taken in response to an Intervening Event and (2) prior to taking such action, the board of directors of the Company has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the Company’s directors’ fiduciary duties under applicable Law; provided, however, that prior to making such Change of Recommendation, (x) the Company has given Parent at least four Business Days prior written notice of its intention to take such action, and has provided a description of the Intervening Event, and (y) upon the end of such notice period, the board of directors of the Company shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent (to the extent Parent proposes any revisions to the Company), and shall have determined, after consultation with its financial advisors and outside legal counsel, that the failure to make a Change of Recommendation would be inconsistent with the Company’s directors’ fiduciary duties under applicable Law. Notwithstanding anything to the contrary set forth in this Agreement, at any time after the date of this Agreement and prior to the time, but not after, the Requisite Company Vote is obtained, the board of directors of the Company may, in response to any Acquisition Proposal that was not the result of a breach of this Section 6.2, make a Change of Recommendation and/or take the actions specified in Section 8.3(a) if the board of directors of the Company determines in good faith, after consultation with outside legal counsel and its financial advisor, that such Acquisition Proposal is a Superior Proposal and failure to take such action would be inconsistent with the Company’s directors’ fiduciary duties under applicable Law; provided, however, that the Company will not make a Change of Recommendation and/or take any action pursuant to Section 8.3(a) with respect to a Superior Proposal unless: (x) the Company notifies Parent in writing, four Business Days in advance, that it intends to take action pursuant to Section 8.3(a) with respect to a Superior Proposal, which notice will specify the identity of the party who made such Superior Proposal and the material terms and conditions of such Superior Proposal and attach the most current version of the agreement reflecting such terms and conditions; and (y) after providing such notice and prior to making a Change of Recommendation and/or taking any action pursuant to Section 8.3(a) with respect to a Superior Proposal, the Company will negotiate in good faith with Parent during such four Business Day period (to the extent that Parent indicates to the Company that Parent desires to negotiate) with respect to, and will consider in good faith, any changes to this Agreement agreed to be made in writing by Parent so that such Superior Proposal ceases to constitute a Superior Proposal; provided, that in the event that the financial or material terms of such Acquisition Proposal is thereafter modified by the party making such Acquisition Proposal, the Company will provide written notice of such modified Acquisition Proposal and will again comply with this Section 6.2(c), except that the deadline for such new written notice will be reduced to three Business Days (rather than the four Business Days otherwise contemplated by this Section 6.2(c).

(d) Certain Permitted Disclosure. Nothing contained in this Agreement will be deemed to prohibit the Company from complying with its disclosure obligations under applicable U.S. federal or state Law with regard to an Acquisition Proposal; provided, however, that nothing in this Section 6.2 shall permit the Company to effect a Change of Recommendation (including compliance with its disclosure obligations under applicable U.S. federal or state Law with regard to an Acquisition Proposal) without complying with Section 6.2(c) and, for the avoidance of doubt, any such disclosure that does not reaffirm the Company Recommendation (other than a “stop, look and listen” communication by the board of directors of the Company to the Company’s shareholders pursuant to Rule 14d-9(f) of the Exchange Act) shall be deemed to be a Change of Recommendation and Parent will have the right to terminate this Agreement as set forth in Section 8.4(a).

(e) Existing Discussions. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company also agrees that as soon as reasonably practicable it will request each Person that has within the twelve months prior to the date hereof executed a confidentiality agreement in connection with such Person’s consideration of an acquisition of the Company or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries or any of their respective Representatives.

(f) Notice. The Company agrees that it will promptly (and, in any event, within 48 hours) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information with respect to an Acquisition Proposal is requested from, or any discussions or negotiations with respect to an Acquisition Proposal are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the identity of the Person making the proposal or offer and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed Contracts) and thereafter will keep Parent promptly informed of the status of any such discussions or negotiations. In the event that any party modifies the financial or other material terms of its Acquisition Proposal, the Company will notify Parent orally and in writing within 48 hours of receipt of such modification of the fact that such Acquisition Proposal has been modified and the terms of such modification (including, if applicable, copies of any written documentation reflecting such modification). The Company agrees that it and its Subsidiaries will not enter any confidentiality (or similar) agreement subsequent to the date of this Agreement that prohibits the Company from providing to Parent such material terms and conditions. The Company will promptly (and in any event within 48 hours thereafter) notify Parent of the identity of any Person with which the Company enters into such a confidentiality (or similar) agreement.

6.3 Proxy Filing; Information Supplied. The Company will prepare and file with the SEC, as promptly as practicable after the date of this Agreement, and in any event, within 30 calendar days after the date of this Agreement, a Proxy Statement in preliminary form relating to the Shareholders Meeting. As promptly as practicable after the date of this Agreement, and, in any event, within 20 calendar days of this Agreement, the Company will prepare and provide to Parent a reasonably complete draft of the preliminary Proxy Statement. The Company agrees, as to it and its Subsidiaries, that at the date of mailing to shareholders of the Company and at the time of the Shareholders Meeting (a) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (b) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent agrees, as to it and its Affiliates, that at the date of mailing to shareholders of the Company and at the time of the Shareholders Meeting, none of the information supplied by it or any of its Affiliates for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company will promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and will promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent will each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company will cause the definitive Proxy Statement to be mailed (i) if the SEC provides comments to the preliminary Proxy Statement, promptly after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement or (ii) if, within 10 calendar days after the filing of the preliminary Proxy Statement, the Company has not received comments to the Preliminary Proxy Statement, promptly after such 10th calendar day.

6.4 Shareholders Meeting. The Company will take, in accordance with applicable Law and its articles of incorporation and bylaws, all action necessary to convene a meeting of holders of Shares (the “Shareholders Meeting”) as promptly as practicable (and in any event no more than 30 Business Days) after the date of mailing of the Proxy Statement to consider and vote upon the adoption of this Agreement. Subject to Section 6.2(b) and 6.2(c), the board of directors of the Company will recommend such adoption and will take all lawful action to solicit the Requisite Company Vote at the Shareholders Meeting. The Company will keep Parent reasonably informed regarding the solicitation efforts and proxy tallies following the mailing of the Proxy Statement. Notwithstanding anything in this Agreement to the contrary, the Company may only postpone or adjourn the Shareholders Meeting (i) to solicit additional proxies for the purpose of obtaining the Requisite Company Vote, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the Company has determined based on advice of outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated to the Company’s shareholders within a reasonable amount of time in advance of the Shareholders Meeting, (iv) if, based on advice of outside counsel, the Company determines that the failure to postpone or adjourn would reasonably be expected to be a violation of any applicable Order or Law, or (v) with the written consent of Parent, which may be withheld in its sole discretion. Without limiting the generality of the foregoing, but subject to Section 6.2(c), the Company’s obligations pursuant to the first sentence of this Section 6.4 will not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or (ii) the board of directors of the Company making a Change of Recommendation.

6.5 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement (including Section 6.5(d)), prior to the Closing, Parent and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all reasonable things necessary, proper or advisable under any applicable Laws to consummate and make effective the Merger as promptly as practicable, including (i) the preparation and filing of all forms, registrations and notifications required to be filed to consummate the Merger, (ii) using reasonable best efforts to satisfy the conditions to consummating the Merger, (iii) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, Order or approval of, waiver or any exemption by, any Governmental Entity (which actions shall include furnishing all information and documentary material required under the HSR Act and the Competition Act, to the extent necessary, proper or advisable) required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement, (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, (v) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, approval of, waiver or any exemption by, any non-governmental third party, in each case, to the extent necessary, proper or advisable in connection with the Merger, and (vi) the execution and delivery of any reasonable additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.

(b) Parent and the Company shall each keep the other apprised of the status of matters relating to the completion of the Merger and work cooperatively in connection with obtaining all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 6.5. In that regard, prior to the Closing, each party to this Agreement shall promptly (i) consult with the other parties to this Agreement with respect to and provide any necessary information and assistance as the other parties may reasonably request with respect to (and, in the case of correspondence, provide the other parties (or their counsel) with copies of) all notices, submissions or filings made by or on behalf of such party with any Governmental Entity or any other information supplied by or on behalf of such party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Merger, and (ii) inform the other parties to this Agreement, and if in writing, furnish the other parties with copies of (or, in the case of oral communications, advise the other parties orally of) any communication from or to any Governmental Entity regarding the Merger, and permit the other parties the opportunity to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed communication or submission with any such Governmental Entity to the extent practicable; provided, however, that Parent shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust consents or approvals. No party shall participate in any substantive meeting with any Governmental Entity in connection with this Agreement and the Merger unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate therein or thereat. Notwithstanding the foregoing and subject to the Confidentiality Agreement and the Joint Defense Agreement between Parent, the Company and their respective counsel dated July 19, 2016, Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.5(b) as “Outside Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. Notwithstanding anything to the contrary contained in this Section 6.5, materials provided pursuant to this Section 6.5 may be redacted (i) to remove references concerning the valuation of the Company and the Merger, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege concerns.

(c) The Company and Parent shall use reasonable best efforts to make or file with the appropriate Governmental Entity all filings, forms, registrations and notifications required to be filed to consummate the Merger under any applicable Antitrust Law, and subsequent to such filings and subject to the terms and conditions of Section 6.5(b), the Company and Parent will, respond to inquiries from Governmental Entities, or provide any supplemental information that may be requested by Governmental Entities, in connection with filings made with such Governmental Entities. The Company and Parent shall file their notification and report forms under the HSR Act no later than ten Business Days after the date of this Agreement or when advisable (but in no event later than 20 Business Days after the date of this Agreement). The Company and Parent shall file with the Canadian Commissioner of Competition (“Competition Commissioner”) a notification pursuant to subsection 114(1) of the Competition Act no later than ten Business Days after the date of this Agreement or when advisable (but in no event later than 20 Business Days after the date of this Agreement), and the Parent shall, within such time, make a submission to the Competition Commissioner in support of a request for an advance ruling certificate or, if the Competition Commissioner is not prepared to issue an advance ruling certificate, a no-action letter. Subject to Section 6.5(b) and the last sentence of this Section 6.5(c), in the event that the parties receive a request for information or documentary material pursuant to any Antitrust Law, including the HSR Act and/or Competition Act (a “Second Request”), the parties will use their respective reasonable best efforts to submit an appropriate response to, and to certify compliance with, such Second Request as promptly as practicable, and counsel for both parties will closely cooperate during the entirety of any such Second Request review process; provided, however, in no event shall Parent or the Company delay certification of compliance with any such Second Request beyond such date that is six months after the date hereof, except pursuant to a timing, settlement or similar agreement that is otherwise in accordance with the provisions of this Section 6.5(c). Notwithstanding anything herein to the contrary, neither Parent nor the Company, without the other party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed) shall (i) enter into any timing, settlement or similar agreement, or otherwise agree or commit to any arrangement, that would have the effect of extending, suspending, lengthening or otherwise tolling, beyond the date that is six months after the date hereof, the expiration or termination of the waiting period applicable to the Merger under the HSR Act or, (ii) enter into any timing or similar agreement, or otherwise agree or commit to any arrangement, that would bind or commit the parties not to complete the Merger (or that would otherwise prevent or prohibit the parties from completing the Merger) prior to any date that is after the date that is six months from the date hereof.

(d) Notwithstanding anything to the contrary set forth in this Agreement, Parent and the Company shall, if required to permit the satisfaction of the conditions set forth in Section 7.1(b) and Section 7.1(c) as promptly as practicable, but subject to the last sentence of this Section 6.5(d)), (i) propose, negotiate, commit to, effect and agree to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, holding separate, and other disposition of the businesses, assets, properties, products, product lines, and equity interests of Parent, the Company, and their respective Subsidiaries and take such action or actions that would in the aggregate have a similar effect, (ii) create, terminate, or divest relationships, ventures, contractual rights or obligations of Parent, the Company or their respective Subsidiaries, and (iii) otherwise take or commit to take any action that would limit Parent’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, products, product lines or properties of the Parent or Company (including any of their respective Subsidiaries); provided, that any such sales, divestitures, licenses, holdings, dispositions, restrictions, changes or similar effects are conditioned upon and become effective only from and after the Effective Time; provided, however, that nothing contained in this Agreement shall require Parent or the Company to take, or cause to be taken, or commit to take, or commit to cause to be taken, any divestiture, license, hold separate, sale or other disposition (A) that would constitute a Triggering Divestiture or (B) of, or with respect to, Parent’s “CINTAS” trademark or trade name.

(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.5, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any Antitrust Law, each of the Company and Parent shall use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger; provided, that Parent shall bear all costs and expenses associated with contesting or resisting any such action or proceeding.

6.6 Information; Status. The Company and Parent each will, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement. Subject to applicable Law and except as required by any Governmental Entity or any legally binding obligation to a third party, the Company and Parent each will keep the other apprised of the status of matters relating to completion of the Merger and the other transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity to the extent related to the Merger and the other transactions contemplated by this Agreement. The Company will give prompt notice to Parent of any change, fact or condition that would be reasonably expected to have a Material Adverse Effect or result in any failure of any condition to Parent’s obligations to effect the Merger and Parent will give prompt notice to the Company of any change, fact or condition that would be reasonably expected to have a Parent Material Adverse Effect or result in any failure of any condition to the Company’s obligations to effect the Merger.

6.7 Access and Reports. For the period beginning on the date of this Agreement and ending on the earlier of (a) the Effective Time and (b) the termination of this Agreement in accordance with its terms, subject to applicable Law, upon reasonable notice, the Company will (and will cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours, to its employees, properties, books, Contracts and records (including, for the avoidance of doubt, such items that are reasonably necessary, proper and appropriate to assist Parent in its review of the draft Proxy Statement) and, during such period, the Company will (and will cause its Subsidiaries to) furnish reasonably promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested; provided, that no investigation pursuant to this Section 6.7 will affect or be deemed to modify any representation or warranty made by the Company herein; provided, further, that the foregoing will not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company, after consultation with outside legal counsel, would result in the disclosure of any Trade Secrets of third parties or violate any of its obligations with respect to confidentiality if the Company used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure, (ii) take any action that would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or (iii) to take any action that would give rise to a material risk of a competitor of the Company or any of its Subsidiaries receiving information that is competitively sensitive; provided, however, that in such instances such party shall inform the other party of the general nature of the information being withheld and, upon the other party’s request, reasonably cooperate with the other party to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (i) through (iii). All such information will be governed by the terms of the Confidentiality Agreement.

6.8 Financing and Financing Cooperation.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, advisable or proper to obtain the Debt Financing contemplated by the Debt Financing Commitment Letter on or prior to the Closing Date on the terms and conditions described in the Debt Financing Commitment Letter, including using reasonable best efforts to: (i) maintain in effect the Debt Financing Commitment Letter and any Definitive Debt Financing Agreements and comply with its obligations thereunder; (ii) satisfy (or, if deemed advisable by Parent, seek a waiver of) on a timely basis all conditions to the funding of the Debt Financing (including the Financing Conditions) set forth in the Debt Financing Commitment Letter and the Definitive Debt Financing Agreements, in each case, within the control of Parent and required to be satisfied by it; (iii) negotiate and enter into definitive debt financing agreements on a timely basis on the terms and subject to the conditions contemplated by the Debt Financing Commitment Letter (including, if necessary, any “flex” provisions) (the “Definitive Debt Financing Agreements”); and (iv) if the Debt Financing is necessary to consummate the transactions contemplated hereby and the conditions set forth in Section 7.1 and Section 7.2 and the Financing Conditions have been satisfied or, upon funding would be satisfied, enforce all of its rights under the Debt Financing Commitment Letter of the Definitive Debt Financing Agreements and cause the Financing Source Parties to fund the full amount of the Debt Financing. Parent shall give the Company prompt written notice (i) of, to the Knowledge of Parent, any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in breach or default) by any party to the Debt Financing Commitment Letter, (ii) if and when, to the Knowledge of Parent, any portion of the Debt Financing contemplated by the Debt Financing Commitment Letter may not be available on the Closing Date for the purposes of consummating the transactions contemplated by this Agreement, and (iii) of any expiration or termination of the Debt Financing other than an expiration or termination in accordance with the terms of the Debt Financing Commitment Letter. Upon the reasonable request of the Company, Parent shall keep the Company informed on a reasonably current basis with reasonably detailed information about the status of its efforts to obtain the Debt Financing contemplated by the Debt Financing Commitment Letter and the Replacement Financings, if any, and provide to the Company copies of all material definitive documents related to the Debt Financing (provided, however, any fee letter may be customarily redacted in respect of (x) fee amounts and pricing and (y) terms of any market flex in a manner reasonably satisfactory to the Financing Source Parties). If the Debt Financing is necessary to consummate the transactions contemplated hereby, then neither Parent nor any of its Subsidiaries shall take any action that could reasonably be expected to materially delay or prevent the consummation of the transactions contemplated hereby, including the Debt Financing.

(b) Prior to the Closing, Parent shall not, and shall not permit Merger Sub to, agree to or permit any termination, amendment or other modification of the Debt Financing Commitment Letter or Definitive Debt Financing Agreements if such termination, amendment or modification (i) reduces the aggregate amount of proceeds of the Debt Financing (including by way of increased OID or fees) necessary to pay the Merger Amount or (ii) imposes new or additional conditions or otherwise modifies any of the Financing Conditions or other terms in a manner that would reasonably be expected to (x) materially delay or prevent the Closing or (y) make the timely funding of the Debt Financing or satisfaction of the Financing Conditions materially less likely to occur, other than, in each case, (A) a waiver of any closing conditions by lender(s) or their agent or (B) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitment Letter as of the date hereof or to reassign titles to such parties who had executed the Debt Financing Commitment Letter as of the date hereof; provided, that Parent shall have the right to substitute other financing for all or any portion of the Debt Financing from the same and/or alternative Financing Source Parties as set forth (and subject to the requirements) below, without the Company’s prior written consent. Upon any such amendment, modification or substitution (including with any Replacement Financing), the term “Debt Financing Commitment Letter” and “Definitive Debt Financing Agreements” shall mean the Debt Financing Commitment Letter or Definitive Debt Financing Agreement, as applicable, as so amended or modified and shall include the related commitment letters, engagement letters, term sheets and other definitive agreements with respect to each Replacement Financing; provided, that in the event the commitments under the Debt Financing Commitment Letter are reduced as a result of or in connection with any Replacement Financing, the term “Debt Financing” shall be deemed to include such Replacement Financing. Parent shall promptly deliver to the Company copies of any such material amendment or other modification of the Debt Financing Commitment Letter.

(c) Parent shall have the right to substitute the proceeds of consummated equity offerings or debt offerings or other incurrences of debt for all or any portion of the Debt Financing contemplated by the Debt Financing Commitment Letter by reducing commitments under the Debt Financing Commitment Letter; provided, that (i) to the extent any such equity or debt has a scheduled special or mandatory redemption right, such right is not exercisable prior to the earliest of the consummation of the Merger on the Closing Date, the termination of this Agreement and the End Date and (ii) the conditions to the use of such proceeds to pay the Merger Amount when due shall be no more restrictive, taken as a whole, than the Financing Conditions.

(d) If all or any portion of the Debt Financing necessary to pay the Merger Amount becomes unavailable, then Parent shall promptly notify the Company of such unavailability and the reasons therefore and use its reasonable best efforts to (i) arrange to obtain, as promptly as practicable, from the same and/or alternative Financing Source Parties, alternative financing in an amount sufficient to pay the Merger Amount when due containing conditions to closing and funding that (A) are not more onerous, taken as a whole, than the Financing Conditions and (B) would not reasonably be expected to delay or prevent the Closing and (ii) obtain, and when obtained, promptly deliver to the Company copies of the new financing commitment letter that provides for such alternative financing. In the event any alternative financing is obtained in accordance with this Section 6.8(d) (“Alternative Financing”), references in this Agreement to the Debt Financing shall also be deemed to refer to such Alternative Financing, and if one or more commitment letters or definitive financing agreements are entered into or proposed to be entered into in connection with such Alternative Financing, references in this Agreement to the Debt Financing Commitment Letter and the Definitive Debt Financing Agreements shall also be deemed to refer to such commitment letters and definitive financing agreements relating to such Alternative Financing, and all obligations of Parent pursuant to this Section 6.8 shall be applicable thereto to the same extent as Parent’s obligations with respect to the Debt Financing.

(e) The Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective officers, directors, employee, attorneys, accountants and other Representatives to, use reasonable best efforts to provide at Parent’s sole cost and expense all customary cooperation reasonably requested by Parent that is necessary in connection with arranging, obtaining and syndicating the Debt Financing and the Replacement Financings, if any, to the extent that the participation by members of management of the

Company is reasonably necessary in connection therewith and causing, to the extent within the Company’s control, the conditions in the Debt Financing Commitment Letter and the Definitive Debt Financing Agreements to be satisfied, and that is customarily provided for financings of the type contemplated by the Debt Financing Commitment Letter, including using reasonable best efforts in (i) (A) designating one or more members of senior management of the Company to participate in, at reasonable times and upon reasonable notice, a reasonable number of lender and investor presentations and rating agency materials and presentations and (B) assisting with the preparation of customary offering and syndication documents and materials of Parent, including registration statements, prospectuses and prospectus supplements, private placement or offering memoranda, bank information memoranda, lender and investor presentations, and similar documents and materials, in connection with the Debt Financing (all such documents and materials, collectively, the “Offering Documents”), (ii) furnishing to Parent all Company Information (including execution of customary authorization and management representation letters) as may be reasonably requested by Parent to assist in the preparation of the Offering Documents, (iii) providing information that is reasonably available or readily obtainable regarding the Company and its Subsidiaries reasonably necessary to assist Parent in preparing Parent’s pro forma financial statements to the extent such financial statements would be required by SEC Regulation S-X for registered offerings of securities in connection with the Debt Financing, and designating, upon request, whether any such information is suitable to be made available to lenders and other investors who do not wish to receive material non-public information, (iv) designating one or more members of senior management of the Company to participate, at reasonable times and upon reasonable notice, in due diligence sessions, drafting sessions, management presentations, rating agency presentations (subject to customary confidentiality provisions), lender meetings (including one-on-one meetings) and one or more road shows, (v) assist the Parent in obtaining any corporate credit and family ratings, and if applicable, facility ratings from any rating agencies, (vi) requesting the Company’s independent auditors to cooperate with Parent’s independent auditors, participate in customary accounting due diligence sessions and provide customary accountant’s comfort letters and consents relating to information contained in the Company Reports that is used in any prospectus or offering document for the Debt Financing, (vii) assisting in the preparation of, and executing and delivering at the Closing, Definitive Debt Financing Agreements and related definitive documents, including guarantees (if required) and other customary certificates and documents as may be requested by Parent, (viii) cooperating with Parent in seeking from the Company’s existing lenders and/or noteholders such waivers, amendments, supplements, consents or payoff letters which may be reasonably requested by Parent or necessary in connection with the Debt Financing , (ix) providing at least three Business Days prior to the anticipated Closing all documentation and other information about the Company or any of its Subsidiaries required by applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent reasonably requested at least nine Business Days prior to the anticipated Closing, and (x) taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Debt Financing.

(f) Notwithstanding anything in this Section 6.8 to the contrary, in fulfilling its obligations pursuant to this Section 6.8, (i) none of the Company, its Subsidiaries or its or their respective officers, directors, employees and agents or other Representatives shall be required to (w) pay any commitment or other fee, provide any security or incur any Cost or obligation in connection with the Debt Financing prior to the Effective Time, except such expenses for which Parent is obligated to reimburse the Company, (x) take or permit the taking of any action that would reasonably be expected to conflict with, result in any violation or breach of, or default (with or without lapse of time, or both) under, the Company’s articles of incorporation or bylaws or the organizational documents of any Subsidiary of the Company, or any applicable Law or material contracts of the Company or any of its Subsidiaries, (y) pass resolutions or consents or approve or authorize the execution of the Debt Financing or the delivery of any legal opinions, or (z) provide any cooperation that, in the opinion of the Company, would unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, and (ii) Parent shall reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company or any of its Subsidiaries in connection with fulfilling its obligations pursuant to this Section 6.8 (including reasonable attorneys’ fees, but excluding, for the avoidance of doubt, the costs of the preparation of any annual or quarterly historical financial statements). Parent shall indemnify and hold harmless the Company and its Subsidiaries (and their respective Representatives) from and against any and all Costs suffered or incurred by them in connection with the Debt Financing, except in the event such loss or damage arises out of or results from the gross negligence, willful misconduct or bad faith by the Company or its Subsidiaries in fulfilling their obligations pursuant to this Section 6.8. Notwithstanding anything to the contrary contained in this Section 6.8, the condition set forth in Section 7.2(b) as it applies to the Company’s obligations under this Section 6.8, shall automatically be deemed satisfied, except to the extent the Company has breached its obligations under this Section 6.8, Parent has provided written notice to the Company of such breach within five (5) Business Days of first becoming aware of such breach and the Company fails to cure such breach by the earlier of five (5) Business Days after such notice is provided or the End Date. Subject to Parent’s indemnification obligations under this Section 6.8, the Company hereby consents to the use of all of its and its Subsidiaries’ corporate logos in connection with the initial syndication or marketing of such Debt Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

6.9 Stock Exchange Delisting. Prior to the Closing Date, the Company will cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten calendar days after the Closing Date.

6.10 Publicity. The initial press release regarding this Agreement and the Merger will be a joint press release. Thereafter each of the Company, Parent and Merger Sub agrees that without the prior written consent of the other parties hereto (which consent will not be unreasonably withheld, conditioned or delayed), it will not issue any press releases or otherwise make a public announcement with respect to the Merger and the other transactions contemplated by this Agreement, including by making any filings with any third party and/or any Governmental Entity (including Nasdaq) with respect thereto, except as may be required by Law or by obligations pursuant to any listing Contract with or rules of Nasdaq or by the request of any Governmental Entity; provided, however, that the restrictions set forth in this Section 6.10 shall not apply to (a) any release or announcement made or proposed to be made to the extent related to a Change of Recommendation or an Acquisition Proposal or (b) any release or announcement that is consistent in all material respects with previous press releases, public disclosures or public statements made by a party hereto in accordance with this Agreement, in each case under this clause (b) to the extent such disclosure is still accurate.

6.11 Employee Benefits.

(a) During the one (1) year period following the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to provide each employee of the Company and any Subsidiary who continues to be employed by the Surviving Corporation or any Subsidiary thereof following the Effective Time (the “Continuing Employees”) with base wages or salary, bonus opportunities and benefits substantially comparable to the wages or salary, bonus opportunities and benefits that are provided to similarly situated employees of Parent. Notwithstanding any other provision in this Agreement to the contrary, Parent shall cause the Surviving Corporation to continue (i) the G&K Services, Inc. Executive Severance and Change in Control Policy as in effect immediately prior to the Effective Time, (ii) a severance program consistent with the terms set forth in Exhibit C to the Company Disclosure Letter, in case of clauses (i) and (ii), for a period of one (1) year following the Effective Time, and (iii) a retention program consistent with the terms set forth in Exhibit B and in Section 6.1(a) to the Company Disclosure Letter for a period in accordance with the terms thereof.

(b) Parent shall (i) use reasonable best efforts to cause any pre-existing conditions or limitations, actively-at-work requirements and eligibility waiting periods under any group health plans of Parent or its Affiliates that the Continuing Employees are eligible to participate in to be waived with respect to Continuing Employees and their eligible dependents to the extent such conditions, limitations or periods were satisfied under a similar Benefit Plan, and (ii) use commercially reasonable efforts to give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles, coinsurance and annual out-of-pocket limits for expenses incurred prior to the Effective Time for which payment has been made. To the extent that it would not result in a duplication of benefits and to the extent that such service was recognized under a similar Benefit Plan, Parent shall give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and with any entity with respect to which the Company provides service credit for purposes of eligibility to participate and vesting credit (but excluding benefit accrual under a defined benefit pension plan) under each applicable Parent benefit plan, as if such service had been performed with Parent.

(c) If requested by Parent in writing within 30 Business Days prior to the Effective Time, effective immediately prior to, and contingent upon, the Closing, the Company will adopt such resolutions and/or amendments to terminate each Benefit Plan listed in Section 6.11(c) of the Company Disclosure Letter (each, a “Terminated Plan”). Prior to the Effective Time, the Company will provide Parent with a copy of the resolutions and/or plan amendments (the form and substance of which will be subject to review and approval by Parent) evidencing that each Terminated Plan has been terminated.

(d) On or before January 31, 2017, the Company shall submit to the IRS a complete Application for Determination for Employee Benefit Plan on Form 5300, in accordance with applicable IRS guidance and with all required user fees and documentation, with respect to each of (i) the G&K Services Pension Plan, (ii) the G&K Services Non-Contributory Pension Plan for Collective Bargaining Employees, (iii) if requested by Parent prior to September 30, 2016 upon advice from counsel, the G&K Services 401(k) Savings Incentive Plan, and (iv) if requested by Parent prior to September 30, 2016 upon advice from counsel, the G&K Services Thrift and Retirement Plan.

(e) Nothing in this Agreement shall confer upon any Continuing Employee or other service provider any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent. Parent, the Surviving Corporation or any of their Affiliates may terminate the employment or service of any Continuing Employee or other service provider at any time for any reason whatsoever, with or without cause. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Surviving Corporation, the Company or any of their Subsidiaries or Affiliates or (ii) without limiting any of the obligations of Parent or the Surviving Corporation under this Article VI, alter or limit the ability of Parent, the Surviving Corporation or any of their Subsidiaries or Affiliates to amend, modify or terminate any Benefit Plan or any other compensation or benefit or employment plan, program, agreement or arrangement after the Closing Date. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.11 shall create any third-party beneficiary rights in any Continuing Employee or current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

6.12 Expenses. Except as otherwise provided in Section 8.5 and except for the filings fees associated with the Company Approvals, the Parent Approvals and any other filings with Governmental Entities contemplated by Section 6.5, which fees will be divided equally between the Company and Parent, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement will be paid by the party incurring such expense.

6.13 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent will, and will cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity) (the “Indemnified Persons”), determined as of the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred by such Indemnified Person in connection with any

Action, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including in connection with the approval of this Agreement, the Merger and the other transactions contemplated hereby or arising out of or pertaining to such transactions), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been authorized to indemnify such Indemnified Persons under its articles of incorporation or bylaws in effect on the date of this Agreement (and Parent will or will cause the Surviving Corporation to advance expenses as incurred to the fullest extent authorized under applicable Law; provided, that the Indemnified Person to whom expenses are advanced provides the undertaking required by applicable Law to repay such advances if it is ultimately determined that such Indemnified Person is not entitled to indemnification).

(b) For a period of at least six (6) years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall include provisions for indemnification, advancement of expenses and exculpation of the Indemnified Persons on the same basis as set forth in the certificate of incorporation and bylaws of the Company in effect on the date of this Agreement. Following the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the provisions in its certificate of incorporation and bylaws providing for indemnification, advancement of expenses and exculpation of the Indemnified Persons, as applicable, with respect to the facts or circumstances occurring at or prior to the Effective Time to the fullest extent authorized from time to time under applicable Law, and such provisions shall not be amended except as required by applicable Law or to make changes permitted by applicable Law that would enlarge the scope of the Indemnified Persons’ indemnification rights thereunder.

(c) Prior to the Effective Time, the Company will and, if the Company is unable to, Parent will cause the Surviving Corporation as of the Effective Time to, obtain (and, in either case, Parent shall cause the Surviving Corporation to keep in effect thereafter) “tail” insurance policies for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies for a claims period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s insurance carriers as of the date hereof with respect to directors’ and officers’ liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are comparable to the Company’s existing policies with respect to any matter existing or occurring at or prior to the Effective Time (including in connection with the approval of this Agreement, the Merger and the other transactions contemplated hereby or arising out of or pertaining to such transactions), provided that the cost thereof does not exceed an amount equal to 300% of the annual premiums currently paid by the Company for such insurance (which premium amount the Company represents and warrants is as set forth in Section 6.13 of the Company Disclosure Letter). If the Company and the Surviving Corporation for any reason fail to obtain such insurance policies as of the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are comparable to the insureds as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation will, and Parent will cause the Surviving Corporation to, purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are comparable to the insureds as provided in the Company’s existing policies as of the date hereof with respect to any matter existing or occurring at or prior to the Effective Time (including in connection with the approval of this Agreement, the Merger and the other transactions contemplated hereby or arising out of or pertaining to such transactions); provided, however, that in no event will Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 200% of the annual premiums currently paid by the Company for such insurance.

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of that consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provisions to be made prior to the consummation of any transaction of the type described in clause “(i)” or “(ii)” so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.13.

(e) This Section 6.13 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Persons and shall be binding on all successors and assigns of Parent and the Surviving Corporation. Each Indemnified Person shall be a third-party beneficiary of this Section 6.13 and entitled to enforce the covenants contained in this Section 6.13. If any Indemnified Person makes any claim for indemnification or advancement of expenses under this Section 6.13 that is denied by Parent or the Surviving Corporation and a court of competent jurisdiction determines that the Indemnified Person is entitled to such indemnification, then Parent or the Surviving Corporation shall pay such Indemnified Person’s costs and expenses, including reasonable legal fees and expenses, incurred in connection with pursuing such claim against Parent or the Surviving Corporation. The rights of the Indemnified Persons under this Section 6.13 shall be in addition to any rights that such Indemnified Person may have under the organizational documents of the Company or under any applicable Contracts, insurance policies or applicable Laws.

6.14 Other Actions by the Company.

(a) Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors will grant such approvals and take such actions as are necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

(b) Section 16 Matters. Prior to the Effective Time, the Company will take such steps as may be reasonably requested by Parent to cause dispositions of Company equity securities (including derivative securities) in connection with the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated under the Exchange Act.

(c) Director Resignations. Except as may otherwise be agreed by Parent, the Company will use its reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation effective as of the Effective Time, of those directors of the Company and any of its Subsidiaries who are in office immediately prior to the Effective Time.

6.15 Shareholder Litigation. If any shareholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or, to the Knowledge of the Company, threatened in writing, against the Company and/or the members of the board of directors of the Company prior to the Effective Time, the Company will (i) promptly notify Parent and will keep Parent reasonably informed with respect to the status thereof and (ii) provide Parent with the opportunity to participate in the defense or settlement of such litigation. Neither the Company nor any Subsidiary or Representative of the Company will compromise, settle or agree to compromise or settle any such shareholder litigation or consent to the same, unless Parent will have consented in writing (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE VII

Conditions

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver (where permissible under applicable Law and in writing) at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Requisite Company Vote in accordance with applicable Law and the articles of incorporation and bylaws of the Company.

(b) Regulatory Consents. Any applicable waiting period (or any extension thereof) under the HSR Act shall have expired or been terminated and the Competition Act Approval shall have been obtained.

(c) Litigation. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”).

7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (in writing) by Parent at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. (i) Except for the representations and warranties in Section 4.2(a) (Capital Structure), Section 4.3(a) (Corporate Authority; Approval and Fairness), Section 4.12 (Takeover Statutes) and Section 4.18 (Brokers and Finders), the representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of and as though made on the Closing Date (except for any representations and warranties that expressly relate to a specified date, which representation and warranty shall have been true and correct as of such specified date), except where the failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not, and would not reasonably be expected to have a Material Adverse Effect; provided, however, that for purposes of determining the accuracy of such representations and warranties, no effect shall be given to any materiality or a Material Adverse Effect qualification; (ii) the representations and warranties in Section 4.2(a) (Capital Structure) shall be true and correct in all respects as of the date of this Agreement and as of and as though made on the Closing Date (except for any representations and warranties that expressly relate to a specified date, which representation and warranty shall have been true and correct as of such specified date) except for de minimis inaccuracies; (iii) the representations and warranties in Section 4.3(a) (Corporate Authority; Approval and Fairness) and Section 4.18 (Brokers and Finders) shall be true and correct in all material respects as of the date of this Agreement and as of and as though made on the Closing Date (except for any representations and warranties that expressly relate to a specified date, which representation and warranty shall have been true and correct as of such specified date); (iv) the representations and warranties in Section 4.12 (Takeover Statutes) shall be true and correct as of the date of this Agreement and as of and as though made on the Closing Date except for inaccuracies that do not prevent, materially delay, materially impair or have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated hereby and (v) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that the conditions set forth in this Section 7.2(b) have been satisfied.

(c) No Material Adverse Effect. Since the date of this Agreement, no Effect shall have occurred that has had or is reasonably expected to have a Material Adverse Effect.

7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver (in writing) by the Company at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of and as though made on the Closing Date (except for any representations and warranties that expressly relate to a specified date, which representation and warranty shall have been true and correct as of such specified date), except where the failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not, and would not reasonably be expected to have, a Parent Material Adverse Effect, and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to the effect that the conditions set forth in this Section  7.3(b) have been satisfied.

7.4 Frustration of Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or the other transactions or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement.

ARTICLE VIII

Termination

8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Requisite Company Vote is obtained, by mutual written consent of the Company and Parent.

8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if (a) the Merger will not have been consummated by the End Date, whether such date is before or after the date the Requisite Company Vote is obtained; provided, however, that if all of the conditions to Closing set forth in Article VII shall have been satisfied or shall be then capable of being satisfied, other than the conditions set forth in Section 7.1(b) and Section 7.1(c) (but, in the case Section 7.1(c), only if the applicable Order relates to the HSR Act or any other competition, merger control, antitrust or similar Law or regulation), the End Date may be extended by Parent or the Company, by written notice to the other party, to a date not later than November 15, 2017, (b) the Requisite Company Vote has not been obtained at the Shareholders Meeting or at any adjournment or postponement of the Shareholders Meeting taken in accordance with this Agreement or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 8.2 will not be available to any party that has breached in any material respect its obligations under this Agreement.

8.3 Termination by the Company. This Agreement may be terminated by the Company and the Merger may be abandoned by written notice of the Company to Parent:

(a) at any time prior to the time the Requisite Company Vote is obtained, if (i) the Company is not in breach of any of the terms of Section 6.2 (other than an immaterial breach), and (ii) the Company, prior to or simultaneously with such termination, pays to Parent in immediately available funds the Termination Fee pursuant to Section 8.5; or

(b) (i) the Company is not then in material breach of this Agreement and (ii) there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty will have become untrue after the date of this Agreement (as if made on such subsequent date), in each case such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) 30 calendar days after written notice thereof is given by the Company to Parent and (ii) the date that is three Business Days prior to the End Date.

8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by written notice of Parent to the Company if:

(a) the board of directors of the Company (i) has made a Change of Recommendation; (ii) following the public announcement of an Acquisition Proposal, has failed to reaffirm the Company Recommendation after receipt of a written request to do so from Parent in accordance with Section 6.2 of this Agreement; or (iii) prior to the earlier of (A) the date prior to the date of the Shareholders Meeting and (B) eleven Business Days after the commencement of a tender or exchange offer for outstanding Shares that has been publicly disclosed (other than by Parent or an Affiliate of Parent), fails to recommend against such tender offer or exchange offer;

(b) the Company or any of its Representatives breaches any covenant contained in Section 6.2 in any material respect; or

(c) (i) neither Parent nor Merger Sub is then in material breach of this Agreement and (ii) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty will have become untrue after the date of this Agreement (as if made on such subsequent date), in each case such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by Parent to the Company and (ii) the date that is three Business Days prior to the End Date.

8.5 Effect of Termination and Abandonment. Except as provided in paragraphs (a) and (b) below, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement will become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Affiliates or Representatives); provided, however, and notwithstanding anything herein to the contrary, that (i) no such termination will relieve any party hereto of its obligation to pay the Termination Fee or Reverse Termination Fee (as applicable), the expense obligations pursuant to this Section 8.5(c) or any damages to any other party hereto resulting from any deliberate and material breach of this Agreement and (ii) the provisions set forth in this Section 8.5 and the second sentence of Section 9.1 will survive the termination of this Agreement.

(a) If this Agreement is terminated:

(i) pursuant to Section 8.3(a);

(ii) pursuant to Section 8.4(a) or Section 8.4(b); or

(iii) pursuant to Section 8.2(b) or Section 8.4(c), and (A) after the date of this Agreement and prior to the date of the termination of this Agreement, any Person will have made or publicly disclosed or announced an Acquisition Proposal and (B) within 12 months after termination of this Agreement, the Company will have entered into a definitive agreement with respect to an Acquisition Proposal or consummated a transaction contemplated by an Acquisition Proposal (provided that, solely for purposes of this clause (B), the references to “15%” in the definition of “Acquisition Proposal” will be deemed to be references to “50.1%”), then the Company will pay Parent, by wire transfer of immediately available funds, an amount equal to the Termination Fee, (x) in the case of clause (a)(i) above, prior to or on the day of such termination, (y) in the case of clause (a)(ii) above, within two Business Days of such termination and (z) in the case of clause (iii) above, on the earlier of the day the Company enters into a definitive agreement with respect to an Acquisition Proposal or consummates a transaction contemplated by an Acquisition Proposal.

(b) If this Agreement is terminated by either Parent or the Company (i) pursuant to Section 8.2(c), but only if the applicable Order relates to the HSR Act or any other competition, merger control, antitrust or similar Law or regulation, or (ii) pursuant to Section 8.2(a) and, in the case of this clause (ii), at the time of such termination, all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than (x) Section 7.1(b) or Section 7.1(c) (but, in the case Section 7.1(c), only if the applicable Order relates to the

HSR Act or any other competition, merger control, antitrust or similar Law or regulation) and (y) conditions that by their nature are to be satisfied at the Closing, but that are capable of being satisfied if the Closing were to occur on the date of such termination), then Parent shall pay to the Company, by wire transfer in immediately available funds to an account specified by the Company, an amount equal to the Reverse Termination Fee; provided, however, that no Reverse Termination Fee shall be payable pursuant to this Section 8.5(b) in the event that the failure of the condition set forth in Section 7.1(b) or Section 7.1(c) (but, in the case Section 7.1(c), only if the applicable Order relates to the HSR Act or any other competition, merger control, antitrust or similar Law or regulation) to be satisfied is a result of the Company’s breach of Section 6.5 (other than any immaterial breach). The Reverse Termination Fee due under this Section 8.5(b) shall be paid on the second Business Day immediately following the date of termination of this Agreement.

(c) The parties each acknowledge that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not have entered into this Agreement, and that any amounts payable pursuant to Section 8.5(a) do not constitute a penalty but constitute payment of liquidated damages and that each of the respective liquidated damages amounts is reasonable in light of the substantial but indeterminate harm anticipated to be caused by the other party’s breach or default under this Agreement, the difficulty of proof of loss of damages, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy, and the value of the transactions to be consummated thereunder. If either party fails to pay when due any amount payable pursuant to Section 8.5(a) or Section 8.5(b), and, in order to obtain such payment, the Company, Parent or Merger Sub commences a suit that results in a judgment against the Company or Parent (as applicable) for the fee set forth in Section 8.5(a) or Section 8.5(b) (as applicable) or any portion of such fee, the Company or Parent shall pay to Parent, Merger Sub or the Company (as applicable) its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate as published in The Wall Street Journal on the date such payment was required to be made through the date of payment.

ARTICLE IX

Miscellaneous and General

9.1 Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article III and Sections 6.12 (Expenses) and 6.13 (Indemnification; Directors’ and Officers’ Insurance) will, to the extent they contemplate performance after the Effective Time, survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.12 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement will survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement will not survive the consummation of the Merger or the termination of this Agreement and will terminate at the Effective Time.

9.2 Modification or Amendment. Subject to applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties. Notwithstanding the foregoing, Section 8.5 (Effect of Termination and Abandonment), this Section 9.2, Section 9.5 (GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE), Section 9.7 (Entire Agreement), Section 9.8 (No Third Party Beneficiaries), Section 9.10 (Severability) and Section 9.13 (Liability of Financing Source Parties) may not be amended in a manner adverse to the Financing Source Parties without the written consent of the Financing Source Parties.

9.3 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived in writing by such party in whole or in part to the extent permitted by applicable Laws.

9.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

9.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) THIS AGREEMENT WILL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS WILL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. NOTWITHSTANDING THE FOREGOING, THE MATTERS CONTAINED IN ARTICLE I, ARTICLE II AND ARTICLE III SHALL BE GOVERNED BY THE MBCA, INCLUDING MATTERS RELATING TO THE FILING OF THE ARTICLES OF MERGER AND THE EFFECTS OF THE MERGER, AND ALL MATTERS RELATING TO THE FIDUCIARY DUTIES OF THE BOARD OF DIRECTORS OF THE COMPANY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the exclusive personal jurisdiction of the United States District Court for the Southern District of New York or, to the extent such court does not have subject matter jurisdiction, the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Merger and the other transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Action may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by the Chosen Courts, and the parties hereto irrevocably agree that all claims relating to such Action or transactions will be heard and determined in the Chosen Courts. Notwithstanding the provisions of this Section 9.5 and without limiting the provisions of Section 9.13, the Company (i) agrees that it will not, and will not permit its Affiliates to, bring or support any Action, cause of action, claim, crossclaim or third-party claim of any kind or description, whether in Law or in equity and whether in contract or in tort or otherwise, against the Financing Source Parties in any way related to this Agreement or any of the transactions contemplated by this Agreement (including any dispute arising out of or relating to the Debt Financing or the performance thereof) in any forum other than the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan or, in either case, any appellate court thereof, (ii) agrees that any such Action will be governed by the laws of the State of New York, (iii) agrees to waive and hereby waives, irrevocably and unconditionally, any right to a trial by jury in any such Action and (iv) agrees to waive and hereby waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Action in any such court.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of the Chosen Courts, this being in addition to any other remedy to which such party is entitled at Law or in equity. Furthermore, except to the extent of any damages finally adjudicated to result from a deliberate and material breach of this Agreement by any other party hereto, under no circumstances (A) will the Company be entitled to monetary damages in excess of the Reverse Termination Fee, and (B) will Parent be entitled to monetary damages in excess of the Termination Fee. Subject to the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief permitted by this Agreement on the basis that (x) the other party has an adequate remedy at Law or (y) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement will not be required to provide any bond or other security in connection with any such order or injunction.

9.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others will be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, electronic mail or overnight courier:

If to Parent or Merger Sub:

Cintas Corporation

6800 Cintas Boulevard

P.O. Box 625737

Cincinnati, Ohio

Fax: (513) 214- 2706

Email: Froomant@cintas.com

Attention: Thomas E. Frooman

                 Senior Vice President, Secretary and General Counsel

with a copy (which will not constitute notice) to:

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114

Fax: (216) 579-0212

Email:              jpdougherty@jonesday.com

Attention:        James P. Dougherty

If to the Company:

G&K Services, Inc.

5995 Opus Parkway, Suite 500

Minnetonka, MN 55343

Fax: (952) 912-5900

Email: jcotter@gkservices.com

Attention: Jeffrey L. Cotter

                 Vice President, General Counsel and Corporate Secretary

with copies (which will not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Fax: (212) 310-8007

Email: michael.aiello@weil.com

            matthew.gilroy@weil.com

Attention:  Michael J. Aiello

                  Matthew J. Gilroy

and

Stinson Leonard Street LLP

150 South Fifth Street, Suite 2300

Minneapolis, MN 55402

Fax: (612) 335-1657

Email: stephen.quinlivan@stinson.com

            david.jenson@stinson.com

Attention:  Stephen M. Quinlivan

                   David C. Jenson

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above will be deemed given to the receiving party upon actual receipt, if delivered personally; three Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or upon receipt of electronic mail (provided that if given by facsimile or electronic mail such notice, request, instruction or other document will be followed up within one Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

9.7 Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter, and the Confidentiality Agreement, dated June 20, 2016, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8 No Third Party Beneficiaries. Except as provided in Section 6.13 (Indemnification; Directors’ and Officers’ Insurance), Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein; provided, however, that the provisions of Section 8.5 (Effect of Termination and Abandonment), Section 9.2 (Modification or Amendment), Section 9.5 (GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE), Section 9.7 (Entire Agreement), this Section 9.8 and Section 9.10 (Severability) and Section 9.13 (Liability of Financing Source Parties) will inure to the benefit of the Financing Source Parties. The parties hereto further agree that the rights of third party beneficiaries under Section 6.13 will not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement will be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement will be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

9.11 Interpretation; Construction. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference will be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” All pronouns and all variations thereof will be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require. The defined terms contained in this Agreement are applicable to the singular, as well as to the plural, forms of such terms. Where a reference in this Agreement is made to any Contract (including this Agreement), statute or regulation, such references are to, except as context may otherwise require, the statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of a Contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder. All references to “dollars” or “$” in this Agreement are to United States dollars. Each party to this Agreement has or may have set forth information in its respective disclosure letter in a section of such disclosure letter that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a disclosure schedule to this Agreement will not be construed to mean that such information is required to be disclosed by this Agreement or to otherwise imply that any such item has had or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or otherwise represents an exception or material fact, event or circumstance for the purpose of this Agreement. Headings inserted in the sections or subsections of a disclosure letter are for convenience of reference only and will to no extent have the effect of amending or changing the express terms of the sections or subsections set forth in this Agreement.

9.12 Assignment. This Agreement will not be assignable by operation of Law or otherwise, except that Parent will be entitled to assign this Agreement (in whole or in part) to any Affiliate of Parent; provided, that in the case of any such assignment by Parent, Parent will remain responsible for the performance of the obligations hereunder by such Affiliate. Any purported assignment in violation of this Agreement is void.

9.13 Liability of Financing Source Parties. Notwithstanding anything to the contrary contained herein, the Company agrees that it will not have any rights or claims against any Financing Source Party (in their capacity as such) in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, and no Financing Source Party will have any rights or claims against the Company or any of its Affiliates or Representatives in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, in the case of both the Company and the Financing Source Parties, whether at law or in equity, in Contract, tort or otherwise.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

CINTAS CORPORATION

By:	/s/ Scott D. Farmer
Name:	Scott D. Farmer
Title:	Chief Executive Officer

BRAVO MERGER SUB, INC.

By:	/s/ Scott D. Farmer
Name:	Scott D. Farmer
Title:	Chief Executive Officer

G&K SERVICES, INC.

By:	/s/ Douglas A. Milroy
Name:	Douglas A. Milroy
Title:	Chairman and Chief Executive Officer

[Signature Page to Merger Agreement]

ANNEX A

DEFINED TERMS

“5% Holders” will have the meaning set forth in Section 4.4(c).

“Acquisition Proposal” means any proposal or offer (other than a proposal or offer by Parent, Merger Sub or their respective Affiliates) to engage in one or a series of related transactions involving the direct or indirect purchase or other acquisition (including by merger, consolidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination, joint venture, partnership or similar transaction involving the Company or any of its Subsidiaries) by any Person, which if consummated would result in any Person becoming the beneficial owner of, directly or indirectly, (i) 15% or more of the total voting power or economic interest in any class of equity securities of the Company or any of its material Subsidiaries or (ii) 15% or more of the consolidated total assets, measured by fair market value as of the date of such purchase or other acquisition of the Company and its Subsidiaries taken as a whole, in each case other than the Merger and the other transactions contemplated by this Agreement.

“Action” will mean any civil, criminal, administrative or other similar proceeding, litigation, audit, investigation, arbitration, action, suit, review, examination, inquiry, hearing, demand, claim or similar action (whether at Law or in equity).

“Affiliate” when used with respect to any party will mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

“Agreement” will have the meaning set forth in the Preamble.

“Alternative Financing” will have the meaning set forth in Section 6.8(d).

“Antitrust Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act, the Competition Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Date” will have the meaning set forth in Section 4.5(a).

“Articles of Merger” will have the meaning set forth in Section 1.3.

“Benefit Plans” will have the meaning set forth in Section 4.8(a).

“Book-Entry Shares” will have the meaning set forth in Section 3.1(a).

“Business Day” will mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York, New York.

“Bylaws” will have the meaning set forth in Section 2.2.

“Cancelled Shares” will have the meaning set forth in Section 3.1(a).

“Certificate” will have the meaning set forth in Section 3.1(a).

“Change of Recommendation” will have the meaning set forth in Section 6.2(c).

“Charter” will have the meaning set forth in Section 2.1.

“Chosen Courts” will have the meaning set forth in Section 9.5(a).

“Class B Shares” will have the meaning set forth in Section 4.2(a).

“Closing” will have the meaning set forth in Section 1.2.

“Closing Date” will have the meaning set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” will have the meaning set forth in the Preamble.

“Company Approvals” will have the meaning set forth in Section 4.4(a).

“Company Disclosure Letter” will have the meaning set forth in Article IV.

“Company Information” means: (i) (A) audited consolidated balance sheets and related statements of income, comprehensive income and cash flows of the Company for the three most recently completed fiscal years ended at least 60 days prior to the Closing Date prepared in accordance with GAAP, (B) unaudited interim consolidated balance sheets and related statements of income, comprehensive income and cash flows of the Company for each subsequent fiscal quarter ended at least 40 days prior to the Closing Date (but excluding any fourth quarter of any fiscal year) prepared in accordance with GAAP, in each case of the type and form required by SEC Regulation S-X for registered offerings of securities under the Securities Act; and (ii) to the extent applicable, draft comfort letters (including “negative assurance comfort”), which the auditors are prepared to deliver solely upon completion of customary procedures, and other information of the Company that is reasonably available or readily obtainable, including any information reasonably necessary for the preparation of the pro forma financial statements by Parent for use in a registered offering of securities under the Securities Act, provided that such other information is reasonably requested in writing by Parent and is of the type and only to the extent required by Regulation S-X and Regulation S-K of the SEC and other accounting rules and regulations of the SEC for registered offerings of securities under the Securities Act, all of the above (x) which when taken as a whole does not or will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such information, in light of the circumstances under which they were made, not misleading, and (y) the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained therein.

“Company Labor Agreements” will have the meaning set forth in Section 4.15.

“Company Option” will have the meaning set forth in Section 3.3(a).

“Company Recommendation” will have the meaning set forth in Section 4.3(b).

“Company Reports” will have the meaning set forth in Section 4.5(a).

“Competition Act” means the Competition Act, R.S.C. 1985, c.C-34 and regulations thereto, as amended.

“Competition Act Approval” means (i) the issuance of an Advance Ruling Certificate and such Advance Ruling Certificate has not been rescinded prior to Closing; (ii) Parent and the Company shall have given the notice required under section 114 of the Competition Act with respect to the transactions contemplated by this Agreement and the applicable waiting period under section 123 of the Competition Act shall have expired or has been terminated in accordance with the Competition Act; or (iii) the obligation to give the requisite notice has been waived pursuant to paragraph 113(c) of the Competition Act, provided, however, that, in the case of clause (ii) or (iii), Parent has been advised in writing by the Competition Commissioner that, in effect, such person does not intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement and such advice has not been rescinded or amended prior to Closing.

“Competition Commissioner” will have the meaning set forth in Section 6.5(c).

“Confidentiality Agreement” will have the meaning set forth in Section 9.7.

“Continuing Employees” will have the meaning set forth in Section 6.11(a).

“Contract” means any legally binding agreement, lease, sublease, license, contract, note, mortgage, indenture, deed of trust, franchise, concession, arrangement, obligation or other understanding (whether written or oral).

“Costs” will have the meaning set forth in Section 6.13(a).

“D&O Insurance” will have the meaning set forth in Section 6.13(b).

“Debt Financing” will have the meaning set forth in Section 5.6(a).

“Debt Financing Commitment Letter” will have the meaning set forth in Section 5.6.

“Deferred Payment” will have the meaning set forth in Section 3.3(d).

“Definitive Debt Financing Agreements” will have the meaning set forth in Section 6.8.

“Demising Leases” will have the meaning set forth in Section 4.11(a).

“Dissenting Shareholders” will have the meaning set forth in Section 3.1(a).

“Dissenting Shares” will have the meaning set forth in Section 3.1(a).

“Effective Time” will have the meaning set forth in Section 1.3.

“End Date” means August 15, 2017.

“Enforceability Exception” will have the meaning set forth in Section 4.3(a).

“Environmental Law” means any applicable federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, common law or legally binding requirement of any Governmental Entity in effect and as adopted as of or prior to the Closing Date relating to (a) the protection, investigation or restoration of the environment or natural resources, (b) the handling, use, presence, disposal, recycling, sale, distribution, labeling, importation, exportation, release or threatened release of any Hazardous Substance, or (c) noise, odor, indoor air, wetlands or any injury, or damage or threat of injury or damage to persons or property relating to exposure to or presence of any Hazardous Substance, including employee exposure.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (ii) which together with the Company is treated as a single employer under Section 414(t) of the Code.

“Exchange Act” will mean the Securities Exchange Act of 1934.

“Exchange Fund” will have the meaning set forth in Section 3.2(a).

“Excluded Share” will have the meaning set forth in Section 3.1(a).

“Financing Conditions” will have the meaning set forth in Section 5.6(a).

“Financing Source Parties” means the lenders party to the Debt Financing Commitment Letters (and any alternative debt financing sources permitted under this Agreement) (including any lenders who become party thereto by joinder) and the equityholders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners of such lenders (and alternative debt financing sources permitted under this Agreement) and/or their respective Affiliates, successors and assigns.

“GAAP” means United States generally accepted accounting principles.

“Government Bid” means any offer to sell made by the Company or any Subsidiary of the Company prior to the Closing Date which, if accepted, would result in a Government Contract.

“Government Contract” means any Contract between the Company or any Subsidiary of the Company, on the one hand, and (a) any Governmental Entity, (b) any prime contractor of a Governmental Entity in its capacity as a prime contractor to any Governmental Entity, or (c) any subcontractor at any tier with respect to any Contract of a type described in clauses (a) or (b) above, on the other hand; provided, however, a task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Entity” will have the meaning set forth in Section 4.4(a).

“Hazardous Substance” means any substance that is (a) listed, classified or regulated pursuant to any Environmental Law; (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material or radon; or (c) any other substance that may be the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

“HSR Act” will mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination: (A) all obligations of such Person for borrowed money, including accrued and unpaid interest, and any prepayment fees or penalties, (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such Person issued or assumed as the deferred purchase price of property (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding obligations of such Person incurred in the ordinary course of business), (D) all lease obligations of such Person capitalized on the books and records of such Person, (E) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby have been assumed, (F) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof), (G) all letters of credit or performance bonds issued for the account of such Person, to the extent drawn upon, and (H) all guarantees of such Person of any Indebtedness of any other Person other than a wholly owned subsidiary of such Person.

“Indemnified Persons” will have the meaning set forth in Section 6.13(a).

“Insurance Policies” will have the meaning set forth in Section 4.17.

“Intellectual Property” means all (a) Trademarks; (b) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (c) Trade Secrets; (d) published and unpublished works of authorship, including, databases and other compilations of information, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (e) Internet domain names; and (f) all other intellectual property or proprietary rights.

“Intervening Event” means any event, development or change in circumstance that arises or occurs after the date of this Agreement and is material to the Company and its Subsidiaries taken as a whole, which (a) was neither known to the board of directors of the Company, nor reasonably foreseeable by the board of directors of the Company, on the date of this Agreement, and (b) does not relate to or arise out of (i) any Acquisition Proposal or the transactions contemplated by this Agreement; (ii) changes in the price or trading volume of Shares (except that the underlying cause of any such change, only to the extent such underlying cause otherwise falls within the definition of “Intervening Event”, may be considered in evaluating whether an Intervening Event has occurred); (iii) the Company Approvals or Parent Approvals or any action taken by Merger Sub or Parent or any of their Subsidiaries or Affiliates in accordance with Section 6.5 or the consequences of any such action; (iv) any event, development or change in circumstances generally affecting the principal industry in which the Company or any of the Company’s Subsidiaries operate (except to the extent such event, development or change in circumstances would reasonably be expected to have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate); or (v) the Company or any of its Subsidiaries exceeding, or failing to meet, internal or external projections, budgets, guidance, forecasts or estimates of revenues, earnings by the Company or other financial metrics for any period (except that the underlying cause of any such failure, only to the extent such underlying cause otherwise falls within the definition of “Intervening Event”, may be considered in evaluating whether an Intervening Event has occurred).

“IRS” means the Internal Revenue Service.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, as well as all associated documentation.

“Knowledge of Parent” means, with respect to any matter in question, the actual (but not constructive or imputed) knowledge without independent investigation of the Persons listed on Section A of the Parent Disclosure Letter.

“Knowledge of the Company” means, with respect to any matter in question, the actual (but not constructive or imputed) knowledge without independent investigation of the Persons listed on Section A of the Company Disclosure Letter.

“Laws” will have the meaning set forth in Section 4.9(a).

“Leases” will have the meaning set forth in Section 4.11(a).

“Leased Real Property” means the real property that is the subject of any of the Leases, including any leasehold improvements related to such Lease.

“Lien” means any mortgage, lien, pledge, charge, security interest, claim, easement, covenant, or other restriction or title matter or encumbrance of any kind.

“Material Adverse Effect” means any event, change, circumstance or effect (each an “Effect”) that, individually or in the aggregate together with all other Effects, (a) is materially adverse to the assets, cash flows, properties, operations, business, financial condition and/or results of operations of the Company and its Subsidiaries taken as a whole, except that no Effect arising out of or resulting from the following, will constitute or be taken into account in determining whether a “Material Adverse Effect” has occurred, or may occur: (i) any Effect generally affecting the economy or financial markets in the United States or elsewhere in the world (including changes in interest rates) or that are the result of armed hostilities, acts of war or terrorism; (ii) any Effect that is the result of factors generally affecting the principal industry in which the Company and its Subsidiaries operate; (iii) any Effect resulting from changes or developments in GAAP, the rules and policies of the Public Company Accounting Oversight Board or changes in applicable Law or changes in the interpretations of the foregoing; (iv) any decline in the market price or trading volume of the Shares on Nasdaq (provided that the exception in this clause (iv) will not prevent or otherwise affect a determination that any Effect underlying such decline has resulted in, or contributed to, a Material Adverse Effect); (v) any Effect resulting from (A) any failure by the Company or any of its Subsidiaries to meet any internal or external projections, budgets, guidance, forecasts or estimates of revenues, earnings by the Company or other performance metrics, or (B) any change in any analysts’ recommendations with respect to, the Company or any of its Subsidiaries (provided that the exception in this clause (v) will not prevent or otherwise affect a determination that any Effect underlying such decline has resulted in, or contributed to, a Material Adverse Effect); (vi) any Effect resulting from the entry into this Agreement or the public announcement or pendency of the transactions contemplated by this Agreement (including (A) with respect to the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, suppliers, distributors, landlords, business partners or regulators, in each case solely to the extent resulting from such entry, public announcement or pendency or (B) by reason of the identity of, or any facts and circumstances relating to Parent, Merger Sub or any of their respective Affiliates); (vii) any Effect relating to fluctuations in the value of any currency; (viii) any Effect resulting from any weather-related events, earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity; and (ix) any Effect resulting from any action taken by the Company or any of its Subsidiaries that is required by this Agreement or is taken with the consent or at the written request of Parent or Merger Sub; provided, further, that, with respect to clauses (i), (ii), (iii), (vii), and (viii) such Effect will be taken into account in determining whether a “Material Adverse Effect” has occurred to the extent that such Effect disproportionately adversely affects the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate, or (b) prevents, materially delays, materially impairs or has a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated hereby.

“Material Contracts” will have the meaning set forth in Section 4.10(a)(xiii).

“MBCA” will have the meeting set forth in the Recitals.

“Merger” will have the meaning set forth in the Recitals.

“Merger Amount” means the funds necessary to consummate the Merger and to make all payments required to be made in connection therewith, including payment of the Per Share Merger Consideration, any payments made in respect of equity compensation obligations to be paid in connection with the transactions contemplated hereby, the payment of any debt required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger (including all Indebtedness of the Company and its Subsidiaries required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger and the other transactions contemplated hereby) and all premiums and fees required to be paid in connection therewith and all other amounts to be paid pursuant to this Agreement and associated costs and expenses of the Merger.

“Merger Sub” will have the meaning set forth in the Preamble.

“Multiemployer Plan” will have the meaning set forth in Section 4.8(e).

“Nasdaq” means the NASDAQ Stock Market LLC.

“Net Sales” means net sales with respect to any product, product line, service or service line, in each case, in whole or in part, measured by reference to the net sales associated with such product, product line, service or service line for the fiscal year ended July 2, 2016, in the case of products, product lines, services or service lines of the Company or any of its Subsidiaries, or May 31, 2016 in the case of Parent or any of its Subsidiaries.

“Non-U.S. Benefit Plans” will have the meaning set forth in Section 4.8(p).

“Offering Documents” will have the meaning set forth in Section 6.8(e).

“Option Cash Payment” will have the meaning set forth in Section 3.3(a).

“Order” will have the meaning set forth in Section 7.1(c).

“Owned Intellectual Property” will have the meaning set forth in Section 4.16(c).

“Owned Real Property” will have the meaning set forth in Section 4.11(a).

“Parent” will have the meaning set forth in the Preamble.

“Parent Approvals” will have the meaning set forth in Section 5.3(a).

“Parent Disclosure Letter” will have the meaning set forth in Article V.

“Parent Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate, prevents, materially delays, materially impairs or has a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated hereby (including obtaining the financing necessary to pay the Per Share Merger Consideration).

“party” or “parties” will have the meaning set forth in the Preamble.

“Paying Agent” will have the meaning set forth in Section 3.2(a).

“PBGC” means the Pension Benefit Guarantee Corporation.

“Pension Plan” will have the meaning set forth in Section 4.8(f).

“Permits” will have the meaning set forth in Section 4.9(a).

“Permitted Liens” will mean (a) Liens for Taxes or other governmental charges, assessments, or claims for payment not yet due and payable; (b) mechanics’, warehouseman’s, materialman’s, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business not yet due and delinquent, or the validity or amount of which is being contested in good faith by appropriate Actions and which are reflected on or for which appropriate reserves have been established in the consolidated balance sheets included in the Company Reports; (c) Liens against the interest or title of a landlord or sublandlord at any Leased Real Property and the terms and conditions of any Lease or Demising Lease, (d) other encumbrances that do not, individually or in the aggregate, materially impair the continued use or operation of the specific parcel of Owned Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted; (e) with respect to Intellectual Property, non-exclusive licenses granted in the ordinary course of business; (f) zoning, entitlement, building code, or other land use or environmental regulations, ordinances or legal requirements, imposed by any Governmental Entity; and (g) Liens as disclosed in the consolidated balance sheet of the Company or notes thereto (or securing liabilities reflected on such balance sheet).

“Person” will mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Per Share Merger Consideration” will have the meaning set forth in Section 3.1(a).

“Plan of Merger” will have the meeting set forth in the Recitals.

“Proxy Statement” will have the meaning set forth in Section 4.4(a).

“Record Holder” means, with respect to any Shares, a Person who was, immediately prior to the Effective Time, the holder of record of such Shares.

“Registered Owned Intellectual Property” will have the meaning set forth in Section 4.16(a).

“Replacement Financing” will have the meaning set forth in Section 5.6(a).

“Representatives” will have the meaning set forth in Section 6.2(a).

“Requisite Company Vote” will have the meaning set forth in Section 4.3(a).

“Restricted Stock” will have the meaning set forth in Section 3.3(b).

“Reverse Termination Fee” means $100,000,000.

“Sarbanes-Oxley Act” will have the meaning set forth in Section 4.5(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Share” will have the meaning set forth in Section 3.1(a).

“Share Unit” will have the meaning set forth in Section 3.3(c).

“Share Unit Payment” will have the meaning set forth in Section 3.3(c).

“Shareholders Meeting” will have the meaning set forth in Section 6.4.

“Significant Subsidiary” will have the meaning set forth in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

“Stock Plans” will have the meaning set forth in Section 4.2(a).

“Subsidiary” means, with respect to any Person, any other Person of which (a) more than 50% of (i) the total combined voting power of all classes of voting securities, (ii) the total equity, capital or profit interests or (iii) the total economic interests of such entity, in each case, is beneficially owned, directly or indirectly, by such Person or (b) the power, by contract or otherwise, to appoint, vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar managing body of such entity is held, directly or indirectly, by such Person.

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal that would result in any Person (other than Parent or its Affiliates) becoming the beneficial owner, directly or indirectly, of all or substantially all of the assets (on a consolidated basis) or all or substantially all of the total voting power of the equity securities of the Company that the board of directors of the Company has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s shareholders than the Merger and the other transactions contemplated by this Agreement (after taking into account any revisions to the terms of the transactions contemplated by this Agreement pursuant to Section 6.2(c) and the time likely to be required to consummate such Acquisition Proposal).

“Surviving Corporation” will have the meaning set forth in Section 1.1.

“Takeover Statute” will have the meaning set forth in Section 4.12.

“Tax” includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not.

“Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Governmental Entity relating to Taxes.

“Terminated Plan” will have the meaning set forth in Section 6.11(c).

“Termination Fee” means $60,000,000.

“Top 20 Customers” means those customers of the Company and its Subsidiaries that are the top 20 customers of the Company and its Subsidiaries, taken as a whole, measured by dollar value of total sales for the fiscal year ended July 2, 2016.

“Top 50 Customers” means those customers of the Company and its Subsidiaries that are the top 50 customers of the Company and its Subsidiaries, taken as a whole, measured by dollar value of total sales for the fiscal year ended July 2, 2016.

“Top 20 Suppliers” means those suppliers or vendors of the Company and its Subsidiaries that are the top 20 suppliers or vendors of the Company and its Subsidiaries, taken as a whole, measured by dollar value of total expenditures for the fiscal year ended July 2, 2016.

“Trade Secrets” means confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, compositions, algorithms, procedures, methods, techniques, drawings, prototypes, models, designs, customer lists and supplier lists, each, that is not generally known or disclosed and is subject to efforts that are reasonable under the circumstances to maintain its secrecy.

“Trademarks” means trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same.

“Triggering Divestiture” means the divestiture, license, hold separate, sale or other disposition of, or with respect to, any of the products, product lines, services or service lines, in each case in whole or in part, of the Company, Parent or any of their respective Subsidiaries representing, in the aggregate, in excess of $300,000,000 of Net Sales; provided, however, any related assets, businesses, properties, or equity interests shall not be included in the calculation of Net Sales.

Annex B

August 15, 2016

The Board of Directors

G&K Services, Inc.

5595 Opus Parkway, Suite 500

Minnetonka, Minnesota 55343

Members of the Board of Directors:

We understand that G&K Services, Inc. (“G&K Services”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”), among G&K Services, Cintas Corporation (“Cintas”) and Bravo Merger Sub, Inc., a wholly owned subsidiary of Cintas (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into G&K Services (the “Merger”) and each outstanding share of the Class A Common Stock, par value $0.50 per share, of G&K Services (“G&K Services Common Stock”) (other than Cancelled Shares and Dissenting Shares (each as defined in the Agreement)) will be converted into the right to receive $97.50 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of G&K Services Common Stock (other than Cancelled Shares and Dissenting Shares) of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to G&K Services;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of G&K Services furnished to or discussed with us by the management of G&K Services, including certain financial forecasts relating to G&K Services prepared by or at the direction of and approved by the management of G&K Services (such forecasts, “G&K Services Forecasts”);

(iii)	discussed the past and current business, operations, financial condition and prospects of G&K Services with members of senior management of G&K Services;

(iv)	reviewed the trading history for G&K Services Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(v)	compared certain financial and stock market information of G&K Services with similar information of other companies we deemed relevant;

(vi)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

The Board of Directors

G&K Services

(vii)	reviewed a draft, dated August 14, 2016, of the Agreement (the “Draft Agreement”); and

(viii)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of G&K Services that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the G&K Services Forecasts, we have been advised by G&K Services, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of G&K Services as to the future financial performance of G&K Services. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of G&K Services, nor have we made any physical inspection of the properties or assets of G&K Services. We have not evaluated the solvency or fair value of G&K Services or Cintas under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of G&K Services, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on G&K Services. We also have assumed, at the direction of G&K Services, that that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. As you are aware, we were not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of G&K Services or any alternative transaction. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of G&K Services Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to G&K Services or in which G&K Services might engage or as to the underlying business decision of G&K Services to proceed with or effect the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to the Board of Directors of G&K Services in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, G&K Services has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

The Board of Directors

G&K Services

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of G&K Services, Cintas and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to G&K Services and have received or in the future may receive compensation for the rendering of these services, including acting as joint bookrunner and co-lead arranger for, and as a lender (including a letter of credit lender) to, G&K Services under its revolving credit facility and providing G&K Services certain treasury and trade management services and products.

It is understood that this letter is for the benefit and use of the Board of Directors of G&K Services (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

The Board of Directors

G&K Services

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of G&K Services Common Stock (other than Cancelled Shares and Dissenting Shares) is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED

Annex C

SECTIONS 302A.471 AND 302A.473 OF THE MINNESOTA BUSINESS CORPORATION ACT

302A.471 RIGHTS OF DISSENTING SHAREHOLDERS.

Subdivision 1. Actions creating rights.

A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

(1) alters or abolishes a preferential right of the shares;

(2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

(4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or

(5) eliminates the right to obtain payment under this subdivision;

(b) a sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

(c) a plan of merger, whether under this chapter or under chapter 322B or 322C, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;

(d) a plan of exchange, whether under this chapter or under chapter 322B or 322C, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring organization, except as provided in subdivision 3;

(e) a plan of conversion is adopted by the corporation and becomes effective;

(f) an amendment of the articles in connection with a combination of a class or series under section 302A.402 that reduces the number of shares of the class or series owned by the shareholder to a fraction of a share if the corporation exercises its right to repurchase the fractional share so created under section 302A.423; or

(g) any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

Subd. 2. Beneficial owners.

(a) A shareholder shall not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

(b) A beneficial owner of shares who is not the shareholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subd. 3. Rights not to apply.

(a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring organization in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

(b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters’ rights.

(c) Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.621, is limited in accordance with the following provisions:

(1) The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market, or the NASDAQ Global Select Market.

(2) The applicability of clause (1) is determined as of:

(i)	the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or

(ii)	the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.

(1) Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of a domestic or foreign corporation, or any other ownership interest of any other organization, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.

Subd. 4. Other rights.

The shareholders of a corporation who have a right under this section to obtain payment for their shares, or who would have the right to obtain payment for their shares absent the exception set forth in paragraph (c) of subdivision 3, do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473 PROCEDURES FOR ASSERTING DISSENTERS’ RIGHTS.

Subdivision 1. Definitions.

(a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

(b) “Corporation” means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

(c) “Fair value of the shares” means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

(d) “Interest” means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09, subdivision 1, paragraph (c), clause (1).

Subd. 2. Notice of action.

If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

Subd. 3. Notice of dissent.

If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

Subd. 4. Notice of procedure; deposit of shares.

(a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to (i) all shareholders who have complied with subdivision 3, (ii) all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

(1) the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

(2) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

(3) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

(4) a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

(b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subd. 5. Payment; return of shares.

(a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

(1) the corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

(2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

(3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

(b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

(c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

Subd. 6. Supplemental payment; demand.

If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter’s own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

Subd. 7. Petition; determination.

If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the Rules of Civil Procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the Rules of Civil Procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

Subd. 8. Costs; fees; expenses.

(a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

(b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

(c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

Annex D

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

We report our consolidated financial results in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that certain non-GAAP operating results provide a more meaningful measure on which to compare our results of operations between periods. We believe these non-GAAP results provide useful information to both management and investors by excluding certain amounts that impact comparability of the results. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with G&K’s consolidated financial statements prepared in accordance with GAAP and the reconciliation to GAAP measures presented herein. A reconciliation of operating income, net income and earnings per diluted share on a GAAP basis to adjusted earnings per diluted share on a non-GAAP basis is presented in the table below:

	Twelve Months Ended July 2, 2016				Twelve Months Ended June 27, 2015
(U.S. Dollars, in thousands, except per share data)	Revenue	Operating Income	Net Income	Earnings Per Share	Revenue	Operating Income	Net Income	Earnings Per Share
As Reported	$978,041	$122,640	$72,439	$3.61	$937,642	$101,214	$59,870	$2.95

Add: Impact of pension withdrawal and associated expenses(1)	—	—	—	—	—	6,500	4,069	0.21
Add: Environmental reserves(2)	—	—	—	—	—	3,904	2,446	0.12

	978,041	122,640	72,439	3.61	937,642	111,618	66,385	3.28

*	The EPS calculation for the individual adjustments noted above may be different for the 12 month period due to the appropriate use of a different weighted average number of shares.
**	The EPS calculation for the adjustments does not foot due to rounding.
(1)	In the third quarter of fiscal year 2015, we increased our estimated liability associated with the withdrawal from certain MEPPs by $6,500.
(2)	In the fourth quarter of fiscal year 2015, we increased our estimated reserves for environmental related items by $3,904.

A reconciliation of organic revenue growth to total revenue growth is presented in the table below:

	Twelve Months Ended
	July 2, 2016	June 27, 2015
Organic growth	4.0%	5.6%
Impact of extra week	2.0%	0.0%
Impact of foreign currency exchange rate changes	-1.9%	-1.4%
Acquisitions and other	0.2%	-0.1%

Total revenue growth	4.3%	4.1%

D-1

G&K SERVICES, INC.

5995 OPUS PARKWAY, SUITE 500

MINNETONKA, MN 55343

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G&K SERVICES, INC.

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

1.	Proposal to approve the merger agreement.	☐	☐	☐

2.	Proposal to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger.	☐	☐	☐

3.	Proposal to approve the adjournment of the annual meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve the proposal to approve the merger agreement or in the absence of a quorum.	☐	☐	☐

4.	Proposal to elect three Class III directors to serve for terms of three years.

Nominees:

	4a. John S. Bronson	☐	☐	☐

	4b. Wayne M. Fortun	☐	☐	☐

	4c. Ernest J. Mrozek	☐	☐	☐

		For	Against	Abstain

5.	Proposal to ratify the appointment of KPMG LLP, independent registered public accounting firm, as our independent auditors for fiscal year 2017.	☐	☐	☐

6.	Proposal to approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers.	☐	☐	☐

In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any postponement or adjournment thereof.

(Shareholder must sign exactly as the name appears above. When signing as a corporate officer, executor, administrator, trustee, guardian, etc., please give full title as such. Both joint tenants must sign.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.1

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G&K SERVICES, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
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The undersigned, a shareholder of G&K Services, Inc., hereby appoints Douglas A. Milroy and Jeffrey L. Cotter, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the annual shareholders’ meeting of G&K Services, Inc. to be held at our corporate headquarters, 5995 Opus Parkway, Minnetonka, Minnesota 55343, on [    ], at [    ], and at any and all adjournments and postponements thereof, with all the powers which the undersigned would possess if personally present.

The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice and Proxy Statement relating to the Annual Meeting of Shareholders.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

When properly executed, this proxy will be voted on the proposals set forth herein as directed by the shareholder, but if no direction is made in the space provided, this proxy will be voted FOR each of (1) the proposal to approve the merger agreement, (2) the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the Merger, (3) the proposal to adjourn the annual meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve the proposal to approve the merger agreement or in the absence of a quorum, (4) the proposal to elect three Class III directors named in the attached proxy statement to serve for terms of three years, (5) the proposal to ratify the appointment of KPMG LLP as our independent auditors for fiscal year 2017, (6) the advisory (non-binding) proposal to approve the compensation of the Company’s named executive officers and, according to the discretion of the proxy holders, on any other business that may properly come before the annual meeting or any postponement or adjournment thereof.

(Continued, and TO BE COMPLETED AND SIGNED, on the reverse side)

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